      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 2001


                                                      REGISTRATION NO. 333-57302
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 3

                                       TO

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                      BRL UNIVERSAL EQUIPMENT 2001 A, L.P.
                         BRL UNIVERSAL EQUIPMENT CORP.
                      UNIVERSAL COMPRESSION HOLDINGS, INC.
                          UNIVERSAL COMPRESSION, INC.
          (Exact names of registrants as specified in their charters)
                             ---------------------

                DELAWARE                                   7359                                  75-2918461
                DELAWARE                                   7359                                  75-2918448
                DELAWARE                                   7359                                  13-3989167
                 TEXAS                                     7359                                  74-1282680
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     incorporation or organization)            Classification Code Numbers)               Identification Numbers)

         C/O 2911 TURTLE CREEK BLVD., SUITE 1240                             C/O 4440 BRITTMOORE ROAD
                   DALLAS, TEXAS 75219                                         HOUSTON, TEXAS 77041
                      (214) 522-7296                                              (713) 335-7000
   (Address, including zip code, and telephone number,         (Address, including zip code, and telephone number,
                   including area code,                                        including area code,
            of principal executive offices of                           of principal executive offices of
  BRL Universal Equipment 2001 A, L.P. and BRL Universal        Universal Compression Holdings, Inc. and Universal
                     Equipment Corp.)                                           Compression, Inc.)

                    GREGORY C. GREENE                                           STEPHEN A. SNIDER
                        PRESIDENT                                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
         BRL UNIVERSAL EQUIPMENT MANAGEMENT, INC.                      UNIVERSAL COMPRESSION HOLDINGS, INC.
           2911 TURTLE CREEK BLVD., SUITE 1240                                 4440 BRITTMOORE ROAD
                   DALLAS, TEXAS 75219                                         HOUSTON, TEXAS 77041
                      (214) 522-7296                                              (713) 335-7000
(Name, address, including zip code, and telephone number,   (Name, address, including zip code, and telephone number,
                   including area code,                                        including area code,
                 of agent for service of                                     of agent for service of
  BRL Universal Equipment 2001 A, L.P. and BRL Universal        Universal Compression Holdings, Inc. and Universal
                     Equipment Corp.)                                           Compression, Inc.)

                             ---------------------

                                   Copies to:

     ROBERT R. VEACH, JR.             MARK L. CARLTON            CHRISTINE B. LAFOLLETTE             CAROL M. BURKE
   2911 TURTLE CREEK BLVD.            GENERAL COUNSEL                KING & SPALDING            GARDERE WYNNE SEWELL LLP
         SUITE 1240A               UNIVERSAL COMPRESSION              1100 LOUISIANA                 1000 LOUISIANA
     DALLAS, TEXAS 75219                HOLDINGS, INC.                  SUITE 3300                     SUITE 3400
        (214) 520-7544              4440 BRITTMOORE ROAD           HOUSTON, TEXAS 77002           HOUSTON, TEXAS 77002
                                    HOUSTON, TEXAS 77041              (713) 751-3239                 (713) 276-5561
                                       (713) 335-7454

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------

    The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT OFFER OR SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION


                   PRELIMINARY PROSPECTUS DATED MAY 15, 2001

PROSPECTUS                                                            [UNIVERSAL
                                                               COMPRESSION LOGO]

                               OFFER TO EXCHANGE
                      8 7/8% SENIOR SECURED NOTES DUE 2008
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                      FOR

       ALL OUTSTANDING UNREGISTERED 8 7/8% SENIOR SECURED NOTES DUE 2008
                  ($350,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                       OF

                      BRL UNIVERSAL EQUIPMENT 2001 A, L.P.
                                      AND

                         BRL UNIVERSAL EQUIPMENT CORP.
                         PAYABLE FROM LEASE OBLIGATIONS
                                       OF

                          UNIVERSAL COMPRESSION, INC.,
                   WHICH LEASE OBLIGATIONS ARE GUARANTEED BY
                      UNIVERSAL COMPRESSION HOLDINGS, INC.

    BRL Universal Equipment 2001 A, L.P. and BRL Universal Equipment Corp., the issuers, are offering to exchange $350,000,000 aggregate principal amount of their new 8 7/8% Senior Secured Notes due 2008 (which we refer to as the "new notes") that have been registered under the Securities Act of 1933 for the same aggregate principal amount of their outstanding 8 7/8% Senior Secured Notes due 2008 (which we refer to as the "old notes") that were issued and sold in February 2001 in a transaction exempt from registration under the Securities Act. The issuers used the proceeds from the sale of the old notes to finance in part the purchase of compression equipment from Universal Compression, Inc. and the former lessors of the equipment. The issuers then leased the equipment to Universal for a seven-year term under an operating lease. The issuers will repay the notes with lease payments that they receive from Universal under the operating lease. Universal's obligations under the operating lease are unsecured. As a result, these lease obligations are effectively subordinated to all of Universal's secured debt. In addition, Universal's obligations under the operating lease are effectively subordinated to all indebtedness and liabilities of its subsidiaries, as these subsidiaries have no obligation whatsoever with respect to the lease payments. Universal's obligations under the operating lease are fully and unconditionally guaranteed by its parent company, Universal Compression Holdings, Inc.
                             ---------------------

                     PRINCIPAL TERMS OF THE EXCHANGE OFFER

    - Expires 5:00 p.m., New York City time, on June 14, 2001, unless extended.

    - The issuers will accept for exchange all outstanding old notes that are validly tendered and not validly withdrawn.

    - You may withdraw the tender of your old notes at any time prior to the expiration of the exchange offer.

    - The exchange offer is not subject to any condition, other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

    - There will be no proceeds from the exchange offer.

    - The issuers believe that the exchange of new notes for outstanding old notes will not be a taxable exchange for U.S. federal income tax purposes.

    - The issuers do not intend to apply for listing of any of the new notes to be issued on any securities exchange or to arrange for them to be quoted on any quotation system.

              TERMS OF THE NEW NOTES TO BE ISSUED IN THE EXCHANGE

    - The terms of the new notes to be issued in the exchange are substantially identical to the terms of the old notes for which the offer to exchange is being made, except that the new notes to be issued in the exchange will be freely transferable under the Securities Act and will be issued free of any covenants regarding exchange and registration rights.

    - The new notes to be issued in the exchange and the old notes for which the offer to exchange is being made are redeemable at the option of the issuers at any time after February 15, 2005 at a redemption price determined as set forth in this prospectus.

    - Like the old notes, interest is payable on the new notes to be issued in the exchange semi-annually on February 15 and August 15 of each year, beginning August 15, 2001.
                             ---------------------

     WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. YOU SHOULD READ THIS ENTIRE PROSPECTUS (AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND ANY AMENDMENTS OR SUPPLEMENTS CAREFULLY BEFORE DECIDING WHETHER TO EXCHANGE YOUR OLD NOTES. SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF RISKS.
                             ---------------------
    NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE ISSUERS' OFFER OF THE NEW NOTES TO BE ISSUED IN THE EXCHANGE OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this prospectus is May 15, 2001.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that the registrants filed with the Securities and Exchange Commission. You should read this prospectus and any applicable prospectus supplement provided to you, together with the additional information described under the heading "Where You Can Find More Information" below. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about the registrants and the securities offered by this prospectus. You can read that registration statement at the SEC's web site or at the SEC offices referred to under "Where You Can Find More Information."

     You should rely only on the information contained in this prospectus and in the registration statement that includes this prospectus, or to which we have referred you. The registrants have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The registrants are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus, and we will maintain the accuracy of this prospectus until expiration of the exchange offer. The registrants' business, financial condition, results of operations and prospects may have changed since that date.

     The term "UCI" when used in this prospectus refers to Universal Compression, Inc. and its subsidiaries. The terms "Universal," "UCH," "our company," "we," "our" and "us" when used in this prospectus refer to Universal Compression Holdings, Inc. and its subsidiaries, including UCI, and UCH's predecessors, including Tidewater Compression Service, Inc. The term "WGC" when used in this prospectus refers to Enterra Compression Company and its subsidiaries, including Weatherford Global Compression Services, L.P., that were acquired by Universal in February 2001. The term "GCSI" when used in this prospectus refers to Gas Compression Services, Inc., which was acquired by Universal in September 2000, and "IEW" refers to IEW Compression, Inc., which was acquired by Universal in February 2001.

     The term "BRL" when used in this prospectus refers to BRL Universal Equipment 2001 A, L.P. The term "BRL Corp." when used in this prospectus refers to BRL Universal Equipment Corp. The term "issuers" when used in this prospectus refers to BRL and BRL Corp. The term "registrants" when used in this prospectus means the issuers (as registrants of the new notes), UCI (as registrant of the lease obligations, the payment of which will be used to repay the notes) and UCH (as registrant of the guarantee obligations with respect to the lease obligations).

                      WHERE YOU CAN FIND MORE INFORMATION

     Neither the issuers nor UCI is currently subject to the periodic reporting and other information requirements of the Exchange Act (although UCI has been preparing and filing reports on a voluntary basis). In connection with the exchange offer, the issuers and UCI will become subject to the information requirements of the Securities Act of 1934, as amended, and will file reports and other information with the SEC. UCH files annual, quarterly and special reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document the registrants file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. UCH's SEC filings are also available at the office of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005.

     The SEC allows UCH to incorporate by reference into this prospectus the information that it files with the SEC, which means that the registrants disclose important information to you by referring to such documents. The information incorporated by reference is an important part of this prospectus. In addition, any information that UCH or UCI file with the SEC after the date of this prospectus will automatically update and supersede this prospectus. UCH and UCI incorporate by reference the documents listed below and any filings that they make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus:

     - Universal's Annual Report on Form 10-K for the fiscal year ended March 31, 2000, as amended on November 3, 2000;

     - Universal's Quarterly Reports on Form 10-Q for the quarters ended June 30, September 30, and December 31, 2000;

     - Universal's Current Reports on Form 8-K filed on April 7, May 5, June 2, June 8, August 9, September 29, October 26, November 9, and December 1, 2000 and January 3, January 29, February 21, March 1, and March 23, 2001;

     - UCH's Definitive Proxy Statement dated December 27, 2000, as supplemented by its Proxy Statement Supplement dated January 26, 2001, in connection with a special meeting of shareholders held on February 6, 2001 and reconvened on February 9, 2001; and

     - The description of the common stock included in UCH's Registration Statement on Form 8-A dated April 20, 2000, as amended on May 15, 2000.

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning Universal at 4440 Brittmoore Road, Houston, Texas 77041, (713) 335-7000.

                                  MARKET DATA

     The market data used throughout this prospectus was obtained from industry publications and our management's estimates. The industry publications generally indicate that the information they contain has been obtained from sources believed to be reliable, but the registrants have not independently verified such data. The registrants have not sought the consent of these organizations to refer in this prospectus to the information contained in their reports.

                                    SUMMARY

     The following summary highlights all material information contained in this prospectus. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this prospectus. Please read "About this Prospectus" for a description of some of the terms used in this prospectus. Financial and operating information for WGC contained in this prospectus excludes, except as otherwise indicated with respect to historical financial information, assets and operations related to WGC's Singapore-based operations and $10 million in accounts receivable that were retained by Weatherford International, Inc. and were not included in our acquisition of WGC. Unless otherwise indicated, the pro forma financial data included in this prospectus does not give effect to our acquisition of GCSI in September 2000 other than the historical information from such date.

                                    OVERVIEW

     This prospectus relates to the offer by BRL Universal Equipment 2001 A, L.P. and its subsidiary, BRL Universal Equipment Corp., to exchange their registered 8 7/8% senior secured notes due 2008 (which we refer to as the "new notes") for all of their outstanding 8 7/8% senior secured notes due 2008 (which we refer to as the "old notes"). The new notes are substantially identical to the old notes except that the new notes are freely transferable under the Securities Act and do not have any exchange or registration rights. The exchange offer expires at 5:00 p.m., New York City time, on June 14, 2001, unless extended.


     The old notes were issued by the issuers in February 2001 as part of an operating lease transaction with Universal Compression, Inc. The issuers used the proceeds from the old notes and various other sources to purchase compression equipment from UCI, WGC and their previous lessors, and then leased that equipment to UCI for a seven-year term. The issuers intend to repay the amounts scheduled to be paid on the notes using the rent payments received from UCI under the operating lease. The operating lease requires UCI to pay to BRL an amount sufficient to enable BRL to repay the notes in full at the end of the lease term. If BRL refinances all of the outstanding notes, bank debt and equity funding, then UCI has the option to renew the operating lease for ten renewal terms of one year each. BRL will not be forced to renew the operating lease without assurance that sufficient funds exist to repay 100% of BRL's indebtedness and equity, including the notes.


     The notes are obligations of the issuers, and neither UCH nor UCI guarantees or has any obligation to the noteholders to repay the notes. All of UCI's obligations under the operating lease are guaranteed by its parent company, UCH. The issuers of the notes are not affiliated with UCH, UCI or WGC in any respect, but have a contractual relationship with UCI pursuant to the operating lease.

                                      BRL

     To facilitate the operating lease transaction, a Dallas, Texas based leasing company formed a new subsidiary, BRL Universal Equipment 2001 A, L.P., to issue the notes, enter into bank borrowings and raise partnership equity funds. BRL and its wholly-owned subsidiary, BRL Universal Equipment Corp., are the sole issuers of the notes. The issuers used the proceeds of the old notes, bank borrowings and partnership equity funds to purchase the equipment for lease to UCI for a seven-year term. Under the operating lease with UCI, BRL receives rental payments under the lease that are sufficient in amount to pay interest on the notes and interest on the bank borrowings, and to provide a return to the limited partners of BRL. The notes are obligations of BRL and BRL Corp. and are not guaranteed by the parent company of BRL.

                                   UNIVERSAL

     We are the second largest natural gas compression services company in the world in terms of horsepower. Our fleet consists of over 7,400 compressor units comprising approximately 1.8 million horsepower. We provide a full range of rental, sales, service, operations, maintenance and fabrication services and products to the natural gas industry. These services and products are essential to the production, transportation and processing of natural gas by producers and gathering and pipeline companies.

     Our recent acquisition of WGC combined WGC's complementary compression business with ours, and created a company with a significantly larger equipment fleet, a broader customer base, an expanded global reach and greater resources. We believe that this acquisition provides us with numerous strategic and operational benefits, including increased size and geographic scope, an enhanced parts and services business, cost savings and synergies and increased financial strength.

                              RECENT DEVELOPMENTS

     On February 9, 2001, we acquired WGC for 13,750,000 shares of our common stock and restructured approximately $323 million of WGC's obligations. WGC was the second largest natural gas compression services company in the world in terms of horsepower with a fleet consisting of over 950,000 horsepower as of December 31, 2000. For the year ended December 31, 2000, WGC had revenues of approximately $234.8 million and EBITDA of approximately $59.4 million.

     Concurrently with the WGC acquisition, we refinanced $3 million of our indebtedness and $22.4 million of WGC's indebtedness, representing 10% of the combined indebtedness, and replaced 100% of our operating leases and WGC's with a new $427 million operating lease facility funded in part by the issuance of the old notes, a new $200 million asset-backed securitization operating lease facility and a new $125 million revolving credit facility. Upon completion of that acquisition, we utilized the $427 million operating lease facility in full, and drew approximately $80 million under the asset-backed securitization facility and had no amounts outstanding under our new revolving credit facility. As a result of the acquisition, Weatherford International, Inc., the former parent company of WGC, owns approximately 48% of our outstanding common stock. Weatherford agreed, subject to conditions, to limit its voting rights to 33 1/3% of our total voting power for up to two years.

     On February 28, 2001, we acquired ISS Compression, Inc. and its operating subsidiary, IEW Compression, Inc., a natural gas compression services provider based in Lafayette, Louisiana, for approximately $15 million in cash, which includes the concurrent discharge of IEW's debt and operating leases. The IEW acquisition added approximately 26,000 horsepower to our fleet, most of which is located in the Gulf of Mexico. In addition to its rental fleet, IEW has an offshore sales and service business.

                          THE OPERATING LEASE FACILITY

     The issuers were formed in January 2001 to, among other things, issue the old notes which are the subject of this exchange offer. BRL, one of the issuers, used the proceeds from the sale of the old notes to finance in part the purchase of domestic gas compression equipment with an appraised fair market value as of February 9, 2001 of approximately $427 million from us, WGC and former lessors of the equipment. BRL financed the balance of the purchase price of the equipment with approximately $64 million in borrowings under a term loan agreement and approximately $13 million in proceeds from an equity investment in BRL by its limited partners. BRL then leased the equipment to us for a seven-year term under the operating lease.


     Under the operating lease, we pay rent to BRL. Our rent payments under the operating lease are sufficient to enable BRL to pay all amounts due under the notes. At the end of its term, the operating lease requires UCI to pay BRL an amount sufficient to repay the notes in full. If BRL refinances all of the notes, bank debt and equity funding, then UCI has the option to renew the operating lease for ten renewal terms of one year each. BRL will not be forced to renew the operating lease without assurance that sufficient funds exist to repay 100% of BRL's indebtedness and equity, including the notes. In addition, UCH fully and unconditionally guaranteed the payment and performance of the operating lease by UCI. Payment of the principal, premium, if any, and interest on the notes is secured by a perfected first priority security interest in the equipment covered by the operating lease, and an assignment of the operating lease and the UCH guaranty of the operating lease.

     The compression equipment leased by BRL to us was appraised by American Appraisal Associates, Inc. at the time of the offering of the old notes. The equipment consists of 2,412 compressors with horsepower ratings ranging from 10 to 3,400 horsepower, with an average of 274 horsepower. Attached to this prospectus as Annex A is a summarization letter prepared by American Appraisal Associates, Inc.

     The chart below illustrates the operating lease facility which includes the notes that are the subject of this exchange offer.

 [CHART DEPICTING STRUCTURE OF OPERATING LEASE FACILITY AND THE RELATIONSHIP OF
                              THE VARIOUS PARTIES]

     BRL is a limited partnership formed under the laws of the State of Delaware. BRL Corp. is incorporated under the laws of the State of Delaware. Their principal executive offices are located at 2911 Turtle Creek Boulevard, Suite 1240, Dallas, Texas 75219, and their telephone number at that address is
(214) 522-7296.

     UCH is incorporated under the laws of the State of Delaware, and UCI is incorporated under the laws of the State of Texas. Their principal executive offices are located at 4440 Brittmoore Road, Houston, Texas 77041, and their telephone number at that address is (713) 335-7000.

                             ---------------------

                               THE EXCHANGE OFFER

The Exchange Offer..................     The issuers are offering to exchange:

                                         - $1,000 principal amount of newly
                                           issued 8 7/8% senior secured notes
                                           due February 15, 2008, which we refer
                                           to as new notes,

                                           for

                                         - each $1,000 principal amount of their
                                           outstanding 8 7/8% senior secured
                                           notes due February 15, 2008, which we
                                           refer to as old notes.

                                         We sometimes refer to the new notes and
                                         the old notes together as the notes.
                                         Currently, $350,000,000 aggregate
                                         principal amount of old notes are
                                         outstanding. The terms of the old notes
                                         and the new notes are substantially
                                         identical, except that the new notes do
                                         not restrict transfer and do not
                                         include registration rights.

Expiration date.....................     The exchange offer will expire at 5:00
                                         p.m., New York City time, on June 14,
                                         2001, unless we extend it. In that
                                         case, the phrase "expiration date" will
                                         mean the latest date and time to which
                                         we extend the exchange offer. The
                                         issuers will issue new notes as soon as
                                         practicable after that date.

Conditions to the exchange offer....     The exchange offer is subject to
                                         customary conditions. The registrants
                                         may assert or waive these conditions in
                                         their reasonable judgment. If the
                                         registrants materially change the terms
                                         of the exchange offer, they will
                                         resolicit tenders of the old notes.
                                         Please read the section entitled "The
                                         Exchange Offer -- Conditions of the
                                         Exchange Offer" of this prospectus for
                                         more information regarding conditions
                                         to the exchange offer.

Procedures for participating
  in the exchange offer.............     If you wish to participate in the
                                         exchange offer, you must complete, sign
                                         and date an original or faxed letter of
                                         transmittal in accordance with the
                                         instructions contained in the letter of
                                         transmittal accompanying this
                                         prospectus. Then you must mail, fax or
                                         deliver the completed letter of
                                         transmittal, together with the old
                                         notes you wish to exchange and any
                                         other required documentation to The
                                         Bank of New York, which is acting as
                                         exchange agent for the exchange offer.
                                         Its address appears on the letter of
                                         transmittal. By signing the letter of
                                         transmittal, you will represent to and
                                         agree with the registrants that

                                         - you are acquiring the new notes in
                                           the ordinary course of your business,

                                         - you have no arrangement or
                                           understanding with anyone to
                                           participate in a distribution of the
                                           new notes, and

                                         - you are not an "affiliate," as
                                           defined in Rule 405 under the
                                           Securities Act, of the issuers, UCH
                                           or UCI.

                                         If you are a broker-dealer that will
                                         receive new notes for your own account
                                         in exchange for old notes that you
                                         acquired as a result of your
                                         market-making or other trading
                                         activities, you will be required to
                                         acknowledge in the letter of
                                         transmittal that you will deliver a
                                         prospectus in connection with any
                                         resale of the new notes.

Resale of new notes.................     We believe that you can resell and
                                         transfer your new notes without
                                         registering the sale and transfer under
                                         the Securities Act and delivering a
                                         prospectus, if you can make the three
                                         representations that appear above under
                                         the heading "Procedures for
                                         participating in the exchange offer."
                                         Our belief is based on interpretations
                                         of the SEC for other exchange offers
                                         expressed in SEC no-action letters to
                                         other issuers in exchange offers like
                                         ours.

                                         We cannot guarantee that the SEC would
                                         make a similar decision about this
                                         exchange offer. If our belief is wrong,
                                         or if you cannot truthfully make the
                                         representations listed above, and you
                                         transfer any new note issued to you in
                                         the exchange offer without meeting the
                                         registration and prospectus delivery
                                         requirements of the Securities Act, or
                                         without an exemption from such
                                         requirements, you could incur liability
                                         under the Securities Act. We are not
                                         indemnifying you for any such
                                         liability.

                                         A broker-dealer can resell or transfer
                                         new notes only if it delivers a
                                         prospectus in connection with the
                                         resale or transfer.

Special procedures for beneficial
owners..............................     If your old notes are held through a
                                         broker, dealer, commercial bank, trust
                                         company or other nominee and you wish
                                         to surrender those notes, you should
                                         contact your intermediary promptly and
                                         instruct it to surrender your notes on
                                         your behalf.

Guaranteed delivery procedures......     If you cannot meet the expiration date
                                         deadline, or you cannot deliver your
                                         old notes, the letter of transmittal or
                                         any other documentation on time, then
                                         you must surrender your old notes
                                         according to the guaranteed delivery
                                         procedures appearing in the section of
                                         this prospectus entitled "The Exchange
                                         Offer -- Guaranteed Delivery
                                         Procedures."

Acceptance of your old notes and
delivery
  of the new notes..................     The registrants will accept for
                                         exchange any and all old notes that are
                                         surrendered in the exchange offer prior
                                         to the expiration date if you comply
                                         with the procedures of the offer. We
                                         will deliver the new notes as soon as
                                         practicable after the expiration date.

Withdrawal rights...................     You may withdraw the surrender of your
                                         old notes at any time prior to the
                                         expiration date.

Certain federal income tax
considerations......................     You will not have to pay federal income
                                         tax as a result of your participation
                                         in the exchange offer.

Exchange agent......................     The Bank of New York is serving as the
                                         exchange agent for the exchange offer.
                                         The Bank of New York also serves as
                                         trustee under the indenture for the
                                         notes.

Registration rights.................     The issuers sold the old notes to the
                                         initial purchasers in a transaction
                                         exempt from the registration
                                         requirements of the Securities Act on
                                         February 9, 2001. At that time, the
                                         registrants entered into a registration
                                         rights agreement with the initial
                                         purchasers that grants the holders of
                                         the old notes exchange and registration
                                         rights. This exchange offer satisfies
                                         those rights, which terminate upon
                                         consummation of the exchange offer. You
                                         will not be entitled to any exchange or
                                         registration rights with respect to the
                                         new notes. Additionally, after
                                         completion of the exchange offer, we
                                         will no longer be required to register
                                         with the SEC any transfer of old notes
                                         that remain outstanding.

Transfer restrictions...............     Your purchase of the old notes was not
                                         registered under the Securities Act.
                                         Accordingly, the old notes are subject
                                         to restrictions on transfer and may be
                                         offered or sold only in transactions
                                         that comply with, or are exempt from or
                                         not subject to, the registration
                                         requirements of the Securities Act.

Failure to exchange old notes will
  adversely affect you..............     If you are eligible to participate in
                                         this exchange offer and you do not
                                         surrender your old notes as described
                                         in this prospectus, you will not have
                                         any further registration or exchange
                                         rights. In that case your old notes
                                         will continue to be subject to
                                         restrictions on transfer. As a result
                                         of those restrictions and the
                                         availability of registered new notes,
                                         the old notes are likely to be much
                                         less liquid than before.

                                         Neither the Delaware General
                                         Corporation Law nor the indenture
                                         relating to the notes gives you any
                                         appraisal or dissenters' rights or any
                                         other right to seek monetary damages in
                                         court if you do not participate in the
                                         exchange offer.

                                 THE NEW NOTES

     The new notes and the old notes each have the same financial terms and covenants, which are as follows:

Issuers.............................     BRL and BRL Corp.

Securities offered..................     $350,000,000 principal amount of 8 7/8%
                                         senior secured notes due 2008.

Maturity............................     February 15, 2008.

Interest rate.......................     8 7/8% per year.

Interest payment dates..............     February 15 and August 15, beginning on
                                         August 15, 2001. Interest began
                                         accruing on February 9, 2001, when the
                                         issuers first issued the old notes.

Use of proceeds.....................     There will be no cash proceeds from the
                                         issuance of the new notes under this
                                         exchange offer. BRL used the proceeds
                                         of the old notes, borrowings under its
                                         term loan and the proceeds of an equity
                                         investment to purchase the equipment
                                         covered by the operating lease from
                                         UCI, WGC and their previous lessors.
                                         UCI used the proceeds from the sale of
                                         the equipment covered by the operating
                                         lease and the asset-backed
                                         securitization operating lease to
                                         refinance $3 million of its
                                         indebtedness and $22.4 million of WGC's
                                         indebtedness, representing 10% of the
                                         combined indebtedness, to replace 100%
                                         of its and WGC's operating leases and
                                         to pay related expenses.

Operating lease.....................     UCI leases the equipment from BRL under
                                         the operating lease. The operating
                                         lease term commenced on February 9,
                                         2001, the issue date of the old notes,
                                         and ends on February 15, 2008. The
                                         operating lease is a "triple net lease"
                                         which requires UCI to pay, in addition
                                         to rent and supplemental rent, all
                                         taxes, insurance and maintenance costs
                                         and expenses related to operating the
                                         equipment.

Security and sources of funds for
payment.............................     The notes are obligations of the
                                         issuers. The operating lease is an
                                         obligation of UCI. The operating lease
                                         provides for rent payments by UCI to
                                         BRL on each payment date. The lease
                                         payments will be sufficient to enable
                                         the issuers to pay the amounts
                                         scheduled to be paid under the notes,
                                         the BRL term loan and the equity
                                         investment on the date those payments
                                         are due. Payment of the notes is
                                         secured by a perfected first priority
                                         security interest in the equipment
                                         covered by the operating lease, and an
                                         assignment of the operating lease and
                                         the guarantee by UCH of the operating
                                         lease. The equipment covered by the
                                         operating lease had an appraised fair
                                         market value of approximately $427
                                         million as of February 9, 2001. The
                                         equipment, the operating lease and the
                                         related lease guarantee also secure
                                         repayment of the BRL
                                         term loan. The notes are not guaranteed
                                         by, or secured by any of the assets or
                                         properties of, UCH or UCI. The
                                         collateral is held by a collateral
                                         agent designated and approved by the
                                         trustee, the administrative agent of
                                         the BRL term loan and BRL.

                                         If UCI elects, or is deemed to have
                                         elected, to purchase the equipment
                                         covered by the operating lease at the
                                         end of the term of the operating lease,
                                         the principal amount of the notes, the
                                         BRL term loan and the equity investment
                                         will be repaid from the payment by UCI
                                         of the purchase price for the equipment
                                         or from the proceeds of a refinancing
                                         of the equipment. If UCI elects not to
                                         purchase the equipment covered by the
                                         operating lease at the end of the lease
                                         term, the operating lease requires UCI
                                         to pay BRL an amount sufficient to
                                         repay the notes in full.

Lease guarantee.....................     UCH has fully and unconditionally
                                         guaranteed, on a full recourse basis,
                                         all obligations of UCI under the
                                         operating lease, including all rent
                                         payments, and the related participation
                                         agreement (the agreement by which UCI
                                         is subject to numerous operating
                                         restrictions and conditions). The
                                         amount payable under the guarantee by
                                         UCH of the operating lease may not
                                         exceed the amount payable by UCI under
                                         the operating lease and the
                                         participation agreement, plus any
                                         reasonable costs of enforcing the
                                         guarantee provision.

Ranking.............................     The notes are obligations of the
                                         issuers, and neither UCH nor UCI
                                         guarantees the notes. The issuers'
                                         ability to make payments under the
                                         notes depends entirely upon timely
                                         receipt of payments from UCI under the
                                         operating lease. UCI's obligations
                                         under the operating lease are
                                         effectively subordinated to all secured
                                         indebtedness of UCI to the extent of
                                         the security. UCI's obligations under
                                         the operating lease rank equally with
                                         all of its other unsubordinated
                                         obligations, including its 9 7/8%
                                         senior discount notes. As of May 1,
                                         2001, in addition to the amounts
                                         outstanding under the operating lease,
                                         we had approximately $135.5 million
                                         outstanding under our asset-backed
                                         securitization operating lease facility
                                         and approximately $213 million of
                                         outstanding debt, all of which is
                                         secured. As of such date, we also had
                                         unused availability of $125 million
                                         under our new revolving credit facility
                                         and approximately $64.5 million under
                                         the asset-backed securitization
                                         facility. Both the revolving credit
                                         facility and the asset-backed
                                         securitization facility are secured.
                                         UCI's obligations under the operating
                                         lease also will be structurally
                                         subordinated to all indebtedness and
                                         other liabilities of UCI's
                                         subsidiaries, as these subsidiaries
                                         have no
                                         obligation whatsoever with respect to
                                         the operating lease. The participation
                                         agreement permits us to incur
                                         additional indebtedness and other
                                         operating lease obligations.

Optional redemption.................     Except as described below, the issuers
                                         cannot redeem the notes until February
                                         15, 2005. After February 15, 2005, the
                                         issuers may elect to redeem some or all
                                         of the notes at the redemption prices
                                         listed in the "Description of the
                                         Notes" section of this prospectus under
                                         the subheading "Optional Redemption."
                                         The issuers will redeem the notes with
                                         funds received from UCI upon the
                                         purchase of equipment covered by the
                                         operating lease from BRL. Any such
                                         redemption will also result in
                                         prepayment of a corresponding
                                         percentage of the outstanding amount of
                                         the BRL term loan and the equity
                                         investment.

Optional redemption after equity
offerings...........................     At any time before February 15, 2004,
                                         the issuers may elect to redeem up to
                                         35% of the outstanding notes if the
                                         issuers receive funds from UCI's
                                         purchase from BRL of equipment covered
                                         by the operating lease with cash
                                         received in connection with one or more
                                         equity offerings by UCH or UCI, as long
                                         as:

                                         - the issuers pay 108.875% of the
                                           principal amount of the notes being
                                           redeemed, plus accrued and unpaid
                                           interest;

                                         - the issuers redeem the notes within
                                           120 days of completion of an equity
                                           offering by UCH or UCI; and

                                         - at least 65% of the aggregate
                                           principal amount of the notes issued
                                           on the issue date remains outstanding
                                           after each redemption.

                                         In the event any of the notes are
                                         redeemed, the operating lease payments
                                         will be reduced and the security
                                         interest in the equipment covered by
                                         the operating lease will be released
                                         proportionally upon purchase and
                                         transfer of the equipment to UCI.

Change of control offer.............     If a change of control of UCH or UCI
                                         occurs, the issuers must give holders
                                         of the notes the opportunity to sell
                                         their notes to the issuers at 101% of
                                         their principal amount plus accrued and
                                         unpaid interest.

Change of control optional
redemption..........................     If a change of control of UCH or UCI
                                         occurs prior to February 15, 2005, and
                                         if UCI elects, the issuers must, with
                                         funds received from UCI's purchase of
                                         equipment under the operating lease,
                                         redeem all, but not less than all, of
                                         the notes at their principal amount
                                         plus a make whole premium using a
                                         discount rate equal to the yield on a
                                         U.S. Treasury security of
                                         a maturity as close as possible to
                                         February 15, 2005 plus 0.50%.

Asset sale proceeds.................     Under the operating lease, if UCI or
                                         one of its domestic restricted
                                         subsidiaries engages in asset sales,
                                         generally it may not freely use the
                                         proceeds of those sales. UCI must
                                         either invest the net cash proceeds
                                         from those sales in its business within
                                         a specified period of time or
                                         permanently pay down any amounts owed
                                         under its revolving credit facility. If
                                         any of the proceeds of asset sales are
                                         not so applied, UCI must make an offer
                                         to purchase equipment covered by the
                                         operating lease from BRL sufficient for
                                         the issuers to make an offer to
                                         purchase the notes and to prepay a
                                         corresponding percentage of the
                                         outstanding amount of the BRL term loan
                                         and the equity investment (reduced by
                                         the proportionate amount, if any, which
                                         UCI elects to pay, of indebtedness of
                                         UCI that is not subordinate to UCI's
                                         obligations under the operating lease)
                                         with the remaining portion of the net
                                         cash proceeds. The purchase price of
                                         the notes will be 100% of their
                                         principal amount plus accrued and
                                         unpaid interest.

Principal covenants.................     The indenture governing the notes
                                         contains covenants restricting the
                                         activities of the issuers. The
                                         participation agreement contains
                                         covenants limiting UCI's (and most or
                                         all of UCI's domestic restricted
                                         subsidiaries') ability to:

                                         - incur additional debt;

                                         - enter into operating leases;

                                         - pay dividends or distributions on its
                                           capital stock or repurchase its
                                           capital stock;

                                         - issue preferred stock of
                                           subsidiaries;

                                         - make investments or other restricted
                                           payments;

                                         - create liens on its assets to secure
                                           debt;

                                         - enter into transactions with
                                           affiliates;

                                         - enter into agreements restricting its
                                           subsidiaries' ability to pay
                                           dividends or have other payment
                                           restrictions;

                                         - merge or consolidate with another
                                           company; and

                                         - transfer and sell assets.

                                         A default after any applicable notice
                                         and cure period under the operating
                                         lease will constitute a default under
                                         the indenture.

                                         These covenants are subject to a number
                                         of important limitations and
                                         exceptions. See "Description of the
                                         Notes -- Principal, Maturity and
                                         Interest" and "-- Principal Covenants
                                         of UCI under the Participation
                                         Agreement."

                 SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED
         FINANCIAL INFORMATION OF UNIVERSAL COMPRESSION HOLDINGS, INC.

     The pro forma financial data set forth in the table below has been derived from the Unaudited Pro Forma Combined Condensed Financial Statements and the related notes included elsewhere in this prospectus. You should read those statements for a further description of the pro forma financial data summarized below. The selected unaudited pro forma statements of operations data for the year ended March 31, 2000 and the nine months ended December 31, 2000 give effect to the WGC acquisition and related financing transactions as if they had occurred on April 1, 1999 for the year ended March 31, 2000 and on April 1, 2000 for the nine months ended December 31, 2000. The unaudited pro forma balance sheet data as of December 31, 2000 give effect to the WGC acquisition and the related financing transactions as if they had occurred on December 31, 2000. Because the fiscal years of UCH and WGC differ, WGC's historical results of operations for the year ended March 31, 2000 include results for the first quarter of 2000, combined with its results for the nine months ended December 31, 1999. The pro forma financial data shown in the table below are not necessarily indicative of what our results of operations or financial position would have been had the WGC acquisition and related financing transactions been completed as of the dates reflected or that may be achieved in the future. Please see "Selected Historical and Pro Forma Financial Data -- Unaudited Pro Forma Combined Condensed Financial Information" for a description of the pro forma adjustments to the historical financial statements of UCH and WGC showing the effect of the WGC acquisition and the related financing transactions. You should also read the historical financial statements and accompanying disclosures contained in this prospectus.


                                                                 YEAR         NINE MONTHS
                                                                 ENDED           ENDED
                                                               MARCH 31,      DECEMBER 31,
                                                                 2000             2000
                                                              -----------    --------------
                                                              (IN THOUSANDS, EXCEPT RATIOS)
STATEMENTS OF OPERATIONS DATA:
Revenues....................................................    $374,212        $314,033
Gross margin................................................     167,571         139,224
Selling, general and administrative.........................      43,869          35,518
Operating profit............................................     123,702         103,706
Depreciation and amortization...............................      49,286          44,189
Operating lease expense.....................................      25,846          28,303
Interest expense............................................      18,703          15,643
Income taxes................................................      14,131           6,189
Income before extraordinary items...........................      18,114           9,578
OTHER DATA:
EBITDA, as adjusted(1)......................................    $123,702        $103,706
Adjusted interest expense(2)................................          --          55,795
Adjusted cash interest expense(3)...........................          --          43,557
Ratio of EBITDA, as adjusted, to adjusted interest
  expense...................................................          --             1.9x
Ratio of EBITDA, as adjusted, to adjusted cash interest
  expense...................................................          --             2.4x
Adjusted debt(4)............................................          --         631,545
Ratio of adjusted debt to EBITDA, as adjusted...............          --             6.1x
Capital expenditures(5).....................................     152,083         114,109
Ratio of earnings to fixed charges(6).......................         1.6x            1.3x

                                                                   AS OF
                                                                DECEMBER 31,
                                                                    2000
                                                               --------------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and equivalents........................................      $ 26,095
Total current assets........................................       224,220
Goodwill, net...............................................       245,505
Total current liabilities...................................        87,913
Total noncurrent liabilities................................       329,603
Total debt including capital lease obligations(7)...........       213,405
Stockholders' equity........................................       655,182

---------------

(1) EBITDA, as adjusted, is defined as net income plus income taxes, interest expense, leasing expense, management fees, depreciation and amortization, excluding non-recurring items and extraordinary gains or losses. EBITDA, as adjusted, represents a measure upon which management assesses financial performance, and financial covenants in our current financing arrangements are tied to similar measures. The financial covenants in our current financing arrangements permit us to exclude non-recurring and extraordinary gains and losses from our calculation of EBITDA, as adjusted. EBITDA, as adjusted, is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income or net income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity. Additionally, the EBITDA, as adjusted, computation used herein may not be comparable to other similarly titled measures of other companies, including WGC.

    The following table reconciles our EBITDA, as adjusted, to net income:


                                                                YEAR      NINE MONTHS
                                                                ENDED        ENDED
                                                              MARCH 31,   DECEMBER 31,
                                                                2000          2000
                                                              ---------   ------------
EBITDA, AS ADJUSTED.........................................  $123,702      $103,706
  Depreciation and amortization.............................   (49,286)      (44,189)
  Operating lease expense...................................   (25,846)      (28,303)
  Interest expense..........................................   (18,703)      (15,643)
  Other, including non-recurring............................     2,378           196
  Income taxes..............................................   (14,131)       (6,189)
NET INCOME..................................................    18,114         9,578


(2) Adjusted interest expense means total interest expense plus total operating lease expense adjusted for interest expense on GCSI financing and interest income.

(3) Adjusted cash interest expense means adjusted interest expense less interest expense associated with the 9 7/8% senior discount notes. The 9 7/8% senior discount notes accrete interest through February 14, 2003, with the first semi-annual cash interest payment to be made August 15, 2003.

(4) Adjusted debt means total balance sheet debt plus the estimated residual value guarantees of 85% of the amounts funded under the asset-backed securitization operating lease facility and 82% of the amounts funded under the operating lease facility.

(5) Maintenance capital expenditures for UCH's operations represented $9.9 million and $11.0 million, and for WGC's domestic operations represented $12.8 million and $18.0 million, for the year ended March 31, 2000 and the nine months ended December 31, 2000, respectively.

(6) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of deferred financing fees, operating lease expense related to the operating lease facilities, and one-third of rental expense on other operating leases representing that portion of rental expense deemed to be attributable to interest.

(7) Includes the 9 7/8% senior discount notes. The 9 7/8% senior discount notes accrete interest through February 14, 2003.

                    SUMMARY UNAUDITED PRO FORMA CONSOLIDATED
                          FINANCIAL INFORMATION OF BRL

     The following unaudited pro forma consolidated financial information is based on the historical consolidated financial statements and the notes thereto of BRL and has been prepared to illustrate the offering of the old notes and other transactions. The unaudited pro forma consolidated financial information should be read in conjunction with the historical financial statements and accompanying disclosures contained in this prospectus.

PRO FORMA INCOME STATEMENT DATA:

     No pro forma income statement data is presented for BRL as operations for BRL commenced on February 9, 2001. As a result, no results of operations are available for the periods presented. Pursuant to the terms of the operative documents, including the operating lease and the indenture, the expected ratio of earnings to fixed charges for future periods is 1.0x.

                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                                    AS OF JANUARY 31, 2001
                                                          -------------------------------------------
                                                                       DEBT ISSUANCE       PRO FORMA
                                                          HISTORICAL    ADJUSTMENTS       AS ADJUSTED
                                                          ----------   -------------      -----------
                                                                        (IN THOUSANDS)
                                       ASSETS

Cash....................................................     $21         $     (1)(a)      $     20
Equipment...............................................      --          427,000(b)        427,000
                                                             ---         --------          --------
          Total Assets..................................     $21         $426,999          $427,020
                                                             ===         ========          ========

                         LIABILITIES AND PARTNERS' CAPITAL

Liabilities:
  BRL Term Loan.........................................     $--         $ 64,000(c)       $ 64,000
  8 7/8% Senior Secured Notes due 2008..................      --          350,000(d)        350,000
Partners' Capital:
  General Partner:
     BRL Universal Equipment Management, Inc............      20               --                20
  Limited Partners......................................       1           12,999(a)(e)      13,000
                                                             ---         --------          --------
          Total Liabilities and Partners' Capital.......     $21         $426,999          $427,020
                                                             ===         ========          ========

---------------

(a) Represents the withdrawal of the initial limited partner of BRL and the return of the initial limited partner's investment of $1,000 in cash.

(b) Represents the purchase of the equipment using the proceeds of the BRL term loan, the notes offering and the equity investment.

(c)  Reflects the borrowings under the BRL term loan.

(d)  Reflects the issuance of the old notes.

(e) Reflects the equity investment of approximately $13,000,000 by the new limited partners of BRL.

                                  RISK FACTORS

     You should carefully consider the following factors as well as other information and data included in this prospectus before deciding whether to tender your old notes in exchange for new notes pursuant to the exchange offer. These risks apply to both the old notes and the new notes.

RISKS RELATING TO THE NOTES

  Our debt and operating lease obligations could adversely affect our financial health and prevent us from fulfilling our obligations under the operating lease

     We have significant debt and operating lease obligations, including the operating lease and the other financing arrangements described in this prospectus. As of May 1, 2001, we have approximately $562.5 million outstanding under the operating lease facility and our asset-backed securitization operating lease facility, approximately $213 million of existing indebtedness, and unused availability of approximately $189.5 million ($125 million under our new revolving credit facility and approximately $64.5 million under our new asset-backed securitization operating lease facility). The participation agreement permits us to incur additional indebtedness and enter into other operating lease obligations generally as long as, after we enter into these transactions, our ratio of EBITDA, as adjusted, to total interest expense (including capital and operating lease payments) is greater than 2.25 to 1.0. Based on financial information for the twelve months ended December 31, 2000, as of May 1, 2001, we could have incurred additional indebtedness and other operating lease obligations of approximately $125 million under this restriction plus up to $190 million of specific classes of permitted indebtedness under the participation agreement, such as purchase money indebtedness, indebtedness under the new revolving credit facility, and indebtedness under a foreign credit facility.

     Our debt and operating lease obligations could have important consequences to you. For example, they could:

     - make it more difficult for us to satisfy our obligations under the operating lease;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to obtain additional financing for future working capital, capital expenditures, acquisitions and other general corporate requirements;

     - increase our vulnerability to interest rate fluctuations because the interest payments on the debt under our new revolving credit facility and rental due under our operating lease facilities are at variable rates;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt and operating leases, thereby reducing the availability of our cash flow for operations, expansion of our fleet and other purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and our industry; and

     - place us at a competitive disadvantage compared to our competitors that have less debt or operating lease obligations.

     In addition, we may be able to incur substantial additional debt and increase the amounts under our operating lease facilities in the future. The covenants in the operating lease and the related participation agreement permit us to incur additional secured indebtedness and to contribute additional collateral to other operating lease facilities (without the additional contribution being considered an "asset sale" under the participation agreement). As a result, our obligations to pay amounts under the operating lease would be effectively subordinated to any of those secured obligations.

  We will require a significant amount of cash to service our indebtedness and operating lease obligations, and our ability to generate cash depends on many factors beyond our control

     Our ability to make scheduled payments under the operating lease or to refinance our indebtedness will depend on our financial and operating performance which, in turn, is subject to prevailing industry-specific and general economic conditions and to many financial, business and other factors beyond our control. If our cash flow and capital resources are insufficient to pay our obligations under the operating lease and our other financing arrangements, we may be forced to reduce or delay scheduled expansion and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt and operating lease obligations. Our operating performance, cash flow and capital resources may not be sufficient for payment of our debt and operating lease obligations, including the operating lease, in the future. If we are required to dispose of material assets or operations or restructure our debt or operating leases to meet our debt service and other obligations, we may have less bargaining power in negotiating the terms of any such transaction or how soon any such transaction could be completed.


  If the equipment securing the notes declines in value, we may be required to record a loss and we may have insufficient funds to provide to the issuers for repayment of the notes.



     If, during the term of the operating lease facility, the realizable value of the equipment securing the notes is insufficient to satisfy the obligations under the notes and the BRL term loan, then Universal may be required to record a loss for its residual value guarantee and may have insufficient funds to provide to the issuers for repayment of the notes.


  We may not have the funds necessary to satisfy our lease obligations upon expiration of the term of the operating lease in order to provide the issuers with funds to repay the notes upon maturity

     UCI may, no later than 365 days prior to the expiration of the term of the operating lease, elect to purchase all, but not less than all, of the equipment subject to the operating lease or to return the equipment. If UCI elects (or is deemed to elect) the purchase option at the end of the lease term, it will pay to BRL the purchase option price, which will be used to fully repay the notes and the BRL term loan. If UCI elects to return the equipment under the operating lease, it must pay BRL an amount in cash sufficient to fully repay the notes. Both UCI, and UCH under the lease guarantee provision in the participation agreement, may have insufficient funds to pay this amount, or the purchase option price. Their failure to make such payments would constitute an event of default under the operating lease or the participation agreement and of the issuers under the indenture.

  Additional indebtedness and operating lease obligations that we may incur could prevent us from fulfilling our obligations under the operating lease

     We may enter into transactions similar to the operating lease in the future with other financing entities, subject to satisfaction of the financial covenants and ratios contained in our financing documents described in this prospectus. The participation agreement permits us to incur additional indebtedness and other operating lease obligations. These transactions may result in our becoming more leveraged.

  Restrictions in our existing financing arrangements may limit our ability to finance future operations, engage in attractive business transactions or make payments under the operating lease

     Our new revolving credit facility, operating lease facility and asset-backed securitization operating lease facility and our existing 9 7/8% senior discount notes contain provisions that limit our management's discretion by restricting our ability to:

     - incur additional debt;

     - enter into operating leases;

     - pay dividends or distributions on our capital stock or repurchase our capital stock;

     - issue preferred stock of subsidiaries;

     - make investments or other restricted payments;

     - create liens on our assets to secure debt;

     - enter into transactions with affiliates;

     - enter into agreements restricting our subsidiaries' ability to pay dividends or have other payment restrictions;

     - merge or consolidate with another company; and

     - transfer and sell assets.

     In addition, our new revolving credit facility, operating lease facilities and our 9 7/8% senior discount notes require us to meet specified financial ratios.

     If we fail to comply with the restrictions of our new revolving credit facility, new operating lease facility, new asset-backed securitization operating lease facility, our 9 7/8% senior discount notes or any other current or future financing agreements, the relevant agreements may permit the lenders or lessors to accelerate the related obligations as well as any other obligations that have cross-acceleration or cross-default provisions. In addition, the lenders or lessors may be able to terminate any commitments they had made to supply us with additional funds. Some of the defaults under the asset-backed securitization operating lease facility require us to contribute additional collateral to secure that facility (which will reduce our unsecured assets and not be an "asset sale" (as defined in the operative documents)).

  The value of the equipment securing the notes may not be sufficient to cover the obligations owed to you under the notes

     The notes are secured by collateral consisting of a perfected first priority security interest in the equipment, which had an appraised fair market value as of February 9, 2001 of approximately $427 million, and an assignment of the operating lease and the related lease guarantee provision. If there is a payment default under the operating lease and the related lease guarantee provision such that UCI and UCH do not have sufficient cash and capital resources available to pay their obligations, you will have to look to the value that can be realized from the equipment. The realizable value of the equipment may not be equal to its appraised value. The equipment also secures the BRL term loan on a pro rata basis with the notes.

     American Appraisal Associates, Inc., an independent appraisal firm, prepared an appraisal of the equipment at the time of the offering of the old notes. A summary of this appraisal is attached to this prospectus as Annex A. You should not place undue reliance on the appraisal. The appraisal relies on specific assumptions and methodologies and may not accurately reflect the current or future market value of the equipment. Appraisals based on different assumptions or methodologies may result in materially different valuations from those in the appraisal summary.

     An appraisal is only an estimate of value. The proceeds realized upon a future sale of any of the equipment may be less than the appraised value of that equipment. If the remedies after a default are exercised under the operating lease, the value of the equipment will depend on a number of factors, including:

     - market and economic conditions at that time,

     - the supply of similar types of equipment,

     - the availability of buyers for the equipment,

     - the condition of the equipment and

     - other factors.

     The proceeds realized upon any exercise of remedies following a default may not be sufficient to fully satisfy amounts owing on the notes.

  The assets and source of revenue available to repay the notes and satisfy the claims of noteholders are limited, as the issuers have no assets other than the equipment, and no source of revenue other than the payments under the operating lease and the lease guarantee

     The notes are obligations of the issuers and are secured only by a perfected first priority security interest in the equipment and an assignment of the operating lease and the related lease guarantee. The notes are not obligations of UCI or UCH. The issuers have no source of revenue other than the payments under the operating lease and the related lease guarantee. None of BRL's partners nor any of their respective affiliates, including BRL Corp., nor any of their incorporators, officers, directors, shareholders, managers or employees will guarantee the payment of the notes or have any obligation with respect to the notes. Therefore, the holders of the notes and the trustee under the indenture will have recourse only against the issuers and against the collateral for the benefit of the note holders. The notes will be payable solely from the sources described under "Description of the Notes -- Security and Sources of Payment for the Notes." If UCI defaults under the operating lease and UCH defaults under the related lease guarantee provision in the participation agreement, the issuers may not be able to perform their obligations under the indenture.

  If UCI declares bankruptcy and the operating lease is rejected, there may be insufficient funds or collateral to repay the notes

     The operating lease is an executory contract. If UCI were to become a debtor in a bankruptcy or reorganization case under the federal bankruptcy laws, the right to exercise virtually all remedies against UCI could be postponed by the bankruptcy court, including the right to proceed against the equipment, or against UCI under the operating lease. In addition, UCI (or its bankruptcy trustee) could reject the operating lease. If this happens, distributions payable on any claim for damages under the operating lease (after giving effect to any limitation that may be imposed on a damage claim under bankruptcy law) in a bankruptcy case may not be sufficient to cover the payments due under the operating lease and result in a repayment of the notes. However, the operating lease contains provisions that permit a bankruptcy court in a bankruptcy of UCI to consider the operating lease a senior secured financing of UCI. Rejection of the operating lease by UCI or its bankruptcy trustee would not deprive you of your security interest in the equipment. However, if the equipment is sold in a distressed sale, either individually or as a whole, upon foreclosure or other exercise of remedies, the sale proceeds may not be sufficient to satisfy the obligations under the notes. Further, any such sale could be restricted if BRL was also involved in a bankruptcy proceeding.

  The protection afforded to the noteholders by the lease guarantee is limited, as UCH, the guarantor, is a holding company that depends on its subsidiaries, including UCI, for funds required to meet its lease guarantee obligations, and UCI may be unable to fund payments to UCH

     UCH, the guarantor under the lease guarantee, is a holding company that conducts its operations through its operating subsidiary, UCI, and UCI's subsidiaries. As a holding company, UCH has no significant assets other than the stock of its subsidiaries. As a result, UCH depends on funds received from UCI to meet its obligations under the lease guarantee. Various provisions governing the operative documents (and other financing documents to which UCI is a party or may become a party in the future) limit the ability of UCI to make payments to UCH. Accordingly, UCH may not be able to make its payments under the lease guarantee. If UCH were to become a debtor in a bankruptcy case under the federal bankruptcy laws, the right to exercise all remedies against UCH under the lease guarantee would be stayed.

  There are some limitations on the right to accelerate payments under the operating lease and to foreclose on the equipment that is subject to the operating lease

     Events of default under the indenture are different in some ways from the events of default under the operating lease. Accordingly, even though the trustee under the indenture will be entitled to accelerate the notes if there is an event of default under the indenture, the lessor under the operating lease would not be entitled to accelerate the lease payments or exercise any of its other remedies under the operating lease unless there was an event of default under the operating lease. If a default occurs under the indenture without a corresponding default under the operating lease, the issuers would have no source of repayment of the notes upon acceleration of the notes by the trustee. Further, unless there is an event of default under the operating lease, the lessor will have no recourse against UCH under the lease guarantee. See "Description of the Notes -- Events of Default" for further information regarding events of default under the indenture as compared to events of default under the operating lease.

  Obligations under the operating lease are effectively subordinated to UCI's secured obligations and to all indebtedness and other liabilities of UCI's subsidiaries

     The notes are obligations of the issuers and are not guaranteed by UCH or UCI. The issuers' ability to make payments under the notes depends entirely on the timely receipt of payments from UCI under the operating lease. UCI's obligations under the operating lease are effectively subordinated to all secured obligations of UCI to the extent of that security. As of May 1, 2001, UCI's annual debt service obligations on its secured indebtedness are approximately $140,000, which does not include our lease payment obligations under operating leases. UCI's rental payment obligations under the operating lease rank equally with all of its other unsubordinated obligations, including its 9 7/8% senior discount notes. As of May 1, 2001, in addition to the amounts outstanding under the operating lease, we had approximately $135.5 million outstanding under our asset-backed securitization operating lease facility, approximately $213 million of indebtedness outstanding and unused availability of approximately $189.5 million ($125 million under our new revolving credit facility and approximately $64.5 million under our asset-backed securitization facility, both of which are secured). UCI's obligations under the operating lease are structurally subordinated to all indebtedness and other liabilities of its subsidiaries, as these subsidiaries have no obligation whatsoever with respect to the lease payments. As of May 1, 2001, UCI's subsidiaries had approximately $13 million of notes payable and capital lease obligations with annual costs of approximately $627,000.

     The participation agreement permits us to incur additional indebtedness (including secured indebtedness) and other operating lease obligations that may be secured. In addition, the operative documents permit us to transfer assets to subsidiaries. If we become insolvent or are liquidated, or if payment of amounts outstanding under any of those obligations is accelerated, the obligees would have the remedies available to a secured party under applicable law and have a claim on those assets (and the proceeds from any sale of those assets) before you would. We cannot be sure that the liquidation value of the assets, if any, that are not pledged under our other financing or lease arrangements, together with the value of our equity in our subsidiaries and any remaining proceeds from the pledged assets (after the obligations to the applicable pledgees have been satisfied) will be sufficient for UCI to satisfy its obligations under the operating lease or for UCH to satisfy its obligations under the lease guarantee.

  In addition to the risks discussed above with respect to bankruptcy of UCI or UCH, if the issuers declare bankruptcy, your rights against the issuers may be limited

     If the issuers were involved in a bankruptcy proceeding, the right to exercise virtually all remedies against the issuers would be stayed. This would include the right to proceed against the collateral, in which a priority interest is held by the collateral agent in the equipment that is subject to the operating lease for your benefit and the benefit of the lenders under the BRL term loan. A bankruptcy court could recharacterize the operating lease facility as a secured financing of UCI. In addition, the bankruptcy court could permit the use of payments under the operating lease for purposes other than making payments on the notes, and could reduce the amount or modify the timing of payments due under the notes or the operating lease, including by rejecting the operating lease. The issuers cannot incur any indebtedness other than the notes and the BRL term loan. Nonetheless, UCI's obligations to pay rent under the operating lease would not be reduced as a result of a bankruptcy of the issuers so long as the operating lease and related documents are not affected by that bankruptcy.

  Other creditors may have prior liens on the collateral that could reduce or eliminate the amount of collateral securing the notes

     In general, the priority of the liens on a particular item of collateral securing the operating lease is determined by the time that the security interest in that item of collateral is perfected. Creditors such as purchase money lenders may be entitled to a prior claim to someone, such as the collateral agent, even if that person has previously perfected a security interest in the collateral. Furthermore, liens such as landlords', warehousemen's and materialmen's liens and tax liens may by law have priority over the liens granted for your benefit in the collateral.

     We do not believe there are any material prior liens on the collateral securing claims of anyone that is not a party to the operating lease. However, additional prior claims may arise by law and a bankruptcy or other court may refuse, on equitable or other grounds, to enforce the terms of the operating lease and the participation agreement against the other creditors party to those agreements. If this were to happen, the claims of the other creditors against the collateral could be prior to yours.

  Your right to be repaid would be adversely affected if a court determined that BRL issued the notes or that Universal entered into the operating lease or guarantee obligations for inadequate consideration or with the intent to defraud creditors

     Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the operating lease and the related lease guarantee could be avoided, or claims under the operating lease or the lease guarantee could be subordinated to all other obligations of the obligor, if the obligor, at the time it incurred the obligations under the operating lease or the lease guarantee:

     - incurred the obligations with the intent to hinder, delay or defraud creditors; or

     - received less than reasonably equivalent value in exchange for incurring those obligations; and

      - was insolvent or rendered insolvent by reason of that incurrence; or

      - was engaged in a business or transaction for which the obligor's remaining assets constituted unreasonably small capital; or

      - intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

     A legal challenge to the obligations under the operating lease or the related lease guarantee on fraudulent conveyance grounds could focus on any benefits received in exchange for the incurrence of those obligations. We believe that UCI and UCH received reasonably equivalent value for incurring the obligations under the operating lease and the lease guarantee, but a court may disagree with our conclusion or elect to apply a different standard in making its determination.

     The measures of insolvency for purposes of the fraudulent transfer laws vary depending on the law applied in the proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets,

     - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature, or

     - it could not pay its debts as they become due.

     Based on historical financial information, recent operating history and other factors, we believe that UCI and UCH are not insolvent, do not have unreasonably small capital for the business in which they are engaged and have not incurred debts beyond their ability to pay those debts as they mature. Because the question of whether a transaction is a fraudulent conveyance is fact-based and fact-specific, a court may not agree with us. Neither our counsel nor counsel for the issuers has expressed any opinion as to federal or state laws relating to fraudulent transfers.

  We may not have the funds necessary to purchase the equipment subject to the lease in order to provide the issuers with funds to repurchase your notes upon a change of control as required by the indenture and the operating lease

     If we undergo a "change of control," the issuers must offer to buy back your notes for a price equal to 101% of the principal amount plus accrued and unpaid interest as of the repurchase date. We may not have sufficient funds available to purchase equipment from BRL to allow the issuers to make the required repurchases of the notes if a change of control occurs, or sufficient funds to pay our other debts. Our new revolving credit facility and asset-back securitization operating lease facility and our 9 7/8% senior discount notes also require us to repay or offer to repurchase those obligations upon a change of control. If we fail to purchase equipment to provide the issuers funds to repurchase the notes presented to them for repurchase upon a change of control, it will be a default by us under the operating lease, and a default by the issuers under the indenture. Any future obligations that we incur may also contain restrictions on repurchases in the event of a change of control or similar event, or on our ability to fund such any repurchase. These repurchase restrictions may delay or make it harder for others to obtain control of us. See "Description of the Notes -- Redemption -- Change of Control" for further information regarding a change of control and the repurchase of your notes.

  You cannot be sure that an active trading market will develop for the notes, for which there has been no prior market

     The new notes are new securities for which there is currently no trading market. We do not intend to list the new notes on any securities exchange. No affiliate of the issuers will make a market in the new notes. Although we expect the new notes to be eligible for trading in the PORTAL market, an active trading market for the new notes may never develop.

     The liquidity of any market for the new notes will depend upon various factors, including:

     - the number of holders of the notes;

     - the interest of securities dealers in making a market for the notes;

     - the overall market for high-yield securities;

     - our financial performance and prospects; and

     - the prospects for companies in our industry generally.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities like the new notes. The market for the new notes, if any, may be subject to similar disruptions. Any such disruptions could adversely affect you as a holder of the new notes.

     In addition, to the extent that old notes are surrendered and accepted in the exchange offer, the trading market for unsurrendered old notes and for surrendered-but-unaccepted old notes could be adversely affected due to the limited amount of old notes that are expected to remain outstanding following the exchange offer. Generally, when there are fewer outstanding securities of a given issue, there is less demand to purchase that security. This results in a lower price for the security. Conversely, if many old notes are not surrendered, or are surrendered-but-unaccepted, the trading market for the new notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer" for further information regarding the distribution of the notes and the consequences of failure to participate in the exchange offer.

RISKS SPECIFIC TO OUR COMPANY

  Most of our compressor leases with customers have short initial terms, and we may be unable to satisfy our obligations under the operating lease and may not recoup the costs of our investment in the compressors, if we are unable to subsequently lease the compressors

     In most cases, the initial terms of our compressor leases with customers are short, with the most common initial term being six months, and continuing on a month-to-month basis thereafter at the election of the customer. The initial terms of our compressor leases expire significantly prior to expiration of the operating lease and maturity of the notes and are too short to enable us to recoup the average cost of acquiring or fabricating compressors under currently prevailing lease rates. As a result, we may be unable to make payments under the operating lease as they become due, and we assume substantial risk of not recovering our entire investment in the equipment we acquire or fabricate. Although we historically have been successful in subsequently leasing our compressors, we may not be able to continue to do so, and a substantial number of our rental customers could terminate their leases at approximately the same time. This would have an adverse effect on our revenues and cash flow and could affect our ability to make payments under the operating lease.

  We intend to continue to make substantial capital investments to implement our business strategy, which may reduce funds available for lease payments and other operations

     We anticipate that we will continue to make substantial capital investments to expand our compressor rental fleet. For the nine months ended December 31, 2000, net of asset sales (not including operating leases), we invested approximately $48.7 million in capital investments, excluding acquisitions. Historically, we have financed these investments through internally generated funds, debt offerings and our credit facility and lease financings. These significant capital investments require cash that we could otherwise apply to other business needs. However, if we do not incur these expenditures while our competitors make substantial fleet investments, our market share may decline and our business may be adversely affected. In addition, if we are unable to generate sufficient cash internally or obtain alternative sources of capital, it could materially adversely affect our growth.

  We may not be successful in implementing our business strategy, which may adversely affect our future ability to make payments under the operating lease

     Our ability to implement our business strategy successfully depends upon a number of factors including competition, availability of working capital and general economic conditions. Significant elements of our business strategy include growth of our market share and broader participation in the international market for compression services. We may not succeed in implementing our strategy or be able to obtain financing for this strategy on acceptable terms. The indenture governing our 9 7/8% senior discount notes and our new revolving credit facility and operating lease facilities, including the operating lease, substantially limit our ability to incur additional debt to finance our strategy. In addition, our failure to implement our business strategy successfully may adversely affect our ability in the future to service our debt or make payments under the operating lease. See "Business of UCH -- Business Strategy," "Description of the Notes" and "Description of Other Financings."

  We may not be able to successfully integrate WGC into our business, which could cause us not to realize all of the expected benefits of the WGC acquisition

     Our recently completed WGC acquisition is significantly larger than any of our previous acquisitions and has doubled our size. Integrating WGC's business into ours involves a number of potential challenges and costs, including combining, reducing and relocating workforces, facilities and offices and combining systems, processes, administrative functions and corporate cultures. Management issues facing our company are likely to be more complex and challenging than those faced by us prior to our acquisition of WGC. In addition, WGC has significant foreign operations in areas where we have little or no prior operating experience. The integration process could cause operational difficulties, divert the attention of our management away from managing our business to the assimilation of the operations and personnel of WGC and have adverse effects on our operating results. Furthermore, if our integration of WGC is not successful, we may lose personnel, not be able to retain our customer base to the extent expected and experience increased costs and reduced revenues.

  We may not achieve the cost savings and other synergies we expect to result from our recent WGC acquisition

     We expect the integration of WGC into our business to result in significant cost savings. However, our success in realizing these cost savings, and the timing of this realization, depends on the quality and speed of the integration of our two companies. We may not realize the cost savings that we anticipate from integrating our operations as quickly or as fully as we expect, if at all, for a number of reasons, including:

     - the large size and broad geographic presence and the resulting complexity of our company following the acquisition;

     - our lack of operating experience in several international areas added in the WGC acquisition;

     - errors in our planning or integration;

     - loss of key personnel;

     - information technology systems failure;

     - unexpected events such as major changes in the markets in which we operate; and

     - costs associated with the WGC acquisition and the integration of WGC into our business may exceed our current expectations.

     Further, our ability to realize cost savings could be affected by a number of factors beyond our control, such as general economic conditions and regulatory developments.

  We may not be successful in identifying potential acquisition candidates and if UCH's stock price decreases, it may be more difficult or expensive to complete future acquisitions using UCH's stock as currency

     In accordance with our business strategy, we intend to pursue the acquisition of other companies, assets and product lines that either complement or expand our existing business. We are unable to predict whether or when any prospective candidate will become available or the likelihood of a material acquisition being completed.

     Even if we are able to identify acceptable acquisition candidates, the acquisition of a business involves a number of potential risks, including the diversion of management's attention away from managing our business to the assimilation of the operations and personnel of the acquired business and possible short-term adverse effects on our operating results during the integration process. In addition, we may seek to finance any such acquisition through the issuance of new debt and/or equity securities. Alternatively, a substantial portion of our financial resources could be used to complete any large acquisition for cash, which would reduce our funds available for capital investment, operations or other activities.

     The shares of our common stock issued to Weatherford in the WGC acquisition and to Castle Harlan Partners III and some of our shareholders are subject to registration rights and may be resold at any time. The sale of a substantial number of our shares within a short period of time could cause our stock price to decrease, and make it more difficult for us to acquire businesses using our stock as consideration.

  Weatherford, the ultimate parent of WGC, will continue to compete with us

     We acquired most, but not all, of Weatherford's compression operations in the WGC acquisition. Weatherford retained certain foreign compression assets that it acquired in a recent acquisition of a Singapore-based compression company. Weatherford is not contractually restricted from competing with us.

  Our ability to manage our business effectively will be weakened if we lose key personnel

     We depend on the continuing efforts of our executive officers and senior management, including Stephen A. Snider, our President and Chief Executive Officer. This dependence likely will be intensified now that we have completed the WGC acquisition, as a number of our senior executives have substantial experience in managing the challenges presented by rapid growth through acquisitions. The departure of any of our key personnel, including WGC employees who joined us as a result of the WGC acquisition, could have a material adverse effect on our business, operating results and financial condition. We currently have an employment agreement with only one of our executive officers. We do not maintain key man life insurance coverage with respect to Mr. Snider or any of our other executive officers or key management personnel. We are not aware of the upcoming retirement of any of our executive officers or senior management personnel. In addition, we believe that our success depends on our ability to attract and retain additional qualified employees. If we fail to recruit other skilled personnel, we could be unable to compete effectively.

  Interest rate increases on our floating rate debt may negatively impact our earnings and assets

     As of May 1, 2001, approximately $77 million of our indebtedness and other obligations outstanding bears interest at floating rates. We have entered into in the past and may enter into in the future, interest rate swaps. Changes in economic conditions could result in higher interest and lease payment rates, thereby increasing our interest expense and lease payments and reducing our funds available for capital investment, operations or other purposes. In addition, a substantial portion of our cash flow must be used to service our debt and other obligations, which may affect our ability to make future acquisitions or capital expenditures. Although we may use interest rate protection agreements from time to time to minimize our exposure to interest rate fluctuations in some cases, we may not elect or have the ability to implement hedges or, if we do implement them, they may not achieve the desired effect. We may experience economic losses and a negative impact on earnings or net assets as a result of interest rate fluctuations.

  Our international operations, which increased significantly as a result of our WGC acquisition, subject us to risks that are difficult to predict

     For the nine months ended December 31, 2000, taking into account our WGC acquisition, we derived approximately 34.4% of our revenues from international operations. We have limited operating experience in some of the international regions we acquired through WGC, including Canada and Thailand. We intend to continue to expand our business in Latin America and Southeast Asia and, ultimately, other international markets.

     Our international operations are affected by global economic and political conditions. Changes in economic or political conditions and in legal or regulatory requirements in any of the countries in which we operate could result in exchange rate movement, new currency or exchange controls or other restrictions being imposed on our operations or expropriation. In addition, the financial condition of foreign customers may not be as strong as that of our current domestic customers.

  Our operations may be adversely affected by significant fluctuations in the value of the U.S. dollar

     Our exposure to currency exchange rate fluctuations has increased as a result of our WGC acquisition because our revenues from international operations have increased. Although we attempt to match costs and revenues in terms of local currencies, we anticipate that as we continue our expansion on a global basis, there may be many instances in which costs and revenues will not be matched with respect to currency denomination. As a result, we expect that increasing portions of our revenues, costs, assets and liabilities will be subject to fluctuations in foreign currency valuations. Although we may use foreign currency forward contracts or other currency hedging mechanisms from time to time to minimize our exposure to currency exchange rate fluctuations, we may not elect or have the ability to implement hedges or, if we do implement them, they may not achieve the desired effect. We may experience economic losses and a negative impact on earnings or net assets solely as a result of foreign currency exchange rate fluctuations. Further, the markets in which we operate could restrict the removal or conversion of the local or foreign currency, resulting in our inability to hedge against these risks.

  We depend on particular suppliers and are vulnerable to product shortages and price increases

     As a consequence of having a highly standardized fleet, some of the components used in our products are obtained from a single source or a limited group of suppliers. Our reliance on these suppliers involves several risks, including price increases, inferior component quality and a potential inability to obtain an adequate supply of required components in a timely manner. The partial or complete loss of these sources could have at least a temporary material adverse effect on our results of operations and could damage our customer relationships. Further, a significant increase in the price of one or more of these components could have a material adverse effect on our results of operations.

  Weatherford and Castle Harlan may be able to control the outcome of matters submitted to a shareholder vote, which limits the rights of our other shareholders to influence our affairs

     Currently, an affiliate of Weatherford beneficially owns approximately 48% of our outstanding common stock, and Castle Harlan Partners III beneficially owns approximately 20% of our outstanding common stock. Pursuant to the voting agreement entered into concurrently with the WGC acquisition, Weatherford has agreed to limit its voting power to 33 1/3% of our outstanding common stock until the earlier of two years from the closing of that acquisition or the date that Castle Harlan and its affiliates own less than 5% of our outstanding common stock. Also, Weatherford, like Castle Harlan and some of our other shareholders, has registration rights (demand and piggyback) with respect to its shares of our common stock.

     We have agreed that for so long as Weatherford and its affiliates own at least 20% of our outstanding common stock, they will be entitled to designate three persons to serve on our board of directors. If Weatherford's ownership falls below 20%, Weatherford may designate only two directors. If Weatherford's ownership falls below 10%, it will no longer have the right to designate directors to our board. Currently, Bernard J. Duroc-Danner, Curtis W. Huff and Uriel E. Dutton are serving as Weatherford's designees to our board. Castle Harlan is also entitled to designate a total of three persons to our board of directors, so long as Castle Harlan and its affiliates beneficially own at least 15% of our outstanding common stock (including shares over which it has voting control pursuant to voting agreements and trusts). Currently, John K. Castle and William M. Pruellage are serving as Castle Harlan designees to our board, and Castle Harlan has not designated its third designee.

     This significant stock ownership and board representation give Weatherford and Castle Harlan the ability to exercise substantial influence over our ownership, policies, management and affairs and significant control over actions requiring approval of our shareholders. Their interests could conflict with yours. See "Certain Relationships and Related Party Transactions" for further information regarding our relationship with Weatherford and Castle Harlan.

  Our obligation to make payments relating to a prior acquisition if specified liquidity events occur may reduce our funds available for lease payments, capital investments and operations

     Pursuant to a purchase price adjustment agreement that we entered into in connection with our acquisition of Tidewater Compression Service Inc. in 1998, we may have to pay an amount to

Tidewater Inc., the former parent company of Tidewater Compression, based on a formula if any of the following liquidity events occurs:

     - Castle Harlan sells its shares of our common stock,

     - UCH sells all or substantially all of its assets or it or UCI merges with another entity or

     - We enter into some types of recapitalizations.

     If any of the liquidity events described above occurs and Castle Harlan receives an amount greater than its accreted investment, which is defined in the agreement as its initial investment increased at a compounded rate of 6.25% each quarter, (or approximately 27.4% annually), we must make a payment to Tidewater equal to 10% of the amount, if any, that Castle Harlan receives in excess of its accreted investment. Any payment is to be made in the same form of consideration as received by Castle Harlan. As of December 31, 2000, Castle Harlan's accreted investment was approximately $28.78 per share, which will continue to grow at a compounded rate of 6.25% per quarter. Consummation of the WGC acquisition and related financings did not constitute a liquidity event (as defined in the agreement) requiring a payment. If a payment event occurs, we may not have available funds sufficient to pay this obligation and, if we do have sufficient funds available, such payment will reduce our funds available for lease payments, capital investment, operations and other purposes.

  Goodwill and intangibles represent a substantial percentage of our assets, the amortization of which will adversely affect our earnings

     At December 31, 2000, our balance sheet reflected $130.5 million of goodwill and intangible assets, net of amortization. We expect to add goodwill of approximately $115.0 million in connection with the acquisition of WGC, resulting in total goodwill and intangible assets of $245.5 million. We had total assets as of December 31, 2000 of $558.6 million, and total assets as adjusted for the acquisition of WGC of $1,073 million. The intangible assets consist principally of goodwill and other identifiable intangibles relating to recent acquisitions. Amortization of these intangibles will have a negative impact on our earnings. In addition, we periodically evaluate whether events and circumstances have occurred that indicate the remaining balance of intangible assets may not be recoverable or should be amortized over a shorter period. When factors indicate that assets should be evaluated for possible impairment, we may be required to reduce the carrying value of our intangible assets. When factors indicate that our intangible assets will be valuable for a period shorter than originally anticipated, we may be required to amortize a larger portion of the remaining balance of the intangibles over a shorter remaining life. The reduction in carrying value or amortization period could have a material adverse effect on our results of operations.

RISKS INHERENT IN OUR INDUSTRY

  We depend on strong demand for natural gas, and a prolonged, substantial reduction in this demand could adversely affect the demand for our services and products

     Gas compression operations are significantly dependent upon the demand for natural gas. Demand may be affected by, among other factors, natural gas prices, weather, demand for energy and availability of alternative energy sources. Any prolonged, substantial reduction in the demand for natural gas would, in all likelihood, depress the level of production, exploration and development activity and result in a decline in the demand for our compression services and products. This could materially adversely affect our results of operations.

  We do not insure against all potential losses and could be seriously harmed by unexpected liabilities

     Natural gas service operations are subject to inherent risks, such as equipment defects, malfunction and failures and natural disasters which can result in uncontrollable flows of gas or well fluids, fires and explosions. These risks could expose us to substantial liability for personal injury, wrongful death, property damage, pollution and other environmental damages. Although we have obtained insurance against many of these risks, our insurance may not be adequate to cover our liabilities. Further, insurance covering the risks we face or in the amounts we desire may not be available in the future or, if available, the premiums may not be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur liability at a time when we are not able to obtain liability insurance, our business, results of operations and financial condition could be materially adversely affected.

  We are subject to substantial environmental regulation, and changes in these regulations could increase our costs or liabilities

     We are subject to stringent and complex foreign, federal, state and local laws and regulatory standards, including laws and regulations regarding the discharge of materials into the environment, emission controls and other environmental protection and occupational health and safety concerns. See "Business -- Environmental and Other Regulations." Environmental laws and regulations may impose strict liability for environmental contamination, rendering us liable for remediation costs, natural resource damages and other damages as a result of our conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior owners or operators or other third parties. In addition, where contamination may be present it is not uncommon for the neighboring land owners and other third parties to file claims for personal injury, property damage and recovery of response costs. Remediation costs and other damages arising as a result of environmental laws and regulations, and costs associated with new information, changes in existing environmental laws and regulations or the adoption of new laws and regulations could be substantial and could have a material adverse effect on our business, financial condition or results of operations. Moreover, failure to comply with these environmental laws and regulations may result in the imposition of administrative, civil and criminal penalties.

     We currently are engaged in remediation and monitoring activities with respect to some of our properties. The cost of these activities has not been, and we currently do not expect it to be, material to us. We believe that former owners and operators of some of these properties are responsible under environmental laws and contractual agreements to pay for or perform some of these activities, or to indemnify us for some of our remediation costs. These other entities may fail to fulfill their legal or contractual obligations, which could result in material costs to us.

     We routinely deal with natural gas, oil and other petroleum products. As a result of our engineered products and overhaul and field operations, we generate, manage and dispose of or otherwise recycle hazardous wastes and substances, such as solvents, thinner, waste paint, waste oil, washdown wastes and sandblast material. Although it is our policy to utilize generally accepted operating and disposal practices in accordance with applicable environmental laws and regulations, hydrocarbons or other hazardous substances or wastes may have been disposed or released on, under or from properties owned, leased, or operated by us or on or under other locations where such substances or wastes have been taken for disposal. These properties may be subject to investigatory, remediation and monitoring requirements under foreign, federal, state and local environmental laws and regulations.

     We believe that our operations are in substantial compliance with applicable environmental laws and regulations. Nevertheless, the modification or interpretation of existing environmental laws or regulations, the more vigorous enforcement of existing environmental laws or regulations, or the adoption of new environmental laws or regulations may also negatively impact oil and natural gas exploration and production companies, which in turn could have a material adverse effect on us and other similarly situated service companies.

  We face significant competition that may cause us to lose our market share and harm our financial performance

     The natural gas compression service and engineered products business is highly competitive. Many of our competitors, like us, offer a wide range of compressors for sale or lease, and there are low barriers to entry for individual projects. If our competitors substantially increase the resources they devote to the development and marketing of competitive products and services, we may not be able to compete effectively.

  You should not place undue reliance on forward-looking statements, as our actual results may differ materially from those anticipated in our forward-looking statements

     This prospectus contains forward-looking statements about the registrants' operations, economic performances and financial condition. These statements are based on a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the registrants' control, and reflect future business decisions which are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect the registrants' results of operations.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements." All statements other than statements of historical fact contained in this prospectus are forward-looking statements, including, without limitation, statements regarding future financial position, business strategy, proposed acquisitions, budgets, litigation, projected costs and plans and objectives of management for future operations. You can identify many of these statements by looking for words such as "believes," "expects," "will," "intends," "projects," "anticipates," "estimates," "continues" or similar words or the negative thereof.

     Such forward-looking statements include, without limitation:

     - anticipated cost savings and other synergies resulting from the acquisition of WGC and other businesses;

     - the sufficiency of available cash flows to fund continuing operations;

     - anticipated synergies, future revenues and EBITDA, as adjusted, resulting from the acquisition of GCSI, WGC, IEW and other businesses;

     - capital improvements;

     - the expected amount of capital expenditures;

     - future financial positions;

     - the future value of equipment;

     - growth strategy and projected costs; and

     - plans and objectives of management for future operations.

     Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this prospectus. The risks related to our business described under "Risk Factors" and elsewhere in this prospectus could cause actual results to differ from those described in, or otherwise projected or implied by, the forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, these expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from the expectations reflected in these forward-looking statements include, among other things:

     - Universal's inability to successfully integrate the business of WGC and other businesses it has acquired or may acquire in the future;

     - conditions in the oil and gas industry, including the demand for natural gas and the impact of the price of natural gas;

     - competition among the various providers of contract compression services;

     - changes in safety and environmental regulations pertaining to the production and transportation of natural gas;

     - changes in economic or political conditions in operating markets;

     - introduction of competing technologies by other companies;

     - the ability to retain and grow the customer base;

     - employment workforce factors, including loss of key employees; and

     - liability claims related to the use of the products and services.

     All subsequent written and oral forward-looking statements attributable to the registrants or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section as well as "Risk Factors," "Business of UCH," "Management's Discussion and Analysis of Financial Condition and Results of Operations of UCH" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Enterra." The forward-looking statements included herein are only made as of the date of this prospectus and the registrants undertake no obligation to publicly update such forward-looking statements to reflect new information, subsequent events or otherwise.

                                USE OF PROCEEDS

     This exchange offer is intended to satisfy the obligations of the issuers and Universal under their registration rights agreement with the initial purchasers of the old notes concurrently with the issuance of those notes. Neither the issuers nor Universal will receive any cash proceeds from the exchange offer. You will receive, in exchange for old notes tendered by you in the exchange offer, new notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of the issuers' or Universal's outstanding debt.

     The issuers used the proceeds from the sale of the old notes, borrowings under a term loan and the proceeds of an equity investment to purchase domestic gas compression equipment covered by the operating lease from UCI, WGC and some of their previous lessors. UCI used the proceeds from the sale of the equipment covered by the operating lease to refinance a significant portion of its and WGC's indebtedness and to replace its and WGC's operating leases, as set forth in the table below, and to pay related expenses.

                                                               INTEREST       STATED
                                                  AMOUNT        RATE AT      MATURITY
                DESCRIPTION                       REPAID       REPAYMENT       DATE
                -----------                   --------------   ---------   -------------
UCI $50 million revolving credit facility...  $  3.0 million     10.58%    May 2005
WGC $25 million revolving credit facility...    22.4 million      7.34     July 2001
UCI $200 million operating lease facility...   154.7 million      8.80     May 2005
WGC $200 million operating lease facility...   200.8 million      6.65     December 2003
WGC $100 million operating lease facility...   100.2 million      7.40     July 2004

                             CAPITALIZATION OF UCH

     The following table sets forth UCH's capitalization as of December 31, 2000, on an actual basis and as adjusted to give effect to our WGC acquisition and the related financing transactions, including our operating lease facility and asset-backed securitization operating lease facility, but excluding our IEW acquisition, which occurred in February 2001 but was not a significant subsidiary. You should read the following table in conjunction with "Selected Historical and Pro Forma Financial Data -- Unaudited Pro Forma Combined Condensed Financial Information" and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations of UCH" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                              AS OF DECEMBER 31, 2000
                                                              ------------------------
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   ------------
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................  $  7,442      $ 26,095
                                                              ========      ========
Long-term debt, including current portion:
  Previous revolving credit facility(1).....................  $  3,000      $     --
  New revolving credit facility(2)..........................        --            --
  9 7/8% Senior Discount Notes(3)...........................   196,058       196,058
  Other.....................................................    13,092        14,346
                                                              --------      --------
          Total long-term debt(4)...........................   212,150       210,404
Stockholders' equity........................................   265,393       655,182
                                                              --------      --------
          Total capitalization..............................  $477,543      $865,586
                                                              ========      ========

---------------

(1) As of December 31, 2000, WGC had $11.9 million outstanding and we had $3.0 million outstanding under our respective revolving credit facilities. These amounts were repaid, and these facilities were terminated, concurrently with the WGC acquisition and related financing transactions.

(2) $125 million facility with $110 million currently committed for future borrowings and $15 million of additional commitment expected to be available upon payment of additional fees.

(3) Our 9 7/8% senior discount notes accrete interest through February 14, 2003, with the first semi-annual cash interest payment to be made August 15, 2003.

(4) The table above excludes our previous operating lease facility (which was terminated concurrently with our acquisition of WGC), and our new operating lease facility and asset-backed securitization operating lease facility. These lease obligations are represented in the table below at the estimated residual value guarantee of 85% of the amount funded under our previous operating lease facility, 82% of the amount funded under our new operating lease facility and 85% of the amount funded under our new asset-backed securitization operating lease facility.

                                                              AS OF DECEMBER 31, 2000
                                                              ------------------------
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   ------------
                                                                   (IN THOUSANDS)
Previous operating lease facility...........................  $155,000      $     --
Operating lease facility....................................        --       427,000
Asset-backed securitization operating lease facility........        --        80,000
                                                              --------      --------
          Total.............................................  $155,000      $507,000
                                                              ========      ========

                             CAPITALIZATION OF BRL

     The following table sets forth BRL's capitalization as of January 31, 2001, on an actual basis and as adjusted to give effect to the operating lease, the issuance of the old notes and the related transactions. You should read the following table in conjunction with "Selected Historical Consolidated Financial Data of BRL" and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations of BRL" and its consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                              AS OF JANUARY 31, 2001
                                                              -----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    ------------
                                                                  (IN THOUSANDS)
Cash and cash equivalents...................................    $21        $     20
                                                                ===        ========
Long-term debt, including current portion:
  BRL term loan.............................................    $--        $ 64,000
                                                                ---        --------
  8 7/8% senior secured notes due 2008......................     --         350,000
                                                                ---        --------
          Total long-term debt(4)...........................     --         414,000
Partners' Capital...........................................     21          13,020
                                                                ---        --------
          Total capitalization..............................    $21        $427,020
                                                                ===        ========

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial statements are based on the historical consolidated financial statements and the notes thereto of Universal and WGC (or "Enterra") and have been prepared to illustrate the effect of our recent WGC acquisition and the related financing transactions. The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements and accompanying disclosures contained in this prospectus.

     The unaudited pro forma combined condensed balance sheet as of December 31, 2000 and the unaudited pro forma combined condensed statements of operations for the nine months ended December 31, 2000 and the fiscal year ended March 31, 2000 have been prepared to give effect to the transactions set forth below as if those transactions had occurred at the balance sheet date and at the beginning of each of the income statement periods. Because our fiscal year differs from WGC's, WGC's historical operating results for the fiscal year ended March 31, 2000 include its first quarter results of 2000, combined with its results for the nine months ended December 31, 1999.

     The unaudited pro forma combined condensed financial statements presented herein give effect to:

     - the initial public offering of our common stock and concurrent debt restructuring and operating lease facility, which occurred in May 2000, as well as our common stock split and conversion of our preferred stock and non-voting common stock that occurred concurrently with our initial public offering;

     - the transfer of GSI and related assets to Weatherford entities other than Enterra and its subsidiaries prior to the WGC acquisition; and

     - completion of the WGC acquisition and the related financing transactions, including the operating lease facility and asset-back securitization operating lease facility.

     The unaudited pro forma combined condensed financial statements do not give effect to (1) our acquisitions of IEW in February 2001 or GCSI in September 2000, other than the historical information since the GCSI acquisition, or related cost savings or (2) the cost savings and synergies that we expect to realize as a result of the WGC acquisition. The unaudited pro forma combined condensed financial statements presented below do not reflect future events that may occur after the WGC acquisition.

     We have accounted for the WGC acquisition using the purchase method of accounting. WGC's property, plant and equipment balances have been adjusted to their estimated fair values. In addition, WGC's reported current assets and current liabilities are assumed to be their estimated fair values included in the unaudited pro forma combined condensed financial statements. The final allocation of the purchase price of the merger will differ from the amounts represented in the unaudited pro forma combined condensed financial statements.

     The accompanying unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements of UCH and WGC and the notes thereto, which are included elsewhere in this prospectus. The unaudited pro forma combined condensed financial statements are provided for informational purposes only and do not purport to represent what our financial position or results of operations would actually have been had the WGC acquisition and related financing transactions occurred on such dates or to project our results of operations or financial position for any future period.

     References to Enterra in the pro forma combined condensed financial statements mean WGC as used in this prospectus.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                                             AS OF DECEMBER 31, 2000
                                      ----------------------------------------------------------------------
                                                              ADJUSTMENTS FOR
                                                   ENTERRA    OPERATIONS NOT      MERGER        PRO FORMA AS
                                      UCH ACTUAL    ACTUAL      ACQUIRED(1)     ADJUSTMENTS       ADJUSTED
                                      ----------   --------   ---------------   -----------     ------------
                                                                  (IN THOUSANDS)
                                                   ASSETS
Current assets:
  Cash and equivalents..............   $  7,442    $  4,820      $ (1,702)       $  15,535(2)    $   26,095
  Accounts receivable, net..........     30,931      70,267       (17,617)              --           83,581
  Current portion of notes
     receivable.....................      3,190          --            --               --            3,190
  Inventories.......................     20,523      78,855        (1,797)              --           97,581
  Current deferred tax asset........        227       4,397            --               --            4,624
  Other.............................      1,451       9,962        (2,264)              --            9,149
                                       --------    --------      --------        ---------       ----------
          Total current assets......     63,764     168,301       (23,380)          15,535          224,220
Property, plant and equipment
  Rental equipment..................    366,182     289,785        (6,074)        (100,750)(3)      549,143
  Other.............................     28,085      71,629        (1,867)         (44,762)(3)       53,085
  Less: accumulated depreciation....    (50,610)    (72,416)          565           79,407(3)       (43,054)
                                       --------    --------      --------        ---------       ----------
     Net property, plant, and
       equipment....................    343,657     288,998        (7,376)         (66,105)         559,174
Goodwill, net.......................    130,464     231,571        (8,533)        (107,997)(4)      245,505
Notes receivable....................      5,048          --            --               --            5,048
Other assets, net...................      8,190      13,810          (381)           9,623(5)        31,242
Long-term deferred tax asset........      7,509          --            --               --            7,509
                                       --------    --------      --------        ---------       ----------
          Total assets..............   $558,632    $702,680      $(39,670)       $(148,944)      $1,072,698
                                       ========    ========      ========        =========       ==========

                                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued
     liabilities....................   $ 33,551    $ 53,594      $ (7,583)       $   4,000(6)    $   83,562
  Current portion of long-term
     debt...........................      3,097      13,178           (24)         (11,900)(8)        4,351
                                       --------    --------      --------        ---------       ----------
          Total current
            liabilities.............     36,648      66,772        (7,607)          (7,900)(8)       87,913
Capital lease obligation............      4,870         647          (123)            (524)(8)        4,870
Long-term deferred tax
  liabilities.......................      2,806      45,707            --           (4,912)(9)       43,601
Long-term debt......................    204,184       1,185            --           (1,185)(8)      204,184
Minority interest liability.........         --     197,513            --         (197,513)(7)           --
Long-term payable due to
  Weatherford.......................                 94,863       (16,083)         (78,780)(10)
Other...............................     44,731      95,538            --          (63,321)(11)      76,948
                                       --------    --------      --------        ---------       ----------
          Total liabilities.........    293,239     502,225       (23,813)        (354,135)         417,516
          Total stockholders'
            equity..................    265,393     200,455       (15,857)         205,191(12)      655,182
                                       --------    --------      --------        ---------       ----------
          Total liabilities and
            stockholders' equity....   $558,632    $702,680      $(39,670)       $(148,944)      $1,072,698
                                       ========    ========      ========        =========       ==========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS


                                                       NINE MONTHS ENDED DECEMBER 31, 2000
                               ------------------------------------------------------------------------------------
                                              UCH
                                           IPO/DEBT                   ADJUSTMENTS FOR     ENTERRA
                                 UCH      RESTRUCTURE      ENTERRA    OPERATIONS NOT      MERGER         PRO FORMA
                                ACTUAL    ADJUSTMENTS      ACTUAL       ACQUIRED(1)     ADJUSTMENTS     AS ADJUSTED
                               --------   -----------     ---------   ---------------   -----------     -----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...................... $133,627     $    --       $212,626       $ 32,220        $     --        $314,033
Rentals and cost of sales.....   67,492          --        135,759         28,442              --         174,809
                               --------     -------       --------       --------        --------        --------
         Gross margin.........   66,135          --         76,867          3,778              --         139,224
Selling, general and
  administrative..............   11,971          --         26,503          2,956              --          35,518
                               --------     -------       --------       --------        --------        --------
         Operating profit.....   54,164          --         50,364            822              --         103,706
Depreciation and
  amortization................   21,903        (382)(13)    29,791          1,223          (5,900)(18)     44,189
Operating lease...............    6,223         924(14)     16,756             --           4,400(19)      28,303
Interest expense..............   18,597      (2,793)(15)     8,944             15          (9,090)(20)     15,643
Other, net....................    7,059      (7,059)(16)    15,925         12,326          (3,795)(21)       (196)
                               --------     -------       --------       --------        --------        --------
         Income (loss) before
           income taxes and
           minority interest..      382       9,310        (21,052)       (12,742)         14,385          15,767
Income taxes (benefit)........      163       3,491(17)     (3,834)          (912)          5,457(17)       6,189
Minority interest expense,
  net of taxes................       --          --            (22)            --              22(22)
                               --------     -------       --------       --------        --------        --------
         Income (loss) before
           extraordinary
           items.............. $    219     $ 5,819       $(17,196)      $(11,830)       $  8,906        $  9,578
                               ========     =======       ========       ========        ========        ========
Weighted average common and
  common equivalent shares
  outstanding:
  Basic.......................   12,342       2,166             --             --          13,750          28,258(23)
                               --------     -------       --------       --------        --------        --------
  Diluted.....................   12,714       2,331             --             --          13,750          28,795(23)
                               --------     -------       --------       --------        --------        --------
Earnings per share:
  Basic....................... $   0.01                   $     --                                       $   0.34
                               ========                   ========                                       ========
  Diluted..................... $   0.01                   $     --                                       $   0.33
                               ========                   ========                                       ========


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS


                                                            YEAR ENDED MARCH 31, 2000
                              -------------------------------------------------------------------------------------
                                             UCH
                                          IPO/DEBT                   ADJUSTMENTS FOR     ENTERRA
                                UCH      RESTRUCTURE      ENTERRA    OPERATIONS NOT      MERGER          PRO FORMA
                               ACTUAL    ADJUSTMENTS       ACTUAL      ACQUIRED(1)     ADJUSTMENTS      AS ADJUSTED
                              --------   -----------      --------   ---------------   -----------      -----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues....................  $136,449    $     --        $243,349       $ 5,586        $     --         $374,212
Rentals and cost of sales...    67,295          --         144,232         4,886              --          206,641
                              --------    --------        --------       -------        --------         --------
         Gross margin.......    69,154          --          99,117           700              --          167,571
Selling, general and
  administrative............    16,797      (3,200)(24)     31,105           833              --           43,869
                              --------    --------        --------       -------        --------         --------
         Operating profit...    52,357       3,200          68,012          (133)             --          123,702
Depreciation and
  amortization..............    26,006      (3,559)(25)     34,886           147          (7,900)(27)      49,286
Operating lease.............        --       5,702(14)      14,344            --           5,800(28)       25,846
Interest expense............    34,327     (15,727)(26)      6,898         1,605          (5,190)(29)      18,703
Other, net..................        --          --          (2,417)          (39)             --           (2,378)
                              --------    --------        --------       -------        --------         --------
         Income (loss)
           before income
           taxes and
           minority
           interest.........    (7,976)     16,784          14,301        (1,846)          7,290           32,245
Income taxes (benefit)......    (1,994)      6,378(17)       6,727           286           2,734(17)       14,131
Minority interest expense,
  net of taxes..............        --          --           4,194            --          (4,194)(22)          --
                              --------    --------        --------       -------        --------         --------
         Income (loss)
           before
           extraordinary
           items............  $ (5,982)   $ 10,406        $  3,380       $(1,560)       $  8,750         $ 18,114
                              ========    ========        ========       =======        ========         ========
Weighted average common and
  common equivalent shares
  outstanding:
  Basic.....................     2,476      10,495              --            --          13,750           26,721(30)
                              --------    --------        --------       -------        --------         --------
  Diluted...................     2,476      11,181              --            --          13,750           27,407(30)
                              --------    --------        --------       -------        --------         --------
Earnings (loss) per share:
  Basic.....................  $  (2.42)                   $     --                                       $   0.68
                              ========                    ========                                       ========
  Diluted...................  $  (2.42)                   $     --                                       $   0.66
                              ========                    ========                                       ========


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS

     (1) Reflects the exclusion of WGC's Singapore-based operations (other than Australia and Thailand) and $10 million of accounts receivable, which were not included in the WGC acquisition.

     (2) Reflects borrowings under the asset-backed securitization facility of $15.5 million for working capital purposes from December 31, 2000 through February 9, 2001.


     (3) Reflects (a)(i) the reclassification, from Enterra's other property, plant and equipment of rental assets with a gross value of $31.2 million, a net book value of $24.5 million and an estimated fair market value of $27.9 million and (ii) the devaluation of other property, plant and equipment of $7 million, which results in the fair value of other assets acquired at $25 million; (b) rental equipment acquired with a gross book value of $314.9 million after giving effect to the reclassification in clause (a) above and a net book value of $247.3 million, which rental equipment Universal estimated the fair value at $246.6 million upon purchase; (c) the sale of UCI rental equipment with a gross and net book value of $63.6 million and $56.1 million, respectively, to the new operating lease facilities; and (d) the elimination of Enterra's accumulated depreciation.


     (4) Represents the elimination of Enterra Adjusted Actual goodwill ($223.0 million) offset by Universal's preliminary estimate of the excess of the total purchase price over the allocated fair value of the net assets of Enterra ($115.0 million). The purchase price includes advisory fees but not all acquisition related costs. The final allocation of the purchase price in the WGC acquisition will differ from the amounts represented in the unaudited pro forma combined condensed financial statements.

     (5) Represents adjustment for (a) the elimination of prepaid financing costs associated with UCI's prior operating lease facility and revolving credit facility ($4.7 million), which were refinanced concurrently with the WGC acquisition, and (b) the recording of prepaid finance costs associated with the new operating lease facilities and revolving credit facility ($14.3 million).

     (6) Reflects the recording of a $4.0 million estimated payable to Weatherford International for operating costs paid by Weatherford on behalf of WGC prior to February 9, 2001.

     (7) Reflects the elimination of Enterra's minority interest liability as a result of the purchase of GE Capital's interest by Enterra concurrently with the WGC acquisition. Enterra's purchase of GE Capital's minority interest liability was as accounted for as a step purchase transaction under the purchase method of accounting where the difference in minority interest and the settlement amount was reflected in the fair value of Enterra's assets.

     (8) Represents the retirement of WGC's debt using proceeds from the new operating lease facilities ($13.6 million).

     (9) Represents the estimated deferred income taxes related to expense items associated with the elimination of prepaid financing costs associated with UCI's prior operating lease facility and revolving credit facility.

     (10) Reflects the elimination of Enterra's payable to Weatherford concurrently with the WGC acquisition.


     (11) Represents the elimination of the deferred gain associated with the retirement of the prior operating lease facilities of WGC ($94.6 million). Also reflects the estimated additional deferred gain ($31.3 million) associated with the sale of additional Universal compression equipment pursuant to the new operating lease facilities. Additional deferred gain is assumed to equal approximately 30% of the

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                      FINANCIAL STATEMENTS -- (CONTINUED)


proceeds from the sale of additional Universal compression equipment pursuant to such new operating lease facilities.


     (12) Reflects the elimination of Enterra's stockholders' equity ($194.6 million) and the valuation of UCH's common stock issued to an affiliate of Weatherford in the WGC acquisition ($392.7 million). Valuation assumes 13,750,000 shares of UCH common stock valued at $28.56 per share, which is the five-day average closing price surrounding October 24, 2000, the announcement date of the WGC acquisition. Also reflects the write-off of prepaid finance costs ($2.9 million, net of taxes) associated with the restructuring of UCI's prior operating lease facility and revolving credit facility. The table below reconciles the valuation of the UCH stock consideration to pro forma goodwill.

                                                              (IN THOUSANDS)
PURCHASE PRICE..............................................    $ 392,700
  Existing Goodwill.........................................      223,038
  Elimination of WGC Equity.................................     (184,598)
  Elimination of minority interest..........................     (197,513)
  Elimination of long term payable due to Weatherford.......      (78,780)
  Revaluation of fixed assets...............................      (52,641)
  Acquisition liabilities...................................       12,835
GOODWILL....................................................    $ 115,041

     (13) Reflects the elimination of depreciation expense associated with the sale of compression equipment pursuant to UCI's prior operating lease facility, with initial funding under that facility of $62.6 million.

     (14) Reflects the expenses associated with UCI's prior operating lease facility, including the related commitment fee.

     (15) Reflects the adjustment of interest expense related to the redemption of certain indebtedness at the beginning of the period and incremental borrowing during the period with the proceeds of UCH's initial public offering and UCI's prior operating lease facility. Also includes the commitment fees associated with the new revolving credit facility.

     (16) Represents the non-recurring charges related to the elimination of a management agreement and a consulting agreement and other related fees in connection with UCH's initial public offering and concurrent financing transactions in May 2000.

     (17) An estimated statutory tax rate of 37.5% is assumed for pro forma adjustments. The effective tax rate may differ.


     (18) Reflects (a) the decrease of goodwill amortization in the amount of $2.2 million due to the decrease of goodwill recorded on Enterra's historical financial statements, (b) the decrease in depreciation expense of $1.2 million due to the devaluation of Enterra's other property, plant and equipment by $7 million, and (c) the reduction of depreciation expense in the amount of $2.5 million resulting from the additional funding of $63 million on the operating lease facilities at the beginning of the period.



     (19) Reflects the increase of operating lease expense of $4.4 million due to the additional funding of the operating lease at the beginning of the period.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     (20) Reflects (a) the adjustment of interest expense related to the retirement of WGC's indebtedness at the beginning of the period of $8.9 million and (b) the net adjustment for the amortization of deferred financing costs and commitment fees associated with the new revolving credit facility of $0.2 million.

     (21) Reflects the elimination of non-recurring charges related to severance, taxes and transaction costs.

     (22) Reflects the elimination of Enterra's minority interest expense as a result of the purchase of GE Capital's interest by Enterra concurrently with the WGC acquisition.

     (23) Includes the effect of the 7,275,000 shares of common stock offered in, and the stock split and conversion that occurred concurrently with, UCH's initial public offering and the 13,750,000 shares of UCH's common stock issued to an affiliate of Weatherford in the WGC acquisition as if these transactions had occurred at April 1, 2000. Also includes the weighted average effect of the 1,400,726 shares of UCH's common stock issued as partial consideration for the GCSI acquisition that occurred on September 15, 2000. Excludes options to purchase up to 318,000 shares of UCH's common stock that we were obligated to issue to WGC employees in connection with the WGC acquisition.

     (24) Represents elimination of Castle Harlan management fees ($3.0 million) and Mr. Urcis' consulting fees ($0.2 million) which were terminated at the time of UCH's initial public offering and related debt restructuring.

     (25) Reflects the elimination of depreciation expense associated with the sale of compression equipment pursuant to the prior operating lease facility, with initial funding under that facility of $61.3 million.

     (26) Reflects the adjustment of interest expense related to the redemption of certain indebtedness at the beginning of the period totaling $177.8 million and $12.8 million of incremental borrowing during the period from the proceeds of UCH's initial public offering and its prior operating lease facility. Also includes the commitment fees associated with Universal's prior revolving credit facility.


     (27) Reflects (a) the decrease of goodwill amortization in the amount of $2.9 million due to the decrease of goodwill recorded on Enterra's historical financial statements, (b) the decrease in depreciation expense of $1.6 million due to the devaluation of Enterra's other property, plant and equipment by $7 million, and (c) the reduction of depreciation expense in the amount of $3.4 million resulting from the additional funding of $63 million on the operating lease facilities at the beginning of the period.



     (28) Reflects the increase of operating lease expense of $5.8 million due to the additional funding of the operating lease at the beginning of the period.



     (29) Reflects the adjustment of interest expense related to the retirement of WGC's indebtedness at the beginning of the period of $5.3 million.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     (30) Includes the effect of the 7,275,000 shares offered in, and the outstanding stock split and conversion that occurred concurrently with, UCH's initial public offering and the 13,750,000 shares of UCH's common stock issued to an affiliate of Weatherford in the WGC acquisition as if these transactions had occurred at April 1, 1999. Excludes options to purchase up to 318,000 shares of UCH's common stock that we were obligated to issue to WGC employees in connection with the WGC acquisition.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF UCH

     The following selected consolidated financial data of UCH should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of UCH" and the consolidated financial statements and related notes included elsewhere in this prospectus. The summary historical financial and operating data for Tidewater Compression, UCI's predecessor, as of and for each of the years in the two-year period ended March 31, 1997 and for the period from April 1, 1997 through February 20, 1998 and the summary historical financial data for UCH as of and for the 39-day period ending March 31, 1998 and for the years ended March 31, 1999 and March 31, 2000 have been derived from the respective audited financial statements. Such historical consolidated financial statements, and the reports thereon, are included elsewhere in this prospectus. The financial information for the nine-month period ended December 31, 2000 presented below has been derived from our unaudited consolidated financial statements. The unaudited nine month data reflects, in our judgment, all appropriate adjustments, all of which are normally recurring adjustments unless otherwise noted, considered necessary for a fair presentation of the results for such interim periods. Results of operations for the unaudited nine-month period may not be indicative of results to be expected for an entire year of operations.

                                        TIDEWATER COMPRESSION
                                        (PREDECESSOR COMPANY)                                    UCH
                                 ------------------------------------   -----------------------------------------------------
                                                                        PERIOD FROM
                                                        PERIOD FROM     DECEMBER 12,
                                     YEAR ENDED        APRIL 1, 1997        1997                                 NINE MONTHS
                                      MARCH 31,           THROUGH         THROUGH      YEAR ENDED   YEAR ENDED      ENDED
                                 -------------------    FEBRUARY 20,     MARCH 31,     MARCH 31,    MARCH 31,    DECEMBER 31,
                                   1996       1997          1998          1998(7)         1999         2000          2000
                                 --------   --------   --------------   ------------   ----------   ----------   ------------
                                                                        (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues.......................  $110,464   $113,886      $ 95,686       $  13,119      $129,498     $136,449      $133,627
Gross margin(1)................    51,685     48,332        47,752           6,891        61,887       68,961        66,033
Selling, general and
  administrative expenses......    10,508     11,004         8,669           1,305        16,863       16,797        11,971
Depreciation and
  amortization.................    26,997     26,163        23,310           1,560        19,314       26,006        21,903
Operating income(2)............    14,180     11,165        15,773           4,026        25,710       26,158        25,304
Interest expense...............     3,706         --            --           3,203        29,313       34,327        18,597
Income tax expense (benefit)...     3,745      4,724         6,271             409        (1,031)      (1,994)          163
Income (loss) before
  extraordinary items..........     5,972      7,842        10,759             430        (2,361)      (5,982)          219
Net income (loss)..............     5,972      7,842        10,759             430        (2,361)      (5,982)       (6,045)
Ratio of earnings to fixed
  charges(3)...................       3.5x      88.9x        132.0x            1.3x          0.9x         0.8x          1.0x
OTHER FINANCIAL DATA:
EBITDA, as adjusted(4).........  $ 40,420   $ 38,729      $ 40,340       $   5,930      $ 48,435     $ 55,557      $ 54,164
Acquisitions(5)(6).............        --         --            --         351,872            --           --       125,361
Capital expenditures:
  Expansion....................  $ (2,423)  $(12,464)     $(11,902)      $  (1,820)     $(63,408)    $(49,871)     $(34,676)
  Maintenance..................    (3,971)    (4,056)       (5,698)           (218)       (7,626)      (9,920)      (10,990)
  Other........................     5,124      7,684         3,803        (351,107)        8,038       (1,312)       26,215
Cash flows from (used in):
  Operating activities.........  $ 50,810   $ 41,923      $ 33,491       $  (1,005)     $ 22,793     $ 47,144      $ 13,745
  Investing activities.........    (1,270)    (8,836)      (13,797)       (353,145)      (62,996)     (61,103)      (19,451)
  Financing activities.........    49,506    (33,121)      (17,870)        356,532        40,748       12,435        11,745

                                              TIDEWATER COMPRESSION
                                              (PREDECESSOR COMPANY)                            UCH
                                              ----------------------      ---------------------------------------------
                                                 AS OF MARCH 31,                 AS OF MARCH 31,              AS OF
                                              ----------------------      ------------------------------   DECEMBER 31,
                                                1996          1997          1998       1999       2000         2000
                                              --------      --------      --------   --------   --------   ------------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital(8)..........................  $ 16,192      $ 13,953      $ 13,882   $ 23,742   $  7,209     $ 27,116
Total assets................................   274,312       257,090       380,226    437,991    469,942      558,632
Total debt(9)...............................   229,657       194,371       286,862    344,677    377,485      212,151(10)
Stockholders' equity........................    49,705        57,547        81,680     80,774     74,677      265,393

---------------

 (1) Gross margin is defined as total revenue less (i) rental expense, (ii) cost of sales (exclusive of depreciation and amortization), (iii) gain on asset sales and (iv) interest income.

 (2) Operating income is defined as income before income taxes less gain on asset sales and interest income plus interest expense and operating lease expense.

 (3) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of deferred financing fees, operating lease expense related to the new operating lease facilities, and one-third of rental expense on other operating leases representing that portion of rental expense deemed to be attributable to interest.

 (4) EBITDA, as adjusted, is defined as net income plus income taxes, interest expense, leasing expense, management fees, depreciation and amortization, excluding non-recurring items and extraordinary gains or losses. EBITDA, as adjusted, represents a measure upon which management assesses financial performance, and financial covenants in our current financing arrangements are tied to similar measures. The financial covenants in our current financing arrangements permit us to exclude non-recurring and extraordinary gains and losses. EBITDA, as adjusted, is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should not be considered an alternative to operating income or net income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity. Additionally, the EBITDA, as adjusted, computation used herein may not be comparable to other similarly titled measures of other companies, including Enterra.

      The following table reconciles our EBITDA, as adjusted, to net income:

                                        TIDEWATER COMPRESSION
                                        (PREDECESSOR COMPANY)                                    UCH
                                 ------------------------------------   -----------------------------------------------------
                                                                        PERIOD FROM
                                                        PERIOD FROM     DECEMBER 12,
                                     YEAR ENDED        APRIL 1, 1997        1997                                 NINE MONTHS
                                      MARCH 31,           THROUGH         THROUGH      YEAR ENDED   YEAR ENDED      ENDED
                                 -------------------    FEBRUARY 20,     MARCH 31,     MARCH 31,    MARCH 31,    DECEMBER 31,
                                   1996       1997          1998          1998(7)         1999         2000          2000
                                 --------   --------   --------------   ------------   ----------   ----------   ------------
                                                                        (IN THOUSANDS)
EBITDA, AS ADJUSTED............  $ 40,420   $ 38,729      $ 40,340        $  5,930      $ 48,435     $ 55,557      $ 54,164
  Depreciation and
    amortization...............   (26,997)   (26,163)      (23,310)         (1,560)      (19,314)     (26,006)      (21,903)
  Operating lease expense......        --         --            --              --            --           --        (6,223)
  Interest expense.............    (3,706)        --            --          (3,203)      (29,313)     (34,327)      (18,597)
  Management fee...............        --         --            --            (328)       (3,200)      (3,200)           --
  Other, including
    non-recurring..............        --         --            --              --            --           --        (7,059)
  Income taxes.................    (3,745)    (4,724)       (6,271)           (409)        1,031        1,994          (163)
NET INCOME.....................  $  5,972   $  7,842      $ 10,759        $    430      $ (2,361)    $ (5,982)     $    219

 (5) On February 20, 1998, we acquired 100% of the voting securities of Tidewater Compression for approximately $350.0 million. The results of Tidewater Compression's operations have been included in our operations from the date of the acquisition.

 (6) On September 15, 2000, we completed the acquisition of Gas Compression Services, Inc. for a combination of approximately $12 million in cash and 1,400,726 shares of UCH's common stock valued at approximately $39 million, the assumption and refinancing of approximately $57 million in debt and operating leases of GCSI, and $6 million of debt related to GCSI's customer equipment financing and associated customer notes receivable. The results of GCSI's operations have been included in our operations from the date of the acquisition.

 (7) Represents our historical consolidated financial statements for the period from December 12, 1997 (inception) through March 31, 1998. However, UCH had no operations until the acquisition of Tidewater Compression on February 20, 1998.

 (8) Working capital is defined as current assets minus current liabilities.

 (9) Includes capital lease obligations.

(10) Excludes $155.0 million under our previous operating lease facility.

        SELECTED HISTORICAL COMBINED AND CONSOLIDATED FINANCIAL DATA OF
                          ENTERRA COMPRESSION COMPANY

     References in this section to Enterra mean WGC as defined in the Summary section of and used elsewhere in this prospectus.

     The following selected combined and consolidated financial data of Enterra should be read in conjunction with the combined and consolidated financial statements and related notes included elsewhere in this prospectus. Gas Services International Limited ("GSI") is included in the balance sheet data and results of operations from January 12, 2000, the date it was acquired. The following data also includes other assets that, like GSI, were excluded from the merger of Enterra into UCI. The selected historical combined financial information presented below as of and for the year ended December 31, 1998, and the selected historical consolidated financial information for, and as of the end of, each of the two years ended December 31, 2000, have been derived from the historical combined and consolidated financial statements of Enterra, which have been audited by Arthur Andersen LLP, independent public accountants. Such historical combined and consolidated financial statements, and the report thereon, are included elsewhere in this prospectus. The selected historical combined financial information for, and as of the end of, the year ended December 31, 1996 are unaudited. The historical financial statements for Weatherford's compression business prior to the formation of the joint venture are presented herein on a combined basis because the predecessor Weatherford business was operated as a single entity. The financial statements for, and as of the end of, each of the two years ended December 31, 2000 present the consolidated results of Enterra Compression Company.

                                             WEATHERFORD COMPRESSION
                                              (PREDECESSOR COMPANY)                ENTERRA
                                          ------------------------------   -----------------------
                                             YEAR ENDED DECEMBER 31,       YEAR ENDED DECEMBER 31,
                                          ------------------------------   -----------------------
                                            1996       1997       1998      1999(A)        2000
                                          --------   --------   --------   ----------   ----------
                                                               (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues................................  $154,503   $178,896   $181,326    $225,917     $272,641
Operating Income........................     7,833     12,188     17,975      21,574      (10,260)
Net Income (Loss).......................    (3,127)       752      1,584       4,539      (16,327)

                                            WEATHERFORD COMPRESSION
                                             (PREDECESSOR COMPANY)               ENTERRA
                                         ------------------------------    -------------------
                                               AS OF DECEMBER 31,          AS OF DECEMBER 31,
                                         ------------------------------    -------------------
                                           1996       1997       1998      1999(A)      2000
                                         --------   --------   --------    --------   --------
                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Total Assets...........................  $413,071   $441,027   $389,162(b) $666,030   $702,680
Long-Term Debt(c)......................     5,061      2,216      1,831       2,157      1,832
Long-Term Payable due to
  Weatherford(d).......................   180,091    208,594    105,765(b)   99,033     94,863
Minority Interest Liability(e).........        --         --         --     197,111    197,513
Equity.................................   185,061    185,010    192,980     217,624    200,455

---------------

(a) On February 2, 1999, Weatherford entered into a joint venture with GE Capital. The contribution of GE Capital's assets was accounted for under the purchase method of accounting, and therefore the results of operations are included from the date of formation.

(b) In December 1998, Enterra entered into a sale and leaseback arrangement in which it sold $119.6 million of compressor units and received cash of $100.0 million and a receivable of $19.6 million. The $100.0 million cash was used to pay down the Long-Term Payable due to Weatherford.

(c) Excludes $119.6 million outstanding under operating lease facilities as of December 31, 1998, $239.8 million as of December 31, 1999 and $299.9 million as of December 31, 2000.

(d) The Long-Term Payable due to Weatherford was eliminated in connection with the merger.

(e) The Minority Interest Liability to GE Capital was eliminated as a result of the purchase of GE Capital's interest by Enterra in connection with the merger.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BRL

INCOME STATEMENT DATA:

     No income statement data is presented for BRL as operations for BRL commenced on February 9, 2001. As a result, no results of operations are available for the periods presented. Pursuant to the terms of the operative documents, including the operating lease and the indenture, the expected ratio of earnings to fixed charges for future periods is 1.0x.

BALANCE SHEET DATA:

                                                                  AS OF
                                                               JANUARY 31,
                                                                   2001
                                                              --------------
                                                              (IN THOUSANDS)
                                   ASSETS

Cash........................................................       $21
                                                                   ---
          Total Assets......................................       $21
                                                                   ===

                     LIABILITIES AND PARTNERS' CAPITAL

General Partner:
  BRL Universal Equipment Management, Inc. .................       $20
Limited Partner.............................................         1
                                                                   ---
          Total Liabilities and Partners' Capital...........       $21
                                                                   ===

         UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF BRL

     The following unaudited pro forma consolidated financial information is based on the historical consolidated financial statements and the notes thereto of BRL and has been prepared to illustrate the offering of the old notes and other transactions. The unaudited pro forma consolidated financial information should be read in conjunction with the historical financial statements and accompanying disclosures contained in this prospectus.

     BRL, BRL's general partner and BRL Corp. are not affiliated with Universal and were organized on January 18, 2001 under the laws of the State of Delaware. BRL was organized for the limited purpose of (1) issuing the notes, (2) executing, delivering and performing the operative documents to which it is a party and (3) using the proceeds from the issuance of the notes and the other financing transactions to purchase the gas compression equipment under the operating lease. BRL Corp. was organized by BRL for the limited purpose of acting as co-issuer of the notes.

     The unaudited pro forma consolidated balance sheet as of January 31, 2001, has been prepared to give effect to the offering of the old notes and other transactions as if those transactions had occurred at the balance sheet date.

     The unaudited pro forma consolidated financial statements are provided for informational purposes only and do not purport to represent what BRL's financial position or results of operations would actually be if the offering of the old notes occurred on such date or to project BRL's results of operations or financial position for any future period.

                      BRL UNIVERSAL EQUIPMENT 2001 A, L.P.

                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                                    AS OF JANUARY 31, 2001
                                                          -------------------------------------------
                                                                       DEBT ISSUANCE       PRO FORMA
                                                          HISTORICAL    ADJUSTMENTS       AS ADJUSTED
                                                          ----------   -------------      -----------
                                                                        (IN THOUSANDS)
                                       ASSETS

Cash....................................................     $21         $     (1)(a)      $     20
Equipment...............................................      --          427,000(b)        427,000
                                                             ---         --------          --------
          Total Assets..................................     $21         $426,999          $427,020
                                                             ===         ========          ========

                         LIABILITIES AND PARTNERS' CAPITAL

Liabilities:
  BRL Term Loan.........................................     $--         $ 64,000(c)       $ 64,000
  8 7/8% Senior Secured Notes due 2008..................      --          350,000(d)        350,000
Partners' Capital:
  General Partner:
     BRL Universal Equipment Management, Inc............      20               --                20
  Limited Partners......................................       1           12,999(a)(e)      13,000
                                                             ---         --------          --------
          Total Liabilities and Partners' Capital.......     $21         $426,999          $427,020
                                                             ===         ========          ========

   See accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet.

                      BRL UNIVERSAL EQUIPMENT 2001 A, L.P.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(a) Represents the withdrawal of the initial limited partner of BRL and the return of the initial limited partner's investment of $1,000 in cash.

(b) Represents the purchase of the equipment using the proceeds of the BRL term loan, the old notes offering and the equity investment.

(c)  Reflects the borrowings under the BRL term loan.

(d)  Reflects the issuance of the old notes.

(e) Reflects the equity investment of approximately $13,000,000 by the new limited partners of BRL.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The issuers sold the old notes on February 9, 2001 to Deutsche Banc Alex. Brown, First Union Securities, Inc., Goldman, Sachs & Co., Banc One Capital Markets, Inc. and Scotia Capital pursuant to a purchase agreement. The initial purchasers subsequently sold the old notes to:

     - "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and

     - persons in offshore transactions in reliance on Regulation S under the Securities Act.

     As a condition to the initial sale of the old notes, the registrants and the initial purchasers entered into a registration rights agreement. Pursuant to the registration rights agreement, the registrants agreed to

     - file a registration statement under the Securities Act with respect to the new notes with the SEC by May 10, 2001;

     - use their reasonable best efforts to cause the registration statement to become effective under the Securities Act on or before August 8, 2001; and

     - use their reasonable best efforts to complete the exchange offer on or before September 7, 2001.

     The issuers agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn prior to the expiration of the exchange offer. The registration rights agreement is an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy our obligations under the registration rights agreement and the purchase agreement.

     The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on the trustee's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company (the "Depository" or "DTC") who desires to deliver such old note by book-entry transfer at DTC.

RESALE OF THE NEW NOTES

     The registrants believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth under "Summary -- The Exchange Offer -- Procedures for participating in the exchange offer." However, if you intend to participate in a distribution of the new notes, or you are an "affiliate" of the registrants as defined under Rule 405 of the Securities Act, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available. You must represent to the registrants in the letter of transmittal that accompanies this prospectus that you meet these conditions exempting you from the registration requirements.

     The registrants base their view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like this one. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat it in the same way it has treated other exchange offers in the past.

     A broker-dealer that has bought old notes for market-making or other trading activities must deliver a prospectus in order to resell any new notes it has received for its own account in the exchange. This prospectus may be used by a broker-dealer to resell any of its old notes. The registrants agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies in the letter of transmittal for a period of up to 180 days after the SEC declares the registration statement relating to this exchange offer effective. See "Plan of Distribution" for more information regarding broker-dealers.

     The exchange offer is not being made to, nor will the issuers accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws.

TERMS OF THE EXCHANGE OFFER

     General. Based on the terms and conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date.

     Subject to the minimum denomination requirements of the new notes, the issuers will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes validly tendered pursuant to the exchange offer and not validly withdrawn prior to the expiration date. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.

     The form and terms of the new notes are the same as the form and terms of the old notes except that:

     - the issuance of the new notes will be registered under the Securities Act and, therefore, the new notes will not bear legends restricting the transfer of the new notes,

     - the new notes will not contain provisions for additional interest, and

     - holders of the new notes will not be entitled to any of the registration rights of holders of old notes under the registration rights agreement, which rights will terminate upon the consummation of this exchange offer.

     The new notes will evidence the same indebtedness as the old notes which they replace. The new notes will be issued under, and be entitled to the benefits of, the same indenture that authorized the issuance of the old notes. As a result, both the new notes and the old notes will be treated as a single class of debt securities under the indenture. The exchange offer does not depend upon any minimum aggregate principal amount of old notes being surrendered for exchange.

     As of the date of this prospectus, $350,000,000 in aggregate principal amount of the old notes is outstanding, all of which is registered in the name of Cede & Co., as nominee for DTC. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer.

     As a holder of old notes, you do not have any appraisal or dissenters' rights, or any other right to seek monetary damages in court under the Delaware General Corporation Law or the indenture governing the notes. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the related rules and regulations of the SEC. Old notes that are not surrendered for exchange in the exchange offer will remain outstanding and interest thereon will continue to accrue.

     The registrants will be deemed to have accepted validly surrendered old notes if and when they give oral or written notice of their acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purpose of receiving the new notes from the issuers.

     If you surrender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses in connection with the exchange offer, other than certain transfer taxes described under "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date is 5:00 p.m., New York City time, on June 14, 2001, unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.

     In order to extend the exchange offer, we will:

     - notify the exchange agent of any extension by oral or written communication; and

     - issue a press release or other public announcement, which will report the approximate number of old notes deposited. Any such press release or announcement would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension of the exchange offer, all old notes previously surrendered and not withdrawn will remain surrendered under and subject to the exchange offer.

     The registrants reserve the right:

     - to delay accepting any old notes,

     - to amend the terms of the exchange offer in any manner,

     - to extend the exchange offer, or

     - if, in the opinion of counsel, the consummation of the exchange offer would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice to the exchange agent.

     Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement. If the registrants amend the exchange offer in a manner that they determine constitutes a material change, they will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the holders, and they will extend the exchange offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during that period.

     We will have no obligation to publish, advertise or otherwise communicate any public announcement that we may choose to make, other than by making a timely release to an appropriate news agency.

     In all cases, issuance of the new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal and all other required documents. However, the issuers reserve the absolute right to waive any conditions of the exchange offer or any defects or irregularities in the surrender of old notes. If they do not accept any surrendered old notes for any reason set forth in the terms and conditions of the exchange offer or if you submit old notes for a greater principal amount than you want to exchange, the issuers will return certificates for the unaccepted or non-exchanged old notes, or substitute old notes evidencing the unaccepted portion, as appropriate, to you. See "-- Return of Old Notes."

INTEREST ON THE NEW NOTES

     The new notes will accrue cash interest on the same terms as the old notes -- at the rate of 8 7/8% per year (using a 360-day year) from February 9, 2001, payable semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2001. Old notes accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each new note will bear interest from the most recent date to which interest has been paid on the old notes or new notes, or if no interest has been paid on the old notes or new notes, from February 9, 2001.

PROCEDURES FOR TENDERING OLD NOTES

     If you wish to surrender old notes you must:

     - complete and sign the letter of transmittal or a facsimile thereof,

     - have the signatures thereon guaranteed if required by the letter of transmittal, and

     - mail or deliver the letter of transmittal or facsimile, together with any corresponding certificate or certificates representing the old notes being surrendered -- or confirmation of a book-entry transfer of such old notes into the exchange agent's account at DTC pursuant to the book-entry procedures described below -- to the exchange agent at its address set forth in the letter of transmittal for receipt prior to the expiration date. If the certificate representing the old notes being tendered -- or the confirmation of a book-entry transfer, if applicable -- is not delivered to the exchange agent with the letter of transmittal, you must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURE DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     If you do not withdraw your surrender of old notes prior to the expiration date, it will indicate an agreement between you and the issuers that you have agreed to surrender the old notes, in accordance with the terms and conditions in the letter of transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, YOU SHOULD USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND ANY LETTER OF TRANSMITTAL OR OLD NOTES TO ANY OF THE REGISTRANTS. YOU MAY REQUEST THAT YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE EFFECT THE ABOVE TRANSACTIONS FOR YOU.

     If you are a beneficial owner of the old notes and hold those notes through a broker, dealer, commercial bank, trust company or other nominee and you want to surrender your old notes, you should contact that intermediary promptly and instruct it to surrender the old notes on your behalf.

     Generally, an eligible institution must guarantee signatures on a letter of transmittal or a notice of withdrawal described below under "-- Withdrawal of Tenders of Old Notes" unless

     - you tender your old notes as the registered holder, which term includes any participant in DTC whose name appears on a security listing as the owner of old notes,

     - you sign the letter of transmittal, and the new notes issued in exchange for your old notes are to be issued in your name, or

     - you surrender your old notes for the account of an eligible institution.

     In any other case, the surrendered old notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the issuers and duly executed by the registered holder. If the new notes or unexchanged old notes are to be delivered to an address other than that of the registered holder appearing on the security register for the old notes, an eligible institution must guarantee the signature in the letter of transmittal. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be made by:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

     - a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

     Your surrender will be deemed to have been received as of the date when:

     - the exchange agent receives a properly completed and signed letter of transmittal accompanied by the old notes, or a confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC, or

     - the exchange agent receives a notice of guaranteed delivery from an eligible institution. Issuances of new notes in exchange for old notes surrendered pursuant to a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an eligible institution will be made only against submission of a duly signed letter of transmittal, and any other required documents, and deposit of the surrendered old notes, or confirmation of a book-entry transfer of such old notes into the exchange agent's account at DTC pursuant to the book-entry procedures described below.

     The issuers will make the determination regarding all questions relating to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of surrendered old notes, and their determination will be final and binding on all parties.

     The issuers reserve the absolute right to reject any and all old notes improperly surrendered. They will not accept any old notes if their acceptance of them would, in the opinion of their counsel, be unlawful. They also reserve the absolute right to waive any defects, irregularities or conditions of surrender as to any particular old notes. Their interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with surrenders of old notes within the time they will determine. Although they intend to notify holders of defects or irregularities in connection with surrenders of old notes, neither the issuers, the exchange agent nor anyone else will incur any liability for failure to give such notice. Surrenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

     The issuers have no current plan to acquire any old notes that are not surrendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not surrendered pursuant to the exchange offer. The registrants reserve the right in their reasonable judgment to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by law, the registrants also reserve the right to purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

     Pursuant to the letter of transmittal, if you elect to surrender old notes in exchange for new notes, you must exchange, assign and transfer the old notes to the issuers and irrevocably constitute and appoint the exchange agent as your true and lawful agent and attorney-in-fact with respect to such surrendered old notes, with full power of substitution, among other things, to cause the old notes to be assigned, transferred and exchanged. By executing the letter of transmittal, you make the representations and warranties set forth under the heading "Summary -- The Exchange Offer -- Procedures for participating in the exchange offer" to the issuers. By executing the letter of transmittal you also promise to, upon request, execute and deliver any additional documents that we consider necessary to complete the transactions described in the letter of transmittal.

     By surrendering old notes in the exchange offer, you will be telling us that, among other things, that

     - you have full power and authority to tender, sell, assign and transfer the old notes surrendered,

     - the issuers will acquire good title to the old notes being surrendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the issuers accept the old notes,

     - you are acquiring the new notes in the ordinary course of your business,

     - you are not engaging and do not intend to engage in a distribution of the new notes,

     - you have no arrangement or understanding with any person to participate in the distribution of the new notes,

     - you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purpose of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and that you cannot rely on the position of the SEC's staff set forth in its no-action letters,

     - you understand that a secondary resale transaction described above and any resales of new notes obtained by you in exchange for old notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the SEC, and

     - you are not an "affiliate," as defined in Rule 405 under the Securities Act, of the registrants or, if you are an "affiliate," that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of the new notes.

     Participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in making your decision as to whether to participate in the exchange offer.

RETURN OF OLD NOTES

     If any old notes are not accepted for any reason described here, or if old notes are withdrawn or are submitted for a greater principal amount than you want to exchange, the exchange agent will return those unaccepted or non-exchanged old notes to the surrendering holder, or, in the case of old notes surrendered by book-entry transfer, into the exchange agent's account at DTC, unless otherwise provided in the letter of transmittal. The old notes will be credited to an account maintained with DTC as promptly as practicable.

BOOK ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at DTC, you must deliver the letter of transmittal, or a facsimile thereof, with any required signature guarantees and any other required documents to the exchange agent at the address set forth in the letter of transmittal for its receipt on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below in order to properly tender your old notes for exchange.

GUARANTEED DELIVERY PROCEDURES

     If you wish to surrender your old notes and (i) your old notes are not immediately available so that you can meet the expiration date deadline, (ii) you cannot deliver your old notes or other required documents to the exchange agent prior to the expiration date, or (iii) the procedure for book-entry transfer cannot be completed on a timely basis, you may nonetheless participate in the exchange offer if:

     - you surrender your notes through an eligible institution;

     - prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by telegram, telex, facsimile transmission, mail or hand delivery, showing the name and address of the holder, the name(s) in which the old notes are registered, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes surrendered; the notice of guaranteed delivery must state that the surrender is being made by the notice of guaranteed delivery and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing such old notes, in proper form for transfer or a book-entry confirmation, and any other required documents, will be delivered by such eligible institution to the exchange agent, and

     - the properly executed letter of transmittal, as well as the certificate(s) representing all surrendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

     Unless old notes are surrendered by the above-described method and deposited with the exchange agent within the time period set forth above, the issuers may, at their option, reject the surrender. The exchange agent will send you a notice of guaranteed delivery upon your request if you want to surrender your old notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS OF OLD NOTES

     Except as otherwise provided in this prospectus, you may withdraw your surrender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a surrender of old notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     - specify the name of the person having deposited the old notes to be withdrawn,

     - identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and the principal amount of the old notes,

     - contain a statement that you are withdrawing your election to have such old notes exchanged,

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were surrendered, and

     - specify the name in which any old notes are to be registered, if different from that of the person depositing the old notes.

     If old notes have been surrendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC.

     The issuers in their reasonable judgment will make the final determination on all questions regarding the validity, form, eligibility and time of receipt of notices, and their determination shall bind all parties. Any old notes withdrawn will be deemed not to have been validly surrendered for purposes of the exchange offer, and no new notes will be issued, unless the old notes so withdrawn are validly resurrendered. Properly withdrawn old notes may be resurrendered by following one of the procedures described above under "-- Procedures for Tendering Old Notes" at any time prior to the expiration date. Any old notes that are not accepted for exchange will be returned at no cost to the holder or, in the case of old notes surrendered by book-entry transfer, into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, as soon as practicable after withdrawal, rejection of surrender or termination of the exchange offer.

TERMINATION OF REGISTRATION AND REGISTRATION DEFAULT RIGHTS

     All registration rights under the registration rights agreement that benefit the holders of the old notes, including all rights to receive additional interest in the event of a registration default under the registration rights agreement, will terminate once the issuers consummate the exchange offer. In any event, the registrants are under a continuing obligation, for a period of up to 180 days after the SEC declares the registration statement effective, to keep the registration statement effective and to provide copies of the latest version of the prospectus to any broker-dealer that requests copies in the letter of transmittal for use in a resale.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, the issuers are not required to accept for exchange, or exchange new notes for, any old notes, and the issuers may terminate the exchange offer before acceptance of the old notes, if:

          (1) any statute, rule or regulation has been enacted, or any action has been taken by any court or governmental authority that, in their reasonable judgment, seeks to or would prohibit, restrict or otherwise render consummation of the exchange offer illegal; or

          (2) any change, or any development that would cause a change, in the registrants' business or financial affairs, has occurred that, in their reasonable judgment, might materially impair their ability to proceed with the exchange offer, or any change that would materially impair the contemplated benefits to them of the exchange offer has occurred; or

          (3) a change occurs in the current interpretations by the staff of the SEC that, in their reasonable judgment, might materially impair the issuers' ability to proceed with the exchange offer.

     If the issuers, in their reasonable judgment, determine that any of the above conditions is not satisfied, they may:

     - refuse to accept any old notes and return all surrendered old notes to the surrendering holders,

     - extend the exchange offer and retain all old notes surrendered prior to the expiration date, subject to the holders' right to withdraw the surrender of the old notes, or

     - waive any unsatisfied conditions regarding the exchange offer and accept all properly surrendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, the registrants will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and the registrants will extend the exchange offer for a period of time that they will determine, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that period of time.

EXCHANGE AGENT

     The registrants have appointed The Bank of New York as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent at the following address:

 By Hand or Overnight Courier:     Facsimile Transmissions:       By Registered or Certified
     The Bank of New York        (Eligible Institutions Only)                 Mail:
      101 Barclay Street
Corporate Trust Services Window         (212) 815-6339               The Bank of New York
         Ground Level                                               101 Barclay Street, 7E
  Attention: William Buckley        To Confirm by Telephone        New York, New York 10286
    Reorganization Section         or for Information Call:       Attention: William Buckley
                                                                    Reorganization Section
                                        (212) 815-5788

FEES AND EXPENSES

     The registrants will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by our officers and regular employees or by officers and employees of our affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

     The registrants have not retained any dealer-manager or other soliciting agent for the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. They will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for related reasonable out-of-pocket expenses. The registrants may also reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, the letter of transmittal and related documents.

     The registrants will pay any expenses incurred in connection with the exchange offer, including registration fees, fees and expenses of the exchange agent, the transfer agent and registrar, accounting and legal fees and printing costs, among others.

     The registrants will pay all transfer taxes, if any, applicable to the exchange of the old notes. If, however, new notes, or old notes for principal amounts not surrendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes surrendered, or if a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the notes. If you do not submit satisfactory evidence of payment of such taxes or exemption with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Old notes that are not exchanged will remain "restricted securities" within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

     - to the issuers or to any of their subsidiaries,

     - inside the United States to a qualified institutional buyer in compliance with Rule 144A,

     - inside the United States to an institutional accredited investor that, prior to such transfer, furnishes to the trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the old notes, the form of which you can obtain from the trustee and, if such transfer is in respect of an aggregate principal amount of old notes at the time of transfer of less than $100,000, an opinion of counsel acceptable to the issuers that the transfer complies with the Securities Act,

     - outside the United States in compliance with Rule 904 under the Securities Act,

     - pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available, or

     - pursuant to an effective registration statement under the Securities Act.

     In addition, we will no longer be under an obligation to register your resale of the old notes under the Securities Act. To the extent that the old notes are tendered for exchange and accepted in the exchange offer, the trading market and liquidity for the untendered and tendered but unaccepted old notes could be adversely affected by the exchange offer. Please refer to the risk factor captioned "You cannot be sure that an active trading market will develop for the notes, for which there has been no prior market" above.

ACCOUNTING TREATMENT

     For accounting purposes, the registrants will recognize no gain or loss as a result of the exchange offer. The registrants will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes over the remaining term of the notes.

                        DESCRIPTION OF OTHER FINANCINGS

     In addition to the notes and up to $300 million additional notes which may be issued under the indenture, Universal and BRL currently have the following additional financing arrangements in place.

OTHER FINANCINGS OF UCI

  New Revolving Credit Facility

  GENERAL

     Concurrently with the closing of the WGC acquisition and the offering of the old notes, UCI entered into a new $125 million senior secured revolving credit facility (with current commitments of $110 million) with a group of financial institutions arranged by First Union Securities, Inc., with First Union National Bank serving as administrative agent. This facility replaced UCI's previous revolving credit facility, as well as that of WGC. UCI expects to use the borrowings under the revolving credit facility for working capital and general corporate purposes. No amounts have been drawn under this facility to date.

  SECURITY; GUARANTEE

     The new revolving credit facility is secured by a first priority lien on certain of UCI's assets, including its accounts receivable and inventory. In addition, if UCI wishes to borrow amounts under the credit facility in excess of its eligible accounts receivable and inventory, these amounts are secured by a lien on some of its unpledged domestic gas compression equipment. The lenders under this facility do not have a security interest in the equipment that secures the notes or is leased by UCI under its operating leases. UCI has pledged all of the stock of its domestic subsidiaries and 65% of the capital stock of its first-tier foreign subsidiaries. In addition, UCH guarantees the facility.

  INTEREST; FEES

     Interest on the new revolving credit facility is payable at rates per annum equal to, at UCI's option: (1) a base rate equal to the higher of (a) First Union National Bank's prime rate or (b) the overnight federal funds rate plus
 .50%, plus, in each case, .25% to 1.50% depending on our leverage ratio; or (2) LIBOR plus 1.25% to 2.50%, depending on our leverage ratio. For the first six months of the facility, the interest rate margin is fixed at a level determined by UCI's credit rating.

     Base rate loans may be prepaid at any time without a premium or penalty. LIBOR loans may be prepaid prior to the end of the applicable interest period upon UCI's reimbursement of breakage costs.

     UCI may issue letters of credit under the new facility. In addition, UCI must pay customary fees to establish and maintain this facility. The facility provides for an annual administrative fee to be paid to the administrative agent, and an unused commitment fee payable to the lenders.

  CONDITIONS TO FUNDING

     UCI's borrowing under the facility is conditioned on customary closing conditions.

  COVENANTS AND EVENTS OF DEFAULT

     The new revolving credit facility contains affirmative and negative covenants customary for agreements of its type, including covenants restricting UCI's ability to:

     - incur additional indebtedness,

     - create liens on its assets,

     - make investments and loans,

     - pay dividends and other distributions,

     - consolidate, merge or sell assets that secure the facility and

     - change the character of its business.

     UCI is also required to comply with financial tests and maintain various financial ratios under this facility. These financial tests and ratios require that UCI will not permit:

     - its ratio of consolidated current assets to consolidated current liabilities to be less than 1.0 to 1.0 at any time.

     - its ratio of total debt to EBITDA, as adjusted, to be greater than the ratios and for the periods indicated below:

PERIOD                                                           RATIO
------                                                           -----
February 9, 2001 through March 31, 2002.....................  4.75 to 1.00
April 1, 2002 and at all times thereafter...................  4.50 to 1.00

     - its ratio of EBITDA, as adjusted, to total interest expense (including capital and operating lease payments) to be less than the ratios and for the periods indicated below:

PERIOD                                                           RATIO
------                                                           -----
February 9, 2001 through March 31, 2002.....................  2.00 to 1.00
April 1, 2002 through March 31, 2004........................  2.25 to 1.00
April 1, 2004 and at all times thereafter...................  2.50 to 1.00

     Until the fiscal quarter beginning April 1, 2002, the financial ratios set forth in above will be tested on a quarterly basis beginning March 31, 2001 calculated using annualized results for the period from and including February 9, 2001 through the applicable quarterly determination date. From and including April 1, 2002 and at all times thereafter, the financial ratios will be determined on a rolling four-quarter basis.

     The new revolving credit facility also includes customary events of default. If there is an event of default under the facility, the lenders may accelerate amounts due under the facility, which may result in one or more cross-defaults under UCI's other indebtedness, including the notes. Similarly, a default under the indenture governing the notes will constitute a default under the new revolving credit facility.

  ABS Operating Lease Facility

  GENERAL

     Concurrently with the closing of our WGC acquisition, UCI entered into a new $200 million asset-backed securitization operating lease facility arranged by First Union Securities, Inc., with one of First Union's affiliates funding the facility. As of May 1, 2001, UCI had $135.5 million drawn under this facility. UCI used the proceeds from this facility primarily to (1) restructure some of its operating lease obligations and those of WGC, (2) acquire IEW and concurrently discharge related indebtedness and (3) expand our fleet.

  STRUCTURE

     Once fully funded, approximately $200 million of UCI's compression equipment based on the current appraised fair market value will be sold to an unaffiliated bankruptcy remote entity, which serves as the lessor under the facility. Once fully funded, UCI will also have contributed, through its subsidiaries, approximately $86 million of gas compression equipment based on the current appraised fair market value to a newly created bankruptcy remote subsidiary that serves as the lessee under the facility. The lessee leases the $200 million of equipment from the lessor under a series of six leases with terms ranging from three to eight years. UCI entered into a management agreement pursuant to which it manages, leases and maintains the compression equipment that is subject to this facility.

     As consideration for UCI's maintaining, operating and leasing this compression equipment to its customers, the lessee under the facility pays UCI a management fee based on the horsepower of the equipment plus a fixed percentage of the gross rental revenues generated by the equipment.

     The lessor under the facility was not required to accept the full amount of the proceeds under the facility at closing and will have the ability to draw the remaining amounts under the facility for 12 months following the closing in order to acquire additional compression equipment to be leased to the lessee and managed by UCI. Upon the closing of our WGC acquisition, approximately $80 million was drawn under this facility.

  LEASE PAYMENTS

     The lease payments under this facility are payable monthly by the lessee and consist of a fixed amount plus a variable amount depending upon the length of time since lease inception and compliance with certain conditions. Initially, we expect these lease payments to equal approximately 7.75% of the outstanding balance under the facility per year. In addition, UCI paid customary fees to establish the facility and pays customary fees to maintain the facility.

     At the end of each lease term, the lessee will have the option to (1) purchase the compression equipment that was subject to the lease for an amount equal to the price paid by the lessor for that compression equipment, or (2) request that the compression equipment subject to the lease be sold to a third party, with the proceeds of the sale going to the lessor to cover the facility. In addition, the lessee will have the option to purchase the compression equipment at any time during the term of the facility for a purchase price equal to the outstanding balance under the facility plus any hedge breakage costs incurred by the lessor.

  SECURITY

     The asset-backed securitization facility is secured by a first priority security interest in all of the assets owned by both the lessor and the lessee under the facility, including all of the compression equipment subject to the facility and the lease.

     The lessor has no recourse to us for repayment of any amounts due under this facility, and the lessor does not hold a security interest in the gas compression equipment that secures the notes.

  CONDITIONS TO FUNDING

     Future borrowings by UCI under this facility are conditioned upon the notes being rated BB-/Ba3 or higher, receipt of independent appraisals of the compression equipment, and other closing conditions customary for asset-backed securitization facilities.

  TRIGGERING EVENTS AND EVENTS OF DEFAULT

     Payment defaults by the lessor under the facility, defaults by the lessee under the leases, and defaults by UCI in its management obligations over the equipment constitute "triggering events" under the facility. If a triggering event occurs, all excess cash flow generated by the leased equipment and the excess collateral equipment will be used only to make payments under the facility and may not be distributed to UCI.

     Defaults by the lessor under this facility include the failure to make required interest and principal payments under the facility and other customary defaults.

     Defaults by the lessee under the leases include

     - the failure to meet net revenue requirements,

     - the failure to make timely lease payments,

     - the failure to satisfy conditions with respect to the collateral and

     - other customary defaults.

     Defaults by UCI as the manager of the equipment include

     - the failure to maintain and manage the asset-backed securitization equipment portfolio to certain quantifiable standards,

     - bankruptcy events,

     - defaults resulting in acceleration of indebtedness greater than $20 million,

     - certain changes of control of UCH and

     - the failure to comply with customary representations and warranties.

  9 7/8% Senior Discount Notes due 2008

  GENERAL

     On February 20, 1998, UCI issued $242,500,000 of its 9 7/8% senior discount notes due February 15, 2008 in a private placement. The 9 7/8% notes were offered at a substantial discount from their principal amount. UCI subsequently exchanged the notes for publicly tradable notes pursuant to a registered exchange offer under the Securities Act.

  INTEREST

     Prior to February 15, 2003, no cash interest will be paid on the 9 7/8% notes. Commencing February 15, 2003, cash interest will accrue on the 9 7/8% notes until maturity at the rate of 9 7/8% per year, and will be payable semi-annually on August 15 and February 15, beginning August 15, 2003.

  CHANGE IN CONTROL

     In the event of a change of control of UCH or UCI, each holder of the 9 7/8% notes will have the right to require UCI to repurchase its 9 7/8% notes at a price equal to 101% of their accreted value, plus any accrued and unpaid interest as of the date of purchase. Consummation of our WGC acquisition was a change of control under the indenture, and triggered the right of holders of 9 7/8% notes through April 9, 2001 to require UCI to repurchase those notes. None of the 9 7/8% notes were tendered by the holders for repurchase.

  REDEMPTION

     The 9 7/8% notes are redeemable, in whole or in part, at the option of UCI at any time on or after February 15, 2003 at a declining premium. In addition, if UCI sells certain of its assets, it may be obligated to offer to repurchase the 9 7/8% notes at 100% of their accreted value, plus any accrued and unpaid interest as of the date of purchase.

  COVENANTS

     The 9 7/8% notes are general unsecured obligations of UCI and are pari passu in right of payment to existing and future senior indebtedness and obligations of UCI, including the new revolving credit facility, operating lease and asset-backed securitization facility. The indenture governing the 9 7/8% notes contains covenants that limit the ability of UCI and its subsidiaries to, among other things,

     - incur additional indebtedness,

     - pay dividends or make investments,

     - make restricted payments,

     - consummate asset sales,

     - enter into transactions with affiliates,

     - incur liens,

     - cause or permit restrictions to be imposed on the ability of a subsidiary to pay dividends or make payments to UCI and its subsidiaries,

     - merge or consolidate with any other person, or

     - sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of UCI.

     In addition, the indenture for the 9 7/8% notes permits UCI and its restricted subsidiaries to pledge their assets as collateral under any operating lease to the extent that those assets are subject to that operating lease. All of these covenants are subject to significant qualifications and exceptions.

OTHER FINANCINGS OF BRL

  BRL Term Loan

  GENERAL

     Concurrently with its offering of the old notes, BRL entered into a new senior secured term loan under which it borrowed approximately $64 million from a group of financial institutions arranged by Deutsche Banc Alex. Brown Inc., with Bankers Trust Company serving as administrative agent and collateral agent. This facility was drawn in a single non-revolving advance on the issue date of the old notes and was used by BRL, together with the proceeds of the notes and the equity investment, to purchase the equipment subject to the operating lease.

  SECURITY

     The provisions of the participation agreement relating to the collateral securing the BRL term loan are described under "Description of the Notes -- Security and Sources of Payment for the Notes."

  INTEREST; PRINCIPAL; FEES

     Interest on the BRL term loan is payable at annual rates equal to, at UCI's option

     - one-, two-, three- or six-month LIBOR plus a margin of 3.25% or

     - a variable base rate equal to the higher of

      - Deutsche Bank AG, New York Branch's prime rate or

      - the overnight federal funds rate plus 3.75%.

     Interest accrued on the BRL term loan is payable at the end of the applicable LIBOR interest period (which may be one, two, three or six months at BRL's election); provided that a payment is required every three months with respect to a six-month LIBOR interest period.

     The principal of the BRL term loan is payable in full on February 15, 2008, and may be prepaid in whole or in part prior to maturity upon BRL's reimbursement of breakage costs.

  EVENTS OF DEFAULT

     The BRL term loan agreement includes customary events of default. An event of default under the BRL term loan or the operating lease permits the lenders under the BRL term loan to accelerate the maturity of the loan. A default under the indenture also constitutes an event of default under the BRL term loan agreement.

  Equity Investment

     In connection with BRL's acquisition of the equipment subject to the operating lease, the limited partners of BRL contributed approximately $13 million in cash to BRL. As described in "Description of the Notes," the limited partners of BRL, as participants in this equity investment, may receive payments upon repurchases or redemptions of the notes.

                            DESCRIPTION OF THE NOTES

     The form and terms of the new notes and the old notes are identical in all material respects, except that the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes.

     The old notes were, and the new notes will be, obligations of the issuers, which are issued under an indenture dated as of February 9, 2001, by and between the issuers and The Bank of New York, as trustee. References in this section to the "notes" are references to both the old notes and the new notes. The following description of the material provisions of the indenture is a summary only. It does not include all of the provisions of the indenture. We urge you to read the indenture because it defines your rights. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The Trust Indenture Act will govern the indenture upon effectiveness of the registration statement that includes this prospectus. A copy of the indenture is filed as an exhibit to the registration statement that includes this prospectus, and may be obtained from Universal upon request. You can find definitions of certain capitalized terms used in this section under "-- Definitions."

     The new notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the trustee will act as paying agent and registrar for the new notes. The new notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the trustee's principal corporate trust office. No service charge will be made for any registration of transfer or exchange or redemption of notes, but the issuers may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with registering, exchanging or redeeming the notes. The issuers may change any paying agent and registrar without notice to holders of the notes. The issuers will pay principal, and premium, if any, on the notes at the trustee's corporate trust office in New York, New York. At the issuers' option, interest may be paid at the trustee's corporate trust office or by check mailed to the registered addresses of holders of the notes. Any old notes that remain outstanding after the completion of the exchange offer, together with the new notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture.

PRINCIPAL, MATURITY AND INTEREST

     The new notes initially will be issued in an aggregate principal amount of up to $350 million (depending on the aggregate principal amount of old notes tendered for exchange) and will mature on February 15, 2008. Subject to compliance with the covenant described under "-- Principal Covenants of UCI under the Participation Agreement -- Limitation on Incurrence of Additional Indebtedness" and subject to the restrictions contained in UCI's other agreements governing its indebtedness and operating leases, up to $300 million of additional notes may be issued under the indenture in connection with a corresponding increase in the BRL term loan and the equity investment. The proceeds of such additional notes will be used to purchase additional equipment to lease to UCI under the operating lease; provided, however, that any such additional notes must be issued within one year of February 9, 2001, and the appraised fair market value of all equipment subject to the Operating Lease must cover the aggregate acquisition cost of purchasing such additional equipment. If issued, the additional notes will constitute a single class for all purposes with the new notes and the old notes.

     Interest on the notes accrues at the rate of 8 7/8% per annum and is payable semiannually in cash on each February 15 and August 15 through maturity beginning on August 15, 2001. Interest is payable only to the persons who are registered holders of the notes at the close of business on the February 1 and August 1 immediately preceding the applicable interest payment date. Interest on the notes accrues from the most recent date on which interest has been paid or, if no interest has been paid, from and including February 9, 2001.

RANKING

     The notes are obligations of the issuers, and neither UCH nor UCI guarantees the notes. The issuers' ability to make payments under the notes depends entirely upon timely receipt of payments from UCI under the Operating Lease. UCI's rental payment obligations under the Operating Lease are effectively subordinated to all secured Indebtedness of UCI to the extent of the security and rank equally with all of its other unsubordinated obligations, including the 9 7/8% senior discount notes. As of May 1, 2001, UCI had approximately $135.5 million outstanding under our asset-backed securitization operating lease facility and approximately $213 million of outstanding indebtedness, all of which is secured. In addition, all of UCI's 9 7/8% senior discount notes, which are unsecured, remain outstanding. As of such date, UCI also had unused availability of approximately $189.5 million under our new revolving credit facility and our asset-backed securitization operating lease facility, which facilities are secured. UCI's obligations under the Operating Lease will also be structurally subordinated to all Indebtedness and other liabilities of UCI's subsidiaries.

REDEMPTION

     Optional Redemption. Except as described below, the notes are not redeemable before February 15, 2005. On and after February 15, 2005, the notes are redeemable by the issuers, in whole or in part, in the event of a permitted purchase of equipment covered by the Operating Lease from BRL by UCI with the net cash proceeds of such purchase, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of the principal amount of the notes) if redeemed during the twelve-month period commencing on February 15, of the year set forth below, plus, in each case, accrued and unpaid interest on the notes, if any, to the date of redemption:

YEAR                                                        PERCENTAGE
----                                                        ----------
2005.....................................................    104.438%
2006.....................................................    102.219%
2007.....................................................    100.000%

     Optional Redemption upon Equity Offerings. On or before February 15, 2004, UCI may, at its option, apply the proceeds of any Equity Offering (which proceeds (at least to the extent the proceeds are used to purchase equipment covered by the Operating Lease from BRL to fund the payment of notes, BRL term loan and equity investment) if received by UCH, shall have been contributed as common equity to UCI) to purchase equipment covered by the Operating Lease from the issuers. The issuers will apply the proceeds from the sale of the equipment to, on a pro rata basis, (i) redeem the notes at a redemption price equal to 108.875% of the principal amount of the notes plus accrued and unpaid interest, if any; provided that at least 65% of the aggregate principal amount of notes originally issued remains outstanding immediately after the redemption, (ii) repay principal plus accrued and unpaid interest on the BRL term loan and (iii) repay equity contributions and accrued equity yield. The permitted purchase and the redemption must be completed not more than 120 days after the consummation of the Equity Offering.

     As used in the preceding paragraph, "Equity Offering" means an underwritten public offering or private placement of Qualified Capital Stock of UCI or UCH, subsequent to February 9, 2001.

     Optional Redemption upon Change of Control. Upon the occurrence of a Change of Control prior to February 15, 2005, UCI may, at its option, purchase equipment covered by the Operating Lease from BRL. The proceeds of such purchase shall be applied to fund the issuers' redemption of all, but not less than all, of the outstanding notes at a redemption price equal to 100% of the principal amount of the notes plus the applicable Make-Whole Premium (a "Change of Control Redemption"). The issuers shall give not less than 30 nor more than 60 days' notice of the redemption within 30 days following a Change of Control.

     Each of the redemptions of notes discussed will require the prepayment by BRL of a corresponding percentage of the then outstanding BRL term loan and equity investment.

     Net Proceeds Offer Following Asset Sale. After any Net Proceeds Offer Trigger Date (as defined in "-- Principal Covenants of UCI under the Participation Agreement -- Limitation on Asset Sales"), the issuers will comply with the following:

     With the proceeds of UCI's purchase of equipment covered by the Operating Lease from BRL as required by the Participation Agreement, the issuers shall make an offer (the "Net Proceeds Offer") to purchase from all holders of the notes, on a pro rata basis notes in an amount equal to the Net Proceeds Offer Amount (as defined in "-- Principal Covenants of UCI under the Participation Agreement -- Limitation on Asset Sales") allocable to the notes. Such offer shall be at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest on the notes, if any. For purposes of any Net Proceeds Offer, the amount allocable to the notes shall be based on a pro rata application of the Net Cash Proceeds to the outstanding amount of notes, the BRL term loan and the equity investment; provided, the maximum amount of notes to be so purchased multiplied by approximately 1.22 shall not exceed the Net Cash Proceeds.

     Upon determination of the aggregate principal amount of Notes tendered as a result of the Net Proceeds Offer, BRL shall redeem a corresponding portion of the BRL term loan and the equity investment with the Net Cash Proceeds. If the aggregate principal amount of notes validly tendered and not withdrawn by holders of the notes exceeds the Net Proceeds Offer Amount allocable to the notes, the notes to be purchased will be selected on a pro rata basis (based on amounts tendered).

     Each Net Proceeds Offer will be mailed to the record holders of the notes as shown on the register of holders not less than 30 days nor more than 45 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 principal amount in exchange for cash. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law, and the purchase of the notes shall be consummated within 60 days following the mailing of the Net Proceeds Offer.

     The issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Net Proceeds Offer Following Asset Sale" provisions of the indenture, the issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the "Net Proceeds Offer Following Asset Sale" provisions of the indenture by virtue of complying with applicable laws and regulations.

     Change of Control. Upon the occurrence of a Change of Control, each holder of notes will have the right to require that the issuers purchase all or a portion of such holder's notes pursuant to the offer described below (a "Change of Control Offer") with the proceeds of UCI's purchase of Equipment from BRL. The purchase price of such offer will be at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. UCI shall notify the issuers of a Change of Control within 20 days following a Change of Control.

     Within 30 days of a Change of Control, the issuers must send, by first class mail, a notice to each holder of notes at the holder's last registered address, with a copy to the trustee. The notice shall govern the terms of the Change of Control Offer. The notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, by completing the form entitled "Option of Holder to Elect Purchase" located on the reverse side of the note. The completed Option of Holder to Elect Purchase form must be sent to the paying agent at the address

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

specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     If a Change of Control Offer is made, UCI may not have funds available to purchase a sufficient amount of equipment covered by the Operating Lease to enable the issuers to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer and a pro rata amount of the BRL term loan and equity investment. BRL has no source of revenues other than payments received from UCI. The failure of the issuers to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would give the trustee and the holders of the notes the rights described under "Events of Default." UCI's other indebtedness and operating leases contain provisions designating a change of control as described in those documents as an event of default, which would obligate UCI to repay amounts outstanding thereunder upon an acceleration of the indebtedness outstanding thereunder.

     The existence of a holder's right to require the issuers to purchase the holder's notes upon a Change of Control may deter a third party from acquiring UCI in a transaction that constitutes a Change of Control.

     The definition of "Change of Control" in the Participation Agreement is limited in scope. The provisions of the indenture and the Participation Agreement may not give holders of notes the right to require the issuers to repurchase the notes in the event of a highly leveraged transaction or certain transactions with UCI's management or its affiliates (including a reorganization, restructuring, merger or similar transaction or in certain circumstances, an acquisition of UCI by management or its affiliates) that may adversely affect holders, if the transaction is not a transaction defined as a Change of Control. A transaction involving UCI's management or its affiliates, including WGC, or a transaction involving a recapitalization of UCI, would result in a Change of Control if it is the type of transaction specified in the definition.

     One of the events that constitutes a Change of Control under the Participation Agreement and the indenture is the disposition of "all or substantially all" of UCI's assets under certain circumstances. There is no clear definition of this term under New York law (which is the governing law of the indenture). As a consequence, if holders of notes elect to require the issuers to purchase the notes and the issuers or UCI contest the election, there can be no assurance as to how a court interpreting New York law would interpret the phrase in many circumstances.

     The issuers must comply with the requirements of Rule 14e-1 under the Exchange Act and all other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the indenture, the issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the "Change of Control" provisions of the indenture by virtue of complying with applicable law and regulations.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the notes are to be redeemed at any time, selection of the notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed. If the notes are not listed on a national securities exchange, then selection of the notes for redemption will be on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate. However, no notes of a principal amount of $1,000 or less shall be redeemed in part. Additionally, if a partial redemption is made using proceeds of a purchase of equipment covered by the Operating Lease by UCI as a result of an Equity Offering, selection of the notes or portions of the notes for redemption shall be made by the trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless that method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is
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

to be redeemed in part only, the notice of redemption relating to that note shall state the portion of the principal amount of that note to be redeemed. A new note in a principal amount equal to the unredeemed portion of that note will be issued in the name of the holder upon cancellation of the original note. On and after the redemption date, interest will stop accruing on notes or portions of notes called for redemption as long as the issuers have deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the indenture.

SECURITY AND SOURCES OF PAYMENT FOR THE NOTES

     The notes are general secured obligations of the issuers. The notes rank senior in right of payment to all future obligations of the issuers that are, by their terms, expressly subordinated in right of payment to the notes and pari passu in right of payment with all existing and future unsecured obligations of the issuers that are not so subordinated.

     The notes are not obligations of UCI or UCH. The Operating Lease provides for rent payments by UCI to the issuers on each payment date. The lease payments are calculated to be in amounts at least equal to the amounts scheduled to be paid on the notes, the BRL term loan and the equity investment on the date those payments are due.

     Under the Participation Agreement, BRL has granted to the collateral agent for the ratable benefit of the trustee, itself, the holders of the notes, and the BRL term loan lenders, a first lien on and security interest in the rights, title and interest of BRL now held or subsequently acquired in and to the following (collectively, the "Collateral"), except for the following excepted payments with respect to the Collateral:

          (1) the equipment covered by the Operating Lease,

          (2) all rent and supplemental rent payable under the Operating Lease, together with various rights of BRL and

          (3) the guarantee by UCH of UCI's payment and performance under the Participation Agreement and the Operating Lease.

     Upon the occurrence of an Event of Default under the indenture, the trustee is entitled to request that the collateral agent exercise rights and powers and pursue remedies against the Collateral. All payments received and all amounts held or realized by the collateral agent (including any amounts realized by the collateral agent from the exercise of any remedies) after the occurrence and during the continuance of an event of default under the indenture or the BRL term loan, and all payments or amounts then held or thereafter received by the collateral agent under the Operating Lease or under the Participation Agreement, shall, so long as such event of default under the indenture or the BRL term loan continues and shall not have been waived in writing by the (i) trustee in the event of an Event of Default under the indenture that is not also a BRL term loan event of default, (ii) trustee and the majority of the BRL term loan lenders for any event of default that is both an Event of Default under the Indenture and an event of default under the BRL term loan, or (iii) a majority of the BRL term loan lenders for any, event of default under the BRL term loan that is not also an Event of Default under the indenture be applied on the date received:

          First, so much of such payments or amounts held or realized by the collateral agent as shall be required to reimburse the collateral agent, administrative agent and trustee for any expenses not reimbursed by BRL in connection with the collection or distribution of such amounts held or realized by the collateral agent or in connection with the expenses incurred in enforcing its remedies hereunder and preserving the Collateral;

          Second, to the trustee for the benefit of the holders of notes and to each BRL term loan lender for all principal, interest, and additional payments, if any, due to each person, in each case on a pari passu basis;

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

          Third, to each BRL indemnified person on a pari passu basis, for all other amounts then due to that person under the Operative Documents;

          Fourth, to BRL for all amounts then due BRL under Section 10 of the Participation Agreement;

          Fifth, for the benefit of BRL, to each limited partner of BRL on a pari passu basis for all amounts then due to the limited partners; and

          Sixth, the balance, if any, of the payment remaining thereafter shall be distributed to UCI.

     Disposition of the Collateral upon foreclosure will be subject to the direction of a majority of the BRL term loan lenders, and will take place in good faith and in a commercially reasonable manner. Sale of equipment in connection with a foreclosure with a value exceeding $30 million in any one transaction or series of related transactions may only be made after notice is given to the holders of notes and holders of a majority in principal amount of notes do not object to such transaction.

     Under the Operating Lease and the Participation Agreement, the covenants relating to UCI's obligations concerning use (but not any change to maintenance obligations that would in any manner diminish the value of any item of equipment in any material respect) of the equipment covered by the Operating Lease may be amended or waived only with the consent of BRL and a majority of the BRL term loan lenders. UCI is required to deliver an independent appraisal to the collateral agent and the trustee when the aggregate value of substituted equipment covered by the Operating Lease exceeds $15 million. Under the Operating Lease and the Operative Documents, UCI is required to maintain equipment under the Operating Lease that is representative of its domestic gas compression equipment.

PRINCIPAL COVENANTS UNDER THE INDENTURE

     The indenture contains, among others, the following covenants of the issuers:

          Application of Proceeds. The proceeds of the old notes and the BRL term loan were required to be used solely to finance BRL's acquisition of the equipment covered by the Operating Lease in accordance with the terms of the Participation Agreement and for costs related to such transactions.

          Compliance. In the conduct of its business and the ownership of its property, the issuers shall comply in all material respects with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities of the United States of America, and any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing. The issuers shall promptly take, and maintain the effectiveness of, all actions to effectuate the Participation Agreement, the indenture or the Operating Lease, as applicable.

          Liens.  The issuers shall duly pay and discharge:

        - in the case of BRL, immediately upon the attachment of all liens other than permitted liens (as described under "Description of the Lease Obligations and the Lease Guarantee -- The Operating Lease -- Liens") on any Collateral,

        - as and when due, all of their indebtedness and other obligations before the time that any lien attaches, unless and only to the extent that any such amounts are not yet due and payable or the validity of such amounts is being contested in good faith by appropriate proceedings, so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of the items of equipment covered by the Operating Lease and the issuers maintain or cause UCI to maintain appropriate reserves with respect to such amounts or have made adequate provision for the payment of such amounts, in accordance with GAAP and approved by the administrative agent and

        - all taxes imposed upon or against the issuers or their property or assets, or upon any property leased by them, prior to the date on which penalties attach.

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          Line of Business.  BRL shall not (i) enter into any business other than its acquisition, leasing, financing and sale of the Equipment, (ii) create, incur, assume or permit to exist any indebtedness, except as expressly permitted by the Participation Agreement, (iii) enter into, or be a party to, any transaction with any person, except the transactions set forth in the Participation Agreement, the indenture or the Operating Lease, as applicable, and as expressly permitted by the Participation Agreement, the indenture or the Operating Lease, or (iv) make any investment in, guarantee the obligations of, or make or advance money to any person (other than BRL Corp.), through the direct or indirect lending of money, holding of securities or otherwise, except for the transactions set forth in the Operative Documents and as expressly permitted by the Operative Documents. BRL Corp. will conduct no business other than acting as a co-issuer of the notes, maintaining its corporate existence and taking such actions as are required to comply with the other covenants of the issuers under the indenture, the Purchase Agreement and the Registration Rights Agreement.

          Liquidation. The issuers shall not wind up, liquidate or dissolve their affairs or enter into any transaction of merger or consolidation, or convey, sell, lease (substantially as a whole), or otherwise dispose of (whether in one or in a series of transactions) their assets except as expressly permitted by the Operating Lease or the Participation Agreement.

          Reports. The issuers will deliver to the trustee within 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, that the issuers are required to file with the SEC under Section 13 or 15(d) of the Exchange Act. Even if the issuers are not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the issuers will provide the trustee and holders of notes with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The issuers will also comply with the provisions of
     Section 314(a) of the Trust Indenture Act.

PRINCIPAL COVENANTS OF UCI UNDER THE PARTICIPATION AGREEMENT

     In addition to the covenants under the indenture, the Participation Agreement contains, among others, the following covenants with respect to UCI, which may not be amended or waived without the prior written consent of the holders of a majority of the principal amount of the notes. A default under these covenants will constitute a default under the Operating Lease and, therefore, a default under the indenture.

     Limitation on Incurrence of Additional Indebtedness. UCI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness). However, if no Event of Default has occurred at the time of or as a consequence of the incurrence of any such Indebtedness, UCI and its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of UCI is greater than 2.25 to 1.0.

     For purposes of determining compliance with this covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant, UCI in its sole discretion will classify that item of Indebtedness and will only be required to include the amount and type of each class of Indebtedness in the test specified in the first paragraph of this covenant or in one of the clauses of the definition of the term "Permitted Indebtedness," (ii) the amount of Indebtedness (other than Indebtedness consisting of an operating lease facility) issued at a price less than the principal amount of the Indebtedness shall be equal to the amount of liability in respect of the Indebtedness as determined in accordance with GAAP,
(iii) Indebtedness incurred in connection with, or in contemplation of, any transaction described in the definition of the term "Acquired Indebtedness" shall be deemed to have been incurred by UCI or one of its Restricted Subsidiaries, as the case may be, at the time an acquired Person becomes a Restricted Subsidiary (or is merged into UCI or a Restricted Subsidiary) or at the time of the acquisition of assets, as the case may be, (iv) the maximum amount of

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Indebtedness that UCI and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies, and (v) guarantees or Liens supporting Indebtedness permitted to be incurred under this covenant may be issued or granted if otherwise issued or granted in accordance with the terms of the Participation Agreement.

     Limitation on Restricted Payments. UCI will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,

          (1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of UCI or in options, warrants, or other rights to purchase such Qualified Capital Stock (but excluding any debt security or Disqualified Capital Stock convertible into, or exchangeable for, such Qualified Capital Stock)) on or in respect of shares of UCI's Capital Stock to holders of the Capital Stock;

          (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of UCI or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (in each case, other than in exchange for Qualified Capital Stock of UCI or options, warrants or other rights to purchase such Qualified Capital Stock (but excluding any debt security, or Disqualified Capital Stock convertible into, or exchangeable for, such Qualified Capital Stock));

          (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of UCI that is subordinate or junior in right of payment to UCI's rental payment obligations under the Operating Lease; or

          (4) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment");

        if at the time of the Restricted Payment or immediately after giving effect to the payment,

             (a) a Default or an Event of Default shall have occurred and be continuing; or

             (b) UCI is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

             (c) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to February 9, 2001 exceeds the sum of:

                (i) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of UCI earned subsequent to February 9, 2001 and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

                (ii) 100% of (A) the aggregate net cash proceeds and (B) the aggregate fair market value (as determined in good faith by the Board of Directors of UCI as evidenced by a Board Resolution) of property other than cash, received by UCI from any Person (other than a Subsidiary of UCI) from the issuance and sale subsequent to February 9, 2001 and on or prior to the Reference Date of Qualified Capital Stock of UCI or options, warrants or other rights to purchase such Qualified Capital Stock (but excluding any debt security or Disqualified Capital Stock convertible into, or exchangeable for, such Qualified Capital Stock); plus

                (iii) without duplication of any amounts included in clause
           (c)(ii) above, 100% of the aggregate net cash proceeds of any equity contribution received by UCI from a holder of UCI's Capital Stock (excluding, in the case of clauses (c)(iii) and (iv), any net cash proceeds from an Equity Offering to the extent used to purchase equipment covered by the

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

           Operating Lease from BRL to redeem the notes, the BRL term loan and equity investment in compliance with the provisions set forth under "Description of the Notes -- Redemption -- Optional Redemption Upon Equity Offerings"); plus

                (iv) 100% of the aggregate net cash proceeds received by UCI from any Person (other than a Subsidiary of UCI) from the issuance and sale (subsequent to February 9, 2001) of debt securities or shares of Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock of UCI, together with the aggregate cash received by UCI at the time of the conversion or exchange; plus

                (v) without duplication, the sum of (A) the aggregate amount returned in cash to UCI or a Restricted Subsidiary of UCI on or with respect to Investments (other than Permitted Investments) made subsequent to February 9, 2001 whether through interest payments, principal payments, dividends or other distributions or payments, (B) the net cash proceeds received by UCI or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of UCI) and (C) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; provided, however, that the sum of clauses (A), (B) and (C) above shall not exceed the aggregate amount of all such Investments made subsequent to February 9, 2001; plus

                (vi) $15.0 million.

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration of the dividend if the dividend would have been permitted on the date of declaration;

          (2) the acquisition of any shares of Capital Stock of UCI, either (a) solely in exchange for shares of Qualified Capital Stock of UCI or options, warrants, or other rights to purchase such Qualified Capital Stock (other than any debt security or Disqualified Capital Stock convertible into, or exchangeable for, such Qualified Capital Stock) or (b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of UCI) of shares of Qualified Capital Stock of UCI or options, warrants, or other rights to purchase such Qualified Capital Stock (other than any debt security or Disqualified Capital Stock convertible into, or exchangeable for, such Qualified Capital Stock);

          (3) the acquisition of any Indebtedness of UCI that is subordinate or junior in right of payment to UCI's rental payment obligations under the Operating Lease either (i) solely in exchange for shares of Qualified Capital Stock of UCI, or options, warrants, or other rights to purchase such qualified Capital Stock or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of UCI) of (A) shares of Qualified Capital Stock of UCI or (B) Refinancing Indebtedness;

          (4) dividends or payments to UCH of cash to be immediately applied to repurchases by UCH of Qualified Capital Stock of UCH or options to purchase such Qualified Capital Stock from directors or employees or former directors or former employees of UCH or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such persons or pursuant to the terms of any customary agreement under which the Qualified Capital Stock or options were issued, in an aggregate amount not to exceed $1.0 million plus any life insurance proceeds in any calendar year;

          (5) the repurchase of any Indebtedness which is subordinated to UCI's rental payment obligations under the Operating Lease at a purchase price not greater than 101% of the principal amount of the Indebtedness in the event of a change of control in accordance with provisions similar to the "Change of Control" provisions in the Participation Agreement; provided that, prior to or
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     simultaneously with the repurchase, the issuers have made the Change of
     Control Offer as provided in the covenant with respect to the notes and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer;

          (6) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Participation Agreement applicable to mergers, consolidating and transfers of all or substantially all of the property and assets of UCI;

          (7) any dividends or payments to UCH in respect of overhead expenses, legal, accounting, commissions reporting and other professional fees and expenses of UCH that are directly attributable to the operations of UCI and its restricted subsidiaries;

          (8) payments to holders of Qualified Capital Stock of UCI or UCH (a) in lieu of the issuance of fractional shares of Qualified Capital Stock of UCI or UCH or (b) to redeem or repurchase stock purchase or similar rights issued as a shareholder rights device; provided that the payments made pursuant to this clause (8) from February 9, 2001 through the final stated maturity of the notes may not exceed $2.0 million; and

          (9) repurchases, acquisitions or retirements of shares of Qualified Capital Stock of UCI or UCH deemed to occur upon the exercise of stock options or similar rights issued under employee benefits plans of UCI or UCH if the shares represent all or a portion of the exercise price or are surrendered in connection with satisfying any income tax obligation;

provided that, except in the case of clauses (1) and (2), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth in those clauses.

In determining the aggregate amount of Restricted Payments made subsequent to February 9, 2001 in accordance with clause (c) of the preceding paragraph, amounts expended, without duplication, pursuant to clauses (1), (2)(a), (4) through (6) and (8) shall be included in such calculation.

     Not later than 10 days after the date of making any Restricted Payment (but not including any transaction described in the preceding paragraph), UCI shall deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the Participation Agreement and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon UCI's latest available internal quarterly financial statements.

     Limitation on Asset Sales. UCI will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) UCI or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by UCI's Board of Directors); and

          (2) at least 75% of the consideration received by UCI or the Restricted Subsidiary, as the case may be, from the Asset Sale shall be in the form of cash or Cash Equivalents; provided that (a) the amount of any liabilities of UCI or the Restricted Subsidiary (other than liabilities that are by their terms subordinated to UCI's rental payment obligations under the Operating Lease) that are assumed by the transferee of the assets and (b) the fair market value of any marketable securities received by UCI or the Restricted Subsidiary in exchange for the assets that are promptly converted into cash shall be deemed to be cash for purposes of this provision. In no event shall the aggregate fair market value at the time of receipt of consideration received by UCI in a form other than cash or Cash Equivalents exceed 15% of UCI's Consolidated Total Assets; and

          (3) in the event of an Asset Sale, UCI shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to the Asset Sale within 720 days of receipt thereof either

             (a) to repay or prepay any indebtedness under the Credit Agreement, and effect a permanent reduction in the availability under the Credit Agreement;

             (b) to make an investment in either (i) properties and assets that replace the properties and assets that were the subject of the Asset Sale or (ii) properties or assets that will be used in the business of UCI and its Restricted Subsidiaries as existing on February 9, 2001 or in businesses similar or reasonably related thereto or in the capital stock of any entity a majority of whose assets consists of the properties or assets described under (i) or (ii) ("Replacement Assets"); or

             (c) to a combination of prepayment and investment permitted by the immediately foregoing clauses (a) and (b).

     After the day on which the aggregate amount of Net Cash Proceeds which have not been applied as permitted in clauses 3(a), 3(b), and 3(c) of the preceding paragraph exceeds $15.0 million (the "Net Proceeds Offer Trigger Date"), UCI shall make an offer to apply the unapplied Net Cash Proceeds (the "Net Proceeds Offer Amount") to purchase equipment covered by the Operating Lease from BRL at the Acquisition Cost of that equipment. However, UCI shall have the option of applying a portion of the Net Proceeds Offer Amount to the repurchase of any Indebtedness not subordinated to its rental payment obligations under the Operating Lease, pro rata based on the amount of notes, the BRL term loan and the equity investment outstanding on the one hand, and the amount of the other Indebtedness outstanding on the other hand. The purchase price for the other Indebtedness will not exceed 100% of the principal amount of that Indebtedness, plus accrued and unpaid interest on that Indebtedness. If UCI elects to so repay the other Indebtedness, the amount of equipment covered by the Operating Lease purchased by UCI will be reduced by the amount of the other Indebtedness so repurchased.

     Notwithstanding the two immediately preceding paragraphs, UCI and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with those paragraphs to the extent (i) at least 80% of the consideration for the Asset Sale constitutes Replacement Assets and (ii) the Asset Sale is for fair market value. Any consideration not constituting Replacement Assets received by UCI or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the preceding paragraphs of this covenant.

     If at any time any non-cash consideration received by UCI or any Restricted Subsidiary of UCI, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale and the Net Cash Proceeds of that Asset Sale shall be applied in accordance with this covenant and the indenture. To the extent that the Net Proceeds Offer Amount allocable to the notes exceeds the aggregate principal amount of notes, the BRL term loan and the equity investment tendered pursuant to the Net Proceeds Offer, UCI and its Restricted Subsidiaries may use the excess for general corporate purposes.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. UCI will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of UCI to:

          (1) pay dividends or make any other distributions on or in respect of its Capital Stock;

          (2) make loans or advances or to pay any Indebtedness or other obligation owed to UCI or any other Restricted Subsidiary of UCI; or

          (3) transfer any of its property or assets to UCI or any other Restricted Subsidiary of UCI,

        except for such encumbrances or restrictions existing under or by reason of:

             (a) applicable law;

             (b) a Securitized Operating Lease Facility;

             (c) the Credit Agreement;

             (d) any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

             (e) agreements existing on February 9, 2001, to the extent and in the manner such encumbrances and restrictions are contemplated by those agreements;

             (f) in the case of clause (3) above: (i) agreements or instruments arising or agreed to in the ordinary course of business that restrict in a customary manner the subletting, assignment or transfer of any property or asset subject to a lease, license, conveyance or other contract and (ii) any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of UCI or any Restricted Subsidiary entered into in compliance with the Participation Agreement;

             (g) an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, any Restricted Subsidiary of UCI;

             (h) provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis; or

             (i) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred under an agreement referred to in clause (b), (c), (d) or (e) above; provided, however, that the provisions relating to such encumbrance or restriction contained in that Indebtedness are no less favorable to UCI or the relevant Restricted Subsidiary of UCI in any material respect as determined by the Board of Directors of UCI in its reasonable and good faith judgment than the provisions relating to the encumbrance or restriction contained in agreements referred to in clause (b), (c), (d) or (e).

        Nothing contained in clause (3) of this "Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries" covenant shall prevent UCI or any of its Restricted Subsidiaries from creating, incurring, assuming or suffering to exist any Lien created, incurred, assumed or suffered to exist in accordance with the other terms of the Participation Agreement.

     Limitation on Preferred Stock of Restricted Subsidiaries. UCI will not, and will not permit any of its Restricted Subsidiaries to, issue any Preferred Stock (other than to UCI or to a Wholly Owned Restricted Subsidiary of UCI) or permit any Person (other than UCI or a Wholly Owned Restricted Subsidiary of
UCI) to own any Preferred Stock of any Restricted Subsidiary of UCI. The foregoing shall not prohibit (i) the creation of a Lien in any such Preferred Stock under the Credit Agreement and otherwise created in accordance with the Participation Agreement or (ii) issuances or sales to directors of directors' qualifying shares or issuances or sales to foreign nationals of Preferred Stock, in each case to the extent required by applicable law.

     Limitation on Liens. UCI will not, and will not cause or permit any Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens against or upon any property or assets of UCI or any Restricted Subsidiaries or any proceeds therefrom, or convey any right to receive income or profits therefrom except for the following:

     - Liens to the extent contemplated by the Operative Documents and Liens existing as of February 9, 2001 (other than Liens securing Indebtedness under the Credit Agreement);

     - Liens securing Indebtedness under the Credit Agreement incurred under the "Limitation on Incurrence of Additional Indebtedness" covenant in the Participation Agreement;

     - Liens securing an operating lease facility;

     - Liens of UCI or a Wholly Owned Restricted Subsidiary of UCI on assets of any Restricted Subsidiary of UCI;

     - Liens securing Refinancing Indebtedness incurred to Refinance any Indebtedness that has been secured by a Lien permitted under the Participation Agreement and that has been incurred in accordance with the provisions of the Participation Agreement; provided, however, that the Liens (a) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (b) do not extend to or cover any property or assets of UCI or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

     - Permitted Liens.

     Merger, Consolidation and Sale of Assets. UCI will not consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of UCI to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of UCI's assets to any Person unless:

          (1) either

             (a) UCI is the surviving or continuing corporation; or

             (b) the Person (if other than UCI) formed by such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition acquires the properties and assets of UCI and of UCI's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and (y) shall expressly assume all obligations of UCI under the Operating Lease to be performed or observed by UCI;

          (2) immediately after giving effect to that transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred in connection with or in respect of such transaction), UCI or the Surviving Entity (a) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of UCI immediately prior to such transaction, and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant in the Participation Agreement;

          (3) immediately after giving effect to the transaction and the assumption contemplated by clause (1)(b)(y) above, no Default or Event of Default shall have occurred or be continuing; and

          (4) UCI or the Surviving Entity shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition complies with the Participation Agreement and that all conditions precedent in the Participation Agreement relating to that transaction have been satisfied.

     Limitations on Transactions with Affiliates. (a) UCI and any of its Restricted Subsidiaries, will not enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at that time on an arm's-length basis from a Person that is not an Affiliate of UCI or the Restricted Subsidiary.

     - All Affiliate Transactions involving aggregate payments or other property with a fair market value in excess of $5.0 million are to be approved by the unaffiliated members of the Board of Directors of UCI or the Restricted Subsidiary, the approval shall be evidenced by a Board Resolution.

     - If UCI or any Restricted Subsidiary of UCI enters into an Affiliate Transaction that involves an aggregate fair market value of more than $10.0 million, UCI or the Restricted Subsidiary, as the case may be, shall, prior to the consummation of the transaction, obtain a favorable opinion as to the fairness of that transaction or series of related transactions to UCI or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from a nationally recognized firm qualified to do the business for which it is engaged and file the opinion with the Trustee.

          (b) The restrictions set forth in clause (a) above shall not apply to:

             - reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of UCI or any Restricted Subsidiary of UCI as determined in good faith by UCI's Board of Directors or senior management;

             - transactions exclusively between or among UCI and any of its
               Wholly Owned Restricted Subsidiaries or exclusively between or among the Wholly Owned Restricted Subsidiaries, provided those transactions are not otherwise prohibited by the Participation Agreement;

             - any agreement as in effect as of February 9, 2001 (including, but not limited to, the Weatherford Transition Services Agreement) or any related amendments or transactions contemplated (including pursuant to any amendment thereto) in any related replacement agreement so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on February 9, 2001;

             - Restricted Payments permitted by the covenant entitled
               "Limitation on Restricted Payments";

             - the Tax Sharing Agreement;

             - employment agreements with officers and employees of UCI and its
               Restricted Subsidiaries, in the ordinary course of business;

             - loans and advances to employees not to exceed $5.0 million outstanding at any one time, in the ordinary course of business;

             - arrangements with directors of UCI existing on February 9, 2001;

             - the acquisition of WGC's Southeast Asia based operations, if consummated within six months of February 9, 2001, and documents related to that acquisition; and

             - the provision of compression or related services to Weatherford or any other Affiliate in the ordinary course of business; provided, however, that if aggregate payments or property involved in any such transaction or series of related transactions exceeds $5.0 million, such transaction or transactions shall be approved by the unaffiliated members of the Board of Directors of UCI.

     Change of Control. Upon a Change of Control, UCI shall purchase equipment from BRL in an amount equal to the aggregate principal amount of notes tendered pursuant to a Change of Control Offer multiplied by approximately 1.22 (to provide funds for a purchase by BRL of a corresponding percentage of the outstanding BRL term loan and equity investment).

     Conduct of Business. UCI and its Restricted Subsidiaries will not engage in any businesses that are not the same, similar or reasonably related to the businesses in which UCI and its Restricted Subsidiaries were engaged on February 9, 2001.

     Reports to Holders. UCI will deliver to the trustee within 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, that UCI or the issuers are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Further, notwithstanding that UCI may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, UCI will provide the trustee and holders of the notes with annual reports and information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":

          (1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

          (2) the failure to pay principal of any notes, when the principal becomes due and payable;

          (3) a default in the observance or performance of any other covenant or agreement of the issuers in the indenture, which default continues for a period of 30 days after the issuers receive written notice specifying the default (and demanding that the default be remedied and stating that the notice is a "Notice of Default") from the trustee or the holders of at least 25% of the outstanding principal amount of the notes;

          (4) the occurrence and continuation of a Lease Event of Default ((i) other than as a result of a breach of a covenant made solely for the benefit of BRL or (ii) the BRL term loan lenders or (iii) caused solely by a Change of Control);

          (5) the acceleration of the final stated maturity or failure to pay at final maturity any portion of the BRL term loan;

          (6) the Participation Agreement no longer creates a first priority lien on all of the Collateral for the benefit of the collateral agent (subject to permitted liens);

          (7) a judgment is entered against BRL involving an aggregate liability of $15.0 million, which remains undischarged, unpaid or unstayed in such aggregate amount for a period of 60 consecutive days after such judgment becomes final and nonappealable; and

          (8) certain events of bankruptcy of the issuers.

     If an Event of Default (other than an Event of Default specified in clause
(8) above) shall occur and be continuing, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal and accrued and unpaid interest on all the notes to be due and payable by notice in writing to the issuers and the trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable.

     In the event of an acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, the acceleration shall be automatically rescinded and annulled if the event of default triggering the Event of Default pursuant to clause (5) above shall be remedied or cured by the issuers or waived by the holders of the relevant Indebtedness within 20 days after the date of the Acceleration Notice with respect to the acceleration.

     In the event of an acceleration because of an Event of Default set forth in clause (5) above due to an acceleration of the BRL term loan caused by a Change of Control has occurred and is continuing, then all unpaid principal of, premium, if any, and accrued and unpaid interest on all of the outstanding notes shall become immediately due and payable.

     If an Event of Default specified in clause (8) above occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes.

     Following an acceleration of the notes, UCI shall have the option, under the Operating Lease, to repurchase all equipment subject to the Operating Lease at the acquisition cost of the equipment, plus any other amounts owing under the Operating Lease, which exercise of the option will result in repayment of all of the outstanding notes in full.

     The indenture provides that, at any time after a declaration of acceleration based on a default in the payment of the principal of or interest on any notes, the holders of a majority in principal amount of the notes may rescind and cancel the declaration and its consequences:

     - if the rescission would not conflict with any judgment or decree;

     - if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

     - to the extent the payment of the interest is lawful, if interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

     - if the issuers have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

     - in the event of the cure or waiver of an Event of Default of the type described in clause (8) of the description above of Events of Default, the trustee shall have received an officers' certificate and an opinion of counsel that the Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the Trust Indenture Act.

     Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity.

     Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     Under the indenture, the issuers are required to provide an officers' certificate to the trustee promptly upon obtaining knowledge of any Default or Event of Default (provided that the issuers shall provide certification at least annually whether or not it knows of any Default or Event of Default) that has occurred and, if applicable, describe the Default or Event of Default and its status.

     The following table compares events of default for BRL under the indenture to events of default of UCI under the operating lease:

EVENTS OF DEFAULT OF THE ISSUERS UNDER THE INDENTURE   EVENTS OF DEFAULT OF UCI UNDER THE OPERATING LEASE
 1) The occurrence and continuation of an event of      1) No cross-default with respect to events of
    default under the operating lease (other than as       default under the indenture exists.
    a result of a breach of a covenant made solely
    for the benefit of BRL or the BRL term loan
    lenders or caused solely by a "change of
    control").

 2) Semi-annual interest payment on any notes is        2) Semi-annual payment is unpaid for a period of
    unpaid for a period of 30 days or more after the       25 days or more after the due date.
    due date.

 3) The failure to pay the principal of any notes,      3) The failure to make any other payments for a
    when the same becomes due and payable, at              period of three business days or more after the
    maturity, upon redemption or otherwise.                due date.

 4) The failure to make a payment to purchase notes     4) A change of control occurs.
    tendered pursuant to a change of control.

 5) The failure to perform any other covenant or        5) The failure to perform any covenants or
    agreement of the issuers in the indenture, which       agreements of UCI in the operating lease within
    default continues for a period of 30 days after        the applicable notice and 10 business day or 30
    notice.                                                day cure periods.

 6) The acceleration of the final stated maturity or    6) The acceleration (or default permitting
    failure to pay at final maturity (giving effect        acceleration) of any facility of UCI with
    to any applicable grace periods and any                respect to outstanding indebtedness or
    extensions thereof) any portion of the BRL term        obligations aggregating $20 million or more.
    loan.

 7) The participation agreement no longer creates a     7) Either the operating lease or the participation
    first priority lien on all of the collateral for       agreement ceases to be in full force and
    the benefit of the collateral agent (subject to        effect, or ceases to give the collateral agent
    permitted liens).                                      (for the benefit of BRL and the lenders) the
                                                           liens purported to be created by the agreement
                                                           on any material collateral.

 8) A judgment is entered against BRL involving an      8) A non-appealable judgment or judgments
    aggregate liability of $15.0 million, which            exceeding $20 million is entered against UCI
    remains undischarged, unpaid or unstayed in that       and remains unstayed or unvacated for 30
    aggregate amount for a period of 60 consecutive        consecutive days.
    days after the judgment becomes final and
    nonappealable.

 9) Designated events of insolvency or bankruptcy of    9) Certain events of insolvency or bankruptcy of
    the issuers.                                           UCI or UCH.

10) No equivalent event of default, however, due to    10) The UCH lease guarantee is not in full force
    cross-default provision, this would create an          and effect.
    event of default under the indenture.

11) No equivalent event of default, however, due to    11) Representations by UCI or UCH in any of the
    cross-default provision, this would create an          operative documents are untrue in any material
    event of default under the indenture.                  respect at the time they are made.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The issuers may elect to have their obligations discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance means that the issuers are deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

     - the rights of holders of the notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when the payments are due from the trust referred to below;

     - the issuers' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

     - the rights, powers, trust, duties and immunities of the trustee and the issuers' obligations in connection therewith; and

     - the Legal Defeasance provisions of the indenture.

     In addition, the issuers may elect to have their obligations released with respect to certain covenants (including the covenants in the Participation Agreement) and other provisions that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with the obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) the issuers must irrevocably deposit with the trustee, in cash, non-callable U.S. government obligations, or a combination of those, to pay the principal of, premium, if any, and interest on the notes on the payment date or on the redemption date, as the case may be;

          (2) in the case of Legal Defeasance, the issuers shall deliver to the trustee an opinion of counsel confirming that:

             (a) a ruling has been made by the Internal Revenue Service; or

             (b) since the date of the indenture, there has been a change in the applicable federal income tax law.

     In either case, to the effect that, and based on an opinion of counsel confirming that, the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, the issuers shall have delivered to the trustee an opinion of counsel confirming that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default arising in connection with the substantially contemporaneous borrowing of funds to fund the deposit referenced in clause (1) above) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5) Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which the issuers or any of their Subsidiaries is bound;

          (6) the issuers shall have delivered to the trustee an officers' certificate stating that the deposit was not made by the issuers with the intent of preferring the holders of the notes over any other creditors of the issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the issuers or others;

          (7) the issuers shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

          (8) the issuers shall have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

SATISFACTION AND DISCHARGE

     The indenture will cease to be of further effect (except as expressly provided for in the indenture) as to all outstanding notes when:

          (1) either

             (a) all the notes theretofore authenticated and delivered have been delivered to the trustee for cancellation; or

             (b) all notes not theretofore delivered to the trustee for cancellation have become due and payable or, by their terms, are to become due and payable, or are to be called for redemption upon delivery of notice, within one year and the issuers have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay all principal of, premium, if any, and interest on the notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the issuers directing the trustee to apply the funds to the payment of the funds at maturity or redemption, as the case may be;

          (2) the issuers have paid all other sums payable under the indenture by the issuers; and

          (3) the issuers have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

MODIFICATION OF THE INDENTURE AND THE OPERATIVE DOCUMENTS

     From time to time, the issuers and the trustee may amend, waive or otherwise modify provisions of the indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as the change does not adversely affect the rights of any of the holders of the notes in any material respect.

     Other amendments, waivers and other modifications of provisions of the indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder affected thereby, no such amendment, waiver or other modification may:

     - reduce the principal amount of notes whose holders must consent to an amendment;

     - reduce the rate of or change or have the effect of changing the time for payment of interest on any notes;

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

     - reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price of any notes;

     - make any notes payable in money other than that stated in the notes;

     - make any change in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on the holder's note or notes on or after the due date of the notes or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes to waive Defaults or Events of Default; and

     - modify in any material respect the obligation of the issuers (or any of the provisions or definitions with respect to the obligations of the issuers) to (a) make payments under the indenture, (b) make and consummate a Change of Control Offer in the event of a Change of Control or (c) make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated.

     Pursuant to the Participation Agreement, the material terms of the Operative Documents may not be amended, supplemented, waived or modified without the written agreement and consent of, among others, the trustee acting on behalf of the holders of a majority of the then outstanding notes; provided, however, that without the consent of the trustee acting on behalf of the holders of a majority of the then outstanding notes, BRL, UCI and a majority of the BRL term loan lenders may amend, supplement, waive or modify:

     - provisions of the BRL term loan agreement,

     - provisions of the Participation Agreement which contain covenants of UCI and UCH made specifically to the BRL term loan lenders; and

     - provisions of the Operating Lease which relate to, among other items, the return and redelivery of equipment covered by the Operating Lease at the expiration of the Operating Lease term, subleasing of the equipment and certain payments, if any, to be made under the Operating Lease for the BRL term loan.

     Notwithstanding the foregoing, such parties may not, without the consent of each holder of notes affected thereby, amend, change or modify in any material respect the obligations of UCI (or any of the material provisions or definitions with respect to the obligations of UCI) to (A) make payments of rent under the Operating Lease or (B) purchase equipment covered by the Operating Lease yielding proceeds sufficient to enable the issuers to (1) make and consummate a Change of Control Offer or (2) make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated. In connection with the issuance of additional notes, however, the trustee, without the consent of the holders of notes, may consent to the amendment of the Operative Documents to reflect the increase in the notes and a corresponding increase in the BRL term loan and equity investment, as well as the increase in the equipment acquired by BRL and leased to UCI under the Operating Lease.

GOVERNING LAW

     The indenture and the notes are governed by the laws of the State of New York without giving effect to applicable principles of conflicts of law.

THE TRUSTEE

     The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only the duties that are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise the rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of their own affairs.

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

DEFINITIONS

     Set forth below is a summary of some of the defined terms used in the indenture, the Operating Lease and the Participation Agreement. Reference is made to the indenture, the Operating Lease and the Participation Agreement for the full definition of all defined terms, as well as any other terms used in this prospectus for which no definition is provided.

     "ABS Operating Lease Facility" means the operating lease facility of UCI, dated February 9, 2001, arranged by First Union Securities Inc., which provides for funding of up to $200 million.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time that Person (a) becomes a Restricted Subsidiary of UCI, or (b) at the time it merges or consolidates with UCI or any of UCI's Subsidiaries, or (c) assumed in connection with the acquisition of assets from that Person and in each case not incurred by that Person in connection with, or in anticipation or contemplation of, that Person becoming a Restricted Subsidiary of UCI or such acquisition, merger or consolidation.

     "Acquisition Cost" means with respect to any item of equipment covered by the Operating Lease the amount specified with respect to the acquisition cost paid for the item of equipment by BRL.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly controls, or is controlled by, or is under common control with, that specified Person. The term "control" means the possession of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (a) an Investment by UCI or any Restricted Subsidiary in any other Person pursuant to which that Person shall become a Restricted Subsidiary of UCI or any Restricted Subsidiary of UCI, or shall be merged with or into UCI or any Restricted Subsidiary of UCI, or (b) the acquisition by UCI or any Restricted Subsidiary of UCI of the assets of any Person (other than a Restricted Subsidiary of UCI) which constitute all or substantially all of the assets of that Person or comprise any division or line of business of that Person or any other properties or assets of that Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into with customers in the ordinary course of business consistent with past practice or sales of equipment pursuant to purchase options entered into with customers by UCI or a Restricted Subsidiary of UCI in the ordinary course of business consistent with past practice), assignment or other transfer for value by UCI or any of its Restricted Subsidiaries (excluding any Lien granted in accordance with the "Limitation on Liens" covenant, but including any Sale and Leaseback Transaction) to any Person other than UCI or a Wholly Owned Restricted Subsidiary of UCI of (a) any Capital Stock of any Restricted Subsidiary of UCI; or (b) any other property or assets of UCI or any Restricted Subsidiary of UCI other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which UCI or its Restricted Subsidiaries receive aggregate consideration of less than $2.0 million, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of UCI as permitted under "Merger, Consolidation and Sale of Assets," (iii) the transfer of assets to the lessor under a Securitized Operating Lease Facility related to an under collateralization event thereunder and (iv) any Restricted Payment (other than, for the purpose of calculating the consolidated fixed charge coverage ratio only, any non-cash Restricted Payment) permitted under the covenant entitled "Limitation on Restricted Payments."

     "Board of Directors" means, as to any Person, the board of directors management committee or other body governing the management of that Person or the general partner of that Person any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of that Person to have been duly adopted by the Board of Directors of

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

that Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents of corporate stock and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of that Person.

     "Capitalized Lease" means a lease that is required to be classified and accounted for as a capitalized lease under GAAP.

     "Capitalized Lease Obligation" means, as to any Person, their obligations under a Capitalized Lease and, for purposes of this definition, the amount of their obligations at any date shall be the capitalized amount of their obligations at that date, determined in accordance with GAAP.

     "Cash Equivalents" means:

          (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency of the government and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition of those obligations;

          (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any state or any public instrumentality thereof maturing within one year from the date of acquisition of those obligations and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Services, a division of McGraw Hill, Inc. ("S&P") or Moody's Investors Service, Inc. ("Moody's");

          (3) commercial paper maturing no more than one year from the date of creation of the commercial paper and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

          (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state in the U.S. or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

          (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

          (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through
     (5) above; and

          (7) investments made by Foreign Restricted Subsidiaries in local currencies in instruments issued by or with entities of such jurisdiction having correlative attributes to the foregoing.

     "Change of Control" means the occurrence of one or more of the following events:

          (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions, but other than by the granting of a Lien in accordance with the Participation Agreement or by way of consolidation or merger in accordance with the Participation Agreement) of all or substantially all of the assets of UCI and its Subsidiaries, or UCH and its subsidiaries, in each case taken as a whole, to any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act) (whether or not otherwise in compliance with the provisions of the Participation Agreement) other than to the Permitted Holders;

          (2) the approval by the holders of Capital Stock of UCI or UCH of any plan or proposal for the liquidation or dissolution of UCI or UCH (whether or not otherwise in compliance with the provisions of the Participation Agreement);

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

          (3) any Person or "group" within the meaning of Section 13(d) of the Exchange Act (other than the Permitted Holders and UCH) shall become the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act, of shares representing more than 50% of the aggregate voting power represented by the Capital Stock of UCI or UCH; or

          (4) the replacement of a majority of the Board of Directors of UCI or UCH over a two-year period from the directors who constituted the Board of Directors of UCI or UCH, as the case may be, at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of UCI or UCH, as the case may be, then still in office who either were members of the Board of Directors at the beginning of the two-year period or whose election as a member of the Board of Directors was previously so approved.

     "CHP" means Castle Harlan Partners III, L.P., a private investment fund managed by Castle Harlan, Inc., a Delaware corporation.

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of that Person's common stock, whether outstanding on or issued after February 9, 2001, and includes, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

          (1) Consolidated Net Income; and

          (2) to the extent Consolidated Net Income has been reduced thereby,

             (a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business;

             (b) Consolidated Interest Expense;

             (c) Consolidated Rental Expense;

             (d) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP; and

             (e) any expense of UCI or its Restricted Subsidiaries incurred in connection with the overhaul of equipment that can be reclassified as a capital expenditure in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of that Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of that Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

     - the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on

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

       or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

     - any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if the Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

     Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

          (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on the outstanding Indebtedness in effect on the Transaction Date; and

          (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of the agreements.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1) Consolidated Interest Expense;

          (2) Consolidated Rental Expense; and

          (3) the product of:

           - the amount of all dividend payments on any series of Preferred Stock of that Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times

           - a fraction with a numerator of one and a denominator of one minus the then current effective consolidated federal, state and local tax rate of that Person, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

          (1) the aggregate of the interest expense of that Person and its Restricted Subsidiaries for that period determined on a consolidated basis in accordance with GAAP, including without limitation:

           - any amortization of debt discount and amortization of deferred financing costs,

           - the net costs under Interest Swap Obligations and Currency Agreements,

           - all capitalized interest and

           - the interest portion of any deferred payment obligation;

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

          (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by that Person and its Restricted Subsidiaries during the period as determined on a consolidated basis in accordance with GAAP; and

          (3) fees and charges related to letters of credit, bankers acceptances and similar transactions;

excluding, however,

          (1) any amount of the interest expense of any Restricted Subsidiary if the net income of that Restricted Subsidiary is excluded in the calculation of Consolidated Net Income under clause (4) of the definition of Consolidated Net Income (but only in the same proportion as the net income of that Restricted Subsidiary is excluded from the calculation of Consolidated Net Income under that clause); and

          (2) any non-cash amortization or write-off of fees and expenses incurred in connection with financing arrangements for the WGC acquisition.

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of that Person and its Restricted Subsidiaries for that period on a consolidated basis, determined in accordance with GAAP excluding:

          (1) after-tax gains or losses from Asset Sales;

          (2) after-tax items classified as extraordinary or nonrecurring gains or losses;

          (3) the net income or loss of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of that Person or is merged or consolidated with that Person or any Restricted Subsidiary of that Person;

          (4) the net income (but not loss) of any Restricted Subsidiary of that Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, except for any dividends or distributions actually paid by the Restricted Subsidiary to that Person;

          (5) the net income but not loss of any Person, other than a Restricted Subsidiary of that Person, except to the extent of cash dividends or distributions paid to that Person or to a Wholly Owned Restricted Subsidiary of that Person by such Person;

          (6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during that period whether or not such operations were classified as discontinued); and

          (7) the cumulative effect of a change in accounting principles.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of that Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of that Person.

     "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of that Person and its Restricted Subsidiaries reducing Consolidated Net Income of that Person and its Restricted Subsidiaries for that period, determined on a consolidated basis in accordance with GAAP (excluding any such charges which require an accrual of or a reserve for cash charges for any future period).

     "Consolidated Rental Expense" means, with respect to any Person, for any period, the aggregate of the rental expense of that Person and its Restricted Subsidiaries related to operating lease facilities of that Person and its Restricted Subsidiaries for the period, determined on a consolidated basis.

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     "Consolidated Total Assets" of any Person means that Person's total consolidated assets calculated in accordance with GAAP.

     "Credit Agreement" means one or more credit agreements, including, without limitation, the Credit Agreement dated as of February 9, 2001, among UCI, the lenders party to that Credit Agreement in their capacities as lenders and First Union National Bank, as agent, and any Foreign Credit Facility and the related documents (including, without limitation, any guarantee agreements and security documents), in each case as those agreements may be amended, restated, supplemented or otherwise modified from time to time.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect UCI or any Restricted Subsidiary of UCI against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Capital Stock" means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder on or prior to the final maturity date of the notes, provided that:

     - any Capital Stock that would not constitute Disqualified Capital Stock but for its provisions giving the holders the right to require that Person to repurchase or redeem the Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the stated maturity of the notes shall not constitute Disqualified Capital Stock if the "asset sale" or "change of control" provisions applicable to that Capital Stock are no more favorable to the holders of that Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Change of Control" covenants and

     - that Capital Stock specifically provides that Person will not repurchase or redeem any such stock pursuant to that provision prior to the issuers' repurchase of those notes as are required to be repurchased pursuant to that covenant.

     "Equity Investment" means the equity investment made in BRL pursuant to the BRL limited partnership agreement.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes to that act.

     "fair market value" means, with respect to any asset or property, the price that could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Except as otherwise specifically provided for in the indenture, the Operating Lease or the Participation Agreement, fair market value shall be determined by the Board of Directors of UCI acting in good faith and shall be evidenced by a Board Resolution of the Board of Directors of UCI delivered to the trustee.

     "Foreign Credit Facility" means any credit facility of a Foreign Restricted Subsidiary.

     "Foreign Restricted Subsidiary" means any Restricted Subsidiary of UCI organized in any jurisdiction other than the United States of America, any state of the U.S., the District of Columbia or any possession thereof that derives substantially all of its income from jurisdictions other than the United States of America.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in other statements by any other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on February 9, 2001. All reports and other financial information provided by UCI to the holders or the trustee shall be prepared in accordance with GAAP as in effect on the date of that report or other financial information.

     "Indebtedness" means with respect to any Person, without duplication:

          (1) all Obligations of that Person for borrowed money;

          (2) all Obligations of that Person evidenced by bonds, debentures, notes or other similar instruments;

          (3) all Capitalized Lease Obligations of that Person and all Obligations in respect of any operating lease facility;

          (4) all Obligations of that Person issued or assumed as the deferred purchase price of property (including any purchase price adjustment(s) related to the acquisition of Tidewater Compression), all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 120 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

          (5) all Obligations of that Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (6) guarantees and other contingent obligations in respect of Indebtedness of other Persons of the type referred to in clauses (1) through (5) above and clause (8) below to the extent that Indebtedness is so guaranteed;

          (7) all Obligations of any other Person of the type referred to in the preceding clauses that are secured by any lien on any property or asset of that Person, the amount of that Obligation being deemed to be the lesser of the fair market value of that property or asset and the amount of the Obligation so secured;

          (8) all Obligations of that Person under Currency Agreements and Interest Swap Obligations of that Person (other than effective hedging instruments designated as such by that Person); and

          (9) all Disqualified Capital Stock issued by that Person with the amount of Indebtedness represented by that Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

     For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of that Disqualified Capital Stock as if that Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined under the indenture, and if that price is based upon, or measured by, the fair market value of that Disqualified Capital Stock, the fair market value shall be determined in good faith by the Board of Directors of the issuer of that Disqualified Capital Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance on that date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that:

     - the amount outstanding at any time of any Indebtedness issued with original issue discount is the original issue price of that indebtedness and

     - "Indebtedness" shall not include any money borrowed and set aside, at the time of the incurrence of related Indebtedness, to fund cash interest payments on that related Indebtedness.

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     "Interest Swap Obligations" means the obligations of any Person under any arrangement with any other Person, whereby, directly or indirectly, that Person is entitled to receive periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" of any Person means any direct or indirect loan or other extension of credit or capital contribution to or any purchase or acquisition by that Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude:

     - extensions of trade credit by UCI and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of UCI or that Restricted Subsidiary, as the case may be, and

     - the acquisition of Capital Stock, securities or other properties or assets by UCI or any of its Restricted Subsidiaries for, and to the extent of, consideration consisting of Capital Stock of UCI.

     For the purposes of the "Limitation on Restricted Payments" covenant, "Investment" includes and is valued at the fair market value of the net assets of any Restricted Subsidiary at the time that Restricted Subsidiary is designated an Unrestricted Subsidiary and excludes the fair market value of the net assets of any Unrestricted Subsidiary at the time that Unrestricted Subsidiary is designated a Restricted Subsidiary. For the purposes of the "Limitation on Restricted Payments" covenant, the amount of any Investment shall be the original cost of that Investment plus the cost of all additional Investments by UCI or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to that Investment, reduced by the payment of dividends or distributions in connection with that Investment or any other amounts received in respect of that Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If UCI or any Restricted Subsidiary of UCI sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of UCI such that, after giving effect to that sale or disposition, UCI no longer owns, directly or indirectly, greater than 50% of the Common Stock of that Restricted Subsidiary, UCI shall be deemed to have made an investment on the date of such sale equal to the fair market value of the Common Stock of that Restricted Subsidiary not sold or disposed of.

     "Issue Date" means the date of original issuance of the notes.

     "Lease Default" means a Default (as defined in the Operating Lease).

     "Lease Event of Default" means an Event of Default (as defined in the Operating Lease).

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Make-Whole Premium" with respect to a note means an amount equal to the greater of:

     - 1.0% of the outstanding principal amount of such note and

     - the excess of:

      - the present value of the remaining interest, premium and principal payments due on such note as if such note were redeemed on February 15, 2005, computed using a discount rate equal to the Treasury Rate on such date plus 0.50%, over

      - the outstanding principal amount of such note.

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     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any deferred payment constituting interest) received by UCI or any of its Restricted Subsidiaries from that Asset Sale net of:

          (1) reasonable out-of-pocket expenses and fees relating to that Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales or brokerage commissions);

          (2) net taxes paid or payable as a result of that Asset Sale;

          (3) repayment of Indebtedness that is required to be repaid in connection with that Asset Sale;

          (4) amounts required to be paid to any Person (other than UCI or any of its Restricted Subsidiaries) owning a beneficial interest in the assets that are subject to that Asset Sale; and

          (5) appropriate amounts to be provided by UCI or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with that Asset Sale and retained by UCI or that Restricted Subsidiary, as the case may be, after that Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with that Asset Sale.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Operating Lease" means the Equipment Lease Agreement dated as of February 9, 2001 between BRL Universal Equipment 2001 A, L.P., as lessor, and Universal Compression, Inc., as lessee.

     "operating lease facility" means any operating lease transaction entered into by UCI or any of its Restricted Subsidiaries resulting in the off-balance sheet financing of any of UCI's or its Restricted Subsidiary's gas compression equipment.

     "Participation Agreement" means the Participation Agreement dated as of February 9, 2001 among Universal Compression, Inc., as lessee, Universal Compression Holdings, Inc., as guarantor, BRL Universal Equipment 2001 A, L.P. as lessor, Bankers Trust Company and the other financial institutions listed on the signature pages as Tranche B lenders, the Bank of New York, not in its individual capacity but as indenture trustee, paying agent, transfer agent and registrar for the Tranche A noteholders, BRL Universal Equipment Management, Inc., as lessor general partner, Bankers Trust Company as administrative agent and collateral agent for Tranche B lenders and indenture trustee on behalf of the Tranche A Noteholders, Deutsche Banc Alex. Brown Inc., as Arranger, The Bank of Nova Scotia, as syndicate agent for Tranche B lenders, Bank One, N.A., as documentation agent for Tranche B lenders, and First Union National Bank, as Managing Agent.

     "Permitted Holder(s)" means Weatherford, any Affiliate of Weatherford, CHP, Castle Harlan Inc. and employees, management, directors and Affiliates of CHP or Castle Harlan Inc.

     "Permitted Indebtedness" means, without duplication, each of the following:

          (1) Indebtedness under the Operating Lease as in effect on February 9, 2001 (which Operating Lease relates to equipment with an appraised fair market value of at least $427 million);

          (2) Indebtedness incurred under Credit Agreements in an aggregate principal amount at any time outstanding not to exceed:

           - an aggregate of $125 million under the Revolving Credit Loans reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder and

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           - under one or more Foreign Credit Facilities, reduced by any required permanent repayments of those facilities as a result of any asset sales, but not to exceed $25 million outstanding at any one time;

          (3) other Indebtedness of UCI and its Restricted Subsidiaries outstanding on February 9, 2001 reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

          (4) Interest Swap Obligations of UCI covering Indebtedness of UCI or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of UCI covering Indebtedness of that Restricted Subsidiary and its Restricted Subsidiaries; provided, however, that those Interest Swap Obligations are entered into to protect UCI and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of that Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which that Interest Swap Obligation relates;

          (5) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements that relate to Indebtedness, those Currency Agreements do not increase the Indebtedness of UCI and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (6) Indebtedness of a Restricted Subsidiary of UCI to UCI or to a Restricted Subsidiary of UCI for so long as that Indebtedness is held by UCI or a Restricted Subsidiary of UCI, in each case subject to no Lien held by a Person other than UCI or a Restricted Subsidiary of UCI; provided that if as of any date any Person other than UCI or a Restricted Subsidiary of UCI owns or holds any such Indebtedness or holds a Lien, other than a Permitted Lien, in respect of that Indebtedness, that date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of that Indebtedness;

          (7) Indebtedness of UCI to a Restricted Subsidiary of UCI for so long as that Indebtedness is held by a Restricted Subsidiary of UCI, in each case subject to no Lien, other than a Permitted Lien; provided that:

           - any Indebtedness of UCI to any Restricted Subsidiary of UCI is unsecured and subordinated, pursuant to a written agreement, to UCI's obligations under the Operating Lease and

           - if as of any date any Person other than a Restricted Subsidiary of UCI owns or holds any such Indebtedness or any Person, other than pursuant to the Credit Agreement, holds a Lien in respect of that Indebtedness, that date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by UCI;

          (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that the Indebtedness is extinguished within three business days of incurrence;

          (9) Indebtedness of UCI or any of its Restricted Subsidiaries represented by letters of credit for the account of UCI or its Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (10) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of UCI and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $20.0 million at any one time outstanding;

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          (11) Indebtedness:

            - in respect of performance, surety or appeal bonds or letters of credit provided in the ordinary course of business, or

            - arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any such obligations of UCI or any of its Restricted Subsidiaries, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary of UCI (excluding herefrom any guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of UCI for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by UCI or any of its Restricted Subsidiaries in connection with that disposition;

          (12) Indebtedness of UCI or any of its Restricted Subsidiaries, to the extent the net proceeds thereof are substantially contemporaneously used to purchase equipment from the issuers to:

            - fund the repurchase of notes tendered in a Change of Control Offer
              or

            - to make a deposit to defease the notes as described above under
              "Legal Defeasance and Covenant Defeasance";

          (13) guarantees of Indebtedness of UCI or any of its Restricted Subsidiaries by any Restricted Subsidiary; and guarantees of Indebtedness of any Restricted Subsidiary of UCI by UCI provided that the Indebtedness is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant;

          (14) Indebtedness of UCI and its Restricted Subsidiaries under the asset-backed securitization operating lease facility to the extent of the initial draw the facility on February 9, 2001 and, additional draws to the extent that UCI or its Restricted Subsidiaries apply the proceeds of those draws to permanently repay Indebtedness of UCI or its Restricted Subsidiaries;

          (15) Refinancing Indebtedness; and

          (16) additional Indebtedness of UCI and its Restricted Subsidiaries in an aggregate principal amount not to exceed $20 million at any one time outstanding.

     "Permitted Investments" means:

          (1) Investments by UCI or any Restricted Subsidiary of UCI in any Person that is or will become immediately after that Investment a Restricted Subsidiary of UCI or that will merge or consolidate into UCI or a Restricted Subsidiary of UCI;

          (2) Investments in UCI by any Restricted Subsidiary of UCI; provided that any Indebtedness evidencing that Investment in UCI is unsecured and subordinated, pursuant to a written agreement, to UCI's obligations under the Operating Lease;

          (3) investments in cash and Cash Equivalents;

          (4) loans and advances to employees and officers of UCI and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $500,000 at any one time outstanding;

          (5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of UCI's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Participation Agreement;

          (6) Investments in Unrestricted Subsidiaries and joint ventures not to exceed $10.0 million at any one time outstanding;

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

          (7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of those trade creditors or customers;

          (8) Investments made by UCI or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

          (9) other Investments not to exceed $10.0 million at any one time outstanding; and

          (10) Investments existing on the Issue Date.

     "Permitted Liens" means the following types of Liens:

          (1) Liens for taxes, assessments or governmental charges or claims either:

           - not delinquent or

           - being contested in good faith by appropriate proceedings and as to which UCI or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (2) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith as to which appropriate reserves have been established on other provisions have been made in accordance with GAAP;

          (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (4) Liens arising by reason of any judgment, decree or order of any court but not giving rise to a Lease Event of Default so long as that Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which those proceedings may be initiated shall not have expired;

          (5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of UCI or any of its Restricted Subsidiaries;

          (6) Liens representing the interest or title of a lessor under any Capitalized Lease; provided that those Liens do not extend to any property or assets that is not leased property subject to that Capitalized Lease;

          (7) Liens upon specific items of inventory or other goods and proceeds of UCI or any of its Restricted Subsidiaries securing obligations in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of those inventory or other goods;

          (8) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to those letters of credit and products and proceeds thereof;

          (9) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of UCI or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (10) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Participation Agreement;

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

          (11) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness permitted pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant in the Participation Agreement; provided, however, that in the case of Purchase Money Indebtedness:

            - the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of UCI or any Restricted Subsidiary of UCI other than the property and assets so acquired or constructed and

            - the Lien securing that Indebtedness shall be created within 180 days of that acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of that refinancing;

          (12) Liens securing Indebtedness under Currency Agreements; and

          (13) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant in the Participation Agreement; provided that:

            - those Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by UCI or a Restricted Subsidiary of UCI and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by UCI or a Restricted Subsidiary of UCI and

            - those Liens do not extend to or cover any property or assets of
              UCI or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of UCI or a Restricted Subsidiary of UCI.

     "Person" means an individual, partnership, limited liability company, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision of a governmental agency.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Purchase Money Indebtedness" means Indebtedness of UCI and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by UCI or any Restricted Subsidiary of UCI of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant in the Participation Agreement (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (10), (11),
(12), (13) or (16) of the definition of Permitted Indebtedness), in each case (other than Refinancing Indebtedness incurred to Refinance all of the Notes) that does not:

          (1) result in an increase in the aggregate principal amount of Indebtedness of that Person as of the date of the proposed Refinancing (plus accrued interest and plus the amount of any premium required to be paid under the terms of the instrument governing that Indebtedness and plus the amount of reasonable fees, expenses and other amounts payable by UCI or any of its Restricted Subsidiaries in connection with that Refinancing); or

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          (2) create Indebtedness with:

           - a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or

           - a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that if that Indebtedness being Refinanced is subordinate or junior to UCI's rental payment obligations under the Operating Lease, then that Refinancing Indebtedness shall be subordinate to UCI's rental payment obligations under the Operating Lease at least to the same extent and in the same manner as the Indebtedness being Refinanced.

     "Restricted Subsidiary" of any Person means any Subsidiary of that Person that at the time of determination is not an Unrestricted Subsidiary.

     "Revolving Credit Loans" means one or more revolving credit facilities under the Credit Agreement.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to UCI or a Restricted Subsidiary of UCI of any property, whether owned by UCI or any Restricted Subsidiary of UCI on February 9, 2001, or later acquired, which has been or is to be sold or transferred by UCI or that Restricted Subsidiary to that Person or to any other Person from whom funds have been or are to be advanced by that Person on the security of that property.

     "Securitized Operating Lease Facility" means an operating lease facility under which the lessor receives, directly or indirectly, the benefit of Liens on property or assets of UCI or its Restricted Subsidiaries other than the property subject to those leases, any property or rights (including rights under subleases) relating to the leased property and the equity interest of the lessee in any such lease.

     "Significant Subsidiary," with respect to any Person, means any Restricted Subsidiary of that Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

     "Subsidiary," with respect to any Person, means:

     - any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by that Person; or

     - any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by that Person.

     "Tax Sharing Agreement" means the tax sharing agreement between UCI and UCH as in effect on February 9, 2001, and as modified in any way not adverse to UCI or the Holders.

     "Treasury Rate" for any date, means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release
H.15 (519) that has become publicly available at least two business days prior to the date the redemption is effected pursuant to "Optional
Redemption -- Redemption upon Change of Control" (the "Change of Control Redemption Date") (or, if such Statistical Release is no longer published, any publicly available source or similar market date) most nearly equal to the period from the Change of Control Redemption Date to February 15, 2005; provided, however, that if the period from the Change of Control Redemption Date to February 15, 2005 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Change of Control Redemption Date to February 15, 2005 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
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

     "UCH" means Universal Compression Holdings, Inc., a Delaware corporation and UCI's sole shareholder.

     "Unrestricted Subsidiary" of UCI means:

     - any Subsidiary of UCI that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of UCI in the manner provided below; and

     - any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors of UCI may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless that Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, UCI or any other Subsidiary of UCI that is not a Subsidiary of the Subsidiary to be so designated; provided that:

     - UCI certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant in the Participation Agreement; and

     - each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of UCI or any of its Restricted Subsidiaries.

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

     - immediately after giving effect to the designation, UCI is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant in the Participation Agreement; and

     - immediately before and immediately after giving effect to the designation, no Default or Event of Default shall have occurred and be continuing.

     Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to the designation and an officers' certificate certifying that the designation complied with the foregoing provisions.

     "Weatherford Transition Services Agreement" means the agreement dated as of February 9, 2001, between Weatherford International Inc. and Weatherford Global Compression Services, L.P. related to the provision of transition services by Weatherford to UCI.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     - the then outstanding aggregate principal amount of the Indebtedness into

     - the sum of the total of the products obtained by multiplying:

      - the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect of that amount, by

      - the number of years (calculated to the nearest one-twelfth) which will elapse between that date and the making of the payment.

     "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of that Person of which all the outstanding voting securities (other than directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons, in each case pursuant to applicable law) are owned by that Person or any Wholly Owned Restricted Subsidiary of that Person.

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          DESCRIPTION OF THE LEASE OBLIGATIONS AND THE LEASE GUARANTEE

     The operating lease obligations of UCI arise under the operating lease and are the source of payments for the notes. The guarantee obligations of UCH with respect to UCI's obligations under the operating lease are contained in the participation agreement. The following is a summary of the principal operative documents (together with any ancillary documents, the "Operative Documents"), including the operating lease and the participation agreement, relating to the financing of the equipment. This summary should not be considered a full statement of the terms and provisions thereof. This summary is qualified by reference to each agreement described, and is subject to the full text of each agreement. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus.

BACKGROUND

     UCI, like other companies in its industry and other industries, frequently uses operating leases because, among other reasons, (i) the compression services business is highly capital intensive, and compression equipment is well suited to lease financing due to its long life, (ii) given the nature of the compression equipment's sustained value, an operating lease is more cost effective than borrowing funds under a traditional loan, and (iii) operating leases provide competitive rates and the flexibility to relocate the compression equipment geographically and from customer to customer.

     The operating lease permits UCI to employ compression equipment cost effectively and with favorable accounting treatment in that the debt liabilities are not included on Universal's balance sheet. BRL, as owner and lessor, reports the compression equipment as assets on its balance sheet. UCI records the lease payments as an expense on its income statement. The rental payments are utilized to repay interest to the holders of these notes. BRL bears the business risk of not receiving its return and its limited partners are similarly at risk as to their equity investment in BRL.

OPERATING LEASE

  Parties

     BRL, as lessor, and UCI, as lessee.

  Term

     The term of the operating lease commenced on the date that the old notes were issued and will end on February 15, 2008, unless terminated earlier pursuant to its terms.

  Rent

     UCI will make a rent payment to BRL on or before each February 15 and August 15, beginning August 15, 2001, in an amount equal to the interest accrued on the notes. In addition, UCI will make a rent payment at the end of the applicable LIBOR interest period (which may be one, two, three or six months at UCI's election; provided, that a payment is required every three months with respect to a six-month LIBOR interest period) equal to the sum of the interest accrued on the BRL term loan, the yield on the equity investment in BRL and other fees.

  Supplemental Rent

     UCI will pay supplemental rent to cover all amounts that UCI is obligated to pay to BRL, other than rent, under the operating lease and participation agreement, including, for example, costs, taxes and indemnities.

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  Net Lease

     The operating lease is "a triple net lease" which requires UCI to pay, in addition to rent and supplemental rent, all taxes, insurance and maintenance costs and expenses related to operating the equipment.

  End of Term Options

     Upon expiration of the operating lease, UCI may:

          (1) elect to purchase all, but not less than all, of the equipment;

          (2) at least 365 days prior to the termination date of the operating lease, elect to return all, but not less than all, of the equipment to BRL on the termination date; or

          (3) give notice to BRL within 365 days of the end of the operating lease term that it wishes to renew the lease with respect to all, but not less than all, of the equipment. In this case, BRL will determine, in its sole discretion, whether to renew the operating lease on terms mutually acceptable to BRL and UCI. As a condition to any renewal of the operating lease, all of the outstanding notes, bank debt and equity funding must be paid in full.


     The operating lease requires UCI to pay to BRL an amount sufficient to enable BRL to repay the notes in full at the end of the lease term. If BRL refinances all of the outstanding notes, bank debt and equity funding, then UCI has the option to renew the operating lease for ten renewal terms of one year each. BRL will not be forced to renew the operating lease without assurance that sufficient funds exist to repay 100% of BRL's indebtedness and equity, including the notes.


  End of Term Purchase Option

     If UCI elects to purchase the equipment at the end of the term of the operating lease term:

     - it must pay to BRL the amount BRL paid to purchase the equipment at the beginning of the operating lease, plus all rent and supplemental rent due on the termination date of the operating lease, and

     - BRL will transfer title in the equipment to UCI and the collateral agent's security interest in the equipment will be released.

  Return Option; Sale of Equipment to Third Party Buyer

     If UCI elects to return the equipment at the end of the operating lease term:

     - UCI will solicit bids for the equipment from prospective bona fide third party purchasers, and

     - BRL will sell the equipment on the termination date of the operating lease to the highest bidder and UCI will deliver the equipment to that purchaser. However, BRL will not be required to sell the equipment if the net proceeds of that sale would not be at least approximately 18% of the price paid by BRL for the equipment at the beginning of the operating lease, in which case UCI will redeliver the equipment to BRL.

     If the net proceeds of the sale are less than the price paid by BRL for the equipment or if there is no sale, UCI will, subject to the next sentence, make a rent payment to BRL (in addition to any other rent and any supplemental rent due at the end of the operating lease) in the amount of that deficiency. So long as no default under the operating lease has occurred and is continuing, the amount of the deficiency payable by UCI (and, if applicable, by UCH under the lease guarantee) will be limited to approximately 82% of the aggregate price paid by BRL for the equipment. The proceeds of the sale of the equipment, plus the deficiency payment from UCI (or if there is no sale, the deficiency payment alone) will be at

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

least equal to the principal amount of the notes and will be used to pay the notes in full. Any remaining funds will be used to repay the BRL term loan and return on the equity investment.

  Early Purchase Options

     UCI has the right to purchase equipment in connection with a redemption of notes under a Change of Control Offer, Change of Control Redemption, Net Proceeds Offer, optional redemption, optional redemption upon equity offerings or in connection with the defeasance of the notes, in each case as set forth in "Description of the Notes."

  Quiet Enjoyment

     Under the operating lease, BRL has agreed that so long as no event of default under the operating lease has occurred and is continuing, it will not take, cause to be taken or authorize any person to take any action, to interfere with UCI's right to peaceful possession, use and quiet enjoyment of the equipment, subject to BRL's right to inspect the equipment.

  Maintenance

     UCI, at its sole cost and expense, has agreed to maintain all equipment (1) in a manner consistent with UCI's maintenance practices applicable to its other equipment of the same or similar type so as to keep each item in good condition,
(2) in all material respects in compliance with applicable law and (3) in all respects in compliance with the insurance applicable to the equipment. UCI will not change its lease maintenance practices in any manner that would diminish the value of the equipment in any material respect. UCI has agreed to comply in all material respects with environmental laws and maintain adequate liability insurance.

  Warranties

     All manufacturer's warranties with respect to the equipment held by BRL will be made available to UCI during the term of the operating lease unless an event of default under the operating lease occurs and is continuing, in which case those warranties will automatically revert to BRL. UCI must notify BRL and the administrative agent of any material claim or group of claims against those warranties.

  Use

     Under the operating lease, UCI has agreed that each item of equipment will be used and operated in compliance with all insurance policy terms, conditions and provisions to be referenced in the operative documents and in all material respects with all applicable law pertaining to the use and operation of the equipment (including, environmental, noise and pollution laws). UCI has also agreed that each item of equipment will be used and operated solely in the conduct of UCI's or a permitted sublessee's business in the manner for which it was intended and in accordance with any license or certificate provided by the manufacturer of the equipment. UCI has further agreed that no item of equipment will be used or located outside of the United States. However, the equipment may be used or located in a United States territory if subject to a perfected first priority security interest. UCI may not allow the equipment to be subjected to any excess wear and tear.

  Modifications

     In case any equipment is required to be altered or modified in order to comply with any insurance policies required under the operating lease or applicable law, UCI is required to make such alteration at its own expense and the same will automatically become the property of BRL free and clear of all liens (other than liens caused by BRL and permitted liens) subject to the terms of the operating lease. UCI may make any optional alteration to any item of equipment so long as that such optional alteration does not impair the value, use or remaining useful life of that equipment. If an optional alteration is readily removable without impairing the value, use or remaining useful life of the equipment, any such optional
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

alteration shall be and remain the property of UCI. To the extent the optional alteration is not readily removable without impairing the value, use or remaining useful life of an item of equipment, the alteration shall immediately and automatically be and become the property of BRL, free and clear of all liens (other than liens caused by BRL and permitted liens), and shall be subject to the terms of the operating lease. Except as set forth above, UCI may not modify any equipment without the prior written authority and approval of BRL.

  Substitution of Equipment

     UCI may at any time, so long as no event of default has occurred and is continuing under the operating lease, substitute equipment of the type owned by UCI that is the type rented to third parties by UCI in the ordinary course of its business. The substituted equipment must have (individually or in the aggregate) both a fair market value and a residual value equal to or greater than the price paid by BRL for the equipment being replaced.

     If for any reason BRL reasonably challenges the fair market value or estimated residual value of the replacement equipment as not being equal to or greater than the price paid by BRL for the equipment being replaced, UCI must either (1) replace the proposed replacement equipment with other replacement equipment that BRL reasonably believes has a fair market value and residual value equal to or greater than the price paid by BRL for the equipment being replaced, or (2) provide BRL with an appraisal confirming that each of the fair market value and residual value of the replacement equipment is equal to or greater than the price paid by BRL for the replaced equipment.

     All replacement equipment shall be subject to the appraisal requirements described below.

  Appraisals

     For any replacement equipment during the term of the operating lease, UCI shall, at its own expense, cause an appraisal of each item of equipment for which no appraisal has been previously delivered upon the earliest of: (1) eighteen months after the last appraisal date (or if no appraisal date has occurred, after the first date on which replacement equipment becomes subject to the operating lease) and (2) the first date on which replacement equipment with an aggregate acquisition cost in excess of $15 million becomes subject to the operating lease and for which no appraisal has been previously delivered.

  Subleasing

     UCI will have the right during the term of the operating lease to sublease one or more items of equipment to any other person. However, those items of equipment must be maintained in the United States and any sublease entered into must satisfy certain conditions, including the following:

          (1) the sublease must expire before, or automatically expire upon, the expiration of the operating lease term; provided that if UCI has elected to exercise its purchase option for the equipment at the end of the operating lease term and no default has occurred under the operating lease, the sublease may extend beyond the operating lease term;

          (2) the sublease must be in writing and must expressly prohibit any further assignment or subleasing;

          (3) the sublease may contain a purchase option in favor of the sublessee, provided that UCI substitutes the equipment with replacement equipment prior to the date that the option is exercised; and

          (4) the sublease must require UCI or the sublessee to maintain the equipment in accordance with the provisions of the operating lease.

     No sublease will affect or reduce UCI's obligations under the operating lease, and UCI will remain directly and primarily liable for those obligations.

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

     If an event of default has occurred and is continuing under the operating lease, UCI may not agree to sublease or extend any sublease of equipment without the consent of BRL (and this right to consent of BRL has been assigned to the collateral agent). However, if the event of default is solely the result of a breach of a covenant or of covenants to deliver financial or other information to BRL or the administrative agent or to use, maintain or repair the equipment in accordance with the operating lease, UCI may agree to sublease any item of equipment in accordance with the requirements set forth above so long as the sublease is expressly subject and subordinate to BRL's and the collateral agent's interests in that equipment.

  Liens

     UCI will keep the equipment free and clear of all liens except permitted liens and liens caused by BRL. Permitted liens include, among others:

     - the respective rights and interests of the parties under the operating lease and participation agreement (including any lien created pursuant to or expressly permitted by the terms of the Participation Agreement),

     - liens for taxes that either are not yet due and payable or are being contested in good faith,

     - any permitted sublease,

     - liens arising by operation of law, materialmen's, mechanics', workers', repairmen's, employees', carriers', warehousemen's and other like liens in connection with any alterations, modifications or replacements to the extent permitted under the operating lease for amounts that are not more than 60 days past due or are being diligently contested in good faith by appropriate proceedings, so long as such proceedings satisfy customary conditions for contest proceedings,

     - liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made, and

     - liens created by UCI with the written consent of BRL and each assignee of BRL's interest in the equipment.

  Insurance

     UCI will maintain casualty insurance in full force and effect at its own expense at all times during the term of the operating lease in the amount of the aggregate acquisition cost of the equipment, and liability insurance in the amount of $50,000,000 per occurrence with casualty insurance deductibles of $2,500,000 per year. Provided that no event of default under the operating lease has occurred, all casualty proceeds in excess of $1,000,000 will be paid directly to the collateral agent and will be used to repair the equipment, or in the case of a total loss, will be held as collateral for UCI's obligation to substitute the lost equipment with replacement equipment.

  Casualty

     If any damage or casualty occurs with respect to an item of equipment (or any part of that equipment) that does not constitute an event of loss (described below), UCI will apply all payments (including insurance proceeds) received by BRL or UCI from any insurer, governmental entity or other party directly in payment of repairs or for replacement of property.

     An "event of loss" with respect to any item of equipment means

          (1) the loss of such item of equipment or any substantial part of that item of equipment,

          (2) the loss of the use of such item of equipment due to theft or disappearance for a period in excess of 45 days during the term of the operating lease, or existing at the expiration or earlier termination of the lease term,
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

          (3) the destruction, damage beyond repair, or rendition of such item of equipment or any substantial part of that item of equipment permanently unfit for normal use for any reason whatsoever, or

          (4) the condemnation, confiscation, seizure, or requisition of use or title to such item of equipment or any substantial part of that item of equipment by any governmental entity under the power of eminent domain or otherwise beyond the earlier of 15 days and the end of the term of the operating lease.

     If an event of loss occurs with respect to an item of equipment during the term of the operating lease, UCI will give BRL and the collateral agent prompt written notice of the loss, and will replace the item within 60 days of the date of the loss in accordance with the requirements for substitution of equipment with replacement equipment.

  Events of Default

     The following events, among others, are events of default under the operating lease:

     - semi-annual payment date payment default continues unremedied for a period of 25 days or more, or any other payment defaults continue unremedied for a period of three business days or more;

     - representations by UCI or UCH in any of the operative documents are untrue in any material respect at the time of making;

     - failure to maintain required insurance, and such failure continues unremedied for 10 or more business days after notice;

     - failure to perform any covenants within the applicable notice and cure periods;

     - UCI or UCH insolvency or bankruptcy (voluntary or involuntary) which is not dismissed within 60 days of commencement;

     - the UCH lease guarantee is not in full force and effect;

     - acceleration (or default permitting acceleration) of any facility of UCI with respect to outstanding indebtedness or obligations aggregating $20,000,000 or more;

     - a non-appealable judgment or judgments exceeding $20,000,000 is entered against UCI and remains unstayed or unvacated for 30 consecutive days;

     - either the operating lease or the participation agreement ceases to be in full force and effect, or ceases to give the collateral agent (for the benefit of BRL and the lenders) the liens purported to be created by the agreement on any material collateral; and

     - a "change of control" (as defined under "Description of the Notes -- Definitions") occurs.

     If UCI has not satisfied the obligations and conditions set forth above with respect to the redelivery or purchase of each and every item of equipment on or before the termination date of the operating lease, then UCI shall be deemed to have exercised its option to purchase the equipment at the end of the operating lease term.

PARTICIPATION AGREEMENT

  Parties

     UCI, UCH, BRL, the lenders under the BRL term loan and Bankers Trust Company, as administrative agent and the collateral agent, The Bank of New York, as trustee under the indenture, BRL Universal Equipment Management, Inc., the general partner of BRL, Deutsche Bank Alex Brown Inc., as arranger, and various other parties as syndicate agent, documentation agent and managing agent.

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

  General

     The participation agreement sets forth customary representations, warranties, covenants of the parties, conditions precedent to the entering into of the operating lease and funding of the notes and the BRL term loan. Some of the significant provisions of the participation agreement are summarized below.

  General Indemnity

     UCI has agreed to indemnify BRL and its respective shareholders, members, directors, managers, officers, employees and agents on an after-tax basis from and against liabilities, losses or expenses that may be asserted against any of them arising out of (1) the purchase, use, lease, ownership, maintenance, operation or sale of the equipment; (2) any liabilities arising under any federal, state, or local law, rule or regulations (environmental or otherwise); and (3) any breach by UCI under any operative document or any other contract, agreement or law by which UCI is bound. The indemnity excludes, among other items, claims that are (1) attributable to acts or events occurring after the expiration of the operating lease or (2) with respect to any indemnitee, attributable to the gross negligence or willful misconduct of that indemnitee.

  General Tax Indemnity

     UCI has agreed to indemnify each indemnitee against, and agreed to pay, any and all taxes payable as a result of the purchase, use, lease, ownership, maintenance, operation or sale of the equipment, including rental, withholding, sales, use, gross receipts, real estate, personal property, income (other than state taxes assessed against BRL), franchise, excise, value added or other taxes, subject to customary exceptions including United States federal and state taxes based upon or measured by net income of persons.

     Any reimbursement by UCI to any indemnitee will be on an after-tax basis so as to be sufficient to cover any taxes which might be imposed as a result of that indemnity payment. Indemnification by UCI will not be affected by a termination of the operating lease.

  Security

     The provisions of the participation agreement relating to the collateral securing the notes is described under "Description of the Notes -- Security and Sources of Payment for the Notes."

LEASE GUARANTEE

     Under the lease guarantee provision contained in the participation agreement, UCH has irrevocably and unconditionally guaranteed, on a full recourse basis for the benefit of BRL, all obligations of UCI under the operating lease and the participation agreement (including all rent and indemnity payments). The amount payable by UCH under the lease guarantee provision may not exceed the amount payable by UCI under the operative documents and the participation agreement, assuming that such documents were enforced in accordance with their terms (without giving effect to any discharge or limitation thereof under bankruptcy or other insolvency laws), plus any reasonable costs of enforcing the lease guarantee provision.

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                                 THE EQUIPMENT

     The equipment subject to the operating lease is a representative sample of UCI's natural gas compression equipment fleet. The equipment has an appraised value of not less than $427 million, as determined by American Appraisal Associates, Inc., at the time of the offering of the old notes. Attached hereto as Annex A is a summarization letter prepared by American Appraisal Associates, Inc. which describes the appraisal report in limited detail. American Appraisal Associates, Inc. was selected on the basis of its expertise in equipment valuations in leasing transactions. American Appraisal Associates, Inc. is a large independent valuation firm and has been in business for over 100 years. American Appraisal Associates, Inc. has provided in the past and may provide in the future appraisal and valuation services to the registrants, for which it received customary fees and expenses. None of the registrants placed any limitations on the scope of analysis, procedures or methodologies employed by American Appraisal Associates, Inc. in the preparation of its appraisal report.

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                      MANAGEMENT'S DISCUSSION AND ANALYSIS
            OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF UCH

     The following discussion and analysis of financial condition and results of operations should be read in conjunction with the financial statements of UCH, and the notes thereto, and the other financial information appearing elsewhere in this prospectus. The following discussion includes forward-looking statements that may involve risks and uncertainties. See "Disclosure Regarding Forward-Looking Statements" and "Risk Factors."

GENERAL

     We were formed in December 1997 to acquire all of the outstanding stock of Tidewater Compression. Upon completion of the acquisition in February 1998, Tidewater Compression became our wholly-owned operating subsidiary and changed its name to Universal Compression, Inc. Through this subsidiary, our gas compression service operations date back to 1954.

     During the quarter ended June 30, 2000, we completed an initial public offering of 7,275,000 shares of our common stock (which includes 275,000 shares of common stock issued pursuant to an over-allotment option granted to the underwriters), which provided us with net proceeds (after deducting underwriting discounts and commissions) of approximately $149.2 million. Concurrently with our initial public offering, we implemented a recapitalization pursuant to which all then existing classes of our stock were converted into common stock. Also concurrently with the initial public offering, we entered into a $50 million revolving credit facility and $200 million operating lease facility. We used the proceeds of the offering and the $62.6 million in initial proceeds from the operating lease facility to repay $192.7 million of indebtedness, and the remaining proceeds for working capital and to pay expenses associated with the offering and concurrent financing transactions.

     Currently, we are the second largest provider of natural gas compressor rental, sales, operations, maintenance and fabrication services to the natural gas industry in terms of horsepower, with one of the largest gas compressor fleets in the United States, and a growing presence in key international markets. As of December 31, 2000, not including our WGC acquisition, we had a broad base of over 750 customers and maintained a fleet of over 3,400 compression rental units. In addition, as of such date, we owned approximately 841,000 horsepower and serviced under contract approximately 186,000 horsepower. As of May 1, 2001, we operated in every significant natural gas producing region in the United States through our 40 compression sales and service locations. As a complement to our rental operations, we design and fabricate compression units for our own fleet as well as for our global customer base.

  Three Months Ended December 31, 2000 Compared to Three Months Ended December 31, 1999

     Revenues. Our total revenue for the three months ended December 31, 2000 increased $26.3 million, or 78%, to $60.0 million, compared to $33.7 million for the three months ended December 31, 1999. Rental revenue increased by $10.9 million, or 43%, to $36.2 million during the three months ended December 31, 2000 from $25.3 million during the three months ended December 31, 1999. Domestic rental revenue increased by $10.3 million, or 48%, to $31.7 million during the three months ended December 31, 2000 from $21.4 million during the three months ended December 31, 1999. Our international rental revenue increased by $0.5 million, or 14%, to $4.4 million during the three months ended December 31, 2000 from $3.9 million during the three months ended December 31, 1999. The increase in domestic rental revenue primarily resulted from expansion of our rental fleet through the acquisition of GCSI and core growth. The increase in international rental revenue primarily resulted from expansion of our international rental fleet and continued high utilization rates. During the quarter ended December 31, 2000, we started our first rental project in Mexico consisting of 10,000 horsepower. This project contributed approximately $4.7 million in one-time turn key installation revenue.

     Domestic average rented horsepower for the three months ended December 31, 2000 increased by 47% to approximately 676,000 horsepower from approximately 461,000 horsepower for the three months ended December 31, 1999. In addition, international average rented horsepower for the three months
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

ended December 31, 2000 increased by 20% to approximately 59,000 horsepower from approximately 49,000 horsepower for the three months ended December 31, 1999, primarily through additional service in South America. Our average horsepower utilization rate for the quarter ended December 31, 2000, was approximately 88.6%, up from 81.6% in the same quarter a year ago. At the end of the quarter, we had approximately 841,000 available horsepower with another 186,000 horsepower operated and maintained for customers. Our horsepower utilization rate at December 31, 2000 was approximately 90.0%. These horsepower and utilization amounts include GCSI for the entire quarter.

     Our revenue from fabrication and sales increased to $23.8 million from $8.3 million, an increase of 185%. The increase in sales revenue, consisting mostly of equipment fabrication and parts sales, for the third fiscal quarter was due primarily to our acquisition of GCSI. Our backlog of fabrication projects at the end of the third fiscal quarter was approximately $30.5 million, compared with a backlog of $11.0 million at the same time a year earlier. From September 30, 2000 to December 31, 2000, our backlog increased $3.7 million.

     Gross Margin. Our gross margin (defined as total revenue less rental expense, cost of sales (exclusive of depreciation and amortization), gain on asset sales and interest income) for the three months ended December 31, 2000 increased $8.7 million, or 49%, to $26.4 million from gross margin of $17.7 million for the three months ended December 31, 1999. Our rental gross margin for the three months ended December 31, 2000 increased $7.7 million, or 47%, to $23.9 million compared to gross margin of $16.3 million for the three months ended December 31, 1999. Gross margin increased primarily as the result of our rental revenue growth discussed above and operating cost improvements realized by rental operations.

     Selling, General and Administrative Expenses. Our selling, general and administrative expenses for the three months ended December 31, 2000 increased $0.7 million compared to the three months ended December 31, 1999. Selling, general and administrative expenses represented 8% of revenue for the three months ended December 31, 2000 compared to 12% of revenue for the three months ended December 31, 1999. The percentage decrease is primarily due to the approximately $4.7 million in one-time turnkey installation revenues associated with a large rental project in Mexico, the elimination of management fees in connection with our initial public offering in May 2000, in addition to synergies achieved in our acquisition of GCSI. These reductions have been offset partially by increases in expenses related to our operating as a publicly traded company.

     EBITDA, as adjusted, for the three months ended December 31, 2000 increased 49% to $21.7 million from $14.6 million for the three months ended December 31, 1999, primarily due to increases in horsepower and utilization of the compression rental fleet, gross margin contribution from fabrication and sales, operating cost improvements realized by rental operations, and decreased selling, general and administrative expenses, as discussed above. EBITDA, as adjusted, is defined as net income plus income taxes, interest expense, leasing expense, management fees, depreciation and amortization, excluding non-recurring items and extraordinary gains or losses. EBITDA, as adjusted, is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income or net income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity. Additionally, the EBITDA, as adjusted, computation used herein may not be comparable to other similarly titled measures of other companies. EBITDA, as adjusted, represents a measure upon which management assesses financial performance, and financial covenants in our financing arrangements are tied to similar measures. The financial covenants in our current financing arrangements permit us to exclude non-recurring and extraordinary gains and losses from the calculation of EBITDA, as adjusted. We believe that EBITDA, as adjusted, is a standard measure of financial performance used for valuing companies in the compression industry. EBITDA, as adjusted, is a useful common yardstick as it measures the capacity of companies to generate cash without reference to how they are capitalized, how they account for significant non-cash charges for depreciation and amortization associated with assets used in the business (the majority of which are long-lived assets in the compression industry), or what their tax attributes may be.

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     Depreciation and Amortization.  Depreciation and amortization increased by
$0.7 million to $7.7 million during the three months ended December 31, 2000, compared to $7.0 million during the three months ended December 31, 1999. The increase resulted primarily from the expansion of our rental fleet offset partially by the compressor equipment sold and leased back under our previous operating lease facility.

     Operating Lease. We incurred leasing expense of $3.5 million during the three months ended December 31, 2000 resulting from our operating lease facility entered into in May 2000. The outstanding balance under the operating lease facility at December 31, 2000 was $154.6 million.

     Interest Expense. Interest expense decreased $3.5 million to $5.4 million for the three months ended December 31, 2000 from $8.8 million for the three months ended December 31, 1999, primarily as a result of the reduction of debt resulting from our initial public offering and related debt restructuring. The decrease in interest expense was offset partially by increased accretion of Universal's 9 7/8% senior discount notes and the assumption of debt related to our GCSI acquisition.

     Net Income. We had net income of $3.1 million for the three months ended December 31, 2000 compared to a net loss of $1.3 million for the three months ended December 31, 1999, primarily as a result of an increase in our gross margins and interest expense decreasing from $8.8 million to $5.4 million, offset partially by increased depreciation and amortization related to the continued expansion of our assets, leasing expense of $3.5 million resulting from the operating lease facility and an increase of the income tax provision to $1.9 million from an income tax benefit of $0.8 million.

  Nine Months Ended December 31, 2000 Compared to Nine Months Ended December 31, 1999

     Revenue. Our total revenue for the nine months ended December 31, 2000 increased $31.1 million, or 30%, to $133.6 million compared to $102.5 million for the nine months ended December 31, 1999. Our rental revenue increased by $19.0 million, or 26%, to $91.1 million during the nine months ended December 31, 2000 from $72.2 million during the nine months ended December 31, 1999. Domestic rental revenue increased by $16.8 million, or 27%, to $78.3 million during the nine months ended December 31, 2000 from $61.5 million during the nine months ended December 31, 1999. Our international rental revenue increased by $2.2 million, or 20%, to $12.8 million during the nine months ended December 31, 2000 from $10.6 million during the nine months ended December 31, 1999. The increase in domestic rental revenue primarily resulted from expansion of our rental fleet through our acquisition of GCSI. The increase in international rental revenue primarily resulted from the expansion of our international rental fleet and continued high utilization rates.

     Our domestic average rented horsepower for the nine months ended December 31, 2000 increased by 33% to approximately 575,000 horsepower from approximately 434,000 horsepower for the nine months ended December 31, 1999. In addition, international average rented horsepower for the nine months ended December 31, 2000 increased by 25% to approximately 55,000 horsepower from approximately 44,000 horsepower for the nine months ended December 31, 1999, primarily through additional service in South America. Our average horsepower utilization rate for the nine months ended December 31, 2000, was approximately 86.6%, up from 79.8% in the same period a year ago. At the end of the quarter, we had approximately 841,000 available horsepower with another 186,000 horsepower operated and maintained for customers. The horsepower utilization rate at December 31, 2000 was approximately 90.0%. The preceding horsepower and utilization amounts include GCSI for the 107 days from the date of the merger.

     Revenue from fabrication and sales increased to $42.2 million for the nine months ended December 31, 2000 from $30.2 million for the same period a year ago, an increase of 40%. The increase in sales revenue, consisting mostly of equipment fabrication and parts sales was due primarily to our acquisition of GCSI, partially offset by the impact in the prior-year period of an equipment purchase option exercised by a rental customer and the sale of a small air compression distributorship. Our backlog of fabrication projects at the end of the third fiscal quarter was approximately $30.5 million, compared with a backlog of $11.0 million at the same time a year earlier. From September 30, 2000 to December 31, 2000, backlog increased $3.7 million.
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     Gross Margin.  Our gross margin (defined as total revenue less rental expense, cost of sales (exclusive of depreciation and amortization), gain on asset sales and interest income) for the nine months ended December 31, 2000 increased $15.1 million, or 30%, to $65.9 million from gross margin of $50.7 million for the nine months ended December 31, 1999. The rental gross margin for the nine months ended December 31, 2000 increased $14.0 million, or 30%, to $60.0 million compared to gross margin of $46.0 million for the nine months ended December 31, 1999. Gross margin increased primarily as the result of our rental revenue growth discussed above and operating cost improvements realized by rental operations.

     Selling, General and Administrative Expenses. Our selling, general and administrative expenses for the nine months ended December 31, 2000 decreased $0.7 million compared to the nine months ended December 31, 1999. Selling, general and administrative expenses represented 9% of revenue for the nine months ended December 31, 2000 compared to 12% of revenue for the nine months ended December 31, 1999. The decrease is primarily due to the elimination of management fees in connection with our initial public offering in May 2000, in addition to synergies achieved in our acquisition of GCSI. These reductions have been offset partially by increases in expenses related to our operating as a publicly traded company.

     EBITDA, as adjusted, for the nine months ended December 31, 2000 increased 34% to $54.2 million from $40.5 million for the nine months ended December 31, 1999, primarily due to increases in horsepower and utilization of the compression rental fleet in addition to operating cost improvements realized by rental operations and decreased selling, general and administrative expenses, as discussed above. EBITDA, as adjusted, is defined as net income plus income taxes, interest expense, leasing expense, management fees, depreciation and amortization, excluding non-recurring items and extraordinary gains and losses. EBITDA, as adjusted, is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income or net income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity. Additionally, the EBITDA, as adjusted, computation used herein may not be comparable to other similarly titled measures of other companies. EBITDA, as adjusted, represents a measure upon which management assesses financial performance, and financial covenants in our financing arrangements are tied to similar measures. The financial covenants in our current financing arrangements permit us to exclude non-recurring and extraordinary gains and losses from the calculation of EBITDA, as adjusted. We believe that EBITDA, as adjusted, is a standard measure of financial performance used for valuing companies in the compression industry. EBITDA, as adjusted, is a useful common yardstick as it measures the capacity of companies to generate cash without reference to how they are capitalized, how they account for significant non-cash charges for depreciation and amortization associated with assets used in the business (the majority of which are long-lived assets in the compression industry), or what their tax attributes may be.

     Non-recurring Charges. During the quarter ended June 30, 2000, we incurred non-recurring charges of $4.4 million, net of income taxes of $2.7 million, related to the early termination of a management agreement and a consulting agreement and other related fees in connection with our initial public offering and concurrent financing transactions.

     Depreciation and Amortization. Depreciation and amortization increased by $3.2 million to $21.9 million during the nine months ended December 31, 2000, compared to $18.7 million during the nine months ended December 31, 1999. The increase resulted primarily from the expansion of our rental fleet offset partially by the compressor equipment sold and leased back under our operating lease facility.

     Operating Lease. We incurred leasing expense of $6.2 million during the nine months ended December 31, 2000 resulting from the operating lease facility entered into in May 2000. The outstanding balance under the operating lease facility at December 31, 2000 was $154.6 million.

     Interest Expense. Interest expense decreased $6.7 million to $18.6 million for the nine months ended December 31, 2000 from $25.3 million for the nine months ended December 31, 1999, primarily as a result of the reduction of debt resulting from our initial public offering and related debt restructuring. The
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decrease in interest expense was offset partially by increased accretion of
Universal's 9 7/8% senior discount notes and the assumption of debt related to our GCSI acquisition.

     Extraordinary Losses. During the quarter ended June 30, 2000, we incurred extraordinary losses of $6.3 million, net of income taxes of $3.7 million, related to our debt restructuring.

     Net Loss. We had a net loss of $6.0 million for the nine months ended December 31, 2000 compared to a net loss of $4.1 million for the nine months ended December 31, 1999, primarily as a result of extraordinary losses of $6.3 million, net of income taxes, non-recurring charges of $4.4 million, net of income taxes, increased depreciation and amortization related to the continued expansion of our assets, leasing expense of $6.2 million resulting from our operating lease facility and an increase of the income tax provision to $0.2 million from an income tax benefit of $1.8 million. The increase in the net loss was partially offset by increased gross margins, decreased selling, general and administrative expenses and decreased interest expense. Excluding the effect of the non-recurring and extraordinary after-tax charges, we had net income of $4.7 million for the nine months ended December 31, 2000.

 Fiscal Year Ended March 31, 2000 Compared to Fiscal Year Ended March 31, 1999

     Revenues. Our total revenues for the fiscal year ended March 31, 2000 increased $6.9 million, or 5.3%, to $136.4 million compared to $129.5 million for the fiscal year ended March 31, 1999 due to an increase in rental revenues. Our rental revenues increased by $12.7 million, or 14.8%, to $98.3 million during the fiscal year ended March 31, 2000 from $85.6 million during the fiscal year ended March 31, 1999. Domestic rental revenues increased by $4.8 million, or 6.0%, to $83.6 million during the fiscal year ended March 31, 2000 from $78.8 million during the fiscal year ended March 31, 1999. Our international rental revenues increased by $7.9 million, or 116%, to $14.7 million during the fiscal year ended March 31, 2000 from $6.8 million during the fiscal year ended March 31, 1999. The increase in both domestic and international rental revenues primarily resulted from expansion of our rental fleet. Domestic average rented horsepower for the fiscal year ended March 31, 2000 increased by 11.3% to approximately 444,000 horsepower from approximately 399,000 horsepower for the fiscal year ended March 31, 1999. In addition, international average rented horsepower more than doubled to approximately 45,000 horsepower for the fiscal year ended March 31, 2000 from approximately 20,000 horsepower for the fiscal year ended March 31, 1999, primarily through additional service in Argentina and Colombia. Our revenues from fabrication and sales decreased to $38.1 million from $43.6 million, a decrease of 12.6%, due to a lower level of equipment and parts activity.

     Gross Margin. Gross margin before depreciation and amortization for the fiscal year ended March 31, 2000 increased $7.1 million, or 11.5%, to $69.0 million from gross margin of $61.9 million for the fiscal year ended March 31, 1999. The rental gross margin for the fiscal year ended March 31, 2000 increased $8.3 million, or 15.2%, to $62.9 million compared to gross margin of $54.6 million for the fiscal year ended March 31, 1999. Gross margin increased primarily as the result of the revenue growth discussed above while rental margins remained constant at 64% for the fiscal years ended March 31, 2000 and 1999.

     Selling, General and Administrative Expenses. Our selling, general and administrative expenses for the fiscal year ended March 31, 2000 decreased $0.1 million, or 0.5%, to $16.8 million compared to $16.9 million for the fiscal year ended March 31, 1999. As a percentage of revenue, selling, general and administrative expenses represented 12.3% of revenues for the fiscal year ended March 31, 2000 compared to 13.0% of revenues for the fiscal year ended March 31, 1999.

     Interest Expense. Interest expense increased $5.0 million to $34.3 million for the fiscal year ended March 31, 2000 from $29.3 million for the fiscal year ended March 31, 1999, primarily as the result of increased borrowings under the revolving credit facility, increased accretion of discount notes, the financing lease and increased interest rates.

     Net Loss. We had a net loss of $6.0 million for the fiscal year ended March 31, 2000 compared to a net loss of $2.4 million for the fiscal year ended March 31, 1999. This increase in net loss was primarily

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due to interest expense increasing from $29.3 million to $34.3 million and depreciation and amortization related to the continued expansion of our assets increasing from $19.3 million to $26.0 million, which was offset by an increased income tax benefit and the factors discussed above.

 Fiscal Year Ended March 31, 1999 Compared to Pro Forma Fiscal Year Ended March 31, 1998

     Our acquisition of Tidewater Compression closed on February 20, 1998 and was accounted for under purchase accounting. To provide for a comparison of the two twelve-month periods, actual results for the twelve months ended March 31, 1999 are compared to pro forma results for the Tidewater Compression acquisition for the twelve months ended March 31, 1998.

     Revenues. Our revenues for fiscal year 1999 increased $20.7 million, or 19.0%, to $129.5 million compared to revenues of $108.8 million for pro forma fiscal 1998, due to increases in both rental revenues and revenues from fabrication and equipment sales. Rental revenues increased 6.1% to $85.6 million. The increase in rental revenues was principally due to a 10.6% expansion of our rental fleet, which was partially offset by a slight reduction in utilized horsepower and rental pricing. Additionally, we increased the amount of our horsepower rented in international markets by 15.0% through additional service in Latin America. Revenue from fabrication and other sales increased to $43.6 million from $24.0 million, an increase of 81.7%, due to a higher level of fabrication activity and the sale of equipment from the rental fleet to customers who exercised purchase options on equipment previously rented.

     Gross Margin. Our gross margin before depreciation and amortization for fiscal 1999 increased $3.5 million, or 6.0%, to $61.9 million from $58.4 million for pro forma fiscal 1998. The rental gross margin for fiscal 1999 increased $4.8 million, or 9.6%, to $54.6 million compared to gross margin of $49.8 million for fiscal 1998. Gross margin increased primarily as the result of revenue growth which was offset by reduced fabrication margins.

     Selling, General and Administrative Expenses. Our selling, general and administrative expenses for fiscal 1999 increased $3.8 million, or 29.3%, compared to selling, general and administrative expenses for pro forma fiscal 1998. As a percentage of revenues, selling, general and administrative expenses for fiscal 1999 represented 13.0% of revenues compared to 12.0% of revenues from pro forma fiscal 1998. The increase was primarily due to increased sales and engineering expense in fiscal 1999 as we added the additional personnel necessary to manage and rent a larger rental fleet, and the increase in expenses necessary to operate as a standalone company.

     Net Loss. Primarily as a result of interest expense of $29.3 million related to the indebtedness incurred in the Tidewater Compression acquisition, increased income taxes and the factors discussed above, we generated a net loss for fiscal 1999 of $2.4 million, as compared to net loss of $3.2 million for pro forma fiscal 1998.

EFFECTS OF INFLATION

     In recent years, inflation has been modest and has not had a material impact upon the results of our operations.

LIQUIDITY AND CAPITAL RESOURCES

     In May 2000, concurrently with our initial public offering, we entered into a $200 million, five-year operating lease facility arranged by Deutsche Bank Securities Inc. The transaction involved a sale and leaseback of compression equipment to a trust formed by Deutsche Bank AG. Under this operating lease facility, certain of our compression equipment was sold to the trust for approximately $155 million and leased back by us for a five-year period.

     In May 2000, we also repaid and terminated our term loan and revolving credit facility and entered into a $50.0 million secured revolving credit facility which had a five-year term. The revolver was secured by a lien on all of our personal property that was not subject to the old operating lease facility. This

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revolver and our previous operating lease facility were repaid and terminated in
February 2001 in connection with our WGC acquisition, as described below.

     Our cash and cash equivalents balance at December 31, 2000 was $7.4 million, compared to $1.4 million at March 31, 2000. For the nine months ended December 31, 2000, we generated cash flow from operations of $13.7 million, used $19.5 million of cash for investing activities and provided another $11.7 million of cash in financing activities.

     During the nine months ended December 31, 2000, we received $154.6 million from the sale of compression equipment under our previous operating lease facility and received $149.2 million from the initial public offering of our common stock. We used this cash as follows: $11.8 million to increase inventory in order to meet increased customer demand, increased accounts receivable partly attributable to new projects in Mexico which were billed in late December 2000, $48.7 million for capital expenditures, $125.4 million for acquisitions, and $189.9 million to make net principal payments on our then outstanding indebtedness, which included termination of our term loan and credit facility, redemption of all of our 11 3/8% senior discount notes and retirement of a finance lease arrangement. Our accounts receivable balance increased disproportionately compared to revenues primarily due to our new projects in Mexico mentioned above, increased rental billings during the third quarter due to additions of rental equipment in our fleet and improved horsepower utilization rates.

     We expect to expend approximately $75 million on capital projects during fiscal 2001, excluding acquisitions and projects related to our WGC and IEW acquisitions. We have spent approximately $48.7 million during the nine months ended December 31, 2000. We continue to emphasize our investment in larger horsepower compression rental units and, to a lesser extent, the acquisition leaseback of customer owned equipment. Our other principal uses of cash will be to meet interest and lease payments as well as support changes in our working capital.

     In April 2000, we acquired all of the outstanding stock of Spectrum Rotary Compression Inc. from Energy Spectrum Partners LP in exchange for 287,723 shares of our common stock. Spectrum added approximately 10,700 horsepower to our fleet and provided an increased presence in the screw compressor market.

     On September 15, 2000, we completed the merger of GCSI, a supplier of natural gas compression equipment and services with fabrication and overhaul facilities in Michigan and Texas, into Universal for a combination of approximately $12 million in cash, 1,400,726 shares of our common stock, and the assumption or refinancing of approximately $63 million of indebtedness. All of the assumed or refinanced indebtedness of GCSI, except for approximately $10 million, was paid off concurrently with the GCSI merger using proceeds received under the old operating lease facility. The acquisition was accounted for under the purchase method of accounting and resulted in the recognition of approximately $33 million in goodwill. The GCSI acquisition added approximately 138,000 aggregate horsepower to our fleet and provided us with an increased customer base, additional market segments and additional fabrication capabilities. Under current operating conditions, we expect to add $35 million to $38 million in revenue per year and approximately $15 million in EBITDA, as adjusted, per year as a result of our GCSI acquisition.

     On February 9, 2001, we completed the acquisition of Weatherford Global Compression Services, L.P. and certain related compression service entities that supply natural gas compression equipment and services from Weatherford International, Inc. Under the terms of the agreement, a subsidiary of Weatherford International was merged into Universal in exchange for 13.75 million restricted shares of our common stock, which represents approximately 48% of our outstanding shares, and the restructuring of approximately $323 million in debt and operating leases of WGC. The transaction was accounted for as a purchase. Prior to closing, Weatherford International acquired the interest of its minority partner in WGC. Also, Weatherford International retained the assets and operations related to WGC's Singapore-based operations and approximately $10 million in accounts receivable.

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     In addition, on February 9, 2001, we raised $427 million under a new operating lease facility funded primarily through the offering of the old notes by BRL. We also entered into a new $125 million secured revolving credit facility and a new $200 million asset-backed securitization operating lease facility. As of the closing of WGC acquisition, we had approximately $80 million outstanding under the asset-backed securitization operating lease facility and no amounts outstanding under our new revolving credit facility. We used the proceeds from the two new operating lease facilities to restructure 100% of our and WGC's existing operating lease obligations, including our previous operating lease facility, and to refinance $3 million of our indebtedness and $22.4 million of WGC's indebtedness, representing 10% of the combined indebtedness. These new facilities, like our previous facilities, contain restrictions on our operations, including our ability to incur additional indebtedness, engage in acquisitions and pay dividends, among other things. The deferred gain from our old operating lease facility was transferred to the new operating lease facilities and will be deferred until the end of these facilities.

     As of December 31, 2000, we had $191.4 million aggregate principal amount outstanding under our 9 7/8% senior discount notes. In January 2001, UCI commenced an offer to repurchase all of these 9 7/8% senior discount notes, and solicited the consent of the holders of the notes to amend the indenture governing the notes to eliminate substantially all the restrictive covenants. The tender offer was conditioned upon UCI's receipt of the consent of requisite holders to approve the proposed amendments to the indenture. Because the requisite consents were not received prior to the deadline, UCI terminated the tender offer without purchasing any of the 9 7/8% senior discount notes. Pursuant to the indenture governing those notes, the holders of the notes had the right from March 9, 2001 to April 9, 2001 to require UCI to repurchase the notes as a result of the consummation of the WGC acquisition at a price equal to 101% of the accreted value, plus accrued and unpaid interest. None of the 9 7/8% senior discount notes were tendered by the holders for repurchase, and $191.4 million aggregate principal amount of 9 7/8% senior discount notes remained outstanding as of April 9, 2001.

     As of the closing of our WGC acquisition and related financing transactions on February 9, 2001, we had approximately $198 million outstanding under our 9 7/8% senior discount notes due 2008 and approximately $13 million of other indebtedness. In addition, we had approximately $427 million under our new operating lease facility and approximately $80 million under our asset-backed securitization operating lease facility. On February 28, 2001, we funded an additional approximately $20 million under our asset-backed securitization operating lease facility primarily for the IEW acquisition, and on May 1, 2001, we funded an additional $35 million under this facility primarily for fleet expansion. As of April 24, 2001, we had unused availability of approximately $189.5 million (approximately $64.5 million under our asset-backed securitization facility and $125 million under our revolving credit facility). Under the revolving credit facility, lenders are currently committed to lend us $110 million under the facility, and we believe we can obtain an additional $15 million commitment upon payment of additional commitment fees. Since we have not borrowed any funds under the revolving credit facility, we have delayed incurring the additional fees to have such additional $15 million committed for future borrowing. Subject to the incurred indebtedness covenant restriction, the indenture permits BRL to issue up to an additional $300 million of senior secured notes at any time within one year of February 9, 2001 so long as there is a corresponding increase in the BRL term loan and equity investment. These proceeds, if any, would be used to purchase additional equipment to lease to Universal under the operating lease. If issued, these notes would constitute a single class for all purposes (and thus would rank pari passu) with the new notes and the old notes.

     We expect to realize approximately $20 million of annual savings from our WGC acquisition by the end of fiscal 2002 through consolidation and streamlining operations. The key drivers for the savings are the overlap of various domestic operations, including fabrication facilities, as well as duplicate selling, general and administrative activities. As a result of our WGC acquisition we expect to eliminate a total of two fabrication facilities, 17 sales and service offices and 250-300 personnel positions, for an aggregate expected cost to us of approximately $10 million. We may not realize these cost savings as quickly or as fully as we expect, if at all.

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     Based upon current levels of activity, we expect to generate approximately
$460 million to $485 million in annual revenue going forward, and the corresponding EBITDA, as adjusted, including the full amount of our estimated $20 million of annual cost savings, is expected to be approximately $165 million to $185 million. We anticipate that the capital expenditures of the combined company during fiscal 2002 will be approximately $170 million to $220 million, including approximately $25 million of maintenance capital expenditures.

     We expect to achieve additional savings in purchasing activities and inventory management, as well as other components of working capital, that are not reflected in the $20 million cost savings. We expect these additional cost savings, which will impact operating and selling, general and administrative expenses, to be fully realized by the end of fiscal 2002.

     We believe that funds generated from our operations, together with our existing cash and the net proceeds from our new operating leases described herein and our other new financing arrangements, will be sufficient to finance our current operations, planned capital expenditures and internal growth for fiscal year 2001. If we were to make a significant acquisition for cash, we may need to obtain additional debt or equity financing.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued SFAS 138, which amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. The amendment included expanding the normal purchase and sale exemption for supply contracts, permitting the offsetting of certain intercompany foreign currency derivatives and thus reducing the number of third party derivatives, permitting hedge accounting for foreign-currency denominated assets and liabilities, and redefining interest rate risk to reduce sources of ineffectiveness. SFAS 133 requires that an entity recognize all derivative instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (2) a hedge of the exposure to variable cash flows of a forecasted transaction, or (3) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. We adopted SFAS 133 and the corresponding amendments under SFAS 138 on April 1, 2001. This statement should have no impact on our consolidated results of operations, financial positions or cash flows.

     In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. On June 26, 2000, the SEC issued an amendment to SAB 101, effectively delaying its implementation until the fourth quarter of fiscal years beginning after December 15, 1999. After reviewing SAB 101 and its amendment, we believe that our revenue recognition policy is appropriate and that any possible effects of SAB 101 and its amendment is immaterial to our results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We were and continue to be exposed to some market risk due to the floating or variable interest rates under our previous and new financing arrangements. These previous facilities had interest and lease payments based on a floating rate (a base rate or LIBOR, at our option, in the case of our old revolving credit facility, and LIBOR, in the case of the old operating lease facility) plus a variable amount based on our operating results. As of December 31, 2000, our old revolving credit facility and our old operating lease facility had outstanding principal balances of $3.0 and $154.6 million, respectively. The LIBOR rate at December 31, 2000 was 6.565%. A 1.0% increase in interest rates would result in a $1.6 million annual

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increase in interest and operating lease expense. As of May 1, 2001, approximately $77 million of our indebtedness and other obligations outstanding bears interest at floating rates. In order to minimize any significant foreign currency credit risk, we generally contractually require that payment by our customers be made in U.S. dollars. If payment is not made in U.S. dollars, we generally utilize the exchange rate into U.S. dollars on the payment date or balance payments in local currency against local expenses.

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          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS OF ENTERRA

     References in this section to Enterra mean WGC as used in this prospectus.

GENERAL

     Prior to February 1999, Weatherford conducted its compression services operations through Enterra Compression Company and several domestic and foreign entities. In February 1999, Weatherford and GE Capital formed a joint venture. In connection with the formation, Weatherford and GE Capital each contributed their respective gas compression services business to the joint venture, which is operated through Weatherford Global Compression Services, L.P., its direct and indirect subsidiaries, and two Canadian subsidiaries of Enterra (collectively the "WGC joint venture"). In exchange for the contributions to the WGC joint venture, Weatherford received a 64% ownership interest and GE Capital received a 36% ownership interest.

     Enterra Compression Company was a wholly owned subsidiary of WEUS Holding, Inc., which is a wholly owned subsidiary of Weatherford. Through the WGC joint venture, Enterra was engaged in the business of renting, selling and servicing natural gas compressor packages used in the oil and gas industry. Factors influencing Enterra's compressor rental operations included the number and age of gas-producing wells, the ownership of these properties and natural gas prices and demand.

     On February 9, 2001, Weatherford completed the merger of Enterra with and into a subsidiary of Universal in exchange for 13.75 million restricted shares of Universal common stock representing approximately 48% of Universal's total outstanding shares. Weatherford retained approximately $40 million of Enterra's assets, including Singapore-based Gas Services International Limited (including GSI's subsidiaries and their respective branches), Weatherford's Asia-Pacific compressor rentals operations (other than operations in Thailand and Australia, which were included in the WGC acquisition) and $10 million in accounts receivable, which assets are included in the following discussion and financial information.

     In connection with the WGC acquisition, Weatherford purchased GE Capital's 36% ownership interest, which was held by Global Compression Services, Inc., a subsidiary of GE Capital, in the WGC joint venture, as well as GE Capital's interests in related entities, for $206.5 million.

RESULTS OF OPERATIONS

     The historical financial statements for Weatherford's compression businesses prior to the formation of the WGC joint venture are presented herein on a combined basis because the predecessor Weatherford business was operated as a single entity. The financial statements for, and as of the end of, the years ended December 31, 2000 and 1999 present the consolidated results of Enterra Compression Company. The contribution of GE Capital's assets were accounted for under the "purchase" method of accounting and accordingly, the results of operations were included since the date of the formation of the joint venture.

     The following is a discussion of Enterra's results of operations for the three years ended December 31, 2000, 1999, and 1998. This discussion should be read in conjunction with Enterra's financial statements and the financial statements of Global Compression Holdings, Inc. and subsidiaries (GE Capital's gas compression business, which became part of the WGC joint venture when it was formed in February 1999) for the period January 1, 1999 through February 2, 1999 and for the year ended December 31, 1998, that are included in this prospectus. Both this discussion and Enterra's financial statements include the results of operations of Gas Services International, as well as other assets that were not acquired by UCI in the WGC acquisition. GSI was acquired by Enterra in January 2000. The discussion of Enterra's results and financial condition includes various forward-looking statements based on assumptions that Enterra's management considers reasonable.

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YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Enterra reported revenues of $272.6 million for 2000 compared to $225.9 million for 1999. Operating income declined from $21.6 million for 1999 to $6.0 million for 2000, excluding nonrecurring charges of $16.3 million. The decline in operating income was primarily attributable to lower margins on rentals, higher costs related to the reorganization in 2000, higher selling, general and administrative expenses and start-up costs associated with international expansion.

     During the latter part of the year, Enterra saw improvement reflecting the beginning of the recovery following the reorganization that began earlier this year.

     The following chart sets forth data regarding the results of Enterra for 2000 and 1999:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
                                                                 (IN THOUSANDS)
Revenues....................................................  $272,641    $225,917
Gross Profit................................................    50,108      57,515
Gross Profit %..............................................      18.4%       25.5%
Selling, General and Administrative.........................  $ 44,067    $ 35,941
Operating Income (Loss).....................................   (10,260)(a)   21,574

---------------

(a) Includes $16.3 million primarily related to the write-down of assets held for sale and other nonrecurring charges.

     The following charts contain selected financial data comparing Enterra's results from continuing operations for 2000 and 1999:

  Sales by Geographic Region

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                              2000    1999
                                                              -----   -----
REGION:(a)
U. S. ......................................................    57%     75%
Canada......................................................    17      18
Latin America...............................................     8       7
Asia Pacific & Other........................................    18      --
                                                               ---     ---
          Total.............................................   100%    100%
                                                               ===     ===

---------------

(a) Sales are based on region of origination and do not reflect sales by ultimate destination.

     Material items affecting the results of Enterra for 2000 compared to 1999 were as follows:

     - Revenues in 2000 were up 20.7% from 1999 levels reflecting $8.0 million in incremental revenues from its rental contracts with YPF and $36.7 million of incremental revenues from the January 2000 acquisition of GSI.

     - Gross profit as a percentage of revenues decreased from 25.5% in 1999 to 18.4% in 2000 due to:

      - Lower margins on rental contracts due to pricing pressures primarily in the United States.

      - Higher lease expenses due to an increased number of compressors having been sold and subject to sale and leaseback arrangements.

      - Increased lower margin parts and service sales as a percentage of total sales.

      - Selling, general and administrative costs as a percentage of revenues increased to 16.2% in 2000 from 15.9% in 1999 primarily as a result of costs related to the reorganization and $1.3 million goodwill amortization associated with new foreign operations.

  Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     The following chart sets forth data regarding the results of Enterra for 1999 and 1998 as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                1999           1998
                                                              ---------      ---------
                                                                   (IN THOUSANDS)
Revenues....................................................  $225,917       $181,326
Gross Profit................................................    57,515         41,683
Gross Profit %..............................................      25.5%          23.0%
Selling, General and Administrative.........................  $ 35,941       $ 22,208
Operating Income............................................    21,574         17,975(a)

---------------

(a) Includes nonrecurring charges of $1.5 million that relate primarily to the write-down of assets.

  Sales by Geographic Region

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              --------------
                                                              1999      1998
                                                              ----      ----
REGION:(a)
U. S. ......................................................   75%       73%
Canada......................................................   18        26
Latin America...............................................    7         1
                                                              ---       ---
          Total.............................................  100%      100%
                                                              ===       ===

---------------

(a) Sales are based on the region of origination and do not reflect sales by ultimate destination.

     Material items affecting the results of Enterra for 1999 compared to 1998 were:

     - Revenues in 1999 increased 24.6% from 1998 levels due to the February 1999 joint venture with GE Capital and a large compression contract with YPF in Argentina.

     - Gross profit as a percentage of revenues increased from 23.0% in 1998 to 25.5% in 1999. This increase reflected a more favorable product mix following the creation of the WGC joint venture.

     - Selling, general and administrative costs as a percentage of revenues increased to 15.9% in 1999 from 12.2% in 1998 primarily as a result of costs associated with the integration of the businesses acquired in the WGC joint venture and the costs associated with Enterra's international expansion.

     - Operating income as a percentage of revenues remained flat year over year as improvements in operating margins were offset by higher administrative costs associated with the integration of the GE Capital businesses when the WGC joint venture was formed in February 1999.

     - The effective tax rate for 1999 was approximately 45.1%, as compared to 59.1% for 1998. The decrease in the 1999 effective tax rate as compared to 1998 is due in part to lower non-deductible goodwill as a percentage of earnings before tax.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
            OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BRL

     The following discussion and analysis of financial condition and results of operations should be read in conjunction with the financial statements of BRL, and the notes thereto, and the other financial information appearing elsewhere in this prospectus. The following discussion includes forward-looking statements that may involve risks and uncertainties. See "Disclosure Regarding Forward-Looking Statements" and "Risk Factors."

GENERAL

     BRL, BRL Corp. and BRL Universal Equipment Management, Inc. were each organized on January 18, 2001 for the purpose of entering into the financing and lease transactions described in this prospectus. BRL Corp. has no business activities other than acting as a co-issuer with BRL of the old notes and the new notes. BRL has agreed to limit its business activities to those necessary or appropriate in connection with the financing, ownership and leasing of the equipment, as described in this prospectus. BRL Universal Equipment Management, Inc. has agreed that for so long as it serves as the general partner of BRL, it will limit its activities to the management of BRL's assets and the conduct of BRL's equipment leasing business, as described in this prospectus.

RESULTS OF OPERATIONS

     Each of BRL, BRL Corp. and BRL Universal Equipment Management, Inc. are newly organized entities and had no business activities or operations prior to February 9, 2001, when they acquired the equipment as described in this prospectus.

LIQUIDITY AND CAPITAL RESOURCES

     Under the triple net lease terms for the equipment owned by BRL, all of the costs of maintaining and financing the equipment are borne by UCI, as the lessee. BRL believes it has adequate capital resources for the nature of its business and that funds from its operations as described in this prospectus will be sufficient to provide for the operations of BRL and BRL Corp. Because BRL has agreed to limit its activities to the ownership, financing and leasing of the equipment as described in this prospectus, BRL does not believe it will have any need to obtain additional financing or equity.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     BRL is exposed to some market risk due to the floating or variable interest rates under the BRL term loan. As of March 1, 2001, BRL had $350.0 million outstanding principal amount under the notes, which bears interest at a fixed rate, and approximately $64.0 million outstanding under its term loan agreement, which bears interest at floating rates. Interest payments on the term loan are based on LIBOR plus a variable amount. The LIBOR rate at March 1, 2001 was 5.103%. A 1.0% increase in interest rates would result in a $640,000 annual increase in BRL's interest expense.

                                    INDUSTRY

NATURAL GAS COMPRESSION OVERVIEW

     Natural gas compression is a mechanical process whereby a volume of gas at an existing pressure is compressed to a desired higher pressure. We offer both slow and high speed reciprocating compressors driven either by internal combustion engines or electric motors. We also offer screw compressors for applications involving low pressure natural gas. Most natural gas compression applications involve compressing gas for its delivery from one point to another. Low pressure or aging natural gas wells require compression for delivery of produced gas into higher pressured gas gathering systems. Compression is required because over the life of an oil or gas well, natural reservoir pressure typically declines as reserves are produced. As the natural reservoir pressure of the well declines below the line pressure of the gas gathering or pipeline system used to transport the gas to market, gas no longer naturally flows into the pipeline. It is at this time that compression equipment is applied in both field and gathering systems to boost the well's pressure levels and allow gas to be brought to market. Compression is also used to reinject natural gas down producing oil wells to help lift liquids to the surface, known as gas lift operations. In secondary oil recovery operations, natural gas compression is used to inject natural gas into wells to maintain reservoir pressure. Compression is also used in gas storage projects to inject gas into underground reservoirs during off-peak seasons for withdrawal later during periods of high demand. Natural gas compression services are also used for compressing feedstocks in refineries and for refrigeration applications in natural gas processing plants.

                   COMPRESSION REQUIREMENTS OF AN AGING WELL

     [CHART DEPICTING DECLINING WELLHEAD PRESSURE THROUGH VARIOUS STAGES OF
                                  COMPRESSION]

     Natural gas compression that is used prior to the "main line transmission system," which transports gas from production to storage or the end user, is considered "field" compression. We are active in both segments of the field compression market, production and gas gathering. During the production phase, compression is used to boost the pressure of natural gas from the wellhead so that natural gas can flow into the gathering system or pipeline for transmission to an end-user. Typically, these applications require portable low to mid-range horsepower compression equipment located at or near the wellhead. The continually dropping pressure levels in natural gas fields require constant modification and variation of on-site compression equipment.

     In an effort to reduce costs for wellhead operators, operators of gathering systems tend to keep the pressure of the gathering systems low. As a result, more pressure is often needed to force the gas from the low pressure gathering systems into the higher pressure pipelines. These applications generally require larger horsepower compression equipment (600 horsepower and higher). Similarly, as gas is transported through a pipeline, large compression units are applied all along the pipeline to allow the natural gas to continue to flow through the pipeline to its destination.

     Gas producers, transporters and processors have historically owned and maintained most of the compression equipment used in their operations. However, in recent years, there has been a growing trend toward outsourcing compression equipment. Customers that elect to outsource compression equipment may choose full maintenance or contract compression for maintaining and/or operating such equipment. Full maintenance calls for the service company to be responsible for the scheduled preventative maintenance, repair and general up-keep of the equipment, while the customer usually remains responsible for installing and handling the day-to-day operation of the equipment. Contract compression requires the service company to maintain and operate and, in many cases, to install the equipment. Often, a service company providing contract compression will inspect the equipment daily, provide consumables such as oil and antifreeze and, if necessary, be present at the site for several hours each day.

     Rental compression units are primarily employed in the field compression segment encompassing production and natural gas gathering. Renting compression equipment offers customers:

     - the ability to efficiently meet their changing compression needs over time while limiting their capital investments in compression equipment,

     - access to the compression service provider's specialized personnel and technical skills, including engineers, field service and maintenance employees, which generally leads to improved run-times and production rates and

     - overall reduction in their compression costs through the elimination of a spare parts inventory and other expenditures associated with owning and maintaining compressor units.

  Natural Gas Industry Conditions

     A significant factor in the growth of the gas compression equipment market is the increasing consumption of natural gas, both domestically and internationally. In other words, it is the demand for natural gas, rather than the more cyclical oil and gas exploration and drilling activities, that drives the demand for compression services. As a result, our historical financial performance has been affected less by the short-term market cycles and oil and gas price volatility than the performance of companies operating in other sectors of the energy industry.

     In the United States, natural gas is the second leading fuel in terms of total consumption and is the fuel of choice for power generation and industrial use. The closure of nuclear power plants and the current economic expansion have contributed to the increased consumption of natural gas. In recent years, natural gas has increased its market share of total domestic energy consumption. Domestic consumption of natural gas increased by 13% from 1990 through 1998 to approximately 22 trillion cubic feet, and industry sources forecast the domestic consumption of natural gas to increase approximately 25% to 27 to 30 trillion cubic feet by 2010.

     As of December 31, 2000, we believe there was approximately 16.3 million horsepower of domestic field compression equipment, of which approximately 35%, or 5.7 million horsepower, was outsourced. The compression rental industry has grown rapidly, increasing at an estimated compound annual growth rate of 16% per year in the United States in terms of horsepower, with the percentage of outsourced domestic field compression horsepower increasing from approximately 20% in 1993 to an estimated 35% in 2000. We believe the domestic gas compression market will continue to grow due to the following factors:

     - higher natural gas consumption, which has increased in the United States at an average rate of 2.0% to 2.5% per year over the past decade,

     - the aging of producing natural gas fields in the United States, which will require more compression to continue producing the same volume of natural gas, and

     - increasing outsourcing by companies with compression needs in order to reduce operating costs, improve production and efficiency and reallocate capital to core business activities.

     The international gas compression services market is currently substantially smaller than the domestic market. However, we estimate significant growth opportunities for international demand for compressor products and services due to the following factors:

     - higher natural gas consumption, which has increased internationally at an average rate of 3.5% to 4.0% per year over the past decade,

     - implementation of international environmental and conservation laws preventing the practice of flaring natural gas and recognition of natural gas as a clean air fuel,

     - a desire by a number of oil exporting nations to replace oil with natural gas as a fuel source in local markets to allow greater export of oil,

     - increasing development of pipeline infrastructure, particularly in South America and Canada, necessary to transport gas to local markets,

     - growing demand for electrical power generation, for which the fuel of choice tends to be natural gas, and

     - privatization of state-owned energy producers, resulting in increased outsourcing due to the focus on reducing capital expenditures and enhancing cash flow and profitability.

     In contrast to the domestic rental compression market, the international compression market is comprised primarily of large horsepower compressors that are maintained and operated by compression service providers. A significant portion of this market involves comprehensive installation projects, which include the design, fabrication, delivery, installation, operation and maintenance of compressors and related gas treatment equipment by the rental company. In these projects, the customer's only responsibility is to provide fuel gas within specifications. As a result of the full service nature of these projects and the fact that these compressors generally remain on-site for three to seven years, we are able to achieve higher revenues and margins on these projects.

                                BUSINESS OF UCH

OUR COMPANY

     We are the second largest natural gas compression services company in the world in terms of horsepower. Our fleet consists of over 7,400 compressor units comprising approximately 1.8 million horsepower, and we provide a full range of rental, sales, operations, maintenance and fabrication services and products to the natural gas industry. These services and products are essential to the production, transportation and processing of natural gas by producers and gathering and pipeline companies.

     Our recent WGC acquisition combined WGC's complementary compression business with ours, and created a company with a significantly larger equipment fleet, a broader customer base, an expanded global reach and greater resources. We believe that the WGC acquisition provides us with numerous strategic and operational benefits, including increased size and geographic scope, enhanced parts and services business, cost savings and synergies and increased financial strength.

     UCH is a publicly traded holding company. UCI, its wholly owned operating subsidiary, is the only direct subsidiary of UCH. UCI has numerous direct and indirect subsidiaries, including entities included in our corporate structure as a result of our acquisitions of GCSI, WGC and IEW.

     The compression rental industry has grown rapidly, driven by the steady increase in demand for natural gas, the aging of producing natural gas fields and the attractiveness of outsourcing compression needs. Demand for compression services is principally tied to consumption of natural gas rather than exploration or drilling activities. As a result, we have historically been less affected by oil and gas price volatility than companies operating in other sectors of the energy industry, resulting in relatively strong, stable cash flows. We operate our highly standardized compressor fleet in every significant producing natural gas region in the United States to serve this demand. In addition, we have a growing presence in select international markets, including existing operations in Argentina, Canada, Colombia, Thailand, Mexico, Australia and Venezuela. For the nine months ended December 31, 2000, after giving effect to the WGC acquisition, 34% of our revenues would have been attributable to international operations.

     Our financial performance has been generally less affected by the short-term market cycles and oil and gas price volatility than the financial performance of companies operating in other sectors of the energy industry because:

     - compression is an essential component of natural gas production,

     - our operations are tied primarily to natural gas consumption, which is generally less cyclical in nature than exploration activities,

     - compression equipment rental is often a lower cost alternative for natural gas production, gathering and transportation companies,

     - we have a broad customer base,

     - we operate in diverse geographic regions, and

     - our standardized compressor fleet is durable and reliable.

     Adding to this stability is the fact that while compressors often must be highly engineered or reconfigured to meet the unique demands of our customers, the fundamental technology of compression equipment has been stable and has not experienced rapid technological change.

COMPETITIVE STRENGTHS

     We provide comprehensive, high quality natural gas compression services and products to over 1,000 rental customers involved in natural gas production, transportation and processing, from the wellhead through the gathering system and the pipeline. We believe our low cost structure and centralized operating approach allow us to offer these high quality services to our customers at competitive prices while maintaining high margins.

     We believe that we have the following key competitive strengths:

     - Strong, stable cash flow. Our financial performance has been relatively unaffected by the short-term market cycles of the oil and gas industry. Our historical results reflect stable operating performance and margins that are primarily attributable to compression being an essential component of natural gas production, our operations being tied principally to natural gas consumption (as opposed to drilling, which generally is more cyclical in nature), compression equipment rental often being a lower cost alternative for our customers, our broad customer base, our presence in diverse geographic regions and the durability of our compression equipment.

     - Comprehensive range of high quality services. We provide a complete range of high quality compression services and products to meet the changing compression needs of our customers in the diverse geographic markets that we serve. We believe our services and products often allow our customers to achieve higher run-times than they would achieve with owned equipment, resulting in increased production and revenues for our customers. We continually expand, upgrade and reconfigure our rental fleet and provide our operations and maintenance personnel with extensive training. In recent years, Universal has increased the overall size and average horsepower of its fleet and has increased its fabrication of upper range units (generally over 600 horsepower) to better serve the needs of its customers at wellheads, gathering systems, processing plants and pipelines. Since March 31, 1998, the horsepower of Universal's fleet has increased by 63.4%, which includes the additional horsepower obtained through acquisitions other than the WGC and IEW acquisitions. In addition, we work closely with our customers to design and implement customized strategic solutions. We believe our strong safety record contributes to and enhances our customer loyalty and our ability to attract and retain quality employees.

     - Size and geographic scope. We are one of a few compression service companies with sufficient fleet size, personnel, logistical capabilities and geographic scope to meet the full service needs of customers worldwide on a timely and cost-effective basis. Our larger fleet, increased scope and resulting broader customer base will provide us with improved utilization opportunities for our fleet. We believe that this will enable us to better meet the changing compression needs of our customers, positioning us to participate in a disproportionately high share of the future growth in this industry. Companies in our industry can achieve significant advantages through increased size and geographic scope. As the number of rental units in our rental fleet increases, the number of sales, engineering, administrative and maintenance personnel required does not increase proportionately. As a result, we will have relatively lower operating costs and higher margins than companies with smaller fleets due to economies of scale. Our fleet consists of over 7,400 units and over 1.8 million horsepower, and we have operations in 28 states and nine foreign countries. We have several fabrication facilities, including a high bay, heavy capacity fabrication facility in Houston, Texas constructed in 1999 and a fabrication facility in Calgary, Alberta, Canada.

     - Large, well maintained fleet on three standardized platforms. We have standardized our fleet of rental compressors with three primary compressor platforms -- Gemini, Ajax and Ariel. Standardization enables us to develop extensive expertise in operating and maintaining our compressors, efficiently resize and reconfigure our compressors and reduce our operating costs by minimizing inventory costs. Natural gas compressors are long-lived assets with an expected economic life of 25-40 years. Our comprehensive preventive maintenance is designed to maximize the efficient operation of the units and maintain their economic useful life.

     - Centralized approach to our business. Our centralized operating approach enables us to provide more consistent service and pricing, and to deploy our fleet more efficiently. In addition, our computerized inventory system enables us to respond quickly and efficiently to our customers' compression requirements. Our sales and service personnel located in the field work closely with our customers to assist in the early identification of our customers' compression requirements.

     - Experienced and focused management team. Our management team has extensive experience in the compression services business. We believe our management team has successfully demonstrated its ability to manage growth through its focus on the core compression services business, maintenance of high quality standards and commitment to customer service. In order to attract, motivate and retain our highly experienced sales force and operations personnel, we have implemented a profit sharing plan designed to link the compensation of our employees at all levels with their individual performance as well as ours. In addition, we have provided broad employee stock ownership opportunities. We awarded shares of our stock to employees following our Tidewater Compression acquisition, gave all of our employees the opportunity to purchase shares of stock and, as of December 31, 2000, had granted stock options to approximately 15.4% of our workforce. Our management team has a substantial financial interest in our continued success through direct stock ownership, and participation in our incentive stock option and bonus programs which are linked to our performance.

BUSINESS STRATEGY

     Our objective is to maximize cash flow by leveraging our competitive strengths to meet the evolving needs and demands of our customers by providing consistent, superior services and dependable, high quality products. We believe that this approach strengthens our relationships with our existing customers, helps us attract new customers and diversifies our revenue base, resulting in increased market share, revenues and cash flow. We intend to continue to pursue the following business strategies:

     - Continue to meet customer demand in the growing domestic market. We have positioned highly-trained sales and field personnel in all of the major domestic gas producing regions in which our customers operate and, in some cases, on-site with our key customers. Our field service and sales personnel assist in identifying the needs of our customers and communicate those needs to our sales force and corporate headquarters, which allows us to participate in growth opportunities in the industry, wherever they may occur. This local presence, experience and in-depth knowledge of our customers' operating needs and growth plans provides us with significant competitive advantages and internally driven market share growth.

     - Selectively expand our rental fleet and customer base through sale-leaseback transactions. We have offered an increasing number of customers the opportunity to sell some of their existing compression equipment to us in sale-leaseback transactions. We expect that our enhanced parts and services business will assist us in identifying additional opportunities to engage in such transactions. These transactions enable a customer to outsource its compression operations and reallocate capital to its core business activities while typically enjoying improved compression operating performance. Through sale-leaseback transactions, we can expand our rental fleet while promoting our operations and maintenance services to new customers and strengthening our relationships with existing customers. As of December 31, 2000, we have consummated 11 sale-leaseback transactions with our customers aggregating approximately 31,800 horsepower.

     - Pursue select international opportunities. As of December 31, 2000, we had approximately 61,500 horsepower (250,000 including WGC), in international locations. We have a strategic presence in the growing compression services markets of Argentina, Canada, Colombia, Thailand, Mexico, Australia and Venezuela. We intend to expand our presence and customer base in these markets, as well as other markets, including other South American and Southeast Asian countries, by leveraging our strong reputation for engineering and fabrication of high specification gas and air compressors, along with WGC's significant international expertise and parts and services business. For the nine months ended December 31, 2000, we generated 34% of our revenues from international operations.

     - Pursue select acquisition opportunities. We have completed nine acquisitions since 1993. We intend to pursue additional acquisitions of complementary businesses to continue to expand our fleet and our customer base. In determining whether to pursue an acquisition, we focus on, among other things, the quality and complementary nature of the potential target's compression equipment. We believe that continuing industry consolidation will present us with opportunities to acquire suitable compression service companies and assets in the future.

     On February 28, 2001, we acquired ISS Compression, Inc. and its operating subsidiary, IEW Compression, Inc., for approximately $15 million in cash, which included the concurrent discharge of IEW's debt and operating leases. IEW is a natural gas compression services provider based in Lafayette, Louisiana. This acquisition added approximately 26,000 horsepower to our fleet, most of which is located in the Gulf of Mexico. In addition to its rental fleet, IEW has an offshore sales and service business.

OPERATIONS

  Rental Compressor Fleet

     Universal. We have standardized our rental fleet around three primary gas compressor platforms: Gemini for smaller horsepower applications (less than 150 horsepower), Ajax for mid-range applications (100-600 horsepower) and Ariel for larger horsepower applications (over 600 horsepower). These three compressor platforms represent over 90% of our horsepower. In recent years, there has been substantial growth in customer demand in the over 600 horsepower category. As a result, we have focused, and will continue to focus, future growth on this segment of the market. We have increased the overall size and average horsepower of our fleet and have increased our fabrication of upper range units (generally over 600 horsepower) to meet this demand and better serve the needs of our customers at wellheads, gathering systems, processing plants and pipelines. Since March 31, 1998, the total horsepower of our fleet has increased by 63.4%, without taking into account the acquisitions of WGC or IEW. For the nine months ended December 31, 2000, the average horsepower utilization rate for our fleet was approximately 86.6%, which reflects average horsepower utilization based upon our total average fleet horsepower. For the quarter ended December 31, 2000, this average rate was approximately 88.6%.

     As of December 31, 2000, we owned over 3,400 natural gas compressors ranging in size up to 3,000 horsepower, with an average of 241 horsepower, as reflected in the following table:

                                                      NUMBER OF     TOTAL         % OF
HORSEPOWER RANGE                                        UNITS     HORSEPOWER   HORSEPOWER
----------------                                      ---------   ----------   ----------
   0-99.............................................    1,270       80,778        9.6%
100-299.............................................    1,396      235,976       28.1%
300-599.............................................      455      173,083       20.5%
600 and over........................................      363      351,153       41.8%
                                                        -----      -------     -------
          Total.....................................    3,484      840,990      100.0%
                                                        =====      =======     =======

     Our high level of fleet standardization and durability:

     - enables us to minimize our fleet maintenance capital requirements,

     - enables us to minimize inventory costs,

     - facilitates low-cost compressor resizing, and

     - allows us to develop strong technical proficiency in our maintenance and overhaul operations, which enables us to achieve high run-time rates while maintaining low operating costs, a benefit to us and to our customers.

     In addition to being dependable, our smaller Gemini compressors are lightweight and highly portable. Our Ajax compressors are a strong choice for mid-range compression projects because of their high reliability and versatility. The Ajax design enables these compressors to burn the broadest variety of fuel gas, including sour gas, which is produced in a number of domestic and international regions. Our larger horsepower units are generally Ariel compressors powered by Caterpillar or Waukesha engines. These

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

compressors operate at higher speeds and, although larger than the lower horsepower compressors, are transportable. The combination of these larger horsepower units and the lower horsepower Ajax and Gemini units enable us to offer our customers gas compressors for use in most segments of the production, gathering and transportation process.

     We believe our rental fleet is in excellent condition as we provide full maintenance on virtually all of our operating units.

     WGC. As of December 31, 2000, WGC had a fleet of 3,953 compression units ranging in size up to 3,400 horsepower. As of that date, the average horsepower of WGC's compression fleet was approximately 245 horsepower. In addition, WGC's fleet is highly compatible with that of Universal. The following table sets forth a summary of WGC's compression fleet as of December 31, 2000, based on the manufacturers' rated horsepower:

                                                      NUMBER OF     TOTAL         % OF
HORSEPOWER RANGE                                        UNITS     HORSEPOWER   HORSEPOWER
----------------                                      ---------   ----------   ----------
    0-100...........................................    1,923      118,841        12.3%
 101-200............................................      829      121,172        12.5%
 201-500............................................      685      205,527        21.3%
 501-800............................................      188      120,770        12.5%
801-1,100...........................................      181      179,420        18.6%
1,101 and over......................................      147      221,119        22.8%
                                                        -----      -------       -----
          Total.....................................    3,953      966,849       100.0%
                                                        =====      =======       =====

     WGC has grown primarily through acquisitions, including the acquisition of the Canadian compression parts and services business of Cooper Cameron Limited in July 2000. The compressors marketed by WGC were historically manufactured by WGC at its facility located in Corpus Christi, Texas or purchased from third parties. In December 1999, WGC sold its Gemini compressor manufacturing operations in Corpus Christi to GE Packaged Power. Under the terms of that sale, WGC agreed to purchase from GE Packaged Power $38.0 million of compressor components over five years and $3.0 million of parts over three years, and GE Packaged Power agreed to provide compressors to WGC during that time period at negotiated prices.

     Combined Fleet Information. As of February 9, 2001, the operating lease between BRL and UCI covered 2,412 rental units, which represented 32% of our total rental fleet. As of February 9, 2001, and based on the recorded net book values of Enterra's and Universal's rental fleet, approximately 91.5% of our total units and of the aggregate book value of our total units and approximately 87.0% of the units and of the aggregate book value of the units covered by the operating lease were rented to customers. The annual rental revenues for the twelve-month period ended December 31, 2000 were approximately $151.8 million for our total fleet (including the equipment subject to the operating lease and our other operating lease facility) and approximately $49.3 million for the portion of our fleet covered by the operating lease. Substantially all of our rental contracts with customers are less than one year in length, with six months being the most common initial rental contract period.

     As of February 9, 2001, in terms of horsepower, 81.4% of our total fleet was located within the U.S. and the remaining 18.6% was located internationally. See "Risk Factors -- Our international operations, which increased significantly as a result of our WGC acquisition, subject us to risks that are difficult to predict" for a description of the material risks associated with our international operations. None of the equipment subject to the operating lease is located outside of the U.S. Our equipment ranges in age from less than one year to 27 years, and, based on horsepower, we estimate the weighted average age of our total fleet to be approximately 11 years and the weighted average age of the equipment subject to the operating lease to be approximately 7.8 years. The remaining useful life of both the equipment within our total rental fleet and the equipment covered by the operating lease ranges from 5 to 15 years. We estimate that the weighted average remaining useful life of our total fleet based on horsepower is approximately 29 years and of the portion of our fleet subject to the operating lease is approximately 32.2 years. The actual remaining useful life for an individual unit depends on the use, condition, manufacturer and maintenance and overhaul performed on the unit.

  Domestic Operations

     We own one of the largest domestic rental fleets of natural gas compressors, comprising over 1.8 million horsepower and over 7,400 units. We have compressor services operations in 27 states and operate out of approximately 40 sales and service locations. Our geographic diversity and nationwide operations enable us to:

     - provide responsive and cost effective service to our rental customers, as well as for units owned by others,

     - increase our revenues with relatively little incremental overhead expense, and

     - offer our customers the ability to deal with one nationwide provider for all of their compression equipment and service needs.

     Our marketing and client service functions are performed on a coordinated basis by our sales and field service personnel. Our salespersons regularly visit our customers to ensure customer satisfaction and determine customer needs as to services currently being provided and to ascertain potential future compressor requirements of these customers, which provides us with significant competitive advantages. Our salespersons also communicate regularly with our field service and sales employees who, in many cases, have day-to-day relationships with key customer personnel and may have advance notice of customer planning. This ongoing communication between our sales and field service personnel allows us to quickly identify and respond to customer requests in this relationship driven, service intensive industry.

     When a salesperson is advised of a new compression service opportunity, that salesperson obtains relevant information concerning the project including gas flow, pressure and gas composition. The salesperson will then search a computerized data base to determine the availability of an appropriate compressor unit in our fleet for that project. If an appropriate compressor is available, it is immediately deployed. If a unit requires maintenance or reconfiguration, our maintenance personnel will service it as quickly as possible to meet the needs of the customer. If providing the appropriate unit would entail significant overhaul cost, the salesperson will communicate with the customer, engineering and field service personnel and a supervisor to determine the timing of the required maintenance or overhaul to develop a competitive rental proposal.

     Rental rates generally are determined by compressor category based on our standardized rental rates with variations as necessary to secure the service contract and assure profitability of each contract. Our service contracts usually are variations of a standard service contract associated with a master service agreement. The standard rental contract covers the technical specifications, equipment selection and performance, site location and pricing for the individual project. To ensure the proper pricing and service arrangements on larger horsepower installations and new compression opportunities, our engineers and financial personnel are highly involved in the early stages of the proposal process.

     The majority of our service agreements provide for full maintenance. Optional items such as oil, antifreeze, freight, insurance and other items may be either itemized or included in the basic monthly rental rate. Initial rental terms are usually six months, with some projects committed for as long as five years. At the end of the initial term, rentals continue at the option of the lessee on a month-to-month basis. After that time, the compressor may be returned or replaced with a different compressor. This constant need for varying the size and/or configuration of compressor packages in the same location over time is a significant advantage of outsourced compressors over owned compressors. Our standardized fleet and efficient operations allow us to provide different compressors and reconfigure our units to meet these changing needs quickly and profitably.

  International Operations

     Universal. In recent years, we have expanded our presence in select international markets, including Argentina, Colombia, Venezuela and Australia. Our presence in these international markets, which dates back over five years, usually generates higher margins and produces longer-term contracts than domestic business. As of December 31, 2000, we had 57 units aggregating approximately 61,435 horsepower operating under contract in these markets. In addition, we have been awarded significant contract compression service projects in Mexico and Argentina which will increase the amount of horsepower we operate internationally by at least 33% during the last three months of our current fiscal year. We are also pursuing opportunities in other strategic international areas, including other South American and Southeast Asian countries. For the nine months ended December 31, 2000, approximately 9.5% of our rental revenue was generated internationally.

     Our international operations are focused on large horsepower compressor markets and frequently involve long-term comprehensive service projects. These projects require us to provide complete engineering and design in the proposal process. Our extensive engineering and design capabilities and reputation of high quality fabrication give us a competitive advantage in these markets. In addition, our high bay fabrication facility positions us to be able to meet increasing demand for these services and products in the future. Commercial negotiations proceed only after the acceptance of proposed engineering designs and concepts. International service agreements differ significantly from domestic service agreements as individual contracts are negotiated for each project.

     WGC. WGC has a significant presence in Canada, Asia, Australia, Mexico and South America. This presence was further enhanced in July 2000 with WGC's acquisition of the Canadian parts and services business of Cooper Cameron Limited. For the years ended December 31, 1999 and 2000, approximately 25% and 43% of WGC's revenues were derived from international operations.

  Operations, Maintenance and Overhaul Services

     We provide a comprehensive contract compression service, which includes rental, operation and maintenance services, for most of our larger horsepower units, including our international units, and also on units owned by our customers. When providing these full contract compression services, we work closely with a customer's field service personnel so that the compressor can be adjusted to efficiently match changing characteristics of the gas produced. We generally operate the large horsepower compressors, and include the operations fee as part of its rental rate. Large horsepower units are more complex, and by operating the equipment ourselves, we reduce its maintenance and overhaul expenses. While we do not require our customers to retain us to operate smaller horsepower units, we generally train our customers' personnel in fundamental compressor operations.

     We currently maintain major overhaul and repackaging facilities in Calgary, Alberta, Canada, Yukon, Oklahoma and Corpus Christi and Schulenberg, Texas, in addition to our fabrication and repackaging facility in Houston, Texas. Each of these overhaul facilities is equipped with in-house engine rebuild and test equipment, full machine shops, environmentally-approved painting facilities and high capacity cranes. In connection with our WGC acquisition, we expect to close a number of facilities, including Corpus Christi, Texas and combine some operating activities to achieve the cost savings and synergies referred to in this prospectus. We also maintain 40 sales and service locations. We provide maintenance services on substantially all of our rental fleet and contract compression for most of our larger horsepower units. Maintenance services include the scheduled preventative maintenance repair and general up-keep of compressor equipment. As a complement to our maintenance business, we offer, at additional cost, supplies and services such as antifreeze, lubricants, property damage insurance on the equipment, and prepaid freight to the job site. We also may provide for installation, which for our typical lower, mid-range and smaller horsepower units involves significantly less engineering and cost than the comprehensive service concept prevalent in the international markets. We also routinely repackage or reconfigure some of our existing fleet to adapt to our customers' needs.

     We currently have approximately 600 trained and equipped field service representatives and mechanics located throughout the United States and approximately 300 such representatives in international locations. The field service representatives are responsible for preventive maintenance, repair, preparation and installation of rental units and perform major overhauls of units in the field whenever it is economically feasible. Major overhaul and unit rework is also performed in the major overhaul facilities. On average, each of our units undergoes a major overhaul once every six to eight years. A major overhaul involves the rebuilding of the unit in order to materially extend its useful life or to enhance the unit's ability to fulfill broader or different rental applications. One of our overhaul facilities operates a unit test loop and also functions as a full-time training center for our personnel.

     Our field gas compressors are maintained in accordance with daily, weekly, monthly and annual maintenance schedules that have been developed and refined over our long history of maintaining and operating compressors. These procedures are updated as technology changes and our operations group develops new techniques and procedures. In addition, because our field technicians provide maintenance on virtually all of our installed compression equipment, they are familiar with the condition of our equipment and can readily identify potential problems. In our experience, these rigorous procedures maximize component life and unit availability and minimize avoidable downtime.

     We also have a technical service group that is involved in our comprehensive service proposals and monitors our larger horsepower units. This group uses technologically advanced diagnostic equipment that permits sophisticated field and remote diagnostic analyses of engines and compressors, as well as emission analyses to ensure compliance with regulatory requirements.

  Fabrication and Sales

     As a complement to our compressor rental service operations, we design, engineer, assemble and sell natural gas and air compressors for engineering and construction firms, as well as for exploration and production companies both domestically and internationally. We also fabricate compressors for our own fleet. Our primary fabrication facilities are located in Houston and Schulenberg, Texas. In April 1999, we completed construction of a new 20,000 square foot heavy capacity fabrication shop and paint booth in Houston. This facility enhances our ability to expand our fleet of higher horsepower compressors.

     When servicing our equipment sales customers, we provide compressors that are built in accordance with specific criteria of the customer as well as prepacked compressors. We act as a distributor for Ariel gas compressors and as an original equipment manufacturer for Atlas Copco air compressors. Some of the compressors manufactured by these entities are used by us in our engineered products operations. For the nine months ended December 31, 2000, approximately 10% of our total revenues were generated from fabrication and sales operations. For the year ended December 31, 2000, 9% of WGC's total revenues were generated from fabrication and sales operations.

     We do not incur material research and development expenditures, as research and development activities are not a significant aspect of our business. All research and development costs are expensed as incurred.

FACILITIES

     Universal. The following table describes the material facilities owned or leased by Universal as of December 31, 2000:

                              SQUARE
LOCATION                       FEET     ACREAGE   STATUS               USES
--------                      -------   -------   ------               ----
Houston, Texas..............  114,000    30.0     Owned    Corporate headquarters,
                                                           rental, sales, service,
                                                             repackaging and
                                                             fabrication
Mineral Wells, Texas*.......   83,000    37.0     Owned    Repackaging, overhaul and
                                                             service
Traverse City, Michigan*
  (Aero Park)...............   43,000     5.9     Owned    Rental, sales, service,
                                                             repackaging, overhaul and
                                                             fabrication
Schulenberg, Texas..........   23,000    13.3     Owned    Repackaging, overhaul and
                                                             fabrication
Grand Junction, Colorado*...   11,000     2.8     Owned    Repackaging, overhaul and
                                                             service

---------------

* Following the WGC acquisition, these facilities were closed.

     In addition to Universal's owned facilities, it leases 20 domestic field service offices, nine domestic sales offices and one international sales offices.

     WGC. The following table describes the material facilities owned or leased by WGC as of December 31, 2000:

                              SQUARE
LOCATION                       FEET    ACREAGE   STATUS               USES
--------                      ------   -------   ------               ----
Calgary, Alberta, Canada....  105,760   9.22      Owned   Rental, sales, service,
                                                            repackaging, fabrication
                                                            and overhaul
Corpus Christi, Texas*......  92,000    24.3      Owned   Rental, sales, service,
                                                            repackaging, fabrication
                                                            and overhaul
Yukon, Oklahoma.............  72,000    14.7      Owned   Rental, sales, service and
                                                            overhaul
Broussard, Louisiana........  24,700    10.0     Leased   Rental, sales, service and
                                                            overhaul
Midland, Texas..............  24,200    22.0      Owned   Repackaging, overhaul and
                                                            service

---------------

 * We expect to close this facility later this year.

     In addition, upon consummation of the WGC acquisition, we acquired five owned facilities, as well as 23 leased domestic sales offices and 13 leased international sales offices.

     None of our owned or leased facilities listed above are pledged as collateral to secure indebtedness, other than pursuant to immaterial industrial revenue bonds with respect to two facilities.

CUSTOMERS

     Our current customer base consists of over 1,000 domestic and international companies engaged in all aspects of the oil and gas industry, including major integrated oil and gas companies, international state-owned oil and gas companies, large and small independent producers, natural gas processors, gatherers and pipelines. We have entered into strategic alliances with some of our key customers. These alliances are essentially preferred vendor arrangements and give us preferential consideration for the compression needs of these customers. In exchange, we provide these customers with enhanced product availability, product support and favorable pricing.

     In fiscal year 2000, no single customer accounted for as much as 10% of our total revenues. Our top 20 customers accounted for approximately 54% of our rental revenues in fiscal year 2000. During 2000, no single customer accounted for as much as 10% of WGC's total revenues. WGC's top 20 customers accounted for approximately 20% of its rental revenues in 2000. On a combined basis, no customer would have accounted for as much as 10% of our total revenues for the twelve months ended December 31, 2000.

     In most cases, our compressor leases have short initial terms, the most common being six months, continuing on a month-to-month basis thereafter at the election of the customer. The initial terms of our compressor leases expire significantly prior to expiration of the operating lease. In addition, the initial terms of our compressor leases are too short to enable us to recoup the average cost of acquiring or fabricating compressors under currently prevailing lease rates. Although we historically have been successful in subsequently leasing our compressors, we may not be able to continue to do so, particularly in the event of an economic downturn. If we are unable to subsequently lease our compressors, we may be unable to make payments under the operating lease as they become due, and we may not recover our entire investment in the equipment we acquire or fabricate.

SUPPLIERS

     As a consequence of having a highly standardized fleet, some of the components used in our products are obtained from a single source or a limited group of suppliers. Caterpillar and Waukesha are our principal suppliers of engines, Air Xchangers is our principal supplier of coolers, and Ariel and Gemini are our principal suppliers of compressors. Although alternative sources are generally available, our reliance on these suppliers involves several risks, including price increases, inferior component quality and a potential inability to obtain an adequate supply of required components in a timely manner. However, we believe our size gives us negotiating leverage with some of these suppliers. We have not experienced any material supply problems to date, and we believe our relations with our suppliers are good.

BACKLOG

     As of December 31, 2000, we had a compressor unit fabrication backlog for sale to third parties of approximately $30.5 million, compared to $11.0 million as of December 31, 1999. As of such date, WGC had a North American compressor unit fabrication backlog of units for sale and rental to third parties of approximately $13.8 million, compared to $14.4 million as of December 31, 1999. A majority of the backlog is expected to be produced within a 180-day period. Generally, units to be sold to third parties are assembled according to each customer's specifications and sold on a turnkey basis. Universal purchases components for such compressor units from third party suppliers.

INSURANCE

     We believe that our insurance coverage is customary for the industry and adequate for our business. As is customary in the natural gas service operations industry, we review our safety equipment and procedures and carry insurance against some, but not all, risks of our business. Losses and liabilities would reduce our revenues and increase our costs to the extent not covered by insurance. The natural gas service operations business can be hazardous, involving unforeseen circumstances such as uncontrollable flows of gas or well fluids, fires and explosions or environmental damage. To address the hazards inherent in our business, we maintain a comprehensive insurance program. This insurance coverage includes physical damage coverage, third party general liability insurance, employer's liability, including well control, environmental and pollution and other coverage, although coverage for environmental and pollution-related losses is subject to significant limitations. In addition, many of our service contracts shift certain risks to our customers.

COMPETITION

     The natural gas compressor rental, maintenance, service and fabrication business is highly competitive. We face competition from large national and multinational companies with greater financial resources and, on a regional basis, from several smaller companies.

     Our main competitors are Hanover Compressor Company, Production Operators, Inc. (a subsidiary of Schlumberger Limited) and Compressor Systems, Inc. In addition, Weatherford and its subsidiaries may continue to compete with us, and they are not contractually restricted from doing so. Many of our customers outsource part of their compression activities. We believe these customers control approximately 65%-70% of the compressor services market. We believe that we compete effectively on the basis of customer service, including the availability of our personnel in remote locations, price, flexibility in meeting customer needs and quality and reliability of our compressors and related services.

ENVIRONMENTAL AND OTHER REGULATIONS

     We are subject to stringent and complex federal, state and local laws and regulations regarding the environment, emission controls and other environmental protection as well as employee health and safety concerns. Compliance with these laws and regulations may affect the costs of our operations. Moreover, failure to comply with these environmental laws and regulations may result in the imposition of administrative, civil, and criminal penalties. Not all of our properties may be in full compliance with all applicable environmental requirements. However, as part of the regular evaluation of our operations, we are updating the environmental condition of our existing and acquired properties as necessary and, overall, we believe that we are in substantial compliance with applicable environmental laws and regulations and that the phasing in of more stringent emission controls and other known regulatory requirements at the rate currently contemplated by such laws and regulations will not have a material adverse effect on our business, financial condition or results of operations.

     Under the Comprehensive Environmental Response, Compensation, and Liability Act, referred to as "CERCLA," and comparable state laws and regulations, strict and, under certain circumstances, joint and several liability can be imposed without regard to fault or the legality of the original conduct on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include the owner and operator of a contaminated site where a hazardous substance release occurred and any company that transported, disposed of, or arranged for the transport or disposal of hazardous substances released at the site. Under CERCLA, such persons (which may include us) may be liable for the costs of remediating the hazardous substances that have been released into the environment and for damages to natural resources. In addition, where contamination may be present it is not uncommon for the neighboring land owners and other third parties to file claims for personal injury, property damage and recovery of response costs.

     As part of our operations, we generate wastes, including hazardous wastes such as used paints and solvents. The management and disposal of hazardous wastes are subject to the Resource Conservation and Recovery Act, referred to as "RCRA," and comparable state laws. These laws and the regulations implemented thereunder govern the generation, storage, treatment, transfer and disposal of hazardous and nonhazardous wastes. The U.S. Environmental Protection Agency and various state agencies have limited the approved methods of disposal for certain hazardous and nonhazardous wastes.

     We currently own or lease, and have in the past owned or leased, a number of properties that have been used, some for many years by third parties over whom we have no control, in support of natural gas compression services or other industrial operations. As with any owner or operator of property, we may be subject to remediation costs and liability under CERCLA, RCRA or other environmental laws for hazardous waste, asbestos or any other toxic or hazardous substance that may exist on or under any of our properties, including waste disposed or groundwater contaminated by prior owners or operators. We have performed in the past, and may perform in the future, certain remediation activities governed by environmental laws. The cost of this remediation has not been material to date, and we currently do not expect it to be. We are currently undertaking groundwater monitoring at certain of our facilities, which may further define remedial obligations. Certain of our acquired properties may also warrant groundwater monitoring and other remedial activities. We believe that former owners and operators of many of these properties, including Tidewater, are responsible under environmental laws and contractual agreements to pay for or perform remediation, or to indemnify us for our remedial costs. These other entities may fail to fulfill their legal or contractual obligations, which could result in material costs to us.

     In most cases, our customers contractually assume all environmental compliance and permitting obligations and environmental risks related to compressor operations, even in cases where we operate and maintain the compressors on their behalf. Under most of our rental service agreements, our customers must indemnify us for certain losses or liabilities we may suffer as a result of the failure to comply with applicable environmental laws, including requirements pertaining to necessary permits such as air permits.

     Air pollutant emissions from natural gas compressor engines are a substantial environmental concern for the natural gas transportation industry. Proposed federal regulations, if promulgated in their current form, are expected to impose or increase obligations of operators to reduce emissions of nitrogen oxides from internal combustion engines in transmission service. In most cases, these obligations would be allocated to our customers under the above-mentioned contracts.

     Stricter standards in environmental legislation or regulations that may affect us may be imposed in the future, such as proposals to make hazardous wastes subject to more stringent and costly handling, disposal and remediation requirements. Accordingly, new laws or regulations or amendments to existing laws or regulations (including, but not limited to, regulations concerning ambient air quality standards, waste water and storm water discharge, and global climate change) could require us to undertake significant capital expenditures and could otherwise have a material adverse effect on our business, results of operations and financial condition.

     Our international operations are potentially subject to similar governmental controls and restrictions relating to the environment. We believe that we are in substantial compliance with any such foreign requirements pertaining to the environment.

     Since 1992, there have been various proposals to impose taxes with respect to the energy industry, none of which have been enacted and all of which have received significant scrutiny from various industry lobbyists. At the present time, given the uncertainties regarding the proposed taxes, including the uncertainties regarding the terms which the proposed taxes might ultimately contain and the industries and persons who may ultimately be the subject of such taxes, it is not possible to determine whether any such tax will have a material adverse effect on us.

EMPLOYEES AND LABOR RELATIONS

     As of March 31, 2001, we had approximately 1,200 domestic employees and 450 international employees. We intend to reduce our workforce by an additional 100 employees upon completion of various transition and integration activities resulting from our WGC acquisition. We believe our relationship with our employees is good. Approximately 100 of our employees in Canada are covered by a collective bargaining agreement, which expires in June 2002.

LITIGATION AND OTHER LEGAL PROCEEDINGS

     From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this prospectus, we were not party to any legal proceedings which, if determined adversely to us, individually or in the aggregate, would have a material adverse effect on our results of operations or financial position.

                         BUSINESS OF BRL AND BRL CORP.

GENERAL

     BRL and BRL Corp. were organized in Delaware in January 2001 for the limited purpose of issuing the old notes and entering into the operating lease and related financing transactions in order to purchase the equipment and lease it to Universal as described in this prospectus. BRL Corp. was formed by BRL for the purpose of acting as a co-issuer with BRL of the old notes and the new notes. The governing documents of BRL limit the activities of BRL and its general partner, BRL Universal Equipment Management, Inc., so long as it serves as the general partner of BRL, to activities relating to the acquisition, financing and lease of the equipment as described in this prospectus. So long as the lease transaction with Universal as described herein is outstanding, BRL has covenanted to limit its activities to the conduct of business related solely to financing and leasing the equipment to Universal as described in this prospectus.

FINANCING OF BRL

     To fund the purchase of the equipment for lease to UCI, BRL issued $350 million aggregate principal amount of the old notes, borrowed approximately $64 million from banking institutions under a BRL term loan, and raised approximately $13 million in equity investments from BRL's limited partners, which amounts are due on February 15, 2008. See "Description of the Lease Obligations and the Lease Guarantee -- End of Term Options." A schedule reflecting the dates and amounts payable on the notes, the BRL term loan and the preferred return on the equity investment is set forth below. All amounts are payable to the indenture trustee.

            OBLIGATION                    AMOUNT DUE                      DATE DUE
            ----------                    ----------                      --------
   8 7/8% Senior Secured Notes   $16,050,000                    August 15, 2001
                                 $15,500,000                    Each February 15, and August
                                                                15 thereafter to maturity
   BRL Term Loan                 Accrued interest on            15th day of the month of
                                 approximately $64 million,     each one-, two-, three or
                                 based on the floating rate     six-month interest period,
                                 interest option of LIBOR or    as selected by BRL, to
                                 prime plus 3.25%, as           maturity
                                 selected by BRL(1)
   Equity Investment             Accrued return on              15th day of the month of
                                 approximately $13 million,     each one-, two-, three or
                                 based on the floating rate     six-month interest period,
                                 interest option of LIBOR or    as selected by BRL, to
                                 prime plus 5.25%, as           maturity
                                 selected by BRL(2)

---------------

(1) Assuming one-month LIBOR is 4.75%, the payment would be $426,667. Assuming one-month LIBOR is 7.75%, the payment would be $586,667.

(2) Assuming one-month LIBOR is 4.75%, the payment would be $108,333. Assuming one-month LIBOR is 7.75%, the payment would be $140,833.

LEGAL PROCEEDINGS

     From time to time, BRL, BRL Corp. and BRL Universal Equipment Management, Inc. may be involved in litigation relating to claims arising out of their operations or in the normal course of their respective businesses. As of the date of this prospectus, BRL, BRL Corp. and BRL Universal Equipment Management, Inc. were not subject to any legal proceedings which, if determined adversely, individually or in the aggregate, would have a material adverse effect on their respective results of operations or financial position.

                            MANAGEMENT OF UNIVERSAL

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, age and position of each of the directors and executive officers of UCH as of May 1, 2001. All executive officers listed below for UCH hold similar positions with UCI.

                                                                             DIRECTOR    TERM
NAME                               AGE               POSITION                 SINCE     EXPIRES
----                               ---               --------                --------   -------
Stephen A. Snider................  53    President, Chief Executive            1998      2002
                                         Officer and Director**
Ernie L. Danner..................  46    Executive Vice President and          1998      2002
                                           Director**
Richard W. FitzGerald............  47    Senior Vice President and Chief        *          *
                                           Financial Officer
Mark L. Carlton..................  45    Senior Vice President and General      *          *
                                           Counsel
Jack B. Hilburn, Jr. ............  56    Senior Vice President of               *          *
                                         Operations of Universal
                                           Compression, Inc.
Kirk E. Townsend.................  43    Senior Vice President of Sales of      *          *
                                           Universal Compression, Inc.
Hanford P. Jones.................  49    Senior Vice President of               *          *
                                         Engineered Products of Universal
                                           Compression, Inc.
Samuel Urcis.....................  66    Director and Chairman of the          1998      2003
                                           Executive Committee of the
                                           Board
Thomas C. Case...................  52    Director                              1999      2001
John K. Castle...................  60    Director                              1998      2003
Bernard J. Duroc-Danner..........  47    Director                              2001      2003
Uriel E. Dutton..................  70    Director                              2001      2001
Curtis W. Huff...................  43    Director                              2001      2002
C. Kent May......................  61    Director                              1998      2001
William M. Pruellage.............  27    Director                              2000      2003
Edmund P. Segner, III............  47    Director                              2000      2002

---------------

 * Not applicable.

** Also a director of Universal Compression, Inc.

     Stephen A. Snider. Mr. Snider has been President of UCH since consummation of the Tidewater Compression acquisition, and UCI since 1994. Mr. Snider serves on UCH's and UCI's boards of directors. Mr. Snider joined Tidewater in 1975 as General Manager of air compressor operations. In 1979, Mr. Snider established Tidewater Compression's operations in the Northeastern United States. In 1981, he assumed responsibility for the Western United States operations of Tidewater Compression. Mr. Snider left Tidewater in 1983 to own and operate businesses unrelated to the energy industry. He returned to Tidewater in 1991 as Senior Vice President of Compression. Mr. Snider has over 25 years of experience in senior management of operating companies, and also serves as a Director of Energen Corporation.

     Ernie L. Danner. Mr. Danner joined UCH as Chief Financial Officer and Executive Vice President upon consummation of the Tidewater Compression acquisition. Mr. Danner serves on UCH's and UCI's boards of directors. In April 1999, Mr. Danner's duties as Chief Financial Officer were assumed by Richard FitzGerald. Prior to joining us, Mr. Danner served as Chief Financial Officer and Senior Vice President of MidCon Corp., an interstate pipeline company and a wholly owned subsidiary of Occidental Petroleum Corporation. From 1988 until May 1997, Mr. Danner served as Vice President, Chief Financial

Officer and Treasurer of INDSPEC Chemical Company and he also served as a Director of INDSPEC. From 1984 to December 1988, he was the Executive Vice President -- Finance, Administration and Planning of Adams and Porter, an international agency specializing in marine and energy insurance.

     Richard W. FitzGerald. Mr. FitzGerald has been UCH's Senior Vice President and Chief Financial Officer since April 1999. Mr. FitzGerald held the position of Vice President -- Financial Planning and Services of KN Energy from February 1998 to April 1999. Prior to that date, Mr. FitzGerald served as Vice President and Controller of MidCon Corp., a wholly-owned subsidiary of Occidental Petroleum Corporation, for a period in excess of five years.

     Mark L. Carlton. Mr. Carlton joined UCH as Senior Vice President and Co-General Counsel in October 2000 and, effective December 8, 2000, became UCH's Senior Vice President and General Counsel. From 1982 until April 2000, Mr. Carlton held various legal positions with Mobil Corporation and its affiliates, serving most recently as Senior Counsel for Mobil Business Resources Corporation.

     Jack B. Hilburn, Jr. Mr. Hilburn has been UCI's Senior Vice President of Operations since April 1999. Mr. Hilburn is responsible for all field operations, overhaul shops and warehouses. Mr. Hilburn joined UCI in 1994 to oversee domestic operations. In September 1996, Mr. Hilburn was promoted to Vice President of Operations and in April 1999, he was promoted to Senior Vice President of Operations. Prior to 1994, Mr. Hilburn was employed by Marathon Oil Corporation in various capacities, including Region Manager of southeast onshore and lower 48 offshore production operations, and later as Manager of Operations and Construction Services. Mr. Hilburn has over 26 years of management experience in the oil and gas industry.

     Kirk E. Townsend. Mr. Townsend has been UCI's Vice President of Sales since October 1999. Mr. Townsend is presently responsible for all sales activities both domestic and international. Mr. Townsend joined UCI in 1979 as a domestic sales representative. In 1986, he became an international sales representative for UCI. Mr. Townsend was promoted to Vice President of Business Development in April 1999, and Vice President of Sales in October 1999. Mr. Townsend has over 21 years of sales and management experience in the natural gas compression industry.

     Hanford P. Jones. Mr. Jones has been UCI's Vice President of Engineered Products since April 1999. Mr. Jones is responsible for all engineering and fabrication production of UCI's packaging division. Mr. Jones joined UCI in January 1999 as General Manager of Engineered Products. From May 1998 to January 1999, Mr. Jones performed engineering and pipeline operation consulting services for various companies. Prior to May 1998, Mr. Jones was employed by NorAm Energy Corporation for a period in excess of 18 years in various capacities, including Region Manager of NorAm's Western Region, and later as Chief Engineer and Engineering Manager. Mr. Jones has over 25 years of engineering and management experience in the oil and gas industry.

     In addition to Messrs. Snider and Danner, the following individuals serve on UCH's board of directors:

     Samuel Urcis. Mr. Urcis is a General Partner of Alpha Partners, a venture capital firm which he co-founded in 1982. From 1979 to 1982, and since 1997, Mr. Urcis has been an investor and advisor in the energy field, primarily in the oilfield services and equipment sector. From 1972 to 1979, Mr. Urcis was with Geosource Inc., a diversified services and equipment company, which he conceptualized and co-founded. Mr. Urcis served in the capacity of Chief Operating Officer and Vice President of Corporate Development. From 1955 to 1972, Mr. Urcis served in various technical and management capacities at Rockwell International, Hughes Aircraft, Aerolab Development Company and Sandberg-Serrell Corporation. Mr. Urcis has served as a Director of the Glaucoma Research Foundation, and as a Trustee of the Monterey Institute of International Studies. Mr. Urcis serves as a director of UCH pursuant to an agreement entered into in connection with the Tidewater Compression acquisition.

     Thomas C. Case. Mr. Case served as the President of Mobil Global Gas & Power, Inc. and was responsible for gas marketing and power development in North and South America from 1998 until December 1999. Mr. Case retired from Mobil on April 1, 2000. From 1996 to 1997, Mr. Case was the

Executive Vice President of Duke Energy (formerly Pan Energy) Trading and Market Services, a joint venture between Duke Energy and Mobil. From 1991 to 1996, he held various positions with Mobil serving at various times as President and Executive Vice President/Chief Operating Officer of Mobil Natural Gas Inc., Manager of Strategic Planning for Exploration and Production of Mobil and President of Mobil Russia.

     John K. Castle. Mr. Castle has been Chairman of Castle Harlan, Inc. since 1987. Mr. Castle is also Chairman of Castle Harlan Partners III G.P., Inc., which is the general partner of the general partner of Castle Harlan Partners, III, L.P., UCH's controlling stockholder, and of Castle Connolly Medical Ltd. and Castle Connolly Graduate Medical Publishing, LLC. He serves as Chairman and Chief Executive Officer of Branford Castle Holdings, Inc., an investment holding company. Immediately prior to forming Branford Castle Holdings, Inc. in 1986, Mr. Castle was President and Chief Executive Officer and a Director of Donaldson, Lufkin and Jenrette, Inc., one of the nation's leading investment banking firms. Mr. Castle is a Director of Sealed Air Corporation, Morton's Restaurant Group, Inc., Commemorative Brands, Inc., H&C Purchase Corporation, Wilshire Restaurant Group, Inc. and Statia Terminals Group, N.V., and is a Member of the Corporation of the Massachusetts Institute of Technology. Mr. Castle is also a Trustee of the New York Presbyterian Hospital Authority, the Whitehead Institute of Biomedical Research. Formerly, Mr. Castle was a Director of the Equitable Life Assurance Society of the United States and Trustee of the New York Medical College, where he served as Chairman of the Board for 11 years.

     Bernard J. Duroc-Danner. Mr. Duroc-Danner joined Weatherford International Inc. in May 1987 to initiate the start-up of Weatherford's oilfield service and equipment business through EVI, Inc. He was elected EVI's President in January 1990 and Chief Executive Officer in May 1990. In connection with the merger of EVI, Inc. with Weatherford Enterra Inc. in May 1998, Mr. Duroc-Danner was elected as Weatherford International Inc.'s Chairman of the Board, President and Chief Executive Officer. Mr. Duroc-Danner holds a Ph.D. in economics from Wharton (University of Pennsylvania). In prior years, Mr. Duroc-Danner held positions at Arthur D. Little and Mobil Oil Inc. Mr. Duroc-Danner is a director of Parker Drilling Company (an oil and gas drilling company) and Cal-Dive International, Inc. (a company engaged in subsea services in the Gulf of Mexico). Mr. Duroc-Danner is also a director of Grant Prideco, Inc. (a provider of drill pipe and other drill stem products). Grant Prideco was a wholly owned subsidiary of Weatherford until April 14, 2000, when Weatherford distributed all of the outstanding shares of Grant Prideco to its stockholders.

     Uriel E. Dutton. Mr. Dutton has been counsel to and a partner with the law firm of Fulbright & Jaworski L.L.P. for more than the past five years where his practice focuses on real estate and oil and gas matters.

     Curtis W. Huff. Mr. Huff was elected President, Chief Executive Officer and a Director of Grant Prideco, Inc. on February 5, 2001. Previously, he served as Executive Vice President and Chief Financial Officer of Weatherford International Inc. since January 2000, and served as its General Counsel and Secretary since May 1998. Prior to that time, Mr. Huff was a partner with the law firm of Fulbright & Jaworski L.L.P., Weatherford's counsel, and held that position for more than five years. Mr. Huff is a director of UTI Energy Corp. (an oil and gas drilling company).

     C. Kent May. Mr. May is a Senior Vice President, General Counsel, Secretary and a Director of Anchor Glass Container Corporation. He is General Counsel, Secretary and a Director of Consumers Packaging Inc., Canada's largest glass container manufacturer, and a Director of Fabrica de Envases de Vidrio, S.A. de C.V., a Mexican glass container manufacturer. He serves as General Counsel to Glenshaw Glass Company and G&G Investments, Inc., a privately-held investment company. He is also a manager and secretary of Main Street Capital Holdings, L.L.C., a merchant banking firm. He has been an associate, partner or member of the law firm of Eckert Seamans Cherin & Mellott, L.L.C. since 1964 and was Managing Partner of the firm from 1991 to 1996.

     William M. Pruellage. Mr. Pruellage became a Director of UCH in April 2000. Mr. Pruellage is an Associate with Castle Harlan, Inc. Prior to joining Castle Harlan in July 1997, Mr. Pruellage worked as an investment banking analyst at Merrill Lynch since July 1995. Prior to that time, Mr. Pruellage was a student at Georgetown University, where he studied finance and international business. Mr. Pruellage is also a Director of Wilshire Restaurant Group, Inc. and Taylor Publishing Company.

     Edmund P. Segner, III. Mr. Segner has served as President and Chief of Staff of EOG Resources since August of 1999. He joined Enron Corporation in 1988 as Vice President of Public and Investor Relations. He later served as Executive Vice President and Chief of Staff until 1997 when he moved to Enron Oil & Gas Company as Vice Chairman and Chief of Staff. Mr. Segner is a Certified Public Account and a member of the Houston Society of Financial Analysts. He is also a Director of the Domestic Petroleum Council.

     No family relationship exists between any of Universal's executive officers or between any of them and any of UCI's or UCH's directors.

BOARD COMMITTEES

     Our Board of Directors has established three committees -- an Executive Committee, an Audit Committee and a Compensation Committee. The Audit Committee is comprised entirely of non-employee directors.

     The Executive Committee, to the extent permitted under Delaware law, has all powers and rights of our board of directors. The current members of the Executive Committee are Messrs. Urcis (Chairman), Castle, Duroc-Danner, Pruellage and Snider.

     The Audit Committee is primarily concerned with the effectiveness of our accounting policies and practices, financial reporting and internal controls. The Audit Committee is authorized to:

     - select, retain and dismiss our independent auditors,

     - review the plans, scope and results of our annual audit, the independent auditors' letter of comments and management's response thereto, and the scope of any non-audit services which may be performed by the independent auditors,

     - manage our policies and procedures with respect to internal accounting and financial controls and

     - review any changes in accounting policy. The current members of the Audit Committee are Messrs. Segner (Chairman), Case, Dutton and May.

     The Compensation Committee is authorized and directed to review and approve the compensation and benefits of our executive officers, to review and approve the annual salary plans, and to review and advise our board of directors regarding the benefits, including bonuses, and other terms and conditions of employment of our other employees. The Compensation Committee is also responsible for the administration of our benefit plans. The current members of the Compensation Committee are Messrs. Castle, Huff, Pruellage and Urcis.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for fiscal 2000, 1999 and 1998 for UCI's and UCH's Chief Executive Officer and other four highest paid officers.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                    ANNUAL COMPENSATION   ------------
                                                    -------------------    SECURITIES     ALL OTHER
                                           FISCAL    SALARY     BONUS      UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION                 YEAR      ($)        ($)      OPTIONS (#)        ($)
---------------------------                ------   --------   --------   ------------   ------------
Stephen A. Snider........................   2000    170,000     35,000       6,619           15,000(1)
  President & Chief Executive Officer       1999    170,000     43,890       6,619           41,965(1)
                                            1998    170,000    172,500       6,619        1,128,976(1)
Richard W. FitzGerald(2).................   2000    146,049     20,000       2,206           34,132(3)
  Senior Vice President &                   1999         --         --          --               --
  Chief Financial Officer                   1998         --         --          --               --
Newton H. Schnoor........................   2000    100,000     15,000       2,206            8,191(5)
  Senior Vice President &                   1999     95,000     26,058       2,206            6,851(5)
  Controller(4)                             1998     78,354     48,600       2,206          106,245(5)
Kirk E. Townsend.........................   2000    229,521(7)  15,000       1,550           21,878(8)
  Vice President of Sales of                1999    154,436(7)      --         400            9,331(8)
  Universal Compression, Inc.(6)            1998    235,041(7)      --         400           12,722(8)
Jack B. Hilburn, Jr. ....................   2000    110,000     15,000       2,206            4,843(9)
  Senior Vice President of Operations of    1999     91,250     17,310         900            7,774(9)
  Universal Compression, Inc.               1998     85,000     34,500         900           91,985(9)

---------------

(1) Includes (a) matching contributions made by UCI and Tidewater to Mr. Snider's 401(k) account of $5,100 during fiscal 2000 and fiscal 1999 and $2,069 during fiscal 1998, (b) $3,876 in health premiums paid by UCI and Tidewater on behalf of Mr. Snider under its executive medical plans during each of fiscal 1998, 1999 and 2000, (c) payments made by UCI and Tidewater on behalf of Mr. Snider pursuant to their Supplemental Savings Plans of $3,187 during fiscal 2000 and fiscal 1999 and $3,031 during fiscal 1998, (d) $29,800 paid by UCI to Mr. Snider for moving expenses during fiscal 1999 and
    (e) $1,120,000 paid to Mr. Snider in fiscal 1998 as incentive compensation pursuant to the completion of the Tidewater Compression acquisition.

(2) Mr. FitzGerald joined UCH in April 1999.

(3) Includes (a) matching contributions made to Mr. FitzGerald's 401(k) account of $3,750, (b) health care premiums paid on behalf of Mr. FitzGerald under Universal's Executive Medical Plan of $3,553, (c) payment made on behalf of Mr. FitzGerald pursuant to Universal's Supplemental Savings Plan of $750 and
    (d) $25,886 paid to Mr. FitzGerald for moving expenses.

(4) Since February 2001, Mr. Schnoor serves as Vice President of Financial Services.

(5) Includes (a) matching contributions made to Mr. Schnoor's 401(k) account of $3,000 during fiscal 2000, $2,850 during fiscal 1999 and $2,350 during fiscal 1998, (b) $3,876 in health care premiums paid on behalf of Mr. Schnoor under Universal's Executive Medical Plan during each of fiscal 2000 and 1999, (c) payment made on behalf of Mr. Schnoor pursuant to Universal's Supplemental Savings Plan of $1,000 during fiscal 2000 and $125 during fiscal 1999 and (d) $103,500 paid to Mr. Schnoor during fiscal 1998 as incentive compensation pursuant to the completion of the Tidewater Compression acquisition.

(6) Mr. Townsend currently services as Senior Vice President of Sales.

(7) Includes sales commissions.

(8) Includes (a) matching contributions made to Mr. Townsend's 401(k) account of $6,886 during fiscal 2000, $7,051 during fiscal 1999 and $4,449 during fiscal 1998, (b) $3,876 in health care premiums paid on behalf of Mr. Townsend under Universal's Executive Medical Plan during fiscal 2000, (c) payment made on behalf of Mr. Townsend to Universal's Supplemental Savings Plan of $2,543 during fiscal 2000, (d) an automobile allowance paid to Mr. Townsend of $4,281 during fiscal 2000, $4,068 during fiscal 1999 and $5,412 during fiscal 1998 and (e) $4,200 paid to Mr. Townsend for club dues during fiscal 2000.

(9) Includes (a) matching contributions made to Mr. Hilburn's 401(k) account of $2,225 during fiscal 1999 and $1,381 during fiscal 1998, (b) health care premiums paid on behalf of Mr. Hilburn of $3,876 in each of fiscal 2000 and fiscal 1999 and $162 in fiscal 1998, (c) an automobile allowance paid to Mr. Hilburn of $720 in fiscal 2000, $1,341 in fiscal 1999 and $2,631 in fiscal 1998 and (d) $87,500 paid to Mr. Hilburn during fiscal 1998 as incentive compensation pursuant to the completion of the Tidewater Compression acquisition.

DIRECTORS' COMPENSATION

     Directors who are not Universal's officers and are not designated by Castle Harlan or Weatherford receive an annual director fee of $20,000, $750 per board of directors or committee meeting attended and reasonable out-of-pocket expenses. Currently, four of UCH's directors are entitled to this compensation. Directors are not otherwise compensated for their services.

BENEFIT PLANS

     We maintain a 401(k) employee retirement savings plan for the benefit of our employees. We pay all administrative costs of the plan and match employee contributions at a rate of 50% for the first 6% of salary contributed by the employee. There are also deferred compensation plans for certain key employees.

     In February 1998, we adopted an incentive stock option plan to advance our interests and to improve shareholder value by providing additional incentives to motivate and retain key employees. Under this incentive stock option plan, as amended, we can grant options totaling 3,012,421 shares of our common stock. That number will be adjusted automatically if there shall be any future change in our capitalization from a stock dividend or split and may be adjusted to reflect a change in our capitalization resulting from a merger, consolidation, acquisition, separation (including a spin-off or spin-out), reorganization or liquidation. Key employees, non-employee directors and consultants are eligible to receive options under this incentive stock option plan.

     In April 2001, our board of directors authorized a stock plan, contingent upon approval by UCH's shareholders, to also attract and retain key employees. The stock plan permits the granting of UCH's common stock to our officers and key employees. A stock grant will vest at the rate of 25% per year for each year following the first anniversary date of the grant. Subject to shareholder approval of the stock plan, initial grants in April 2001 of an aggregate 110,000 shares of our stock were made to officers.

EMPLOYMENT AGREEMENTS

     We entered into employment agreements with Stephen Snider, our president and chief executive officer, and with Ernie Danner, our executive vice president, on February 20, 1998. These agreements expired on February 20, 2001. We have agreed to provide Mr. Snider and his spouse post-retirement medical insurance benefits.

     We also entered into an employment agreement with Richard FitzGerald, our senior vice president and chief financial officer, effective April 12, 1999 pursuant to which Mr. FitzGerald is entitled to a current annual base salary of $205,000, plus a target bonus of up to 60% of such base salary. Mr. FitzGerald's employment agreement has an initial term of three years. If during the stated duration or any extension of duration, a "change of control" of UCH occurs, the agreement automatically extends to a date that is the second anniversary of the change of control. In addition, the agreement provides that if

Mr. FitzGerald is terminated without cause during the initial term, he will be paid for the remainder of the term, plus a bonus amount based on his previous bonuses. Pursuant to Mr. FitzGerald's employment agreement and our officers' incentive plan, bonuses are payable based on our safety record and financial performance, plus a discretionary component. This agreement also places restrictions on the ability of Mr. FitzGerald to disclose confidential information, to compete against us and to hire or solicit certain of our employees if his employment with us is terminated.

     Universal also had an employment agreement with Valerie Banner, who served as Universal's Senior Vice President and General Counsel, which provided for an annual base salary of $135,000, plus a target bonus of up to 50% of her base salary. Universal terminated this agreement without cause effective December 8, 2000. Pursuant to the terms of the agreement, Universal paid to Ms. Banner a lump sum severance payment equal to the sum of her annual base salary as of the time of termination of the agreement and the average of the annual bonuses she has received. Ms. Banner also will be entitled to receive a target bonus pro-rated rated through December 8, 2000. Ms. Banner will continue to assist Universal as needed with its new financing arrangements and other legal matters for a reasonable hourly fee.

CHANGE OF CONTROL AGREEMENTS

     In addition to the change of control agreements referenced above, Universal has entered into change of control agreements with Messrs. Carlton, Hilburn, Townsend and Jones. Pursuant to those agreements, in the event that the executive's employment with Universal is terminated within one year after a "change in control" of Universal, then the executive is entitled to severance pay and other benefits. The severance payment is based upon the executive's annual base salary and bonus target amount at the time of termination. The agreements define a "change in control" to mean the beneficial ownership by any person or entity other than Castle Harlan of more than 50% of UCH's outstanding capital stock or, in specified circumstances, the failure to re-elect a majority of the members of UCH's board of directors. These agreements also restrict the ability of these individuals to compete against Universal.

                               MANAGEMENT OF BRL

DIRECTORS AND EXECUTIVE OFFICERS

     BRL is a limited partnership, and as such is governed and managed by its general partner, BRL Universal Equipment Management, Inc. The following table sets forth the name, age and position of each of the directors and executive officers of BRL Universal Equipment Management since its inception in January 2001. All executive officers listed below for BRL Universal Equipment Management hold similar positions with BRL Corp.

                                                                               DIRECTOR
NAME                                AGE                POSITION                 SINCE
----                                ---                --------                --------
Gregory C. Greene.................  43    President and Sole Director**          2001
Daniel D. Boeckman................  41    Executive Vice President and              *
                                            Secretary
Lucy Burgoon......................  39    Vice President, Controller and            *
                                            Assistant Secretary

---------------

 * Not applicable.
** Also sole director of BRL Corp.

     Gregory C. Greene. Mr. Greene has been President of Headwater Holdings, Inc. since 1992. Headwater Holdings, Inc. is the general partner of Headwater Investments, L.P., which is the general partner of Brazos River Leasing, L.P., which is the sole shareholder of BRL Management. Mr. Greene is a graduate of St. John's University and has an MBA from Vanderbilt University. Mr. Greene has been involved in structured financing transactions and real estate related activities for over 15 years. He has been actively involved with asset financing from many perspectives including as an investment banker structuring collateralized mortgage obligations and asset based securities; as a merchant banker for multi-property, multi-state conduit financings; as an investor in and structuror of multi-state, multi-property lease transactions; and as an owner and developer of commercial, multi-family and industrial properties.

     Daniel D. Boeckman. Mr. Boeckman is a graduate of the University of the South and Columbia University. Since 1993, Mr. Boeckman has been an officer of and since 1998, President of Turtle Creek Holdings, Inc., an investment company engaged in the acquisition and rehabilitation of distressed assets and the opportunistic acquisition and/or development of various types of real estate ranging from multifamily to commercial properties. Mr. Boeckman also manages private equity acquisitions for the Boeckman Family partnership.

     Lucy Burgoon. Ms. Burgoon has been associated with Messrs. Greene and Boeckman since November, 2000. From 1994 to 2000, Ms. Burgoon served as an accounting consultant with Jefferson Wells International, an international accounting consulting firm and accounting manager with Crow Holdings, an investment company holding assets for the Trammell Crow Family. Ms. Burgoon received her Accounting Degree from St. Mary's University and her MBA from the University of Texas at San Antonio. She is also a certified public accountant in Texas. Ms. Burgoon has experience practicing with a public accounting firm, serving as the controller of a regional office of a public company and responsibility for in-house accounting for private individuals and trusts.

EXECUTIVE COMPENSATION

     Officers and directors of BRL Universal Equipment Management and BRL Corp. will not receive compensation for their services as such.

                           SECURITY OWNERSHIP OF UCH

     Set forth below is information as of April 30, 2001 regarding the beneficial ownership of the common stock of UCH and the percentage of outstanding shares beneficially owned by

     - any person known by us to own more than five percent of our voting securities,

     - all of our directors

     - each of our executive officers identified in the Summary Compensation Table and

     - all of our current directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to this table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite the stockholder's name. Except as otherwise set forth below, shares of common stock not outstanding but deemed beneficially owned by virtue of a person or group having the right to acquire them within 60 days, including outstanding stock options, are treated as outstanding only for purposes of determining the percentage owned by such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The address for each executive officer and director set forth below is c/o Universal Compression Holdings, Inc., 4440 Brittmoore Road, Houston, Texas 77041.

                                                               NUMBER OF      PERCENTAGE
                                                               SHARES OF     BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                          COMMON STOCK     OWNED(1)
------------------------------------                          ------------   ------------
WEUS Holding, Inc.(2) ......................................   13,750,000        48.4%
  515 Post Oak Boulevard, Suite 600
  Houston, Texas 77027-3415
Castle Harlan Partners III, L.P.(3)(4)......................    5,594,009        19.6%
  150 East 58th Street
  New York, New York 10155
Thomas C. Case..............................................          334           *
John K. Castle(4)(5)(6).....................................    5,594,009        19.6%
Samuel Urcis(7).............................................      219,698           *
C. Kent May.................................................          334           *
William M. Pruellage........................................          167           *
Edmund P. Segner III(8).....................................           --           *
Bernard J. Duroc-Danner(9)..................................           --           *
Curtis W. Huff(9)...........................................           --           *
Uriel E. Dutton(9)..........................................           --           *
Stephen A. Snider(10).......................................      143,605           *
Ernie L. Danner(11).........................................      160,092           *
Richard W. FitzGerald(12)...................................       41,382           *
Newton Schnoor(13)..........................................       46,734           *
Jack B. Hilburn, Jr.(14)....................................       40,111           *
Kirk E. Townsend(15)........................................       46,591           *
All directors and executive officers as a group (17
  persons)(3)(4)(5)(7)(16)..................................    6,313,167        21.9%

---------------

  *  Indicates less than 1% of the outstanding stock.

 (1) Based upon 28,414,038 shares of common stock outstanding after the WGC acquisition and 13,242 treasury shares issued that are not counted as outstanding in calculating the beneficial ownership percentage.

 (2) WEUS is a direct, wholly owned subsidiary of Weatherford International, Inc., a publicly traded company. Pursuant to a voting agreement, WEUS has agreed to limit its voting power to 33 1/3% of UCH's total outstanding common stock for a period of up to two years, subject to certain limitations.

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

 (3) Includes 2,936,718 shares of common stock directly held by Castle Harlan Partners III, L.P., 2,174,529 shares of common stock held by certain entities for which Castle Harlan Partners III, L.P. may direct the voting pursuant to a voting agreement, 90,909 shares of common stock directly held by John K. Castle, and 391,853 shares of common stock held by certain other entities and individuals (which includes 99,153 shares subject to options held by Samuel Urcis which are fully vested) for which Mr. Castle may direct the voting pursuant to unrelated voting trust agreements under which Mr. Castle acts as voting trustee. All such shares may be deemed to be beneficially owned by Castle Harlan Partners III, L.P. Castle Harlan Partners III, L.P. disclaims beneficial ownership of the shares not directly held by it.

 (4) John K. Castle and Leonard M. Harlan are the controlling stockholders of Castle Harlan Partners III, G.P., Inc., the general partner of the general partner of Castle Harlan Partners III, L.P., and as such, each of them may be deemed to be a beneficial owner of the shares owned by Castle Harlan Partners III, L.P. Both Mr. Castle and Mr. Harlan disclaim beneficial ownership of the shares in excess of their respective pro rata partnership interests in Castle Harlan Partners III, L.P. and its affiliates.

 (5) Includes 90,909 shares of common stock directly held by John K. Castle, and 391,853 shares of common stock held by certain entities and individuals (which includes 99,153 shares subject to options held by Samuel Urcis which are fully vested) for which Mr. Castle may direct the voting pursuant to unrelated voting trust agreements under which Mr. Castle acts as voting trustee. All such shares may be deemed to be beneficially owned by Mr. Castle. Mr. Castle disclaims beneficial ownership of the shares subject to the voting trust agreements, other than 19,449 shares of common stock owned by Branford Castle Holdings, Inc. subject to the voting trust.

 (6) Includes 2,936,718 shares of common stock directly held by Castle Harlan Partners III, L.P. and 2,174,529 shares of common stock held by certain entities, the voting of which Castle Harlan Partners III, L.P. may control pursuant to a voting agreement. All such shares may be deemed to be beneficially owned by Mr. Castle. Mr. Castle disclaims beneficial ownership of these shares.

 (7) Includes 99,135 shares subject to options which are fully vested. Also includes 40,145 shares of common stock owned by Castle Harlan Partners, which shares Mr. Urcis has the option to purchase. All of Mr. Urcis's shares are subject to a voting trust agreement with Castle Harlan.

 (8) Mr. Segner joined UCH's board of directors effective October 1, 2000.

 (9) Messrs. Duroc-Danner, Huff and Dutton joined UCH's board of directors on February 9, 2001 in connection with its acquisition of WGC.

(10) Includes 110,152 shares of common stock subject to options granted by UCH to Mr. Snider which are fully vested.

(11) Includes 79,548 shares of common stock subject to options granted by UCH to Mr. Danner which are fully vested. Also includes 33,455 shares of common stock owned by Castle Harlan Partners, which shares Mr. Danner has an option to purchase.

(12) Includes 40,045 shares of common stock subject to options granted by UCH to Mr. FitzGerald.

(13) Includes 40,045 shares of common stock subject to options granted by UCH to Mr. Schnoor.

(14) Includes 40,045 shares of common stock subject to options granted by UCH to Mr. Hilburn.

(15) Includes 30,794 shares of common stock subject to options granted by UCH to Mr. Townsend.

(16) Includes an aggregate of 459,741 shares of common stock subject to options granted by UCH.

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

                           SECURITY OWNERSHIP OF BRL

     The general partner of BRL is BRL Universal Equipment Management, Inc., a Delaware corporation, and the limited partners of BRL are Deutsche Bank A.G., New York Branch and First Union National Bank, affiliates of two of the initial purchasers of the old notes. Deutsche Bank is controlled by Deutsche Bank AG, a public bank holding company in Germany, and First Union National Bank is controlled by First Union Corporation, which is a publicly held entity traded on the New York Stock Exchange. BRL owns all of the outstanding common stock of BRL Corp. Neither BRL nor BRL Corp. have any other class of equity securities or interests outstanding. BRL, BRL Corp. and BRL Universal Equipment Management, Inc. were formed under the laws of the State of Delaware on January 18, 2001.

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

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

ARRANGEMENTS WITH WEATHERFORD

     Registration Rights Agreement. Concurrently with our acquisition of WGC, we entered into a registration rights agreement with WEUS Holding, Inc., an affiliate of Weatherford. Under this agreement, WEUS has the right, on up to three occasions, to cause us to register at our expense WEUS's shares of our common stock under the Securities Act at any time by providing a written demand to us, subject to certain minimum dollar values. The registration rights agreement also provides WEUS with "piggyback" registration rights, or rights to require us, subject to certain limitations, to include its shares of our common stock in other registration statements that we may file.

     Voting Agreement. We also entered into a voting agreement with WEUS concurrently with the acquisition that provides that until the earlier of (1) February 9, 2003 or (2) the date that Castle Harlan and its affiliates own less than 5% of our outstanding common stock, WEUS and its affiliates will vote any shares of our common stock that they own in excess of 33 1/3% of our total outstanding shares in the same proportion that shares of our stock owned by the public are voted. Shares owned by the public include all shares of our common stock other than shares owned by WEUS, Castle Harlan and their respective affiliates.

     Transitional Services Agreement. Concurrently with the closing of the WGC acquisition, Weatherford and WGC, as our subsidiary, entered into a transitional services agreement under which Weatherford will continue to provide certain administrative and support services, such as shared corporate office space and general communication and information services, to WGC for a period of up to 120 days following the closing of the WGC acquisition. WGC paid Weatherford $125,000 for the first thirty days of these services. For the period subsequent to the initial thirty days until the end of the contract, WGC will pay Weatherford a fee based on a proportional amount of Weatherford's costs and expenses in providing the services plus a 10% management fee.

     Board Representation. WEUS has the right to designate three members to our board of directors for so long as it owns at least 20% of our outstanding common stock. One WEUS nominee is a Class A director with a term of office expiring in 2001, the second WEUS nominee is a Class B director with a term of office expiring in 2002, and the third WEUS nominee is a Class C director with a term of office expiring in 2003. If WEUS's ownership of our common stock falls below 20%, WEUS may designate only two directors, and if its ownership falls below 10%, it may no longer designate directors to our board.

REGISTRATION RIGHTS AGREEMENTS

     In connection with our acquisition of Tidewater Compression, we entered into a registration rights agreement with Castle Harlan Partners and some of our other stockholders (including certain of our directors and officers and Energy Spectrum Partners, L.P.). Under the registration rights agreement, these stockholders generally have the right to require us to register any or all of their shares of our common stock under the Securities Act, at our expense, subject to certain minimum dollar values. In addition, these stockholders are generally entitled to include, at our expense, their shares of our common stock covered by the registration rights agreement in any registration statement that we propose to file with respect to registration of our common stock under the Securities Act. In addition, we entered into a registration agreement with the two former shareholders of GCSI concurrently with our GCSI acquisition. This agreement provides the former GCSI shareholders with two demands for shelf registrations, both of which have been filed. In connection with these agreements, we also have agreed to indemnify the stockholders against specified liabilities, including liabilities under the Securities Act.

VOTING AGREEMENTS

     In connection with our Tidewater Compression acquisition, we entered into a voting agreement and two voting trust agreements. The voting agreement requires that some of our significant stockholders vote their shares of our common stock in the same manner as Castle Harlan. The voting trust agreements
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

provide that certain of our other stockholders, including some of our directors, assign their shares of our common stock to a voting trust which has John K. Castle as its trustee in exchange for interests in the trust. Prior to our initial public offering in May 2000, these voting agreements and trusts also covered Energy Spectrum and our employees, officers, and some of our directors. Currently, only two of our directors, Samuel Urcis and William Pruellage, and none of our employees or officers, are subject to a voting trust agreement. The voting agreement with some of our significant stockholders will terminate upon the earlier of certain changes of control or November 30, 2003. Shares transferred to third parties will not be subject to the voting agreement if the transfers of the shares by the significant stockholders do not exceed 1% of our issued and outstanding stock in any three-month period or are effected by exercise of a registration right under our registration rights agreement. As a result of the voting agreement and the voting trust agreements, Castle Harlan currently has voting control over approximately 20% of our common stock.

TERMINATION OF MANAGEMENT AGREEMENT AND CONSULTING AGREEMENT

     In connection with our 1998 acquisition of Tidewater Compression, we entered into a management agreement with Castle Harlan, Inc. pursuant to which Castle Harlan agreed to provide us with business and organizational strategy, financial and investment management and merchant and investment banking services. We agreed to pay Castle Harlan a fee for these services of $3.0 million per year. This fee was paid in advance for the first year and quarterly in advance thereafter. The agreement was for a term of five years, renewable automatically from year to year unless Castle Harlan or its affiliates then beneficially owns less than 20% of our outstanding capital stock. We agreed to indemnify Castle Harlan against liabilities, costs, charges and expenses relating to the performance of its duties, other than those resulting from its gross negligence or willful misconduct. We paid Castle Harlan Inc. $3.0 million, $750,000 and $3.0 million during the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, respectively. As of March 31, 2000, 33,560 shares of common stock and 18,080 shares of preferred stock (which shares of preferred stock were subsequently split and converted to 42,046 shares of common stock on May 30, 2000 in connection with our initial public offering) held by our officers were subject to repurchase requirements in the event of our termination of the officer without "cause," disability or death as specified in the stock repurchase agreement. We maintained an insurance policy to fund substantially all of our obligations in the event of disability or death of these officers. This option repurchase requirement was terminated upon completion of our initial public offering. In addition, in consideration for certain finder services in connection with our Tidewater Compression acquisition, we entered into a finder's and consulting agreement with Samuel Urcis, one of our directors. Upon consummation of the Tidewater Compression acquisition, $1,100,000 of the finders fee was issued to Mr. Urcis in capital stock at $50 per share value. We paid the remaining $650,000 of the finders fee to Mr. Urcis in cash on March 4, 1998. Under that agreement, Mr. Urcis was entitled to a consulting fee of $150,000 per year in exchange for various consulting services, as well as a seat on our board and options to purchase shares of our common stock. We paid Mr. Urcis $12,500, $165,523 and $140,264 during the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, respectively.

     This management agreement (other than the indemnification provisions), option repurchase requirement and the consulting agreement were terminated upon the completion of our initial public offering in May 2000 in exchange for (1) our payment to Castle Harlan of $3.0 million in cash (one year's management fee) and our issuance to Castle Harlan of 136,364 shares of our common stock, which shares are subject to registration rights and (2) our payment to Mr. Urcis of $150,000 in cash (one year's consulting fee) and our issuance to Mr. Urcis of 6,818 shares of our common stock, which shares are also subject to registration rights. We also have agreed with Castle Harlan to nominate a total of three Castle Harlan designees for election to our board for so long as those designees are reasonably qualified and Castle Harlan and its affiliates beneficially own at least 15% of our outstanding stock (including shares over which it has voting control pursuant to voting agreements and trusts). Currently, Mr. Castle and Mr. Pruellage serve as Castle Harlan designees, and Castle Harlan has not designated its third member of

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

our board. Also, Castle Harlan granted Mr. Urcis a ten-year option in 1998 to purchase from it 17,820 shares and 22,326 shares of our common stock at exercise prices of $6.73 and $21.50, respectively.

TRANSACTIONS WITH ERNIE DANNER

     In consideration for consulting services rendered by Ernie Danner, one of our directors, in connection with the Tidewater Compression acquisition, Castle Harlan granted Mr. Danner a ten-year option to purchase from it 14,850 shares of our common stock at a price of $6.73 per share, and 18,605 shares of our common stock at a price of $21.50 per share. Also, Castle Harlan agreed that upon its sale of more than 75% of our outstanding common stock, Castle Harlan will pay Mr. Danner $500,000 if it realizes a return in excess of 100%, or $750,000 if it realizes a return in excess of 300%, of its initial investment in us. Upon completion of our Tidewater Compression acquisition, we granted 1,000 shares of our common stock and 4,000 shares of our Series A preferred stock (which converted into 16,727 shares of our common stock upon the closing of our initial public offering) to Mr. Danner, and paid him $100,000 in cash. Upon completion of our initial public offering in May 2000, we paid Mr. Danner for his services 13,636 shares of our common stock, which shares are subject to registration rights. As an officer of us, Mr. Danner also holds stock options awarded by us. In addition, Mr. Danner is a director and 45% stockholder, along with Robert Ryan, one of our former officers, in a company that purchased some standard air compressor equipment and related distributorship rights from us for $1.6 million in February 2000. We have agreed to provide this company with transition services for two years for a fee of approximately $340,000.

PURCHASE PRICE ADJUSTMENT AGREEMENT

     In connection with our acquisition of Tidewater Compression, we entered into a Purchase Price Adjustment Agreement with Tidewater Inc. Pursuant to that agreement, upon the occurrence of a "liquidity event," we may have to make certain payments to Tidewater. A "liquidity event" is defined in the agreement to include:

     - sales by Castle Harlan of its shares of our common stock,

     - sales by us of all or substantially all of our assets or mergers by us or UCI with another entity or

     - some types of recapitalizations.

     If any of the liquidity events described above occurs and Castle Harlan receives an amount greater than its accreted investment, defined as its initial investment increased at a compounded rate of 6.25% each quarter, which equates to approximately 27.4% annually, Universal must make a payment to Tidewater equal to 10% of the amount, if any, that Castle Harlan receives in excess of its accreted investment. Any payment is to be made in the same form of consideration as received by Castle Harlan. Any payment pursuant to this agreement would result in an increase in goodwill in the year of payment and a corresponding increase in goodwill and amortization expense in subsequent years. As of December 31, 2000, Castle Harlan's accreted investment was approximately $28.78 per share, which will continue to grow at a compounded rate of 6.25% per quarter. As of December 31, 2000, no liquidity event (as defined in the agreement) that required a payment had occurred. Consummation of the WGC acquisition did not constitute a liquidity event requiring a payment.

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

                              REGISTRATION RIGHTS

     As part of the sale of the old notes to the initial purchasers, the holders of the old notes became entitled to the benefits of the registration rights agreement, dated as of February 9, 2001 by and among registrants and the initial purchasers.

     Under the registration rights agreement the registrants have agreed to:

     - file a registration statement with the SEC with respect to a registered offer to exchange the old notes for new 8 7/8% senior secured notes due 2008, having terms substantially identical in all material respects to the old notes, except that the new notes will not contain transfer restrictions, by May 10, 2001;

     - use their reasonable best efforts to cause the registration statement to become effective under the Securities Act by August 8, 2001;

     - offer the new notes in exchange for surrender of the old notes following the effective date of the registration statement; and

     - use their reasonable best efforts to keep the exchange offer open for at least 30 days, or longer if required by applicable law, after the date that the notice of the exchange offer is mailed to the holders of the old notes.

     The exchange offer being made hereby, if consummated within the required time periods, will satisfy the registrants' obligations under the registration rights agreement. For each old note validly surrendered pursuant to the exchange offer and not validly withdrawn, the holder will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each old note will accrue (i) from the later of (A) the last interest payment date on which interest was paid on the old note surrendered in exchange for the new note or, (B) if the old note is surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of the exchange and as to which interest will be paid, the date of such interest payment date, or (ii) if no interest has been paid on the old notes, from February 9, 2001.

     Under existing interpretations of the SEC contained in several no-action letters to third parties, the registrants' believe that the new notes will be freely transferable by the holders, other than affiliates of the registrants, after the exchange offer without further registration under the Securities Act; provided, however, that if you want to exchange your old notes for new notes, you will be required to represent that:

          (1) you are acquiring the new notes in the ordinary course of your business;

          (2) you have no arrangement or understanding with any person to participate in the distribution of the new notes;

          (3) you are not an "affiliate," as defined in Rule 405 under the Securities Act, of the registrants, or, if you are an "affiliate," that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

          (4) if you are not a broker-dealer, you are not engaging and do not intend to engage in a distribution of the new notes; and

          (5) you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act that is receiving the new notes for your own account in exchange for old notes acquired as a result of market-making or other trading activities, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale of the new notes, and that you cannot rely on the position of the SEC's staff set forth in its no-action letters.

     The registrants agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of new notes.
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

     If (1) because of any change in law or in currently prevailing interpretations of the staff of the SEC, the registrants are not permitted to effect an exchange offer, (2) the registrants do not complete the exchange offer by September 7, 2001, (3) under certain circumstances, some holders of unregistered new notes so request, or (4) in the case of any holder that participates in the exchange offer, that holder does not receive new notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of that holder as an affiliate of the registrants or within the meaning of the Securities Act) then in each case, the registrants will

     - promptly deliver to the holders and the trustee written notice of any of these changes;

     - at their sole expense, file a shelf registration statement covering resales of the old notes as promptly as practicable; and

     - use their reasonable best efforts to keep the shelf registration statement effective until the earlier of February 9, 2003 and such time as all of the applicable old notes have been sold under the shelf registration statement.

     In the event that the registrants file a shelf registration statement, the registrants will provide each holder with copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement for the notes has become effective, and take some other actions that are required to permit unrestricted resales of the notes. A holder that sells notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to that kind of holder, including certain indemnification rights and obligations.

     If the registrants fail to comply with the above provisions or if the exchange offer registration statement or the shelf registration statement fails to become effective, then the registrants will pay "additional interest" on the notes as follows:

          (1) if (A) neither the exchange offer registration statement nor the shelf registration statement is filed with the SEC on or prior to the applicable filing date or (B) despite the fact that we have consummated or will consummate an exchange offer, the registrants are required to file a shelf registration statement and the registrants do not file the shelf registration statement on or prior to the date required by the registration rights agreement, then commencing on the day after either such required filing date, additional interest will accrue on the principal amount of the notes at a yearly rate of 0.25% for the first 90 days immediately following each such filing date; the additional interest rate will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

          (2) if (A) neither the exchange offer registration statement nor a shelf registration statement is declared effective by the SEC on or prior to August 8, 2001 or (B) despite the fact that the registrants have consummated or will consummate an exchange offer, the registrants are required to file a shelf registration statement and the SEC does not declare the shelf registration statement effective on or prior to the 90th day following the date the shelf registration statement was filed, then, commencing on the day after either required effective date, additional interest will accrue on the principal amount of the note at a yearly rate of 0.25% for the first 90 days immediately following that required effective date; the additional interest rate will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

          (3) if (A) the issuers have not exchanged new notes for all old notes validly surrendered in accordance with the terms of the exchange offer on or prior to September 7, 2001 or (B) if applicable, the shelf registration statement has been declared effective and the shelf registration statement ceases to be effective at any time prior to February 9, 2003, other than after such time as all notes have been disposed of under the shelf registration statement, then additional interest will accrue on the principal amount of the notes at a yearly rate of 0.25% for the first 90 days commencing on (x) September 8, 2001, in the case of (A) above, or (y) the day the shelf registration statement ceases to be effective, in the case of (B) above, the additional interest rate will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

        provided, however, that the additional interest rate on the notes may not accrue under more than one of the foregoing clauses (1)-(3) at any one time and at no time shall the aggregate amount of additional interest accruing exceed in the aggregate 1.00% per year; provided, further, however, that (A) upon the filing of the exchange offer registration statement or a shelf registration statement, in the case of clause (1) above, (B) upon the effectiveness of the exchange offer registration statement or a shelf registration statement, in the case of clause (2) above, or (C) upon the exchange of new notes for all old notes surrendered, in the case of clause (3)(A) above, or upon the effectiveness of the shelf registration statement that had ceased to remain effective, in the case of clause (3)(B) above, additional interest on the notes as a result of such clause, or the relevant subclause of that clause, as the case may be, shall cease to accrue.

     Any amounts of additional interest due pursuant to clause (1), (2) or (3) above will be payable in cash on the same original interest payment dates as the notes.

                         BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the new notes will be issued in fully registered form without interest coupons. The new notes initially will be represented by one or more permanent global certificates in definitive, fully registered form without interest coupons (the "Global notes"). The Global notes will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of such depositary.

     The Global notes will be subject to certain restrictions on transfer set forth therein and in the indenture. Subject to such restrictions, QIBs or non-U.S. purchasers may take physical delivery of their certificates instead of holding their interests through the Global notes (and which are then ineligible to trade through DTC). Upon the transfer to a QIB of any certificated security initially issued to a purchaser, that certificate will, unless the transferee requests otherwise or the Global notes have previously been exchanged in whole for securities evidenced by physical certificates, be exchanged for an interest in the Global notes.

THE GLOBAL NOTES

     The issuers expect that pursuant to procedures established by DTC (1) upon the issuance of the Global notes, DTC or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by such Global notes to the respective accounts of persons who have accounts with such depositary and (2) ownership of beneficial interests in the Global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the new notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by such Global notes for all purposes under the indenture. No beneficial owner of an interest in the Global notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the new notes.

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

     Payments of the principal of, premium, if any, and interest (including additional interest) on, the Global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the issuers, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The issuers expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest (including additional interest) on the Global notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global notes as shown on the records of DTC or its nominee. The issuers also expect that payments by participants to owners of beneficial interests in the Global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     The issuers expect that transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell new notes to persons in states which require physical delivery of the new notes, or to pledge such securities, such holder must transfer its interest in a Global note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised the issuers that it will take any action permitted to be taken by a holder of new notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global notes are credited and only in respect of such portion of the aggregate principal amount of new notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global notes for certificated securities, which it will distribute to its participants.

     DTC has advised the issuers as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global notes among participants of DTC, they are under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the issuers nor the trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

     Certificated securities shall be issued in exchange for beneficial interests in the Global notes (1) if requested by a holder of such interests,
(2) the issuers, at their option, notify the trustee in writing that they elect to cause the issuance of certificated notes under the indenture or (3) if DTC at any time is unwilling or unable to continue as depositary for the Global notes and a successor depositary is not appointed by the issuers within 90 days. Neither the issuers nor the trustee shall be liable for any delay by DTC or any Participant or indirect participant in identifying the owners of security entitlements in the related new notes and the issuers and the trustee may conclusively rely on, and shall rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the new notes to be issued).

TRANSFER AGENT, REGISTRAR, PAYING AGENT AND EXCHANGE AGENT

     The trustee will act as the transfer agent, registrar, paying agent and exchange agent for the new notes. The trustee, in its capacity as the paying agent, may appoint co-paying agents, which must be acceptable to the issuers, as appropriate, any tax or other governmental charges that may be imposed in connection with that transfer or exchange. The issuers will not be required to register or cause to be registered the transfer of any note after it has been called for redemption.

                              PLAN OF DISTRIBUTION

     We are not using any underwriters for this exchange offer. We are bearing the expenses of the exchange.

     This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any new notes received in exchange for old notes acquired by such broker-dealer as a result of market-making or other trading activities. Each such broker-dealer that receives new notes for its own account in exchange for old notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. We have agreed that for a period of up to 180 days after the registration statement is declared effective, we will make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale.

     We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or through the writing of options on the exchange notes, or a combination of such methods of resale, at market prices prevailing at the time of resale or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer in exchange for old notes acquired by such broker-dealer as a result of market-making or other trading activities and any broker-dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on these resales of new notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses relating to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of old notes, including any broker-dealers, and certain parties related to these holders, against various liabilities, including liabilities under the Securities Act.

                     CERTAIN U.S. FEDERAL TAX CONSEQUENCES

     THE FOLLOWING SUMMARY HIGHLIGHTS MATERIAL U.S. TAX CONSEQUENCES TO THE HOLDERS OF THE NOTES PERTAINING TO THE EXCHANGE, OWNERSHIP OR DISPOSITION OF THE NOTES. THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATIONAL PURPOSES. IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS BEING, LEGAL OR TAX ADVICE. WE MAKE NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY HOLDER OF THE NOTES. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES.

     The following discussion is a summary of certain United States federal income tax considerations relevant to the exchange of old notes for new notes pursuant to the exchange offer as well as to the ownership and disposition of the new notes. The summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, judicial decisions, and administrative interpretations, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the notes. There can be no complete assurance that the Internal Revenue Service will not challenge the conclusions stated below, and no ruling from the Internal Revenue Service has been or will be sought on any of the matters discussed below.

     The following discussion does not purport to be a complete analysis of all the potential federal income tax consequences of exchanging old notes for new notes or of owning and disposing of the new notes, and, without limiting the generality of the foregoing, this summary does not address the effect of any special rules applicable to certain types of holders, including dealers in securities, insurance companies, financial institutions, tax-exempt entities, persons owning notes through partnerships or other pass-through entities, former citizens or residents of the United States and persons who hold notes as part of a straddle, hedge, or conversion transaction. In addition, this discussion is limited to holders who acquire the new notes by exchanging the old notes pursuant to the exchange offer and who hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address the effect of any state, local, or foreign tax laws.

TAX CONSEQUENCES OF THE EXCHANGE

     The exchange of old notes for new notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes because the new notes do not differ materially in kind or extent from the old notes.
Accordingly:

          (1) holders will not recognize taxable gain or loss upon the receipt of new notes in exchange for old notes in the exchange offer,

          (2) the holding period for a new note received in the exchange offer will include the holding period of the old note surrendered in exchange for the new note, and

          (3) the adjusted tax basis of a new note immediately after the exchange will be the same as the adjusted tax basis of the old note surrendered in exchange for the new note.

We recommend that you consult your own tax advisor as to the particular consequences of exchanging your old notes for new notes, including the applicability and effect of any state, local or foreign tax laws.

CERTAIN TAX CONSEQUENCES RELATED TO OWNING AND DISPOSING OF THE NEW NOTES

  United States Holders

     If you are a "United States holder," as defined below, this section applies to you. You are a United States holder if you hold the notes and you are:

          (1) a citizen or resident of the United States,

          (2) treated as a domestic corporation,

          (3) an estate the income of which is subject to United States federal income taxation regardless of its source; or

          (4) a trust (i) that is subject to the supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

     If the notes are held by a partnership, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

PAYMENT OF INTEREST

     You must generally include interest on a note as ordinary income at the time the interest is received, if you use the cash method of accounting for U.S. federal income tax purposes, or when the interest is accrued, if you use the accrual method of accounting for U.S. federal income tax purposes.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

     You must recognize taxable gain or loss on the sale, exchange or redemption of a note. The amount of your gain or loss equals the difference between:

          (1) the amount of cash proceeds and the fair market value of any property you receive on the sale, exchange or redemption (except to the extent this amount is attributable to accrued interest income, which is taxable as ordinary income) and

          (2) your tax basis in the note.

     Your tax basis in a note generally will equal the amount you paid for the old note, subject to certain adjustments. The tax rate applicable to this capital gain will depend, among other things, upon your holding period for the notes that are sold, exchanged or redeemed. The deductibility of capital losses is subject to certain limitations.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     In general, information reporting requirements will apply to certain non-corporate United States Holders with respect to payments of principal and interest on a note and to the proceeds of the sale of a note, and a 31% backup withholding tax may apply to these payments if:

          (1) the United States Holder fails to furnish or certify his correct taxpayer identification number to the issuers in the manner required,

          (2) the issuers are notified by the Internal Revenue Service that the United States Holder has failed to report payments of interest or dividends properly or that the taxpayer identification number furnished to the issuers is incorrect or

          (3) under certain circumstances, the United States Holder fails to certify that he has not been notified by the Internal Revenue Service that he is subject to backup withholding for failure to report interest or dividend payments.

     Any amounts withheld from a payment to a United States Holder under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

  Non-United States Holders

     If you are a "non-United States holder," as defined below, this section applies to you. A non-United States Holder means any beneficial owner of a note that is not a United States Holder. The rules governing the United States federal income and estate taxation of a non-United States Holder are complex, and no attempt will be made herein to provide more than a summary of those rules. Special rules may apply to a non-United States Holder if such holder is a controlled foreign corporation, passive foreign investment company or foreign personal holding company and therefore subject to special treatment under the Internal Revenue Code. IF YOU ARE A NON-UNITED STATES HOLDER, YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISORS TO DETERMINE THE EFFECT ON YOU OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS WITH REGARD TO AN INVESTMENT IN THE NOTES, INCLUDING ANY REPORTING REQUIREMENTS.

PAYMENT OF INTEREST

     Under the "portfolio interest exemption," you will generally not have to pay U.S. federal income tax on interest paid on the new notes, provided you are not receiving the interest in connection with a United State trade or business and provided you:

          (1) do not actually or constructively own 10% or more of the capital or profits interest in BRL or 10% or more of the combined voting power of all classes of BRL Corp. stock entitled to vote,

          (2) are not, for United States federal income tax purposes, a controlled foreign corporation related to the issuers within the meaning of section 881(c)(3)(C),

          (3) are not a bank receiving interest on a loan entered into in the ordinary course of business within the meaning of Internal Revenue Code section 881(c)(3)(A), and

          (4) either:

             (a) provide a Form W-8BEN or W-8IMY, as appropriate (or a suitable substitute form), signed under penalties of perjury that includes your name and address and certifies as to your non-United States Holder status in compliance with applicable law and regulations or

             (b) hold the notes through a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that provides a statement signed under penalties of perjury in which it certifies to the issuers or the issuers' agent that a Form W-8BEN or W-8IMY, as appropriate (or suitable substitute), has been received by it from you or a qualifying intermediary and furnishes the issuers or the issuers' agent with a copy thereof.

     Recently adopted United States Treasury Regulations provide alternative methods for satisfying the certification requirements described in clause (4) above and are generally effective for payments made after December 31, 2000, subject to certain transition rules. For example, in the case of notes held by a foreign partnership, the new regulations require that the certification described above be provided by the partners rather than by the partnership and that the partnership provide certain information, including a

U.S. taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. You are urged to consult your own tax advisors regarding the new regulations.

     Except to the extent that an applicable treaty otherwise provides, you generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business conducted by you. Effectively connected interest received by a corporate non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though this effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-United States Holder delivers IRS Form W-8ECI (or successor form) annually to the payor.

     Interest income of a non-United States Holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above will generally be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate).

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

     You will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption or other disposition of a note unless:

          (1) the gain is effectively connected with a United States trade or business conducted by you;

          (2) in the case of a non-United States Holder who is an individual, the holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either the holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by that holder in the United States; or

          (3) you are subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain United States expatriates.

CERTAIN U.S. FEDERAL ESTATE TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

     A note held by an individual who is not a citizen or resident of the United States at the time of death will generally not be includable in the decedent's gross estate for United States federal estate tax purposes, provided that the holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the capital or profits interest in BRL or 10% or more of the combined voting power of all classes of BRL Corp. stock entitled to vote, and provided that, at the time of the holder's death, payments with respect to that note would not have been effectively connected with the holder's conduct of a trade or business within the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     United States information reporting requirements and backup withholding tax will not apply to payments of interest and principal on a note to a non-United States Holder if the statement described in "Non-United States
Holders -- Payment of Interest" is duly provided by the holder or the holder otherwise establishes an exemption, provided that the issuers do not have actual knowledge that the holder is a United States person.

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a "broker" (as defined in applicable United States Treasury Regulations), unless the broker:

          (1) is a United States person,

          (2) derives 50% or more of its gross income from all sources for certain periods from the conduct of a United States trade or business,

          (3) is a controlled foreign corporation as to the United States or

          (4) is, for taxable years beginning after December 31, 2000, a foreign partnership in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or a foreign partnership which is engaged in a trade or business in the United States.

     Payment of the proceeds of any sale effected outside the United States by a foreign office of any broker that is described in (1), (2), (3) or (4) of the preceding sentence will not be subject to backup withholding tax absent actual knowledge that the payee is a United States person, but will be subject to information reporting requirements unless the broker has documentary evidence in its records that the beneficial owner is a non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any sale to or through the United States office of a broker, whether foreign or United States, is subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides the statement described in "Non-United States
Holders -- Payment of Interest" or otherwise establishes an exemption and the broker does not have actual knowledge that the payee is a United States person or that the exemption conditions are not satisfied.

     Any amounts withheld from a payment to a non-United States Holder under the backup withholding rules will be allowed as a credit against the Holder's United States federal income tax liability and may entitle the non-United States Holder to a refund, provided that the required information is provided to the IRS.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                 LEGAL MATTERS

     The validity of the notes offered in the exchange offer will be passed upon for the issuers by Robert R. Veach, Jr., Dallas, Texas. The validity of the lease obligations of UCI and the guarantee obligations of UCH will be passed upon by Gardere Wynne Sewell LLP, Houston, Texas. Corporate organizational legal matters in connection with the exchange offer will be passed upon for UCH and UCI by King & Spalding, Houston, Texas.

                                    EXPERTS

     The consolidated financial statements for each of Universal Compression Holdings, Inc. and Universal Compression, Inc. as of March 31, 1999 and 2000, and the results of their operations and their cash flows for the period from December 12, 1997 (inception) through March 31, 1998 and for the years ended March 31, 1999 and 2000 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Tidewater Compression Service, Inc. for the period from April 1, 1997 through February 20, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Enterra Compression Company and subsidiaries as of December 31, 1999 and 2000, and for the years then ended included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The combined financial statements of Weatherford Compression as of December 31, 1998, and for the year then ended included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The consolidated financial statements of Global Compression Holdings, Inc. and subsidiaries as of February 2, 1999, and December 31, 1998 and 1997 and for the period January 1, 1999 through February 2, 1999 and the years ended December 31, 1998 and 1997, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheet of BRL included in this prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
UNIVERSAL COMPRESSION HOLDINGS, INC.
Independent Auditors' Report of Deloitte & Touche LLP.......    F-3
Consolidated Financial Statements:
  Consolidated Balance Sheets at March 31, 1999 and March
     31, 2000...............................................    F-4
  Consolidated Statements of Operations for the period from
     December 12, 1997 (inception) through March 31, 1998
     and for the years ended March 31, 1999 and 2000........    F-5
  Consolidated Statements of Stockholders' Equity for the
     period December 12, 1997 (inception) through March 31,
     1998 and for the years ended March 31, 1999 and 2000...    F-6
  Consolidated Statements of Cash Flows for the period from
     December 12, 1997 (inception) through March 31, 1998
     and for the years ended March 31, 1999 and 2000........    F-7
  Notes to Consolidated Financial Statements................    F-8
UNIVERSAL COMPRESSION, INC.
Independent Auditors' Report of Deloitte & Touche LLP.......   F-21
Consolidated Financial Statements:
  Consolidated Balance Sheets at March 31, 1999 and March
     31, 2000...............................................   F-22
  Consolidated Statements of Operations for the period from
     December 12, 1997 (inception) through March 31, 1998
     and for the years ended March 31, 1999 and 2000........   F-23
  Consolidated Statements of Stockholders' Equity for the
     period December 12, 1997 (inception) through March 31,
     1998 and for the years ended March 31, 1999 and 2000...   F-24
  Consolidated Statements of Cash Flows for the period from
     December 12, 1997 (inception) through March 31, 1998
     and for the years ended March 31, 1999 and 2000........   F-25
  Notes to Consolidated Financial Statements................   F-26
TIDEWATER COMPRESSION SERVICE, INC.
Independent Auditors' Report of Deloitte & Touche LLP.......   F-36
Financial Statements:
  Statement of Operations for the period from April 1, 1997
     through February 20, 1998..............................   F-37
  Statement of Stockholder's Equity for the period from
     April 1, 1997 through February 20, 1998................   F-38
  Statement of Cash Flows for the period from April 1, 1997
     through February 20, 1998..............................   F-39
  Notes to Financial Statements.............................   F-40
UNIVERSAL COMPRESSION HOLDINGS, INC.
Consolidated Balance Sheets at March 31, 2000 and at
  December 31, 2000 (unaudited).............................   F-43
Unaudited Consolidated Statements of Operations for the
  three and nine months ended December 31, 1999 and 2000....   F-44
Unaudited Consolidated Statements of Cash Flows for the nine
  months ended December 31, 1999 and 2000...................   F-45
Notes to Unaudited Consolidated Financial Statements........   F-46
UNIVERSAL COMPRESSION, INC.
Consolidated Balance Sheets at March 31, 2000 and at
  December 31, 2000 (unaudited).............................   F-52
Unaudited Consolidated Statements of Operations for the
  three and nine months ended December 31, 1999 and 2000....   F-53
Unaudited Consolidated Statements of Cash Flows for the nine
  months ended December 31, 1999 and 2000...................   F-54
Notes to Unaudited Consolidated Financial Statements........   F-55

                                                              PAGE
                                                              -----
ENTERRA COMPRESSION COMPANY
Report of Independent Public Accountants -- Arthur Andersen
  LLP.......................................................   F-60
Consolidated Financial Statements:
  Consolidated Balance Sheet at December 31, 2000...........   F-61
  Consolidated Statement of Operations for the year ended
     December 31, 2000......................................   F-62
  Consolidated Statement of Stockholders' Equity for the
     year ended December 31, 2000...........................   F-63
  Consolidated Statement of Cash Flows for the year ended
     December 31, 2000......................................   F-64
  Notes to Consolidated Financial Statements................   F-65
ENTERRA COMPRESSION COMPANY
Report of Independent Public Accountants -- Arthur Andersen
  LLP.......................................................   F-75
Consolidated Financial Statements:
  Consolidated Balance Sheet at December 31, 1999...........   F-76
  Consolidated Statement of Operations for the year ended
     December 31, 1999......................................   F-77
  Consolidated Statement of Stockholders' Equity for the
     year ended December 31, 1999...........................   F-78
  Consolidated Statement of Cash Flows for the year ended
     December 31, 1999......................................   F-79
  Notes to Consolidated Financial Statements................   F-80
WEATHERFORD COMPRESSION
Report of Independent Public Accountants -- Arthur Andersen
  LLP.......................................................   F-91
Combined Financial Statements:
  Combined Balance Sheet at December 31, 1998...............   F-92
  Combined Statement of Operations for the year ended
     December 31, 1998......................................   F-93
  Combined Statement of Equity for the year ended December
     31, 1998...............................................   F-94
  Combined Statement of Cash Flows for the year ended
     December 31, 1998......................................   F-95
  Notes to Combined Financial Statements....................   F-96
GLOBAL COMPRESSION HOLDINGS, INC.
Independent Auditors' Report of KPMG LLP....................  F-105
Consolidated Financial Statements:
  Consolidated Balance Sheets at February 2, 1999 and at
     December 31, 1998 and 1997.............................  F-106
  Consolidated Statements of Operations for the period from
     January 1, 1999 through February 2, 1999 and for the
     years ended December 31, 1998 and 1997.................  F-107
  Consolidated Statements of Stockholder's Equity for the
     years ended December 31, 1998 and 1997 and for the
     period from January 1, 1999 through February 2, 1999...  F-108
  Consolidated Statements of Cash Flows for the period from
     January 1, 1999 through February 2, 1999 and for the
     years ended December 31, 1998 and 1997.................  F-109
  Notes to Consolidated Financial Statements................  F-110
BRL UNIVERSAL EQUIPMENT 2001 A, L.P.
Independent Auditors' Report of Deloitte & Touche LLP.......  F-116
Consolidated Financial Statement:
  Consolidated Balance Sheet as of January 31, 2001.........  F-117
  Notes to Consolidated Balance Sheet.......................  F-118

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Universal Compression Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of Universal Compression Holdings, Inc. and subsidiary (the "Company") as of March 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from December 12, 1997 (inception) through March 31, 1998 and for the years ended March 31, 1999 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 1999 and 2000, and the results of its operations and its cash flows for the period from December 12, 1997 (inception) through March 31, 1998 and for the years ended March 31, 1999 and 2000, in conformity with accounting principles generally accepted in the United States of America.

                                                   DELOITTE & TOUCHE LLP

Houston, Texas
April 28, 2000
  (October 24, 2000 as to
  Notes 1, 7 and 9 and
  February 28, 2001 as to Note 13)

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              MARCH 31,   MARCH 31,
                                                                1999        2000
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                FOR SHARE AND PER
                                                                 SHARE AMOUNTS)
                                      ASSETS

Current assets:
  Cash and cash equivalents.................................  $  2,927    $  1,403
  Receivables, net of allowance for bad debts of $123 and
    $227 as of March 31, 1999 and 2000, respectively........    22,469      17,267
  Inventories...............................................    10,272       8,727
  Current deferred tax asset................................       426         227
  Other.....................................................       938       1,571
                                                              --------    --------
         Total current assets...............................    37,032      29,195
                                                              --------    --------
Property and equipment:
  Rental equipment..........................................   296,049     349,198
  Other.....................................................    17,122      19,617
  Accumulated depreciation..................................   (17,647)    (38,466)
                                                              --------    --------
         Total property and equipment.......................   295,524     330,349
                                                              --------    --------
Goodwill, net of accumulated amortization of $2,564 and
  $5,202 as of March 31, 1999, and 2000, respectively.......    96,345      99,250
Other assets, net...........................................     8,632       7,570
Long-term deferred tax asset................................       458       3,578
                                                              --------    --------
         Total assets.......................................  $437,991    $469,942
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of capital lease obligation...............  $     --    $  3,456
  Current portion of long-term debt.........................       750         750
  Accounts payable..........................................     8,591      10,911
  Accrued expenses..........................................     3,949       6,869
                                                              --------    --------
         Total current liabilities..........................    13,290      21,986
Capital lease obligation....................................        --      10,243
Long-term debt..............................................   343,927     363,036
                                                              --------    --------
         Total liabilities..................................   357,217     395,265
                                                              --------    --------
Commitments and contingencies (Note 10) Stockholders'
  equity:
  Series A preferred stock, $.01 par value, 5,000,000 shares authorized, 1,320,144 and 1,320,128 shares issued,
    1,320,144 and 1,318,896 shares outstanding at March 31,
    1999 and 2000, respectively, $50 per share liquidation
    value (which were converted as described in note 7).....        13          13
  Common stock, $.01 par value, 200,000,000 shares
    authorized, 5,551,318 and 5,550,956 shares issued,
    5,550,353 and 5,539,344 shares outstanding at March 31,
    1999 and 2000, respectively.............................         3           3
  Class A non-voting common stock, $.01 par value, 6,000
    shares authorized, 4,120 shares issued, 4,080 and 3,210
    shares outstanding at March 31, 1999 and 2000,
    respectively (which were converted as described in note
    7)......................................................        --          --
  Additional paid-in capital................................    82,698      82,697
  Retained deficit..........................................    (1,931)     (7,913)
  Treasury stock, 170 and 4,429 shares at cost at March 31,
    1999 and 2000, respectively.............................        (9)       (123)
                                                              --------    --------
         Total stockholders' equity.........................    80,774      74,677
                                                              --------    --------
         Total liabilities and stockholders' equity.........  $437,991    $469,942
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     FOR THE PERIOD FROM
                                                      DECEMBER 12, 1997         FOR THE           FOR THE
                                                     (INCEPTION) THROUGH      YEAR ENDED        YEAR ENDED
                                                        MARCH 31, 1998      MARCH 31, 1999    MARCH 31, 2000
                                                     --------------------   ---------------   ---------------
                                                      (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)
Revenues:
  Rentals..........................................       $    9,060          $   85,599        $   98,295
  Sales............................................            4,037              43,588            38,000
  Other............................................               22                 311               154
                                                          ----------          ----------        ----------
          Total revenues...........................           13,119             129,498           136,449
                                                          ----------          ----------        ----------
Costs and expenses:
  Rentals, exclusive of depreciation and
     amortization..................................            2,804              31,010            35,352
  Cost of sales, exclusive of depreciation and
     amortization..................................            3,408              36,390            31,943
  Depreciation and amortization....................            1,560              19,314            26,006
  Selling, general and administrative..............            1,305              16,863            16,797
  Interest expense.................................            3,203              29,313            34,327
                                                          ----------          ----------        ----------
          Total costs and expenses.................           12,280             132,890           144,425
                                                          ----------          ----------        ----------
Income (loss) before income taxes..................              839              (3,392)           (7,976)
Income taxes (benefit).............................              409              (1,031)           (1,994)
                                                          ----------          ----------        ----------
          Net income (loss)........................       $      430          $   (2,361)       $   (5,982)
                                                          ==========          ==========        ==========
Earnings per share:
  Basic............................................       $     0.18          $    (0.97)       $    (2.42)
                                                          ==========          ==========        ==========
  Diluted..........................................       $     0.18          $    (0.97)       $    (2.42)
                                                          ==========          ==========        ==========
Weighted average shares outstanding (See note 7):
  Shares of common stock...........................        2,413,127           2,446,487         2,476,386
  Dilutive potential shares of common stock........               --                  --                --
                                                          ----------          ----------        ----------
          Total weighted average shares of common
            stock outstanding......................        2,413,127           2,446,487         2,476,386
                                                          ==========          ==========        ==========

          See accompanying notes to consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
    FOR THE PERIOD DECEMBER 12, 1997 (INCEPTION) THROUGH MARCH 31, 1998 AND
                  FOR THE YEARS ENDED MARCH 31, 1999 AND 2000

                                                             ADDITIONAL   RETAINED
                                        COMMON   PREFERRED    PAID-IN     EARNINGS    TREASURY
                                        STOCK      STOCK      CAPITAL     (DEFICIT)    STOCK      TOTAL
                                        ------   ---------   ----------   ---------   --------   -------
                                             (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)
BALANCE, DECEMBER 12, 1997 (INCEPTION)
  Common stock issuance (2,413,127
     shares, at $.01 per share par
     value)...........................    $3        $         $16,247      $    --     $  --     $16,250
  Series A Preferred stock issuance
     (1,300,000 shares, at $.01 per
     share par value).................    --         13        64,987           --        --      65,000
  Net income for period from December
     12, 1997 (inception) through
     March 31, 1998...................    --         --            --          430        --         430
                                          --        ---       -------      -------     -----     -------
BALANCE, MARCH 31, 1998...............    $3        $13       $81,234      $   430     $  --     $81,680
  Common stock issuance (68,048
     shares, at $.01 per share par
     value)...........................    --         --           458           --        --         458
  Series A Preferred stock issuance
     (20,144 shares, at $.01 per share
     par value).......................    --         --         1,006           --        --       1,006
  Treasury stock purchase (4,970
     shares at $50 per share).........    --         --            --           --      (249)       (249)
  Sale of treasury stock (4,800 shares
     at $50 per share)................    --         --            --           --       240         240
  Net loss for the year ended March
     31, 1999.........................    --         --            --       (2,361)       --      (2,361)
                                          --        ---       -------      -------     -----     -------
BALANCE, MARCH 31, 1999...............    $3        $13       $82,698      $(1,931)    $  (9)    $80,774
  Common stock cancellation (30
     shares, at $.01 per share par
     value)...........................    --         --            --           --        --          --
  Series A Preferred stock
     cancellation (16 shares, at $.01
     per share par value).............    --         --            (1)          --        --          (1)
  Treasury stock purchase (5,630
     shares at $50 per share).........    --         --            --           --      (144)       (144)
  Sale of treasury stock (1,371 shares
     at $50 per share)................    --         --            --           --        30          30
  Net loss for the year ended March
     31, 2000.........................    --         --            --       (5,982)       --      (5,982)
                                          --        ---       -------      -------     -----     -------
BALANCE, MARCH 31, 2000...............    $3        $13       $82,697      $(7,913)    $(123)    $74,677
                                          ==        ===       =======      =======     =====     =======

          See accompanying notes to consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  FOR THE PERIOD FROM
                                                   DECEMBER 12, 1997       FOR THE          FOR THE
                                                  (INCEPTION) THROUGH     YEAR ENDED       YEAR ENDED
                                                    MARCH 31, 1998      MARCH 31, 1999   MARCH 31, 2000
                                                  -------------------   --------------   --------------
                                                                     (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss).............................       $     430           $ (2,361)        $ (5,982)
  Adjustments to reconcile net income (loss) to
     net cash provided by (used in) operating
     activities:
     Depreciation and amortization..............           1,560             19,314           26,006
     Gain on asset sales........................             (13)              (192)            (124)
     Deferred income taxes......................             339             (1,223)          (2,921)
     Amortization of debt issuance costs........             121              1,162            1,162
     (Increase) Decrease in receivables.........          (1,263)           (10,807)           5,202
     (Increase) Decrease in inventories.........            (223)            (2,594)           1,545
     (Increase) Decrease in other current
       assets...................................          (2,951)             2,183             (633)
     Increase (Decrease) in accounts payable....          (1,472)             2,537            2,320
     Increase (Decrease) in accrued expenses....             587             (3,569)             411
     Deferred interest on notes payable.........           1,880             18,316           20,258
     (Increase) Decrease in non-current
       assets...................................              --                 27             (100)
                                                       ---------           --------         --------
          Net cash provided by (used in)
            operating activities................          (1,005)            22,793           47,144
                                                       ---------           --------         --------
Cash flows from investing activities:
  Proceeds from asset sales.....................             765              8,038            4,442
  Additions to property and equipment...........          (2,038)           (68,081)         (60,002)
  Acquisition of Tidewater Compression Service,
     Inc........................................        (351,872)                --               --
  Other acquisitions............................              --             (2,953)          (5,543)
                                                       ---------           --------         --------
       Net cash used in investing activities....        (353,145)           (62,996)         (61,103)
                                                       ---------           --------         --------
Cash flows from financing activities:
  Net borrowings (repayments) under revolving
     line of credit.............................         285,018             40,249             (400)
  Repayments of long-term debt..................             (36)              (750)            (750)
  Common stock issuance.........................          16,200                252               --
  Preferred stock issuance (cancellation).......          64,800              1,006               (1)
  Debt issuance costs...........................          (9,450)                --               --
  Net proceeds from sale-leaseback of
     vehicles...................................              --                 --            3,119
  Net proceeds from financing lease.............              --                 --           10,581
  Purchase of treasury stock....................              --               (249)            (144)
  Sale of treasury stock........................              --                240               30
                                                       ---------           --------         --------
          Net cash provided by financing
            activities..........................         356,532             40,748           12,435
                                                       ---------           --------         --------
Net increase (decrease) in cash and cash
  equivalents...................................           2,382                545           (1,524)
                                                       ---------           --------         --------
  Cash and cash equivalents at beginning of
     period.....................................              --              2,382            2,927
                                                       ---------           --------         --------
  Cash and cash equivalents at end of period....       $   2,382           $  2,927         $  1,403
                                                       =========           ========         ========
Supplemental disclosure of cash flow
  information:
  Cash paid for interest........................       $   1,202           $  9,653         $ 10,471
                                                       =========           ========         ========
  Cash paid for income taxes....................       $      --           $    697         $    772
                                                       =========           ========         ========
Supplemental schedule of non-cash investing and
  financing activities:
  Class A non-voting common stock (4,120 shares,
     given to employees)........................       $      --           $    206         $     --
                                                       =========           ========         ========

          See accompanying notes to consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    FOR THE PERIOD FROM DECEMBER 12, 1997 (INCEPTION) THROUGH MARCH 31, 1998
                AND FOR THE YEARS ENDED MARCH 31, 1999 AND 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Universal Compression Holdings Inc. (the "Company") was formed on December 12, 1997 for the purpose of acquiring Tidewater Compression Service, Inc. ("TCS") from Tidewater Inc. ("Tidewater"). The Company formed an acquisition subsidiary, TW Acquisition Corporation ("Acquisition Corp.") which acquired 100% of the voting securities of TCS (the "Acquisition"). See Note 2. Immediately following the Acquisition, Acquisition Corp. was merged with and into TCS, which changed its name to Universal Compression, Inc. ("Universal"). The Company is a holding company which conducts its operations through its wholly owned subsidiary, Universal. Accordingly, the Company is dependent upon the distribution of earnings from Universal whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations.

  Nature of Operations

     The Company operates one of the largest rental fleets of natural gas compressors in the United States and provides related maintenance services on such compressors. The compressors are rented to oil and gas producers and processors and pipeline companies and are used primarily to boost the pressure of natural gas from the wellhead into gas-gathering systems, gas-processing plants or into and through high-pressure pipelines. The Company also designs and fabricates compressor packages for its own fleet as well as for sale to customers.

  Principles of Consolidation

     The accompanying consolidated financial statements include the Company and its wholly owned subsidiary, Universal. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Reclassifications

     Certain reclassifications have been made to the prior year amounts to conform to the current year classification.

  Use of Estimates

     In preparing the Company's financial statements, management makes estimates and assumptions that affect the amounts reported in the financial statements and related disclosures. Actual results may differ from these estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Revenue Recognition

     Revenue from equipment rentals is recorded when earned over the period of rental and maintenance contracts which generally range from one month to several years. Parts and service revenue is recorded as products are delivered or services are performed for the customer.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     Compressor fabrication revenue is recognized using the completed-contract method which recognizes revenue upon completion of the contract. This method is used because the typical contract is completed within two to three months and financial position and results of operations do not vary significantly from those which would result from use of the percentage-of-completion method.

  Concentration of Credit Risk

     Trade accounts receivable are due from companies of varying size engaged principally in oil and gas activities in the United States and in certain international locations such as South America, Southeast Asia, Europe and Canada. The Company reviews the financial condition of customers prior to extending credit and periodically updates customer credit information. Payment terms are on a short-term basis and in accordance with industry standards. No single customer accounts for 10% or more of the Company's revenues. For the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 the Company wrote off bad debts totaling $80,000, $330,000 and $116,000, respectively.

  Inventories

     Inventories are recorded at the lower of cost (first in first out FIFO method) or market (net realizable value). Some items of compression equipment are acquired and placed in inventories for subsequent sale or rental to others. Acquisitions of these assets are considered operating activities in the statement of cash flows.

  Properties and Equipment

     Properties and equipment are carried at cost. Depreciation for financial reporting purposes is computed on the straight-line basis beginning with the first rental, with salvage values of 20% for compression equipment, using estimated useful lives of:

Compression equipment...................................     15 years
Other properties and equipment..........................   2-25 years

     Maintenance and repairs are charged to expenses as incurred. Overhauls and major improvements that benefit future periods are capitalized and depreciated over the estimated period of benefits, generally three years. Depreciation expense for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 was $1,366,226, $16,942,554 and
$23,368,262, respectively.

  Goodwill and Other Assets

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis primarily over 40 years. At the balance sheet date, the Company evaluated the recoverability of goodwill based on expectations of undiscounted cash flows from operations and determined that no impairment had occurred. Included in other assets are debt issuance costs, net of accumulated amortization, totaling approximately $8,287,000 and $7,125,000 at March 31, 1999 and 2000, respectively. Such costs are amortized over the period of the respective debt agreements on a straight-line method which approximates the effective interest method.

  Stock-Based Compensation

     Under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," the Company elected to measure compensation cost using the intrinsic value-based method as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

Employees." As such, the Company is required to make pro forma disclosures of net income and, if presented, earnings per share as if the fair value based method of accounting defined by SFAS No. 123 had been applied. See Note 7.

  Income Taxes

     The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events are considered other than enactments of changes in the tax law or rates.

  Foreign Currency Transactions

     Activities outside the United States are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average monthly rates of exchange. The resultant translation adjustments for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 were not significant.

  Fair Value of Financial Instruments

     The Company's financial instruments consist of trade receivables and payables (which have carrying values that approximate fair value) and long-term debt. The fair values of the Company's term loan and revolving credit facility (see Note 4) are representative of their carrying values based upon variable rate terms. The fair value of the senior discount notes was approximately $172.0 million and $181.6 million, as compared to a carrying amount of $195.2 million and $215.5 million at March 31, 1999 and 2000, respectively. The estimated fair value amounts have been determined by the Company using appropriate valuation methodologies and information available to management as of March 31, 2000 based on the quoted market price from brokers of these notes.

  Environmental Liabilities

     The costs to remediate and monitor environmental matters are accrued when such liabilities are considered probable and a reasonable estimate of such costs is determinable.

  New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued SFAS 138, which amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. The amendment included expanding the normal purchase and sale exemption for supply contracts, permitting the offsetting of certain intercompany foreign currency derivatives and thus reducing the number of third party derivatives, permitting hedge accounting for foreign-currency denominated assets and liabilities, and redefining interest rate risk to reduce sources of ineffectiveness. SFAS 133 requires that an entity recognize all derivative instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (2) a hedge of the exposure to variable cash flows of a forecasted transaction, or (3) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

depends on the intended use of the derivative and the resulting designation. The Company will adopt SFAS 133 and the corresponding amendments under SFAS 138 on April 1, 2001. This statement should have no impact on our consolidated results of operations, financial position or cash flows.

  Earnings per Share

     The Company has disclosed earnings per share data; however, such amounts are not meaningful because the Company is beneficially owned by a single stockholder under the terms of voting agreements.

2. TCS ACQUISITION

     On February 20, 1998, Acquisition Corp. acquired 100% of the voting securities of TCS for approximately $350 million. The Acquisition was recorded using the purchase method of accounting and the purchase price was allocated to the assets and liabilities acquired based on their fair values. The excess cost of the Acquisition was recorded as goodwill which is being amortized on a straight-line basis over its 40 year useful life. The operations of TCS are included in the financial statements presented herein beginning February 20, 1998.

     The following table presents the unaudited pro forma revenue, gross profit and net income amounts as if the Acquisition occurred on December 12, 1997 (inception) (in thousands):

                                                          PERIOD FROM
                                                       DECEMBER 12, 1997
                                                      (INCEPTION) THROUGH
                                                        MARCH 31, 1998
                                                      -------------------
                                                          (UNAUDITED)
Revenues............................................        $32,630
                                                            -------
Gross profit........................................        $15,992
                                                            -------
          Net loss..................................        $(1,427)

3. INVENTORIES

     Inventories at March 31 consisted of the following (in thousands):

                                                      1999      2000
                                                     -------   ------
Finished goods.....................................  $ 5,279   $5,551
Work-in-progress...................................    4,993    3,176
                                                     -------   ------
          Total....................................  $10,272   $8,727
                                                     =======   ======

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

4. LONG-TERM DEBT

     The Company's debt at March 31 consisted of the following (in thousands):

                                                                1999       2000
                                                              --------   --------
Term loan, bearing interest of LIBOR + 2.5%, due February
  2005 and collateralized by property of Universal..........  $ 74,063   $ 73,313
Revolving credit facility, bearing interest of LIBOR +
  2.25%, due February 2003 and collateralized by property of
  Universal.................................................    75,400     75,000
Senior discount notes, bearing interest of 9 7/8% per annum, due 2008, net of discount of $75,615 and $58,680 at March
  31, 1999 and 2000, respectively, unsecured................   166,885    183,820
Senior discount notes, bearing interest of 11 3/8% per
  annum, due 2009, net of discount of $15,171 and $11,847 at
  March 31, 1999 and 2000, respectively, unsecured..........    28,329     31,653
                                                              --------   --------
          Total debt........................................   344,677    363,786
Less current maturities.....................................       750        750
                                                              --------   --------
          Total long-term debt..............................  $343,927   $363,036
                                                              ========   ========

     The Company's senior secured credit agreement ("Credit Agreement") provides for $75 million under the term loan and $85 million under the revolving credit facility, which includes a sublimit for letters of credit. The available capacity on the revolving credit facility at March 31, 1999 and 2000 was approximately $8,143,000 and $7,701,000, respectively, after giving effect to outstanding letters of credit. The interest rates on the term loan and the revolving credit facility at March 31, 1999 were 7.44% and 7.19%, respectively. The interest rates on the term loan and the revolving credit facility at March 31, 2000 were 8.69% and 8.36%, respectively. Under the revolving credit facility, a commitment fee of 0.50% per annum on the average available commitment is payable quarterly.

     The Credit Agreement contains certain financial covenants and limitations on, among other things, acquisitions, sales, indebtedness and liens. The Credit Agreement also limits the payment of cash dividends related to Universal paying up to $1 million to the Company in any given fiscal year. In addition, the Company has substantial dividend payment restrictions under the indenture related to the senior discount notes. The Company was in compliance with all such covenants and limitations at March 31, 2000. As defined by the Credit Agreement, any "change of control" would result in an "Event of Default" and all amounts outstanding under the Credit Agreement would become due and payable. All principal amounts and accrued interest would become due without further notice.

     Interest related to both the 9 7/8% senior discount notes and the 11 3/8% senior discount notes is payable semi-annually on August 15 and February 15, commencing August 15, 2003.

     Maturities of long-term debt as of March 31, 2000, in thousands, are 2001 -- $750; 2002 -- $750; 2003 -- $82,125; 2004 -- $30,938; 2005 -- $33,750; and
$215,473 thereafter.

5. CAPITAL LEASES

     On July 21, 1999, a wholly owned subsidiary of the Company entered into a financing lease with Societe Generale Financial Corporation regarding certain compression equipment. The financing lease has a term of 5 years and bears interest at a rate of LIBOR plus 4.25%. The financing lease is related to the Colombian operations of the Company's subsidiary.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     On June 17, 1999, Universal signed a master lease agreement with GE Capital Fleet Services completing a sale and lease back of the majority of its service vehicle fleet. Under the agreement, the vehicles were sold and leased back by Universal at lease terms ranging from 20 months to 56 months and will continue to be deployed by Universal under its normal operating procedures.

     Principal amortization associated with both leases is recorded in the Consolidated Statements of Cash Flows. Property and equipment at March 31, 2000 include the following amounts for capitalized leases (in thousands):

Compression equipment......................................  $11,925
Service vehicles...........................................    4,363
                                                             -------
                                                              16,288
Less accumulated depreciation..............................   (2,365)
                                                             -------
          Net assets under capital leases..................  $13,923
                                                             =======

     Future minimum lease payments under non-cancelable capital leases as of March 31, 2000 are as follows (in thousands):

2001.......................................................  $ 3,456
2002.......................................................    3,302
2003.......................................................    3,171
2004.......................................................    2,774
2005.......................................................      996
Thereafter.................................................
                                                             -------
          Total............................................  $13,699
                                                             =======

6. INCOME TAXES

     For the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, substantially all of the Company's income and losses before income taxes were derived from its U.S. operations.

     Income tax expense (benefit) for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 consisted of the following (in thousands):

                                                     FOR THE PERIOD
                                                    FROM DECEMBER 12,
                                                    1997 (INCEPTION)
                                                    THROUGH MARCH 31,
                                                          1998            1999      2000
                                                   -------------------   -------   -------
Current:
  Foreign........................................         $ 71           $   145   $   889
Deferred:
  Federal........................................          303            (1,055)   (2,655)
  State..........................................           35              (121)     (228)
                                                          ----           -------   -------
          Total..................................         $409           $(1,031)  $(1,994)
                                                          ====           =======   =======

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     A reconciliation of the provision (benefit) for income taxes and the amount computed by applying the federal statutory income tax rate to income before taxes for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 is as follows (in thousands):

                                                     FOR THE PERIOD
                                                    FROM DECEMBER 12,
                                                    1997 (INCEPTION)
                                                    THROUGH MARCH 31,
                                                          1998            1999      2000
                                                   -------------------   -------   -------
Benefit for income taxes at statutory rate.......         $294           $(1,187)  $(2,791)
State taxes......................................           30              (121)     (228)
Foreign taxes....................................           71               145       889
Non-deductible expenses and other................           14               132       136
                                                          ----           -------   -------
          Total..................................         $409           $(1,031)  $(1,994)
                                                          ====           =======   =======

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at March 31 are (in thousands):

                                                                1999      2000
                                                              --------   -------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 24,235   $35,217
  Other.....................................................       630     1,172
                                                              --------   -------
          Total.............................................    24,865    36,389
Valuation allowance.........................................      (145)     (889)
                                                              --------   -------
          Total.............................................    24,720    35,500
                                                              --------   -------
Deferred tax liabilities:
  Depreciation differences on property and equipment........   (21,905)  (28,319)
  Other.....................................................    (1,931)   (3,376)
                                                              --------   -------
          Total.............................................   (23,836)  (31,695)
                                                              --------   -------
          Net deferred tax asset............................  $    884   $ 3,805
                                                              ========   =======

     A valuation allowance has been established against the Company's deferred tax assets related to foreign tax credits. The Company believes that it is probable that all other deferred tax assets will be realized on future tax returns, primarily from the generation of future taxable income through both profitable operations and future reversals of existing taxable temporary differences.

     As a result of the activity for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, the Company has net operating loss ("NOL") carryforwards available to offset future taxable income. The Company has NOL carryforwards of approximately $91,752,000 at March 31, 2000 which will expire, if not utilized, as follows:
2018 -- $4,185,000; 2019 -- $30,939,000 and 2020 -- $56,628,000. Utilization of
the carryforwards could be limited by Section 382 of the Internal Revenue Code of 1986, as amended, depending on future changes in ownership. See Note 13 for further information.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

7. STOCKHOLDERS' EQUITY

  Common Stock

     During March 1999, under the Employee Stock Purchase Plan, 46 employees of the Company purchased a total of 14,820 shares of common stock and 7,984 shares of Series A preferred stock (which preferred stock was subsequently split and converted into 18,567 shares of common stock at $21.50 per share on May 30, 2000 in connection with the Company's initial public offering). The Company received the cash proceeds from the stock purchase during April 1999. At March 31, 1999, a receivable of $499,000 has been recorded related to the employee stock purchases.

  Redeemable Preferred Stock

     At March 31, 2000, the Company had issued 1,320,128 shares of Series A preferred stock ("Preferred Stock"), which were converted into 3,070,174 shares of common stock issued and 3,067,309 shares outstanding. At March 31, 1999 the Company had issued 1,320,144 shares of Preferred Stock which were converted into 3,070,210 shares of common stock issued and 3,070,210 shares outstanding. These conversions were effective May 30, 2000, in connection with the Company's initial public offering.

  Class A non-voting Stock

     At March 31, 2000 the Company had issued 4,120 shares of Class A non-voting common stock ("Class A Stock"), which were converted into 30,590 shares of common stock issued and 23,833 outstanding. At March 31, 1999 the Company had issued 4,120 shares of Class A Stock were converted to 30,590 shares of common stock issued and 30,293 shares outstanding. These conversions were effective May 30, 2000, in connection with the Company's initial public offering.

  Stock Options

     In order to motivate and retain key employees, the Company established an incentive stock option plan. The Company measures compensation cost for this plan using the intrinsic value method of accounting prescribed by APB No. 25 "Accounting for Stock Issued to Employees." Given the terms of the plan, no compensation cost has been recognized for stock options granted under the plan. The incentive stock plan became effective on February 20, 1998, and on that date certain key employees were granted stock options. The options are exercisable over a ten-year period and generally vest over the following time period:

Year 1......................................................   33 1/3%
Year 2......................................................   33 1/3%
Year 3......................................................   33 1/3%

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     The following is a summary of stock option activity for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000:

                                                                          WEIGHTED
                                                                        AVERAGE PRICE
                                                              SHARES      PER SHARE
                                                              -------   -------------
Options outstanding, December 12, 1997 (inception)..........       --          --
  Options granted...........................................  223,821       $6.73
                                                              -------       -----
Options outstanding, March 31, 1998.........................  223,821        6.73
                                                              =======       =====
  Options granted...........................................   86,238        6.73
  Options cancelled.........................................  (46,697)       6.73
                                                              -------       -----
Options outstanding, March 31, 1999.........................  263,362        6.73
                                                              =======       =====
  Options granted...........................................   53,097        6.73
  Options cancelled.........................................  (43,252)       6.73
                                                              -------       -----
Options outstanding, March 31, 2000.........................  273,207        6.73
                                                              =======       =====

     As of March 31, 2000, under the incentive stock option plan the Company had 44,084 stock options available for grant.

     The fair value of options at the date of grant was estimated using the Black-Scholes model with the following weighted-average assumptions:

Expected life..............................................   3 years
Interest rate..............................................       6.4%
Dividend yield.............................................         0%
Expected volatility of the Company's stock price...........         0%

     On a pro forma basis after giving effect to the fair value based method of accounting for employee stock compensation required by SFAS 123, compensation expense would have been approximately $8,000, $76,000 and $109,000 for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, respectively.

8. EMPLOYEE BENEFITS

     The Company has a defined contribution 401(k) plan covering substantially all employees. The Company makes matching contributions under this plan equal to 50% of each participant's contribution of up to 6% of the participant's compensation. Company contributions to the plan were approximately $159,000, $493,000 and $473,000 for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, respectively.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

9. RELATED-PARTY TRANSACTIONS

  Management Agreement

     Castle Harlan Inc., an affiliate of a major stockholder of the Company, entered into an agreement whereby, in exchange for certain management services rendered, the Company agreed to pay a fee to Castle Harlan Inc. totaling $3 million per year. The amount was paid in advance for the first year and quarterly in advance thereafter. The agreement is for a term of five years, renewable automatically from year to year thereafter unless Castle Harlan Inc. or its affiliates beneficially own less than 20% of the then outstanding stock of the Company. The Company paid Castle Harlan Inc. $3,000,000, $750,000 and $3,000,000 during the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, respectively. The fee is recorded at the rate of $750,000 per quarter in selling, general and administrative expenses.

     As of March 31, 2000, 33,560 shares of common stock and 18,080 shares of preferred stock (which shares of preferred stock were subsequently split and converted to 42,046 shares of common stock on May 30, 2000 in connection with the Company's initial public offering) held by certain officers of the Company were subject to certain repurchase requirements by the Company in the event of termination of the officer by the Company without "cause," disability or death as specified in the Stock Repurchase Agreement. The Company maintains an insurance policy to fund substantially all of its obligations in the event of disability or death.

  Finder's Fee/Consulting Arrangement

     The Company paid a member of its Board of Directors (the "Director") $1,750,000 (a "finders fee") related to services provided by the Director for the Acquisition. Upon consummation of the Acquisition, $1,100,000 of the finders fee was issued to the Director as capital stock of the Company at $50 per share par value. The Company paid the remaining $650,000 of the finders fee in cash to the Director on March 4, 1998. In addition, the Company will pay the Director an annual consulting fee of $150,000 for consulting services for a stated term of five years. The agreement will automatically extend for one-year periods unless the parties elect to terminate the agreement. The Company paid the Director $12,500, $165,523 and $140,264 during the period from December 12, 1997
(inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, respectively.

     The Company also paid a closing bonus to an officer of the Company consisting of 7,424 shares of the Company's common stock, 4,000 shares of the Company's preferred stock, (which shares of preferred stock were subsequently split and converted into 9,302 shares of common stock on May 30, 2000 in connection with the Company's initial public offering) both valued at $21.50 per share, and $100,000 cash for services performed in conjunction with the Acquisition prior to his employment.

10. COMMITMENTS AND CONTINGENCIES

     Rent expense for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 was approximately $43,000, $427,000 and $415,000, respectively. Commitments for future lease payments were not significant at March 31, 2000.

     In the ordinary course of business, the Company is involved in various pending or threatened legal actions. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a materially adverse effect on the Company's financial position, operating results, or cash flows.

     An environmental assessment (the "Assessment") of the operations, physical premises and assets of the Company was completed in connection with the Acquisition. In the event that remediation is

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

undertaken by the Company, then pursuant to the stock purchase agreement, costs of such remediation shall be paid as follows: Tidewater, Inc. shall pay 75% of the first $4 million, 83.33% of the next $6 million, and 100% of the costs in excess of $10 million, although not to exceed the upper limit of the range in the Assessment. Tidewater, Inc. has disputed certain aspects of the Assessment, but has not disputed its obligation to reimburse the Company for actual costs incurred in remediating environmental conditions identified in the Assessment. The Company has recorded a provision of approximately $1,100,000 at March 31, 2000 for environmental remediation costs. The Company continues to further evaluate the Company's remediation requirements under existing laws, rules and regulations. Considering Tidewater's obligations pursuant to the stock purchase agreement, the Company continues to believe that any unrecorded remediation obligations will not have a material impact on its financial condition, results of operations and cash flows. Should the Company incur remediation costs, a receivable from Tidewater, Inc. for the expected reimbursement based on the terms of the stock purchase agreement will be recorded. The unreimbursed portion of any such remediation costs will be charged against the Company's environmental remediation liability.

     At the time of the Acquisition, the Company entered into a Purchase Price Adjustment Agreement with Tidewater, Inc. The agreement provides for potential additional amounts to be paid to Tidewater, Inc. upon a liquidity event, as defined in the agreement. The potential amount is based upon a formula related to accreted growth on Castle Harlan's initial investment above a certain growth rate which is compounded quarterly.

     The Company has no other commitments or contingent liabilities which, in the judgment of management, would result in losses that would materially affect the Company's consolidated financial position or operating results.

11. INDUSTRY SEGMENTS AND GEOGRAPHIC INFORMATION

     The Company has three principal industry segments: Domestic Rental and Maintenance, International Rental and Maintenance and Engineered Products. The two Rental and Maintenance Segments provide natural gas compression rental and maintenance services to meet specific customer requirements. The Engineered Products Segment involves the design, fabrication and sale of natural gas and air compression packages to meet customer specifications. The International Rental and Maintenance Segment represents substantially all of the Company's foreign based operations.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before interest expense and income taxes.

     The Company's reportable segments are strategic business units that offer different products and services. They are managed separately since each business requires different marketing strategies due to customer specifications. The business was acquired as a unit (see Note 1 -- Organization).

     The following table presents sales and other financial information by industry segment for the year ended March 31, 2000 (in thousands):

                                 DOMESTIC     INTERNATIONAL                CORPORATE
                                RENTAL AND     RENTAL AND     ENGINEERED      AND
                                MAINTENANCE    MAINTENANCE     PRODUCTS    OTHER(A)     TOTAL
                                -----------   -------------   ----------   ---------   --------
Revenues......................   $ 83,577        $14,718       $25,258      $12,896    $136,449
Operating income (loss).......     22,262          3,974           971       (1,049)     26,158
Depreciation and
  amortization................     19,104          3,947           196        2,759      26,006
Capital expenditures..........     50,980          8,079           899           44      60,002
Identifiable assets...........    310,563         49,204        10,205       99,970     469,942

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     The following table presents sales and other financial information by industry segment for the year ended March 31, 1999 (in thousands):

                                 DOMESTIC     INTERNATIONAL                CORPORATE
                                RENTAL AND     RENTAL AND     ENGINEERED      AND
                                MAINTENANCE    MAINTENANCE     PRODUCTS    OTHER(A)     TOTAL
                                -----------   -------------   ----------   ---------   --------
Revenues......................   $ 78,821        $ 6,778       $22,429      $21,470    $129,498
Operating income (loss).......     22,394          2,483           949         (116)     25,710
Depreciation and
  amortization................     15,626          1,020           161        2,507      19,314
Capital expenditures..........     48,428         17,293         2,123          237      68,081
Identifiable assets...........    311,490         16,093        11,421       98,987     437,991

     The following table presents sales and other financial information by industry segment for the period from December 12, 1997 (inception) through March 31, 1998 (in thousands):

                                 DOMESTIC     INTERNATIONAL                CORPORATE
                                RENTAL AND     RENTAL AND     ENGINEERED      AND
                                MAINTENANCE    MAINTENANCE     PRODUCTS    OTHER(A)     TOTAL
                                -----------   -------------   ----------   ---------   --------
Revenues......................   $  8,407        $   652        $3,165      $   895    $ 13,119
Operating income..............      3,373            298           189          166       4,026
Depreciation and
  amortization................      1,461             83            10            6       1,560
Capital expenditures..........      1,465            529            --           44       2,038
Identifiable assets...........    262,218         14,752         7,865       95,391     380,226

---------------

(a) Corporate and Other segment represents primarily corporate activities, part sales and services and all other items that could not be allocated to an identifiable segment. The segment principally serves the oil and gas market, including sales of parts and equipment utilized in the extraction of natural gas and the service that the Company provides to customers' natural gas compression units.

     Revenues include sales to unaffiliated customers. Operating income is defined as income before income taxes less gain on asset sales and interest income plus interest expense. Identifiable assets are those tangible and intangible assets that are identified with the operations of a particular industry segment. Capital expenditures include fixed asset purchases.

12. QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for the year ended March 31, 2000 is as follows (in thousands):

                                           JUNE 30   SEPTEMBER 30   DECEMBER 31   MARCH 31
                                           -------   ------------   -----------   --------
Revenues.................................  $33,808     $34,988        $33,729     $33,924
Operating income.........................    5,966       6,632          6,697       6,863
Net loss.................................   (1,238)     (1,578)        (1,276)     (1,890)

13. SUBSEQUENT EVENT

     During the quarter ended June 30, 2000, the Company completed an initial public offering of 7,275,000 shares of its common stock (which includes 275,000 shares of common stock issued pursuant to an over-allotment option granted to the underwriters), which provided the Company with net proceeds (after deducting underwriting discounts and commissions) of approximately $149.2 million. Concurrently with the initial public offering, the Company implemented a recapitalization pursuant to which all existing classes of the Company's preferred and common stock were converted and split into common stock. Accordingly, all of the Company's common stock other than Class A non-voting have been restated in the

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

historical financial statements to give effect to such split. Also concurrently with the initial public offering, the Company entered into a new $50 million revolving credit facility and $200 million operating lease facility. The proceeds of the offering and the $62.6 million in initial proceeds from the new operating lease facility were used to repay $192.7 million of indebtedness, and the remaining proceeds were used for working capital and to pay expenses associated with the offering and concurrent financing transactions.

     On September 15, 2000, the Company completed the merger of Gas Compression Services, Inc. ("GCSI"), a supplier of natural gas compression equipment and services with fabrication and overhaul facilities in Michigan and Texas, into Universal for a combination of approximately $12 million in cash, 1,400,726 shares of the Company's common stock, the assumption of approximately $57 million in debt and operating leases of GCSI, and $6 million of debt related to GCSI customer equipment financing and associated customer notes receivable. All of the assumed debt and operating leases, except for approximately $10 million, were paid off concurrent with the merger using proceeds received under the operating lease facility. The acquisition was accounted for under the purchase method of accounting and resulted in the recognition of approximately $33 million in goodwill. Results of operations for GCSI are included in the accompanying consolidated financial statements for the 15 days from the date of the merger.

     On February 9, 2001, the Company and Universal completed the acquisition of Weatherford Global Compression Services, L.P. and related entities ("Weatherford Global") through a merger (the "Merger") of Enterra Compression Company, a Delaware corporation ("Enterra"), with and into Universal. Pursuant to the Merger Agreement, the Company acquired Enterra and its subsidiaries, which engage in gas compression service operations in the United States and abroad, from WEUS in exchange for 13,750,000 shares of the Company's common stock and the restructuring of approximately $323 million of indebtedness and operating lease obligations of WGC. Weatherford retained its recently acquired Singapore-based operations and $10 million in accounts receivable. Immediately prior to the Merger, Enterra acquired the interest of General Electric Capital Corporation ("GE Capital") in Weatherford Global.

     On February 28, 2001, the Company and Universal completed the acquisition of ISS Compression, Inc. ("ISS") and its operating subsidiary IEW Compression, Inc., a Lafayette, Louisiana based provider of natural gas compression services through a merger of ISS, with and into Universal. Universal paid approximately $15 million in cash for ISS, which amount includes the concurrent discharge of ISS's indebtedness and operating lease financing.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Universal Compression, Inc.

     We have audited the accompanying consolidated balance sheets of Universal Compression, Inc. and Subsidiaries (the "Company") as of March 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from December 12, 1997 (inception) through March 31, 1998 and for the years ended March 31, 1999 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 1999 and 2000, and the results of its operations and its cash flows for the period from December 12, 1997 (inception) through March 31, 1998 and for the years ended March 31, 1999 and 2000, in conformity with accounting principles generally accepted in the United States of America.

                                            DELOITTE & TOUCHE LLP

Houston, Texas
April 28, 2000
  (February 28, 2001 as to note 12)

                          UNIVERSAL COMPRESSION, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,     MARCH 31,
                                                                 1999          2000
                                                              -----------   -----------
                                                              (IN THOUSANDS, EXCEPT FOR
                                                                 SHARE AND PER SHARE
                                                                      AMOUNTS)
                                        ASSETS

Current assets:
  Cash and cash equivalents.................................    $  2,927      $  1,403
     Receivables, net of allowance for bad debts of $123 and
      $227 as of March 31, 1999 and 2000, respectively......      22,469        17,267
  Inventories...............................................      10,272         8,727
  Current deferred tax asset................................         426           227
  Other.....................................................         916         1,519
                                                                --------      --------
          Total current assets..............................      37,010        29,143
                                                                --------      --------
Property and equipment:
  Rental equipment..........................................     296,049       349,198
  Other.....................................................      17,122        19,617
  Accumulated depreciation..................................     (17,647)      (38,466)
                                                                --------      --------
          Total property and equipment......................     295,524       330,349
                                                                --------      --------
Goodwill, net of accumulated amortization of $2,558 and
  $5,189 as of March 31, 1999 and 2000, respectively........      96,101        99,013
Other assets, net...........................................       7,852         6,878
Long-term deferred tax asset................................          --           962
                                                                --------      --------
          Total assets......................................    $436,487      $466,345
                                                                --------      --------

                         LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Current portion of capital lease obligation...............    $     --      $  3,456
  Current portion of long-term debt.........................         750           750
  Accounts payable..........................................       8,591        10,911
  Accrued expenses..........................................       3,947         6,869
  Payable to parent.........................................       1,434         1,288
                                                                --------      --------
          Total current liabilities.........................      14,722        23,274
Long-term deferred tax liability............................         859            --
Capital lease obligation....................................          --        10,243
Long-term debt..............................................     315,598       331,383
                                                                --------      --------
          Total liabilities.................................     331,179       364,900
                                                                --------      --------
Commitments and contingencies (Note 9)
Stockholder's equity:
  Common stock, $10 par value, 5,000 shares authorized and
     4,910 shares issued and outstanding at March 31, 1999
     and 2000...............................................          49            49
  Additional paid-in capital................................     105,131       105,131
  Retained earnings (deficit)...............................         128        (3,735)
                                                                --------      --------
          Total stockholder's equity........................     105,308       101,445
                                                                --------      --------
          Total liabilities and stockholder's equity........    $436,487      $466,345
                                                                ========      ========

          See accompanying notes to consolidated financial statements.

                          UNIVERSAL COMPRESSION, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           FOR THE PERIOD
                                                                FROM
                                                            DECEMBER 12,
                                                                1997         FOR THE      FOR THE
                                                            (INCEPTION)     YEAR ENDED   YEAR ENDED
                                                              THROUGH       MARCH 31,    MARCH 31,
                                                           MARCH 31, 1998      1999         2000
                                                           --------------   ----------   ----------
                                                               (IN THOUSANDS, EXCEPT FOR SHARE
                                                                    AND PER SHARE AMOUNTS)
Revenues:
  Rentals................................................     $ 9,060        $ 85,599     $ 98,295
  Sales..................................................       4,037          43,588       38,000
  Other..................................................          22             311          154
                                                              -------        --------     --------
          Total revenues.................................      13,119         129,498      136,449
                                                              -------        --------     --------
Costs and expenses:
  Rentals, exclusive of depreciation and amortization....       2,804          31,010       35,352
  Cost of sales, exclusive of depreciation and
     amortization........................................       3,408          36,390       31,943
  Depreciation and amortization..........................       1,560          19,308       26,000
  Selling, general and administrative....................       1,305          16,862       16,797
  Interest expense.......................................       2,896          26,251       30,916
                                                              -------        --------     --------
          Total costs and expenses.......................      11,973         129,821      141,008
                                                              -------        --------     --------
Income (loss) before income taxes........................       1,146            (323)      (4,559)
Income taxes (benefit)...................................         529             166         (696)
                                                              -------        --------     --------
       Net income (loss).................................     $   617        $   (489)    $ (3,863)
                                                              =======        ========     ========

          See accompanying notes to consolidated financial statements.

                          UNIVERSAL COMPRESSION, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
    FOR THE PERIOD FROM DECEMBER 12, 1997 (INCEPTION) THROUGH MARCH 31, 1998
                AND FOR THE YEARS ENDED MARCH 31, 1999 AND 2000

                                                                 ADDITIONAL     RETAINED
                                                       COMMON      PAID-IN      EARNINGS
                                                        STOCK      CAPITAL     (DEFICIT)      TOTAL
                                                       -------   -----------   ----------   ---------
                                                       (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE
                                                                          AMOUNTS)
BALANCE, DECEMBER 12, 1997 (INCEPTION)
  Common stock issuance (4,910 shares at
     $10 per share par value)........................    $49      $105,131           --     $105,180
  Net income for period from December 12, 1997
  (inception) through March 31, 1998.................     --            --      $   617          617
                                                         ---      --------      -------     --------
BALANCE, MARCH 31, 1998..............................    $49      $105,131      $   617     $105,797
  Net loss for the year ended March 31, 1999.........     --            --         (489)        (489)
BALANCE, MARCH 31, 1999..............................    $49      $105,131      $   128     $105,308
                                                         ===      ========      =======     ========
  Net loss for the year ended March 31, 2000.........     --            --       (3,863)      (3,863)
BALANCE, MARCH 31, 2000..............................    $49      $105,131      $(3,735)    $101,445
                                                         ===      ========      =======     ========

          See accompanying notes to consolidated financial statements.

                          UNIVERSAL COMPRESSION, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     FOR THE PERIOD
                                                    FROM DECEMBER 12,
                                                    1997 (INCEPTION)        FOR THE          FOR THE
                                                    THROUGH MARCH 31,      YEAR ENDED       YEAR ENDED
                                                          1998           MARCH 31, 1999   MARCH 31, 2000
                                                   -------------------   --------------   --------------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss)..............................       $     617           $   (489)        $ (3,863)
  Adjustments to reconcile net income (loss) to
     net cash provided by (used in) operating
     activities:
     Depreciation and amortization...............           1,560             19,308           26,000
     Gain on asset sales.........................             (13)              (192)            (124)
     Deferred income taxes.......................             458                (25)          (1,622)
     Amortization of debt issuance costs.........             121              1,074            1,074
     (Increase) Decrease in receivables..........          (1,263)           (10,807)           5,202
     (Increase) Decrease in inventories..........            (223)            (2,594)           1,545
     (Increase) Decrease in other current
       assets....................................          (2,951)             2,205             (602)
     Increase (Decrease) in accounts payable.....          (1,472)             2,537            2,320
     Increase (Decrease) in accrued expenses.....             587             (3,777)             411
     Increase (Decrease) in payable to parent....              --              1,434             (146)
     Deferred interest on notes payable..........           1,880             15,341           16,934
     (Increase) Decrease in non-current assets...              --                 27             (100)
                                                        ---------           --------         --------
          Net cash provided by (used in)
            operating activities.................            (699)            24,042           47,029
                                                        ---------           --------         --------
Cash flows from investing activities:
  Proceeds from asset sales......................             765              8,038            4,442
  Additions to property and equipment............          (2,038)           (68,081)         (60,002)
  Acquisition of Tidewater Compression Service,
     Inc. .......................................        (351,872)                --               --
  Other acquisitions.............................              --             (2,953)          (5,543)
                                                        ---------           --------         --------
          Net cash used in investing
            activities...........................        (353,145)           (62,996)         (61,103)
                                                        ---------           --------         --------
Cash flows from financing activities:
  Net borrowings (repayments) under revolving
     line of credit..............................         259,664             40,249             (400)
  Repayments of long-term debt...................             (36)              (750)            (750)
  Net proceeds from sale-leaseback of vehicles...              --                 --            3,119
  Net proceeds from financing lease..............              --                 --           10,581
  Common stock issuance..........................         105,180                 --               --
  Debt issuance costs............................          (8,582)                --               --
                                                        ---------           --------         --------
          Net cash provided by financing
            activities...........................         356,226             39,499           12,550
                                                        ---------           --------         --------
Net increase (decrease) in cash and cash
  equivalents....................................           2,382                545           (1,524)
                                                        ---------           --------         --------
Cash and cash equivalents at beginning of
  period.........................................              --              2,382            2,927
                                                        ---------           --------         --------
Cash and cash equivalents at end of period.......       $   2,382           $  2,927         $  1,403
                                                        =========           ========         ========
Supplemental disclosure of cash flow information:
          Cash paid for interest.................       $   1,202           $  9,653         $ 10,471
                                                        =========           ========         ========
          Cash paid for income taxes.............       $      --           $    697         $    772
                                                        =========           ========         ========

          See accompanying notes to consolidated financial statements.

                          UNIVERSAL COMPRESSION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    FOR THE PERIOD FROM DECEMBER 12, 1997 (INCEPTION) THROUGH MARCH 31, 1998
                AND FOR THE YEARS ENDED MARCH 31, 1999 AND 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Universal Compression, Inc., formerly the TW Acquisition Corporation ("Acquisition Corp."), was formed on December 12, 1997. On February 20, 1998, Acquisition Corp. acquired 100% of the voting securities of Tidewater Compression Service, Inc. ("TCS") (the "Acquisition"). See Note 2. Immediately following the Acquisition, Acquisition Corp. was merged with and into TCS, which changed its name to Universal Compression, Inc. (the "Company"). The Company is a wholly owned subsidiary of Universal Compression Holdings, Inc. ("Holdings").

  Nature of Operations

     The Company operates one of the largest rental fleets of natural gas compressors in the United States and provides related maintenance services on such compressors. The compressors are rented to oil and gas producers and processors and pipeline companies and are used primarily to boost the pressure of natural gas from the wellhead into gas-gathering systems, gas-processing plants or into and through high-pressure pipelines. The Company also designs and fabricates compressor packages for its own fleet as well as for sale to customers.

  Principles of Consolidation

     The accompanying consolidated financial statements include the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Reclassifications

     Certain reclassifications have been made to the prior year amounts to conform to the current year classification.

  Use of Estimates

     In preparing the Company's financial statements, management makes estimates and assumptions that affect the amounts reported in the financial statements and related disclosures. Actual results may differ from these estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Revenue Recognition

     Revenue from equipment rentals is recorded when earned over the period of rental and maintenance contracts which generally range from one month to several years. Parts and service revenue is recorded as products are delivered or services are performed for the customer.

     Compressor fabrication revenue is recognized using the completed-contract method. This method is used because the typical contract is completed within two to three months and financial position and results of operations do not vary significantly from those which would result from use of the percentage-of-completion method.

                          UNIVERSAL COMPRESSION, INC.

  Concentration of Credit Risk

     Trade accounts receivable are due from companies of varying size engaged principally in oil and gas activities in the United States and in certain international locations such as South America, Southeast Asia, Europe and Canada. The Company reviews the financial condition of customers prior to extending credit and periodically updates customer credit information. Payment terms are on a short-term basis and in accordance with industry standards. No single customer accounts for 10% or more of the Company's revenues. For the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 the Company wrote off bad debts totaling $80,000, $330,000 and $116,000, respectively.

  Inventories

     Inventories are recorded at the lower of cost (first in first out FIFO method) or market (net realizable value). Some items of compression equipment are acquired and placed in inventories for subsequent sale or rental to others. Acquisitions of these assets are considered operating activities in the statement of cash flows.

  Properties and Equipment

     Properties and equipment are carried at cost. Depreciation for financial reporting purposes is computed on the straight-line basis beginning with the first rental, with salvage values of 20% for compression equipment, using estimated useful lives of:

Compression equipment....................................    15 years
Other properties and equipment...........................  2-25 years

     Maintenance and repairs are charged to expense as incurred. Overhauls and major improvements that benefit future periods are capitalized and depreciated over the estimated period of benefits, generally three years. Depreciation expense for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 was $1,366,226, $16,942,554 and
$23,368,262, respectively.

  Goodwill and Other Assets

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis primarily over 40 years. At the balance sheet date, the Company evaluated the recoverability of goodwill based on expectations of undiscounted cash flows from operations and determined that no impairment had occurred. Included in other assets are debt issuance costs, net of accumulated amortization, totaling approximately $7,507,000 and $6,432,000 at March 31, 1999 and 2000, respectively. Such costs are amortized over the period of the respective debt agreements on a straight-line method which approximates the effective interest method.

  Income Taxes

     The Company's operations are included in the consolidated U.S. federal income tax returns of Holdings. The tax provisions presented in these financial statements have been determined as if the Company were filing a separate income tax return on a stand-alone business. The deferred asset and liabilities are determined based on the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be recovered or settled.

                          UNIVERSAL COMPRESSION, INC.

  Foreign Currency Transactions

     Activities outside the United States are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average monthly rates of exchange. The resultant translation adjustments for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 were not significant.

  Fair Value of Financial Instruments

     The Company's financial instruments consist of trade receivables and payables (which have carrying values that approximate fair value) and long-term debt. The fair values of the Company's term loan and revolving credit facility (see Note 4) are representative of their carrying values based upon variable rate terms. The fair value of the Senior Discount Notes was approximately $145.5 million and $151.6 million, as compared to a carrying amount of $166.9 million and $183.8 million at March 31, 1999 and 2000, respectively. The estimated fair value amounts have been determined by the Company using appropriate valuation methodologies and information available to management as of March 31, 2000 based on the quoted market price from brokers of these notes.

  Environmental Liabilities

     The costs to remediate and monitor environmental matters are accrued when such liabilities are considered probable and a reasonable estimate of such costs is determinable.

  New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued SFAS 138, which amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. The amendment included expanding the normal purchase and sale exemption for supply contracts, permitting the offsetting of certain intercompany foreign currency derivatives and thus reducing the number of third party derivatives, permitting hedge accounting for foreign-currency denominated assets and liabilities, and redefining interest rate risk to reduce sources of ineffectiveness. SFAS 133 requires that an entity recognize all derivative instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (2) a hedge of the exposure to variable cash flows of a forecasted transaction, or (3) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company will adopt SFAS 133 and the corresponding amendments under SFAS 138 on April 1, 2001. This statement should have no impact on our consolidated results of operations, financial position or cash flows.

2. TCS ACQUISITION

     On February 20, 1998, Acquisition Corp. acquired 100% of the voting securities of TCS for approximately $350 million. The Acquisition was recorded using the purchase method of accounting and the purchase price was allocated to the assets and liabilities acquired based on their fair values. The excess cost of the Acquisition was recorded as goodwill which is being amortized on a straight-line basis over its 40 year useful life. The operations of TCS are included in the financial statements presented herein beginning February 20, 1998.

                          UNIVERSAL COMPRESSION, INC.

     The following table presents the (unaudited) pro forma revenue, gross profit and net income amounts as if the Acquisition occurred on December 12, 1997 (inception) (in thousands):

                                                          PERIOD FROM
                                                       DECEMBER 12, 1997
                                                      (INCEPTION) THROUGH
                                                        MARCH 31, 1998
                                                      -------------------
                                                          (UNAUDITED)
Revenues............................................        $32,630
                                                            -------
Gross profit........................................        $15,992
                                                            -------
Net loss............................................        $  (476)
                                                            -------

3. INVENTORIES

     Inventories at March 31 consisted of the following (in thousands):

                                                      1999      2000
                                                     -------   ------
Finished goods.....................................  $ 5,279   $5,551
Work-in-progress...................................    4,993    3,176
                                                     -------   ------
          Total....................................  $10,272   $8,727
                                                     =======   ======

4. LONG-TERM DEBT

     The Company's debt at March 31 consisted of the following (in thousands):

                                                                1999       2000
                                                              --------   --------
Term loan, bearing interest of LIBOR + 2.5%, due February
  2005 and collateralized by property of the Company........  $ 74,063   $ 73,313
Revolving credit facility, bearing interest of LIBOR +
  2.25%, due February 2003 and collateralized by property of
  the Company...............................................    75,400     75,000
Senior discount notes, bearing interest of 9 7/8% per annum, due 2008, net of discount of $75,615 and $58,680 at March
  31, 1999 and 2000, respectively, unsecured................   166,885    183,820
                                                              --------   --------
          Total debt........................................   316,348    332,133
Less current maturities.....................................       750        750
                                                              --------   --------
          Total long-term debt..............................  $315,598   $331,383
                                                              ========   ========

     The Company's senior secured credit agreement ("Credit Agreement") provides for $75 million under the term loan and $85 million under the revolving credit facility, which includes a sublimit for letters of credit. The available capacity on the revolving credit facility at March 31, 1999 and 2000 was approximately $8,143,000 and $7,701,000, respectively, after giving effect to outstanding letters of credit. The interest rates on the term loan and the revolving credit facility at March 31, 1999 were 7.44% and 7.19%, respectively. The interest rates on the term loan and the revolving credit facility at March 31, 2000 were 8.69% and 8.36%, respectively. Under the revolving credit facility, a commitment fee of 0.50% per annum on the average available commitment is payable quarterly.

     The Credit Agreement contains certain financial covenants and limitations on, among other things, acquisitions, sales, indebtedness and liens. The Credit Agreement also limits the payment of cash dividends related to the Company paying up to $1 million to Holdings in any given fiscal year. In addition, the Company has substantial dividend payment restrictions under the indenture related to the Senior Discount Notes. The Company was in compliance with all such covenants and limitations at March 31, 2000. As

                          UNIVERSAL COMPRESSION, INC.

defined by the Credit Agreement, any "change of control" would result in an "Event of Default" and all amounts outstanding under the Credit Agreement would become due and payable. All principal amounts and accrued interest would become due without further notice.

     Interest related to the 9 7/8% Senior Discount Notes is payable semi-annually on August 15 and February 15, commencing August 15, 2003.

     Maturities of long-term debt as of March 31, 2000, in thousands, are 2001 -- $750; 2002 -- $750; 2003 -- $82,125; 2004 -- $30,938; 2005 -- $33,750;
and $183,820 thereafter.

5. CAPITAL LEASES

     On July 21, 1999, a wholly owned subsidiary of the Company entered into a financing lease with Societe Generale Financial Corporation regarding certain compression equipment. The financing lease has a term of 5 years and bears interest at a rate of LIBOR plus 4.25%. The financing lease is related to the Colombian operations of the Company's subsidiary.

     On June 17, 1999, the Company signed a master lease agreement with GE Capital Fleet Services completing a sale and lease back of the majority of its service vehicle fleet. Under the agreement, the vehicles were sold and leased back by the Company at lease terms ranging from 20 months to 56 months and will continue to be deployed by the Company under its normal operating procedures.

     Principal amortization associated with both leases is recorded in the Consolidated Statements of Cash Flows. Property and equipment at March 31, 2000 include the following amounts for capitalized leases (in thousands):

Compression equipment......................................  $11,925
Service vehicles...........................................    4,363
                                                             -------
                                                              16,288
Less accumulated depreciation..............................   (2,365)
                                                             -------
Net assets under capital leases............................  $13,923

     Future minimum lease payments under non-cancelable capital leases as of March 31, 2000 are as follows (in thousands):

2001.......................................................  $ 3,456
2002.......................................................    3,302
2003.......................................................    3,171
2004.......................................................    2,774
2005.......................................................      996
Thereafter.................................................       --
                                                             -------
          Total............................................  $13,699

6. INCOME TAXES

     For the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, substantially all of the Company's income and losses before income taxes were derived from its U.S. operations.

                          UNIVERSAL COMPRESSION, INC.

     Income tax expense (benefit) for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 consisted of the following (in thousands):

                                                           FOR THE
                                                         PERIOD FROM
                                                      DECEMBER 12, 1997
                                                     (INCEPTION) THROUGH
                                                       MARCH 31, 1998      1999    2000
                                                     -------------------   ----   -------
Current:
  Foreign..........................................         $ 71           $145   $   889
Deferred:
  Federal..........................................          411             19    (1,460)
  State............................................           47              2      (125)
                                                            ----           ----   -------
          Total....................................         $529           $166   $  (696)
                                                            ====           ====   =======

     A reconciliation of the provision (benefit) for income taxes and the amount computed by applying the federal statutory income tax rate to income before taxes for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 is as follows (in thousands):

                                                          FOR THE
                                                        PERIOD FROM
                                                     DECEMBER 12, 1997
                                                    (INCEPTION) THROUGH
                                                      MARCH 31, 1998      1999     2000
                                                    -------------------   -----   -------
Provision (benefit) for income taxes at statutory
  rate............................................         $401           $(113)  $(1,595)
State taxes (benefit).............................           47               2      (125)
Foreign taxes.....................................           71             145       889
Non deductible expenses and other.................           10             132       135
                                                           ----           -----   -------
          Total...................................         $529           $ 166   $  (696)
                                                           ====           =====   =======

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at March 31 are (in thousands):

                                                                1999       2000
                                                              --------   --------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 22,913   $ 32,592
  Other.....................................................       630      1,172
                                                              --------   --------
          Total.............................................    23,543     33,764
Valuation allowance.........................................      (145)      (889)
                                                              --------   --------
          Total.............................................    23,398     32,875
                                                              --------   --------
Deferred tax liabilities:
  Depreciation differences on property and equipment........   (21,905)   (28,319)
  Other.....................................................    (1,926)    (3,367)
                                                              --------   --------
          Total.............................................   (23,831)   (31,686)
                                                              --------   --------
          Net deferred tax asset (liability)................  $   (433)  $  1,189
                                                              ========   ========

     A valuation allowance has been established against the Company's deferred tax assets related to foreign tax credits. The Company believes that it is probable that all other deferred tax assets will be

                          UNIVERSAL COMPRESSION, INC.

realized on future tax returns, primarily from the generation of future taxable income through both profitable operations and future reversals of existing taxable temporary differences.

     As a result of the activity for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, the Company has net operating loss ("NOL") carryforwards available to offset future taxable income. The Company has NOL carryforwards of approximately $84,935,000 at March 31, 2000 which will expire, if not utilized, as follows:
2018 -- $3,875,000; 2019 -- $27,859,000 and 2020 -- $53,201,000. Utilization of
the carryforwards could be limited by Section 382 depending on future changes in ownership.

7. EMPLOYEE BENEFITS

     The Company has a defined contribution 401(k) plan covering substantially all employees. The Company makes matching contributions under this plan equal to 50% of each participant's contribution of up to 6% of the participant's compensation. Company contributions to the plan were approximately $159,000; $493,000 and $473,000 for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, respectively.

8. RELATED-PARTY TRANSACTIONS

  Management Agreement

     Castle Harlan Inc., an affiliate of a major shareholder of Holdings, entered into an agreement whereby, in exchange for certain management services rendered, the Company agreed to pay a fee to Castle Harlan Inc. totaling $3 million per year. The amount was paid in advance for the first year and quarterly in advance thereafter. The agreement is for a term of five years, renewable automatically from year to year thereafter unless Castle Harlan Inc. or its affiliates beneficially own at this time less than 20% of the then outstanding stock of Holdings. The Company paid Castle Harlan Inc. $3,000,000, $750,000 and $3,000,000 during the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, respectively. The fee is recorded at the rate of $750,000 per quarter in selling, general and administrative expenses.

  Finder's Fee/Consulting Arrangement

     The Company paid a member of Holdings' Board of Directors (the "Director") $1,750,000 (a "finder's fee") related to services provided by the Director for the Acquisition. Upon consummation of the Acquisition, $1,100,000 of the finder's fee was issued to the Director as capital stock of Holdings at $50 per share par value. The Company paid the remaining $650,000 of the finder's fee in cash to the Director on March 4, 1998. In addition, the Company will pay the Director an annual consulting fee of $150,000 for consulting services for a stated term of five years. The agreement will automatically extend for one-year periods unless the parties elect to terminate the agreement. The Company paid the Director $12,500, $165,523 and $140,264 during the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, respectively.

  Payable to Parent

     Amounts due to Holdings include primarily cash collected from employees on behalf of Holdings for purchases of capital stock. Amounts due to Holdings do not bear interest. The net changes in amounts due to Holdings are included in cash flows from operating activities.

                          UNIVERSAL COMPRESSION, INC.

9. COMMITMENTS AND CONTINGENCIES

     Rent expense for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 was approximately $43,000, $427,000 and $415,000, respectively. Commitments for future lease payments were not significant at March 31, 1999.

     In the ordinary course of business, the Company is involved in various pending or threatened legal actions. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a materially adverse effect on the Company's financial position, operating results or cash flows.

     An environmental assessment (the "Assessment") of the operations, physical premises and assets of the Company was completed in connection with the Acquisition. In the event that remediation is undertaken by the Company, then pursuant to the stock purchase agreement, costs of such remediation shall be paid as follows: Tidewater, Inc. shall pay 75% of the first $4 million, 83.33% of the next $6 million, and 100% of the costs in excess of $10 million, although not to exceed the upper limit of the range in the Assessment. Tidewater, Inc. has disputed certain aspects of the Assessment, but has not disputed its obligation to reimburse the Company for actual costs incurred in remediating environmental conditions identified in the Assessment. The Company has recorded a provision of approximately $1,100,000 at March 31, 2000 for environmental remediation costs. The Company continues to further evaluate the Company's remediation requirements under existing laws, rules and regulations. Considering Tidewater's obligations pursuant to the stock purchase agreement, the Company continues to believe that any unrecorded remediation obligations will not have a material impact on its financial condition, results of operations and cash flows. Should the Company incur remediation costs, a receivable from Tidewater, Inc. for the expected reimbursement based on the terms of the stock purchase agreement will be recorded. The unreimbursed portion of any such remediation costs will be charged against the Company's environmental remediation liability.

     The Company has no other commitments or contingent liabilities which, in the judgment of management, would result in losses that would materially affect the Company's consolidated financial position or operating results.

10. INDUSTRY SEGMENTS AND GEOGRAPHIC INFORMATION

     The Company has three principal industry segments: Domestic Rental and Maintenance, International Rental and Maintenance and Engineered Products. The two Rental and Maintenance Segments provide natural gas compression rental and maintenance services to meet specific customer requirements. The Engineered Products Segment involves the design, fabrication and sale of natural gas and air compression packages to meet customer specifications. The International Rental and Maintenance Segment represents substantially all of the Company's foreign based operations.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before interest expense and income taxes.

     The Company's reportable segments are strategic business units that offer different products and services. They are managed separately since each business requires different marketing strategies due to customer specifications. The business was acquired as a unit (see Note 1 -- Organization).

                          UNIVERSAL COMPRESSION, INC.

     The following table presents sales and other financial information by industry segment for the year ended March 31, 2000 (in thousands):

                                 DOMESTIC     INTERNATIONAL                CORPORATE
                                RENTAL AND     RENTAL AND     ENGINEERED      AND
                                MAINTENANCE    MAINTENANCE     PRODUCTS    OTHER(A)     TOTAL
                                -----------   -------------   ----------   ---------   --------
Revenues......................   $ 83,577        $14,718       $25,258      $12,896    $136,449
Operating income (loss).......   $ 22,262        $ 3,974       $   971      $(1,043)   $ 26,164
Depreciation and
  amortization................   $ 19,104        $ 3,947       $   196      $ 2,753    $ 26,000
Capital expenditures..........   $ 50,980        $ 8,079       $   899      $    44    $ 60,002
Identifiable assets...........   $310,563        $49,204       $10,205      $96,373    $466,345

     The following table presents sales and other financial information by industry segment for the year ended March 31, 1999 (in thousands):

                                 DOMESTIC     INTERNATIONAL                CORPORATE
                                RENTAL AND     RENTAL AND     ENGINEERED      AND
                                MAINTENANCE    MAINTENANCE     PRODUCTS    OTHER(A)     TOTAL
                                -----------   -------------   ----------   ---------   --------
Revenues......................   $ 78,821        $ 6,778       $22,429      $21,470    $129,498
Operating income (loss).......   $ 22,394        $ 2,483       $   949      $  (109)   $ 25,717
Depreciation and
  amortization................   $ 15,626        $ 1,020       $   161      $ 2,501    $ 19,308
Capital expenditures..........   $ 48,428        $17,293       $ 2,123      $   237    $ 68,081
Identifiable assets...........   $311,490        $16,093       $11,421      $97,483    $436,487

     The following table presents sales and other financial information by industry segment for the period from December 12, 1997 (inception) through March 31, 1998 (in thousands):

                                 DOMESTIC     INTERNATIONAL                CORPORATE
                                RENTAL AND     RENTAL AND     ENGINEERED      AND
                                MAINTENANCE    MAINTENANCE     PRODUCTS    OTHER(A)     TOTAL
                                -----------   -------------   ----------   ---------   --------
Revenues......................   $  8,407        $   652        $3,165      $   895    $ 13,119
Operating income..............   $  3,373        $   298        $  189      $   166    $  4,026
Depreciation and
  amortization................   $  1,461        $    83        $   10      $     6    $  1,560
Capital expenditures..........   $  1,465        $   529        $   --      $    44    $  2,038
Identifiable assets...........   $262,218        $14,752        $7,865      $94,273    $379,108

---------------

(a) Corporate and Other segment represents primarily corporate activities, part sales and services and all other items that could not be allocated to an identifiable segment. The segment principally serves the oil and gas market, including sales of parts and equipment utilized in the extraction of natural gas and the service that the Company provides to customers' natural gas compression units.

     Revenues include sales to unaffiliated customers. Operating income is defined as income before income taxes less gain on asset sales and interest income plus interest expense. Identifiable assets are those tangible and intangible assets that are identified with the operations of a particular industry segment. Capital expenditures include fixed asset purchases.

                          UNIVERSAL COMPRESSION, INC.

11. QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for the year ended March 31, 2000 is as follows (in thousands):

                                           JUNE 30   SEPTEMBER 30   DECEMBER 31   MARCH 31
                                           -------   ------------   -----------   --------
Revenues.................................  $33,808     $34,988        $33,729     $33,924
Operating income.........................  $ 5,968     $ 6,633        $ 6,699     $ 6,864
Net loss.................................  $  (732)    $(1,052)       $  (738)    $(1,341)

12. SUBSEQUENT EVENTS

     During the quarter ended June 30, 2000, Holdings completed an initial public offering of 7,275,000 shares of its common stock (which includes 275,000 shares of common stock issued pursuant to an over-allotment option granted to the underwriters), which provided Holdings with net proceeds (after deducting underwriting discounts and commissions) of approximately $149.2 million. Concurrently with the initial public offering, Holdings implemented a recapitalization pursuant to which all existing classes of Holdings' preferred and common stock were converted and split into common stock. Accordingly, all of Holdings' common stock other than Class A non-voting have been restated in the historical financial statements to give effect to such split. Also concurrently with the initial public offering, Holdings entered into a new $50 million revolving credit facility and $200 million operating lease facility. The proceeds of the offering and the $62.6 million in initial proceeds from the new operating lease facility were used to repay $192.7 million of indebtedness, and the remaining proceeds were used for working capital and to pay expenses associated with the offering and concurrent financing transactions.

     On September 15, 2000, Holdings completed the merger of Gas Compression Services, Inc. ("GCSI"), a supplier of natural gas compression equipment and services with fabrication and overhaul facilities in Michigan and Texas, into Universal for a combination of approximately $12 million in cash, 1,400,726 shares of the Company's common stock, the assumption of approximately $57 million in debt and operating leases of GCSI, and $6 million of debt related to GCSI customer equipment financing and associated customer notes receivable. All of the assumed debt and operating leases, except for approximately $10 million, were paid off concurrent with the merger using proceeds received under the operating lease facility. The acquisition was accounted for under the purchase method of accounting and resulted in the recognition of approximately $33 million in goodwill. Results of operations for GCSI are included in the accompanying consolidated financial statements for the 15 days from the date of the merger.

     On February 9, 2001, the Company and Holdings completed the acquisition of Weatherford Global Compression Services, L.P. and related entities ("Weatherford Global") through a merger (the "Merger") of Enterra Compression Company, a Delaware corporation ("Enterra"), with and into Universal. Pursuant to the Merger Agreement, the Company acquired Enterra and its subsidiaries, which engage in gas compression service operations in the United States and abroad, from WEUS in exchange for 13,750,000 shares of Holdings' common stock and the restructuring of approximately 323 million of indebtedness and operating lease obligations of WGC. Weatherford retained its recently acquired Singapore-based operations and $10 million in accounts receivable. Immediately prior to the Merger, Enterra acquired the interest of General Electric Capital Corporation ("GE Capital") in Weatherford Global.

     On February 28, 2001, the Company and Holdings completed the acquisition of ISS Compression, Inc. ("ISS") and its operating subsidiary IEW Compression, Inc., a Lafayette, Louisiana based provider of natural gas compression services through a merger of ISS, with and into Universal. Universal paid approximately $15 million in cash for ISS, which amount includes the concurrent discharge of ISS's indebtedness and operating lease financing.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Universal Compression, Inc.

     We have audited the accompanying statements of income, stockholder's equity and cash flows of Tidewater Compression Service, Inc. (the "Company") for the period from April 1, 1997 through February 20, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the results of operations and cash flows of Tidewater Compression Service, Inc. for the period from April 1, 1997 through February 20, 1998, in conformity with generally accepted accounting principles in the United States of America.

                                            DELOITTE & TOUCHE LLP

Houston, Texas
June 1, 1998

                      TIDEWATER COMPRESSION SERVICE, INC.

                            STATEMENT OF OPERATIONS

                                                                 PERIOD FROM
                                                                APRIL 1, 1997
                                                                   THROUGH
                                                              FEBRUARY 20, 1998
                                                              -----------------
                                                               (IN THOUSANDS)
Revenues:
  Rentals...................................................       $71,644
  Sales.....................................................        19,924
  Other.....................................................         3,024
  Gain on asset sales.......................................         1,094
                                                                   -------
          Total revenues....................................        95,686
                                                                   -------
Costs and expenses:
  Rentals...................................................        31,924
  Cost of sales.............................................        14,753
  Depreciation and amortization.............................        23,310
  General and administrative................................         8,669
  Interest expense..........................................            --
                                                                   -------
          Total costs and expenses..........................        78,656
                                                                   -------
Income before income taxes..................................        17,030
Income taxes................................................         6,271
                                                                   -------
          Net income........................................       $10,759
                                                                   =======

                See accompanying notes to financial statements.

                      TIDEWATER COMPRESSION SERVICE, INC.

                       STATEMENT OF STOCKHOLDER'S EQUITY
          FOR THE PERIOD FROM APRIL 1, 1997 THROUGH FEBRUARY 20, 1998

                                                                 ADDITIONAL
                                                        COMMON    PAID-IN     RETAINED
                                                        STOCK     CAPITAL     EARNINGS    TOTAL
                                                        ------   ----------   --------   -------
                                                                     (IN THOUSANDS)
BALANCE, APRIL 1, 1997................................   $49      $25,627     $31,871    $57,547
Net income............................................    --           --      10,759     10,759
                                                         ---      -------     -------    -------
BALANCE, FEBRUARY 20, 1998............................   $49      $25,627     $42,630    $68,306
                                                         ===      =======     =======    =======

                See accompanying notes to financial statements.

                      TIDEWATER COMPRESSION SERVICE, INC.

                            STATEMENT OF CASH FLOWS

                                                                 PERIOD FROM
                                                                APRIL 1, 1997
                                                                   THROUGH
                                                              FEBRUARY 20, 1998
                                                              -----------------
                                                               (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................       $10,759
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................        23,310
     Gain on asset sales....................................        (1,094)
     Deferred income tax benefit............................        (1,825)
     Decrease in receivables................................           700
     Increase in inventories................................          (610)
     Decrease in other current assets.......................            11
     Increase in accounts payable...........................         2,716
     Decrease in accrued expenses...........................          (476)
                                                                   -------
          Net cash provided by operating activities.........        33,491
                                                                   -------
Cash flows from investing activities:
  Proceeds from asset sales.................................         3,803
  Additions to properties and equipment.....................       (17,600)
                                                                   -------
          Net cash used in investing activities.............       (13,797)
                                                                   -------
Cash flows from financing activities:
  Net change in amount due to Tidewater Inc. ...............       (17,870)
  Repayments of long-term debt..............................            --
                                                                   -------
          Net cash used in financing activities.............       (17,870)
                                                                   -------
Net increase in cash........................................         1,824
Cash at beginning of period.................................            --
                                                                   -------
Cash at end of period.......................................       $ 1,824
                                                                   =======
Supplemental cash flow information -- cash paid for
  interest..................................................            --

                See accompanying notes to financial statements.

                      TIDEWATER COMPRESSION SERVICE, INC.

                         NOTES TO FINANCIAL STATEMENTS
          FOR THE PERIOD FROM APRIL 1, 1997 THROUGH FEBRUARY 20, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     Tidewater Compression Service, Inc. ("TCS" or the "Company") is, and has been for all periods presented, a wholly owned subsidiary of Tidewater Inc. ("Tidewater"). The accompanying financial statements are presented as if TCS had been an entity separate from its parent during the periods presented and include the revenues and expenses that are directly related to TCS' operations. As a subsidiary of Tidewater, TCS was a participating employer in certain employee benefit plans and also received certain administrative services such as data processing, legal, insurance placement and claims handling from its parent. The costs associated with providing TCS with such employee benefit programs and administrative services, where significant, have been allocated to TCS based on management's estimate of the time involved in providing such services and are included in the accounts of TCS. Management believes the method used to allocate the cost of these services is reasonable.

  Nature of Operations

     TCS operates one of the largest rental fleets of natural gas compressors in the United States. The compressors are rented to oil and gas producers and processors and are used primarily to boost the pressure of natural gas from the wellhead into gas-gathering systems, into nearby gas-processing plants or into high-pressure pipelines. TCS also designs and fabricates compression packages for its own fleet as well as for sale to customers.

  Use of Estimates

     In preparing TCS' financial statements, management makes estimates and assumptions that affect the amounts reported in the financial statements and related disclosures. Actual results may differ from these estimates.

  Revenue Recognition

     Revenue from equipment rentals and parts sales is recognized when earned. Compressor fabrication revenue is recognized using the completed-contract method. This method is used because the typical contract is completed within two months and financial position and results of operations do not vary significantly from those which would result from use of the percentage-of-completion method.

  Income Taxes

     TCS' operations are included in the consolidated U.S. federal income tax returns of Tidewater Inc. The tax provisions presented in these financial statements have been determined as if TCS' operations were a stand-alone business filing a separate income tax return with the amount of current tax owed (refundable) charged or credited to the amounts due to Tidewater Inc. Deferred tax assets and liabilities which are also included in the amounts due to Tidewater Inc. are determined based on the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be recovered or settled.

  Environmental Liabilities

     The costs to remediate and monitor environmental matters are accrued when such liabilities are considered probable and a reasonable estimate of such costs is determinable.

                      TIDEWATER COMPRESSION SERVICE, INC.

  Pension, Postretirement and Other Benefit Plans

     TCS employees participate in Tidewater pension and other postretirement plans. TCS has accounted for its participation in the Tidewater plans as a participation in multiemployer plans. Accordingly, the statement of operations includes an allocation from Tidewater for the costs associated with the TCS employees who participate in these plans that is comparable to TCS' required contribution to the plans for the periods presented. Additionally, no assets and liabilities have been reflected in the balance sheet related to the overall Tidewater pension and other postretirement benefit plans since it is not practicable to segregate the amounts applicable to TCS. TCS employees also participate in the medical, dental, life and workers' compensation insurance plans sponsored by Tidewater. The costs of these plans are allocated to TCS based on the number of TCS employees participating in the plans.

  Foreign Currency Transactions

     Activities outside the United States, except those located in highly inflationary economies, are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average monthly rates of exchange. The resultant translation adjustments for the period from April 1, 1997 through February 20, 1998 were not significant.

  Foreign Operations and Export Sales

     Foreign operations were not deemed significant for the period from April 1, 1997 through February 20, 1998. Export sales for the period from April 1, 1997 through February 20, 1998 were $15,528,000.

2. INCOME TAXES

     For the period from April 1, 1997 through February 20, 1998, substantially all of TCS' income before income taxes was derived from its U.S. operations.

     Income tax expense (benefit) consisted of the following (in thousands):

                                                          PERIOD FROM
                                                         APRIL 1, 1997
                                                            THROUGH
                                                       FEBRUARY 20, 1998
                                                       -----------------
Current:
  U.S. Federal......................................        $ 7,220
  State and foreign.................................            876
Deferred............................................         (1,825)
                                                            -------
          Total.....................................        $ 6,271
                                                            =======

     The actual income tax expense for each of the periods shown above differs from the amount computed by applying the U.S. federal tax rate of 35% to income before income taxes principally because of state income taxes.

                      TIDEWATER COMPRESSION SERVICE, INC.

3. EMPLOYEE BENEFITS

  Defined Benefit Pension Plans and Defined Contribution Retirement Plan

     Until January 1, 1996, substantially all of the TCS personnel participated in a defined benefit pension plan sponsored by Tidewater. Tidewater's pension benefits are based principally on years of service and employee compensation. Beginning April 1996, TCS field service personnel, along with all new employees of TCS eligible for pension plan membership, were enrolled in a new, defined contribution retirement plan. Tidewater allocated pension expense to TCS of approximately $282,000 for the period from April 1, 1997 through February 20, 1998.

  Postretirement Benefits Other Than Pension

     Tidewater sponsors a program which provides limited health care and life insurance benefits to qualified retired employees. Costs of the program are based on actuarially determined amounts and are accrued over the period from the date of hire to the full eligibility date of employees who are expected to qualify for these benefits. Tidewater has allocated postretirement health care and life insurance expense to TCS of approximately $274,000 for the period from April 1, 1997 through February 20, 1998.

4. COMMITMENTS AND CONTINGENCIES

     Rent expense for the period from April 1, 1997 through February 20, 1998 was approximately $390,000. Commitments for future minimum lease payments were not significant at February 20, 1998.

5. SUBSEQUENT EVENTS

     On February 20, 1998, pursuant to the Stock Purchase Agreement, dated December 18, 1997, between Tidewater and TW Acquisition Corporation ("Acquisition Corp."), the Acquisition Corp. acquired 100% of the voting securities of TCS for a purchase price of approximately $350 million (the "Acquisition"). Immediately following the Acquisition, Acquisition Corp. was merged with and into TCS, which changed its name to Universal Compression, Inc.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              MARCH 31,   DECEMBER 31,
                                                                2000          2000
                                                              ---------   ------------
                                                                   (IN THOUSANDS,
                                                                 EXCEPT SHARE DATA)
                                                                    (UNAUDITED)
                                        ASSETS

Current assets:
  Cash and cash equivalents.................................  $  1,403      $  7,442
  Accounts receivable, net..................................    14,615        30,931
  Current portion of notes receivable.......................     1,535         3,190
  Inventories...............................................     8,727        20,523
  Current deferred tax asset................................       227           227
  Other.....................................................     1,571         1,451
                                                              --------      --------
         Total current assets...............................    28,078        63,764
Property, plant and equipment
  Rental equipment..........................................   349,198       366,182
  Other.....................................................    19,617        28,085
  Accumulated depreciation..................................   (38,466)      (50,610)
                                                              --------      --------
         Net property, plant and equipment..................   330,349       343,657
Goodwill, net of accumulated amortization...................    99,250       130,464
Notes receivable............................................     1,117         5,048
Other non-current assets, net...............................     7,570         8,190
Non-current deferred tax asset..............................     3,578         7,509
                                                              --------      --------
         Total assets.......................................  $469,942      $558,632
                                                              ========      ========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable, trade...................................  $ 10,911      $ 20,371
  Accrued liabilities.......................................     6,869        13,180
  Current portion of long-term debt and capital lease
    obligation..............................................     4,206         3,097
                                                              --------      --------
         Total current liabilities..........................    21,986        36,648
Capital lease obligations...................................    10,243         4,870
Long-term debt..............................................   363,036       204,184
Non-current deferred tax liability..........................        --         2,806
Other liabilities...........................................        --        44,731
                                                              --------      --------
         Total liabilities..................................   395,265       293,239
Commitments and Contingencies (see note 10)
Stockholders' equity:
  Series A preferred stock, $.01 par value, 5,000,000 and
    50,000,000 shares authorized, 1,320,128 and 0 shares
    issued, and 1,318,896 and 0 shares outstanding at March
    31, 2000 and December 31, 2000, respectively............        13            --
Common stock, $.01 par value, 994,000 and 200,000,000 shares authorized, 330,032 and 14,736,397 shares issued, and
  329,724 and 14,723,155 shares outstanding at March 31,
  2000 and December 31, 2000, respectively..................         3           147
  Class A non-voting common stock, $.01 par value, 6,000 and
    0 shares authorized, 4,120 and 0 shares issued, and
    3,210 and 0 shares outstanding at March 31, 2000 and
    December 31, 2000, respectively.........................        --            --
  Treasury stock, 2,450 and 13,242 shares at cost at March
    31, 2000 and December 31, 2000, respectively............      (123)         (135)
  Additional paid-in capital................................    82,697       279,339
  Retained deficit..........................................    (7,913)      (13,958)
                                                              --------      --------
         Total stockholders' equity.........................    74,677       265,393
                                                              --------      --------
         Total liabilities and stockholders' equity.........  $469,942      $558,632
                                                              ========      ========

     See accompanying notes to unaudited consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       THREE MONTHS ENDED     NINE MONTHS ENDED
                                                          DECEMBER 31,          DECEMBER 31,
                                                       -------------------   -------------------
                                                         1999       2000       1999       2000
                                                       --------   --------   --------   --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Rentals............................................  $25,311    $36,172    $ 72,174   $ 91,127
  Sales..............................................    8,349     23,800      30,223     42,201
  Other..............................................       69         42         128        299
                                                       -------    -------    --------   --------
          Total revenues.............................   33,729     60,014     102,525    133,627
Costs and expenses:
  Rentals, exclusive of depreciation and
     amortization....................................    9,049     12,259      26,153     31,132
  Cost of sales, exclusive of depreciation and
     amortization....................................    6,900     21,332      25,650     36,360
  Depreciation and amortization......................    7,001      7,726      18,679     21,903
  Selling, general and administrative................    4,004      4,747      12,658     11,971
  Operating lease....................................       --      3,539          --      6,223
  Interest expense...................................    8,832      5,372      25,278     18,597
  Non-recurring charges..............................       --         --          --      7,059
                                                       -------    -------    --------   --------
          Total costs and expenses...................   35,786     54,975     108,418    133,245
                                                       -------    -------    --------   --------
Income (loss) before income taxes and extraordinary
  items..............................................   (2,057)     5,039      (5,893)       382
Income taxes (benefit)...............................     (781)     1,909      (1,801)       163
                                                       -------    -------    --------   --------
  Income (loss) before extraordinary items...........  $(1,276)   $ 3,130    $ (4,092)  $    219
                                                       =======    =======    ========   ========
  Extraordinary loss, net of $3,759 income tax
     benefit.........................................       --         --          --     (6,264)
                                                       -------    -------    --------   --------
  Net income (loss)..................................  $(1,276)   $ 3,130    $ (4,092)  $ (6,045)
                                                       =======    =======    ========   ========
Weighted average common and common equivalent shares
  outstanding:
  Basic..............................................       --     14,666          --     12,342
                                                       -------    -------    --------   --------
  Diluted............................................       --     15,052          --     12,714
                                                       -------    -------    --------   --------
Earnings per share -- basic:
  Income before extraordinary items..................  $    --    $  0.21    $     --   $   0.02
  Extraordinary loss.................................       --         --          --      (0.51)
                                                       -------    -------    --------   --------
  Net income (loss)..................................  $    --    $  0.21    $     --   $  (0.49)
                                                       =======    =======    ========   ========
Earnings per share -- diluted:
  Income before extraordinary items..................  $    --    $  0.21    $     --   $   0.02
  Extraordinary loss.................................       --         --          --      (0.49)
                                                       -------    -------    --------   --------
  Net income (loss)..................................  $    --    $  0.21    $     --   $  (0.47)
                                                       =======    =======    ========   ========

     See accompanying notes to unaudited consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                NINE MONTHS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        2000
                                                              --------    ---------
                                                                 (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................  $ (4,092)   $  (6,045)
  Adjustments to reconcile net loss to cash provided by
     operating activities, net of effect of acquisitions:
     Depreciation and amortization..........................    18,679       21,903
     Gain on asset sales....................................       (83)        (102)
     Amortization of debt issuance costs....................       872        1,136
     Accretion of discount notes............................    15,035       14,362
     Deferred income taxes..................................        --       (1,125)
     Change in operating assets and liabilities, net
      (Increase) decrease in receivables....................     6,965      (21,902)
       Increase in inventories..............................        (3)     (11,796)
       Increase in accounts payable.........................       426        9,460
       Increase (decrease) in accrued expenses..............    (2,902)       4,170
       Other................................................    (1,781)       3,684
                                                              --------    ---------
          Net cash provided by operating activities.........    33,116       13,745
Cash flows from investing activities:
  Additions to property, plant and equipment, net...........   (42,505)     (47,425)
  Capital leaseback of vehicles.............................    (4,354)      (1,276)
  Acquisitions..............................................        --     (125,361)
  Proceeds from sale of fixed assets........................        --      154,611
                                                              --------    ---------
          Net cash used in investing activities.............   (46,859)     (19,451)
Cash flows from financing activities:
  Principal repayments of long-term debt....................      (376)    (107,368)
  Net repayment under revolving line of credit..............      (400)     (72,000)
  Net proceeds (repayment) on sale-leaseback of vehicles....     3,491         (442)
  Net proceeds (repayment) of financing lease...............    10,754      (10,580)
  Common stock issuance.....................................        --      196,773
  Debt issuance costs.......................................        --       (5,320)
  Treasury stock............................................       (26)         (12)
  Debt assumed in acquisitions..............................        --       10,694
                                                              --------    ---------
          Net cash provided by financing activities.........    13,443       11,745
Net increase (decrease) in cash and cash equivalents........      (300)       6,039
Cash and cash equivalents at beginning of period............     2,927        1,403
                                                              --------    ---------
Cash and cash equivalents at end of period..................  $  2,627    $   7,442
                                                              ========    =========

     See accompanying notes to unaudited consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2000

1. BASIS OF PRESENTATION

     Universal Compression Holdings, Inc. (the "Company") was formed on December 12, 1997 for the purpose of acquiring Tidewater Compression Service, Inc. ("TCS") from Tidewater Inc. ("Tidewater"). Upon completion of the acquisition on February 20, 1998 (the "Tidewater Acquisition"), TCS became the Company's wholly-owned subsidiary and changed its name to Universal Compression, Inc. ("Universal"). Through this subsidiary, the Company's gas compression service operations date back to 1954. The Company is a holding company which conducts its operations through its wholly-owned subsidiary, Universal. Accordingly, the Company is dependent upon the distribution of earnings from Universal, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. These consolidated financial statements should be read in conjunction with the consolidated financial statements presented in the Company's Annual Report on Form 10-K for the year ended March 31, 2000. That report contains a more comprehensive summary of the Company's major accounting policies. In the opinion of management, the accompanying unaudited consolidated financial statements contain all appropriate adjustments, all of which are normally recurring adjustments unless otherwise noted, considered necessary to present fairly the financial position of the Company and its consolidated subsidiaries and the results of operations and cash flows for the respective periods. Operating results for the three and nine-month periods ended December 31, 2000 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2001.

     The Company is a leading provider of natural gas compressor rental, sales, operations, maintenance and fabrication services to the natural gas industry, with one of the largest gas compressor fleets in the United States, and has a growing presence in key international markets. As of December 31, 2000, the Company had a broad base of over 750 customers and maintained a fleet of over 3,400 compression rental units. In addition, as of such date, the Company owned approximately 841,000 horsepower and serviced under contract approximately 186,000 horsepower. The Company operates in every significant natural gas producing region in the United States through its 38 compression sales and service locations. As a complement to its rental operations, the Company designs and fabricates compression units for its own fleet as well as for its global customer base.

     During the quarter ended June 30, 2000, the Company completed an initial public offering of 7,275,000 shares of its common stock (which includes 275,000 shares of common stock issued pursuant to an over-allotment option granted to the underwriters), which provided the Company with net proceeds (after deducting underwriting discounts and commissions) of approximately $149.2 million. Concurrently with the initial public offering, the Company implemented a recapitalization pursuant to which all existing classes of the Company's stock were converted into common stock. Also concurrently with the initial public offering, the Company entered into a $50 million revolving credit facility and $200 million operating lease facility. The proceeds of the offering and the $62.6 million in initial proceeds from the new operating lease facility were used to repay $192.7 million of indebtedness, and the remaining proceeds were used for working capital and to pay expenses associated with the offering and concurrent financing transactions.

     The Company completed the merger of Gas Compression Services, Inc. ("GCSI") into Universal on September 15, 2000. In the merger, the GCSI shareholders received approximately $12 million in cash, 1,400,726 shares of the Company's common stock and the Company assumed or refinanced approximately $63 million of indebtedness of GCSI. The Company also completed its acquisition of Weatherford Global Compression Services, L.P. and certain related entities on February 9, 2001 and its acquisition of ISS Compression, Inc. and its operating subsidiary, IEW Compression, Inc., on February 28, 2001. See Note 11.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

  Earnings Per Share

     Basic earnings per share is computed using the weighted average number of shares outstanding for the period. Diluted earnings per share is computed using the weighted average number of shares outstanding adjusted for the incremental shares attributed to outstanding options to purchase common stock. Included in diluted shares for the three and nine-month periods ended December 31, 2000 are common stock equivalents relating to options of 386,000 and 372,000, respectively. Common stock equivalents are calculated using the treasury stock method. Earnings per share information is not presented for the three and nine-month periods ended December 31, 1999 as such information would not be meaningful because the Company was beneficially owned by a single stockholder under the terms of voting agreements during such periods.

  Reclassifications

     Certain reclassifications have been made to the prior year amounts to conform to the current year classification.

  Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis primarily over 40 years. Accumulated amortization was $5.2 million and $7.5 million at March 31, 2000 and December 31, 2000, respectively. At the balance sheet date, the Company evaluated the recoverability of goodwill based on expectations of undiscounted cash flows from operations and determined that no impairment had occurred.

2. RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." In June 2000, the FASB issued SFAS 138, which amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. The amendment included expanding the normal purchase and sale exemption for supply contracts, permitting the offsetting of certain intercompany foreign currency derivatives and thus reducing the number of third party derivatives, permitting hedge accounting for foreign-currency denominated assets and liabilities, and redefining interest rate risk to reduce sources of ineffectiveness. SFAS 133 requires that an entity recognize all derivative instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (1) hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (2) a hedge of the exposure to variable cash flows of a forecasted transaction, or (3) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. We will adopt SFAS 133 and the corresponding amendments under SFAS 138 on April 1, 2001. This statement should have no impact on our consolidated results of operations, financial position or cash flows.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. On June 26, 2000, the SEC issued an amendment to SAB 101, effectively delaying its implementation until the fourth quarter of fiscal years beginning after December 15, 1999. After reviewing SAB 101 and its amendment, management believes that its revenue recognition policy is appropriate and

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

that any possible effects of SAB 101 and its amendment will be immaterial to the Company's results of operations.

3. BUSINESS COMBINATION

     On September 15, 2000, the Company completed the merger of GCSI, a supplier of natural gas compression equipment and services with fabrication and overhaul facilities in Michigan and Texas, into Universal for a combination of approximately $12 million in cash, 1,400,726 shares of the Company's common stock valued at approximately $39 million and the assumption or refinancing of approximately $63 million of indebtedness. All of the assumed or refinanced indebtedness, except for approximately $10 million, were paid off concurrent with the merger using proceeds received under the Company's operating lease facility. The acquisition was accounted for under the purchase method of accounting and resulted in the recognition of approximately $33 million in goodwill. Results of operations for GCSI are included in the accompanying consolidated financial statements for the entire three-months ended December 31, 2000 and for 107 days of the nine-months ended December 31, 2000.

4. INVENTORIES

     Inventories consisted of (in thousands):

                                                              MARCH 31,   DECEMBER 31,
                                                                2000          2000
                                                              ---------   ------------
Finished goods..............................................   $5,551       $11,346
Work-in-progress............................................    3,176         9,177
                                                               ------       -------
          Total.............................................   $8,727       $20,523
                                                               ======       =======

5. OPERATING LEASE FACILITY

     In May 2000, the Company and Universal entered into a $200 million operating lease facility pursuant to which the Company may sell and lease back certain compression equipment from a Delaware business trust for a five-year term. The rental payments under the lease facility include an amount based on LIBOR plus a variable amount depending on the Company's operating and financial results, applied to the funded amount of the lease. Under the lease facility, the Company received an aggregate of approximately $155 million in proceeds from the sale of compression equipment in May, November and December 2000 and in connection with the GCSI acquisition, in September 2000. The equipment was sold and leased back by the Company for a five-year period from May 2000 and deployed by the Company under its normal operating procedures. The equipment sold had a book value of approximately $106 million and the equipment sale resulted in a gain of approximately $49 million that was deferred until the end of the lease.

     The Company had residual value guarantees on the equipment under the operating lease facility of approximately 85% of the funded amount that were due upon termination of the lease and which could be satisfied by a cash payment or the exercise of the purchase option. The facility contained certain covenants restricting the Company's operations, including its ability to enter into acquisition and sales transactions, incur additional indebtedness, permit additional liens on its assets and pay dividends. The Company's obligations under this facility were secured by liens on its compression equipment subject to the lease and certain related rights. Under the operating lease facility, Universal was the lessee and the Company guaranteed certain of Universal's obligations thereunder. The Company has replaced this facility with new operating lease facilities with similar terms (See Note 11).

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

6. EXTRAORDINARY LOSSES

     During the quarter ended June 30, 2000, the Company incurred extraordinary losses of $6.3 million, net of income taxes of $3.7 million, related to its debt restructuring that occurred concurrently with the Company's initial public offering of its common stock.

7. NON-RECURRING CHARGES

     During the quarter ended June 30, 2000, the Company incurred non-recurring charges of $4.4 million, net of income taxes of $2.7 million, related to the early termination of a management agreement and a consulting agreement and other related fees in connection with the Company's initial public offering and concurrent financing transactions.

8. RELATED PARTY TRANSACTIONS

     In connection with the initial public offering in the quarter ended June 30, 2000, the Company terminated its Management Agreement with Castle Harlan, Inc. and its Finders and Consulting Agreement with Samuel Urcis, a director of the Company. In exchange for such terminations, the Company paid $3 million in cash and issued 136,364 shares of its common stock to Castle Harlan, and paid $150,000 in cash and issued 6,818 shares of common stock to Mr. Urcis.

9. INDUSTRY SEGMENTS

     The Company has three principal industry segments: Domestic Rental and Maintenance, International Rental and Maintenance and Engineered Products. The two Rental and Maintenance segments provide natural gas compression rental and maintenance services to meet specific customer requirements. The Engineered Products segment involves the design, fabrication and sale of natural gas and air compression packages to meet customer and the Company's own specifications. The International Rental and Maintenance segment represents substantially all of the Company's foreign based operations.

     The Company evaluates performance based on profit or loss from operations, which is defined as income before income taxes less gain on asset sales and interest income plus interest expense and operating lease expense. Revenue include sales to unaffiliated customers. Gross margin is defined as total revenue less rental expenses, cost of sales (exclusive of depreciation and amortization), gain on asset sales and interest income. The Corporate and Other segment, which represents primarily part sales and services, corporate activities, and all other items that could not be allocated to an identifiable segment, principally serves the oil and gas market, including sales of parts and equipment utilized in the extraction of natural gas and the services that the Company provides to customers' natural gas compression units.

     The following table presents sales and other financial information by industry segment for the three months ended December 31, 1999 and 2000 (in thousands):

                                  DOMESTIC     INTERNATIONAL                CORPORATE
                                 RENTAL AND     RENTAL AND     ENGINEERED      AND
                                 MAINTENANCE    MAINTENANCE     PRODUCTS      OTHER      TOTAL
                                 -----------   -------------   ----------   ---------   -------
December 31, 1999:
  Revenues.....................    $21,416        $3,896        $ 4,977      $3,440     $33,729
  Gross margin.................    $13,735        $2,528        $   725      $  713     $17,701
  Operating income.............    $ 5,385        $  723        $   158      $  430     $ 6,696
December 31, 2000:
  Revenues.....................    $31,747        $4,425        $17,329      $6,513     $60,014
  Gross margin.................    $20,526        $3,387        $ 1,705      $  755     $26,373
  Operating income.............    $10,836        $1,354        $ 1,015      $  695     $13,900

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     The following table presents sales and other financial information by industry segment for the nine months ended December 31, 1999 and 2000 (in thousands):

                                 DOMESTIC     INTERNATIONAL                CORPORATE
                                RENTAL AND     RENTAL AND     ENGINEERED      AND
                                MAINTENANCE    MAINTENANCE     PRODUCTS      OTHER      TOTAL
                                -----------   -------------   ----------   ---------   --------
December 31, 1999:
  Revenues....................    $61,528        $10,647       $19,874      $10,476    $102,525
  Gross margin................    $38,569        $ 7,454       $ 2,458      $ 2,089    $ 50,570
  Operating income............    $14,711        $ 2,727       $   622      $ 1,173    $ 19,233
December 31, 2000:
  Revenues....................    $78,318        $12,810       $33,308      $ 9,191    $133,627
  Gross margin................    $50,296        $ 9,700       $ 4,590      $ 1,268    $ 65,854
  Operating income............    $24,217        $ 3,952       $ 2,732      $ 1,079    $ 31,980

10. COMMITMENTS AND CONTINGENCIES

     In February 1998, in connection with the Tidewater Acquisition, the Company entered into a Purchase Price Adjustment Agreement with Tidewater. The agreement provides for potential additional amounts to be paid to Tidewater upon a liquidity event, as defined in the agreement. If a liquidity event occurs and Castle Harlan Partners III and its affiliates receive an amount greater than its accreted investment (defined as its initial investment increased at a compounded rate of 6.25% each quarter, which equates to approximately 27.4% annually), the Company must make a payment to Tidewater equal to 10% of the amount, if any, that Castle Harlan receives in excess of its accreted investment. Any payment pursuant to this agreement would result in an increase in goodwill in the year of payment and a corresponding increase in goodwill and amortization expense in subsequent years. As of December 31, 2000, Castle Harlan's accreted investment was approximately $28.78 per share, which will continue to grow at a compounded rate of 6.25% per quarter. As of December 31, 2000, no liquidity event, as defined in the agreement, that required a payment had occurred.

     In the ordinary course of business, the Company is involved in various pending or threatened legal actions. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a materially adverse effect on the Company's financial position, operating results or cash flows.

11. SUBSEQUENT EVENTS

     On February 9, 2001, the Company completed its acquisition of Weatherford Global Compression Services and certain related entities ("WGC"), a supplier of natural gas compression equipment and services and a division of Weatherford International, Inc. Under the terms of the agreement, a subsidiary of Weatherford International was merged into Universal in exchange for 13.75 million restricted shares of the Company's common stock, which represents approximately 48% of the outstanding shares of the combined company. In connection with the acquisition, Weatherford has agreed, subject to certain conditions, to limit its voting rights to 33 1/3% of the Company's voting power for up to two years. In addition, the Company restructured approximately $323 million in debt and operating leases of WGC. The transaction was accounted for as a purchase. Prior to closing, Weatherford International acquired the interest of its minority partner in WGC. Also, Weatherford International retained certain assets and operations related to WGC's Singapore-based operations and approximately $10 million in accounts receivable.

     In connection with the acquisition, on February 9, 2001, the Company raised $427 million under a new operating lease facility funded primarily through an offering of $350 million 8 7/8% senior secured notes

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

due 2008 by an unaffiliated entity (the "SSN Operating Lease Facility"). The Company also entered into a new $125 million secured revolving credit facility and a new $200 million asset-backed securitization operating lease facility (the "ABS Operating Lease Facility"). At the closing, the Company funded approximately $80 million under the ABS Operating Lease Facility and had no amounts outstanding under the new revolving credit facility. The proceeds from the two new operating lease facilities were used to restructure existing operating lease obligations and refinance certain existing indebtedness of the Company (including the previous operating lease facility described in Note 5) and WGC.

     Subsequent to the WGC acquisition and related financing transactions, the Company had approximately $198 million outstanding under its 9 7/8% Senior Discount Notes due 2008 and approximately $13 million of other indebtedness. In addition, the Company funded approximately $427 million under the SSN Operating Lease Facility and approximately $80 million under the ABS Operating Lease Facility. The Company has unused commitments of approximately $245 million (approximately $120 million under the ABS Operating Lease Facility and $125 million under the new revolving credit facility). These facilities contain restrictions similar to the Company's previous operating lease facility and revolving credit facility.

     On February 28, 2001, the Company acquired ISS Compression, Inc. and its operating subsidiary, IEW Compression, Inc. ("IEW"), a natural gas compression services provider based in Lafayette, Louisiana, for approximately $15 million in cash, which included the concurrent discharge of IEW's debt and operating leases.

                          UNIVERSAL COMPRESSION, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              MARCH 31,   DECEMBER 31,
                                                                2000          2000
                                                              ---------   ------------
                                                                   (IN THOUSANDS,
                                                                 EXCEPT SHARE DATA)
                                                                    (UNAUDITED)
                                        ASSETS

Current assets:
  Cash and cash equivalents.................................  $  1,403      $  7,442
  Accounts receivable, net..................................    14,615        30,931
  Current portion of notes receivable.......................     1,535         3,190
  Inventories...............................................     8,727        20,523
  Current deferred tax asset................................       227           227
  Other.....................................................     1,519         1,375
                                                              --------      --------
          Total current assets..............................    28,026        63,688
Property, plant and equipment
  Rental equipment..........................................   349,198       366,182
  Other.....................................................    19,617        28,085
  Accumulated depreciation..................................   (38,466)      (50,610)
                                                              --------      --------
          Net property, plant and equipment.................   330,349       343,657
Goodwill, net of accumulated amortization...................    99,013       129,684
Notes receivable............................................     1,117         5,048
Other non-current assets, net...............................     6,878         8,190
Non-current deferred tax asset..............................       962         3,171
                                                              --------      --------
          Total assets......................................  $466,345      $553,438
                                                              ========      ========

                         LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Accounts payable, trade...................................  $ 10,911      $ 20,597
  Accrued liabilities.......................................     6,869        13,180
  Current portion of long-term debt and capital lease
     obligation.............................................     4,206         3,097
                                                              --------      --------
          Total current liabilities.........................    21,986        36,874
Capital lease obligations...................................    10,243         4,870
Long-term debt..............................................   331,383       204,184
Payable to parent...........................................     1,288       155,139
Non-current deferred tax liability..........................        --         2,806
Other liabilities...........................................        --        44,731
                                                              --------      --------
          Total liabilities.................................   364,900       448,604
Commitments and Contingencies (see note 10)
Stockholder's equity:
  Common stock, $10 par value, 5,000 shares authorized and
     4,910 shares issued and outstanding....................        49            49
  Additional paid-in capital................................   105,131       111,316
  Retained deficit..........................................    (3,735)       (6,531)
                                                              --------      --------
          Total stockholder's equity........................   101,445       104,834
                                                              --------      --------
          Total liabilities and stockholder's equity........  $466,345      $553,438
                                                              ========      ========

     See accompanying notes to unaudited consolidated financial statements.

                          UNIVERSAL COMPRESSION, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       THREE MONTHS ENDED     NINE MONTHS ENDED
                                                          DECEMBER 31,          DECEMBER 31,
                                                       -------------------   -------------------
                                                         1999       2000       1999       2000
                                                       --------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
Revenues:
  Rentals............................................  $25,311    $36,172    $ 72,174   $ 91,127
  Sales..............................................    8,349     23,800      30,223     42,201
  Other..............................................       69         42         128        299
                                                       -------    -------    --------   --------
          Total revenues.............................   33,729     60,014     102,525    133,627
Costs and expenses:
  Rentals, exclusive of depreciation and
     Amortization....................................    9,049     12,259      26,153     31,132
  Cost of sales, exclusive of depreciation and
     Amortization....................................    6,900     21,332      25,650     36,360
  Depreciation and amortization......................    6,999      7,725      18,674     21,897
  Selling, general and administrative................    4,004      4,747      12,658     11,971
  Operating lease....................................       --      3,539          --      6,223
  Interest expense...................................    7,965      5,372      22,750     17,999
  Non-recurring charges..............................       --         --          --      7,059
                                                       -------    -------    --------   --------
          Total costs and expenses...................   34,917     54,974     105,885    132,641
                                                       -------    -------    --------   --------
Income (loss) before income taxes and extraordinary
  items..............................................   (1,188)     5,040      (3,360)       986
Income taxes (benefit)...............................     (450)     1,909        (838)       389
                                                       -------    -------    --------   --------
          Income (loss) before extraordinary
            items....................................  $  (738)   $ 3,131    $ (2,522)  $    597
                                                       =======    =======    ========   ========
  Extraordinary loss, net of $2,037 income tax
     Benefit.........................................       --         --          --     (3,393)
                                                       -------    -------    --------   --------
          Net income (loss)..........................  $  (738)   $ 3,131    $ (2,522)  $ (2,796)
                                                       =======    =======    ========   ========

     See accompanying notes to unaudited consolidated financial statements.

                          UNIVERSAL COMPRESSION, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               NINE MONTHS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999       2000
                                                              --------   ---------
                                                                 (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................  $ (2,522)  $  (2,797)
  Adjustments to reconcile net loss to cash provided from
     operating activities, net of effect of acquisitions:
     Depreciation and amortization..........................    18,674      21,898
     Gain on asset sales....................................       (83)       (102)
     Amortization of debt issuance costs....................       806       1,121
     Accretion of discount notes............................    12,573      13,779
     Increase (decrease) in payable to parent...............       (48)    153,851
     Deferred income taxes..................................        --         597
  Change in operating assets and liabilities, net
     (Increase) decrease in receivables.....................     6,965     (21,902)
     Increase in inventories................................        (3)    (11,796)
     Increase in accounts payable...........................       426       9,460
     Increase (decrease) in accrued expenses................    (2,902)      4,170
     Other..................................................      (796)      3,806
                                                              --------   ---------
          Net cash provided by operating activities.........    33,090     172,085
Cash flows from investing activities:
  Additions to property, plant and equipment, net...........   (42,505)    (47,425)
  Capital leaseback of vehicles.............................    (4,354)     (1,276)
  Acquisitions..............................................        --    (125,361)
  Proceeds from sale of fixed assets........................        --     154,611
                                                              --------   ---------
          Net cash used in investing activities.............   (46,859)    (19,451)
Cash flows from financing activities:
  Principal repayments of long-term debt....................      (376)    (75,132)
  Net repayment under revolving line of credit..............      (400)    (72,000)
  Net proceeds (repayment) on sale-leaseback of vehicles....     3,491        (442)
  Net proceeds (repayment) of financing lease...............    10,754     (10,580)
  Acquisition...............................................        --       6,185
  Debt issuance costs.......................................        --      (5,320)
  Debt assumed in acquisitions..............................        --      10,694
                                                              --------   ---------
          Net cash provided by (used in) financing
            activities......................................    13,469    (146,595)
Net increase (decrease) in cash and cash equivalents........      (300)      6,039
Cash and cash equivalents at beginning of period............     2,927       1,403
                                                              --------   ---------
          Cash and cash equivalents at end of period........  $  2,627   $   7,442
                                                              ========   =========

     See accompanying notes to unaudited consolidated financial statements.

                          UNIVERSAL COMPRESSION, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2000

1. BASIS OF PRESENTATION

     Universal Compression Holdings, Inc. (the "Company") was formed on December 12, 1997 for the purpose of acquiring TCS, which was formed in 1954, from Tidewater. Upon completion of the Tidewater Acquisition on February 20, 1998, TCS became the Company's wholly-owned subsidiary and changed its name to Universal Compression, Inc. ("Universal"). Universal is a wholly-owned subsidiary of the Company. These consolidated financial statements should be read in conjunction with the consolidated financial statements presented in Universal's Annual Report on Form 10-K for the year ended March 31, 2000. That report contains a more comprehensive summary of Universal's major accounting policies. In the opinion of management, the accompanying unaudited consolidated financial statements contain all appropriate adjustments, all of which are normally recurring adjustments unless otherwise noted, considered necessary to present fairly the financial position of Universal and its consolidated subsidiaries and the results of operations and cash flows for the respective periods. Operating results for the three and nine-month periods ended December 31, 2000 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2001.

     Universal is a leading provider of natural gas compressor rental, sales, operations, maintenance and fabrication services to the natural gas industry, with one of the largest compressor fleets in the United States, and has a growing presence in key international markets. As of December 31, 2000, Universal had a broad base of over 750 customers and maintained a fleet of over 3,400 compression rental units. In addition, as of such date, Universal owned approximately 841,000 horsepower and serviced under contract approximately 186,000 horsepower. Universal operates in every significant natural gas producing region in the United States through its 38 compression sales and service locations. As a complement to its rental operations, Universal designs and fabricates compression units for its own fleet as well as for its global customer base.

  Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis primarily over 40 years. Accumulated amortization was $5.2 million and $7.5 million at March 31, 2000 and at December 31, 2000, respectively. At the balance sheet date, the Company evaluated the recoverability of goodwill based on expectations of undiscounted cash flows from operations and determined that no impairment had occurred.

2. RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." In June 2000, the FASB issued SFAS 138, which amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. The amendment included expanding the normal purchase and sale exemption for supply contracts, permitting the offsetting of certain intercompany foreign currency derivatives and thus reducing the number of third party derivatives, permitting hedge accounting for foreign-currency denominated assets and liabilities, and redefining interest rate risk to reduce sources of ineffectiveness. SFAS 133 requires that an entity recognize all derivative instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (1) hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (2) a hedge of the exposure to variable cash flows of a forecasted transaction, or (3) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative

                          UNIVERSAL COMPRESSION, INC.

depends on the intended use of the derivative and the resulting designation. We will adopt SFAS 133 and the corresponding amendments under SFAS 138 on April 1, 2001. This statement should have no impact on our consolidated results of operations, financial position or cash flows.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. On June 26, 2000, the SEC issued an amendment to SAB 101, effectively delaying its implementation until the fourth quarter of fiscal years beginning after December 15, 1999. After careful study of SAB 101 and its amendment, management believes that its revenue recognition policy is appropriate and that any possible effects of SAB 101 and its amendment will be immaterial to Universal's results of operations.

3. BUSINESS COMBINATION

     On September 15, 2000, the Company completed the merger of Gas Compression Services, Inc. ("GCSI"), a supplier of natural gas compression equipment and services with fabrication and overhaul facilities in Michigan and Texas, into Universal for a combination of approximately $12 million in cash, 1,400,726 shares of the Company's common stock valued at approximately $39 million and the assumption or refinancing of approximately $63 million in indebtedness of GCSI. All of the assumed or refinanced indebtedness, except for approximately $10 million, was paid off concurrent with the merger using proceeds received under Universal's operating lease facility. The acquisition was accounted for under the purchase method of accounting and resulted in the recognition of approximately $33 million in goodwill. Results of operations for GCSI are included in the accompanying consolidated financial statements for the entire three-month period ended December 31, 2000 and 107 days from the date of the merger for the nine-month period ended December 31, 2000.

4. INVENTORIES

     Inventories consisted of (in thousands):

                                                              MARCH 31,   DECEMBER 31,
                                                                2000          2000
                                                              ---------   ------------
Finished goods..............................................   $5,551       $11,346
Work-in-progress............................................    3,176         9,177
                                                               ------       -------
          Total.............................................   $8,727       $20,523
                                                               ======       =======

5. OPERATING LEASE FACILITY

     In May 2000 the Company and Universal entered into a $200 million operating lease facility pursuant to which Universal may sell and lease back certain compression equipment from a Delaware business trust for a five-year term. The rental payments under the lease facility include an amount based on LIBOR plus a variable amount depending on Universal's operating results, applied to the funded amount of the lease. Under the lease facility, Universal received an aggregate of approximately $155 million in proceeds from the sale of compression equipment in May, November and December 2000 and in connection with the GCSI acquisition, in September 2000. The equipment was sold and leased back by Universal for a five-year period and deployed by Universal under its normal operating procedures. The equipment sold had a book value of approximately $106 million and the equipment sale resulted in a gain of approximately $49 million that was deferred until the end of the lease.

     Universal had residual value guarantees on the equipment under the operating lease facility of approximately 85% of the funded amount that were due upon termination of the lease and which could be

                          UNIVERSAL COMPRESSION, INC.

satisfied by a cash payment or the exercise of the purchase option. The facility contained certain covenants restricting Universal's operations, including its ability to enter into acquisition and sales transactions, incur additional indebtedness, permit additional liens on its assets and pay dividends. Universal's obligations under this facility were secured by liens on its compression equipment that was subject to the lease and certain related rights. Under the operating lease facility, Universal was the lessee and the Company guaranteed certain of Universal's obligations thereunder. Universal has replaced this facility with new operating lease facilities with similar terms (see Note
11).

6. EXTRAORDINARY LOSSES

     During the quarter ended June 30, 2000, Universal incurred extraordinary losses of $3.4 million, net of income taxes of $2.0 million, related to its debt restructuring that occurred concurrently with the Company's initial public offering of its common stock.

7. NON-RECURRING CHARGES

     During the quarter ended June 30, 2000, Universal incurred non-recurring charges of $4.4 million, net of income taxes of $2.7 million, related to the early termination of a management agreement and a consulting agreement and other related fees in connection with the Company's initial public offering and the concurrent financing transactions.

8. RELATED PARTY TRANSACTIONS

     In connection with the initial public offering in the quarter ended June 30, 2000, Universal terminated its Management Agreement with Castle Harlan, Inc. and the Finders and Consulting Agreement with Samuel Urcis, a director of the Company. In exchange for such terminations, the Company paid $3 million in cash and issued 136,364 shares of the Company's common stock to Castle Harlan, and paid $150,000 in cash and issued 6,818 shares of common stock to Mr. Urcis.

9. INDUSTRY SEGMENTS

     Universal has three principal industry segments: Domestic Rental and Maintenance, International Rental and Maintenance and Engineered Products. The two Rental and Maintenance segments provide natural gas compression rental and maintenance services to meet specific customer requirements. The Engineered Products segment involves the design, fabrication and sale of natural gas and air compression packages to meet customer and Universal's own specifications. The International Rental and Maintenance segment represents substantially all of Universal's foreign based operations.

     Universal evaluates performance based on profit or loss from operations, which is defined as income before income taxes less gain on asset sales and interest income plus interest expense and operating lease expense. Revenue include sales to unaffiliated customers. Gross margin is defined as total revenue less rental expenses, cost of sales (exclusive of depreciation and amortization), gain on asset sales and interest income. The Corporate and Other segment, which represents primarily part sales and services, corporate activities, and all other items that could not be allocated to an identifiable segment, principally serves the oil and gas market, including sales of parts and equipment utilized in the extraction of natural gas and the service that Universal provides to customers' natural gas compression units.

                          UNIVERSAL COMPRESSION, INC.

     The following table presents sales and other financial information by industry segment for the three months ended December 31, 1999 and 2000 (in thousands):

                                  DOMESTIC     INTERNATIONAL                CORPORATE
                                 RENTAL AND     RENTAL AND     ENGINEERED      AND
                                 MAINTENANCE    MAINTENANCE     PRODUCTS      OTHER      TOTAL
                                 -----------   -------------   ----------   ---------   -------
December 31, 1999:
  Revenues.....................    $21,416        $3,896        $ 4,977      $3,440     $33,729
  Gross margin.................    $13,735        $2,528        $   725      $  713     $17,701
  Operating income.............    $ 5,385        $  723        $   158      $  432     $ 6,698
December 31, 2000:
  Revenues.....................    $31,747        $4,425        $17,329      $6,513     $60,014
  Gross margin.................    $20,526        $3,387        $ 1,705      $  755     $26,373
  Operating income.............    $10,836        $1,354        $ 1,015      $  696     $13,901

     The following table presents sales and other financial information by industry segment for the nine months ended December 31, 1999 and 2000 (in thousands):

                                 DOMESTIC     INTERNATIONAL                CORPORATE
                                RENTAL AND     RENTAL AND     ENGINEERED      AND
                                MAINTENANCE    MAINTENANCE     PRODUCTS      OTHER      TOTAL
                                -----------   -------------   ----------   ---------   --------
December 31, 1999:
  Revenues....................    $61,528        $10,647       $19,874      $10,476    $102,525
  Gross margin................    $38,569        $ 7,454       $ 2,458      $ 2,089    $ 50,570
  Operating income............    $14,711        $ 2,727       $   622      $ 1,178    $ 19,238
December 31, 2000:
  Revenues....................    $78,318        $12,810       $33,308      $ 9,191    $133,627
  Gross margin................    $50,296        $ 9,700       $ 4,590      $ 1,268    $ 65,854
  Operating income............    $24,217        $ 3,952       $ 2,732      $ 1,084    $ 31,985

10. COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, Universal is involved in various pending or threatened legal actions. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a materially adverse effect on Universal's financial position, operating results or cash flows.

11. SUBSEQUENT EVENTS

     On February 9, 2001, the Company completed its acquisition of Weatherford Global Compression Services, L.P. and certain related entities ("WGC"), a supplier of natural gas compression equipment and services and a division of Weatherford International, Inc. Under the terms of the agreement, a subsidiary of Weatherford International was merged into Universal in exchange for 13.75 million shares of the Company's common stock, which represents approximately 48% of the outstanding shares of the combined company. In connection with the acquisition, Weatherford has agreed, subject to certain conditions, to limit its voting rights to 33 1/3% of the Company's voting power for up to two years. In addition, Universal restructured approximately $323 million in debt and operating leases of WGC. The transaction was accounted for as a purchase. Prior to closing, Weatherford International acquired the interest of its minority partner in WGC. Also, Weatherford International retained certain assets and operations relating to WGC's Singapore-based operations and approximately $10 million in accounts receivable.

     In connection with the acquisition, on February 9, 2001, Universal raised $427 million under a new operating lease facility funded primarily through an offering of $350 million 8 7/8% senior secured notes due

                          UNIVERSAL COMPRESSION, INC.

2008 by an unaffiliated entity (the "SSN Operating Lease Facility"). Universal also entered into a new $125 million secured revolving credit facility and a new $200 million asset-backed securitization operating lease facility (the "ABS Operating Lease Facility"). At the closing, Universal funded approximately $80 million under the ABS Operating Lease Facility and had no amounts outstanding under the new revolving credit facility. The proceeds from the two new operating lease facilities were used to restructure existing operating lease obligations and refinance certain existing indebtedness of Universal (including the previous operating lease facility described in Note 5) and WGC.

     Subsequent to the WGC acquisition and related financing transactions, Universal had approximately $198 million outstanding under its 9 7/8% Senior Discount Notes due 2008 and approximately $13 million of other indebtedness. In addition, Universal funded approximately $427 million under the SSN Operating Lease Facility and approximately $80 million under the ABS Operating Lease Facility. Universal has unused commitments of approximately $245 million (approximately $120 million under the ABS Operating Lease Facility and $125 million under the new revolving credit facility).

     On February 28, 2001, Universal acquired ISS Compression, Inc. and its operating subsidiary, IEW Compression, Inc. ("IEW"), a natural gas compression services provider based in Lafayette, Louisiana, for approximately $15 million in cash, which included the concurrent discharge of IEW's debt and operating leases.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Weatherford International, Inc.:

     We have audited the accompanying consolidated balance sheet of Enterra Compression Company (a Delaware corporation and indirect wholly-owned subsidiary of Weatherford International, Inc.) and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Enterra Compression Company and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                            ARTHUR ANDERSEN LLP

Houston, Texas
March 16, 2001

                          ENTERRA COMPRESSION COMPANY
                           CONSOLIDATED BALANCE SHEET
                 (IN THOUSANDS EXCEPT SHARE DATA AND PAR VALUE)

                                                              DECEMBER 31,
                                                                  2000
                                                              ------------
                           ASSETS
CURRENT ASSETS:
  Cash and Cash Equivalents.................................    $  4,820
  Accounts Receivable, Net of Allowance for Uncollectible
     Accounts of $1,120.....................................      70,267
  Inventories...............................................      78,855
  Current Deferred Tax Asset................................       4,397
  Other Current Assets......................................       9,962
                                                                --------
                                                                 168,301
                                                                --------
PROPERTY, PLANT AND EQUIPMENT, AT COST:
  Land......................................................       2,313
  Buildings and Leasehold Improvements......................      17,148
  Rental and Service Equipment..............................     289,785
  Machinery and Other Equipment.............................      52,168
                                                                --------
                                                                 361,414
  Less: Accumulated Depreciation............................     (72,416)
                                                                --------
                                                                 288,998
                                                                --------
GOODWILL, NET...............................................     231,571
OTHER ASSETS................................................      13,810
                                                                --------
                                                                $702,680
                                                                ========

            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-Term Borrowings and Current Portion of Long-Term
     Debt...................................................    $ 13,178
  Accounts Payable..........................................      28,843
  Accrued Liabilities.......................................      24,751
                                                                --------
                                                                  66,772
                                                                --------
LONG-TERM DEBT..............................................       1,832
UNEARNED INCOME.............................................      94,640
DEFERRED INCOME TAXES.......................................      45,707
MINORITY INTEREST LIABILITY.................................     197,513
OTHER LIABILITIES...........................................         898
LONG-TERM PAYABLE DUE TO WEATHERFORD........................      94,863

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common Stock, $1 par Value, 2,000 Shares Authorized,
     Issued and Outstanding.................................           2
  Capital in Excess of Par Value............................     199,821
  Retained Earnings.........................................       3,450
  Accumulated Other Comprehensive Loss......................      (2,818)
                                                                --------
                                                                 200,455
                                                                --------
                                                                $702,680
                                                                ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          ENTERRA COMPRESSION COMPANY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  2000
                                                              ------------
REVENUES:
  Products..................................................    $ 80,070
  Services and Rentals......................................     192,571
                                                                --------
                                                                 272,641
                                                                --------
COSTS AND EXPENSES:
  Cost of Products..........................................      74,683
  Cost of Services and Rentals..............................     147,850
  Selling, General and Administrative.......................      44,067
  Impairment of Assets and Other Charges....................      16,301
                                                                --------
                                                                 282,901
                                                                --------
OPERATING LOSS..............................................     (10,260)

OTHER INCOME (EXPENSE):
  Interest Income...........................................         959
  Interest Expense..........................................        (938)
  Interest Expense from Weatherford.........................      (8,045)
  Other, Net................................................        (288)
                                                                --------
LOSS BEFORE TAXES AND MINORITY INTEREST.....................     (18,572)

INCOME TAX BENEFIT..........................................       2,765
                                                                --------

NET LOSS BEFORE MINORITY INTEREST...........................     (15,807)

MINORITY INTEREST EXPENSE, NET OF TAX.......................        (520)
                                                                --------

NET LOSS....................................................    $(16,327)
                                                                ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          ENTERRA COMPRESSION COMPANY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                          (IN THOUSANDS EXCEPT SHARES)

                                           COMMON
                                           STOCK
                                       --------------   CAPITAL IN               ACCUMULATED        TOTAL
                                                 PAR    EXCESS OF    RETAINED   COMPREHENSIVE   STOCKHOLDERS'
                                       SHARES   VALUE   PAR VALUE    EARNINGS       LOSS           EQUITY
                                       ------   -----   ----------   --------   -------------   -------------
Balance at December 31, 1999.........  2,000    $  2     $198,221    $ 19,777      $  (376)       $217,624
Comprehensive Loss...................     --      --           --     (16,327)      (2,442)        (18,769)
Contribution from Weatherford........     --      --        1,600          --           --           1,600
                                       -----    ----     --------    --------      -------        --------
Balance at December 31, 2000.........  2,000    $  2     $199,821    $  3,450      $(2,818)       $200,455
                                       =====    ====     ========    ========      =======        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          ENTERRA COMPRESSION COMPANY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   YEAR ENDED
                                                               DECEMBER 31, 2000
                                                              --------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss..................................................        $(16,327)
  Adjustments to Reconcile Net Loss to Net Cash Provided by
     Operating Activities:
     Depreciation and Amortization..........................          39,120
     Non-Cash Portion of Impairment of Assets and Other
      Charges...............................................          16,301
     Deferred Income Tax Provision..........................           5,598
     Minority Interest Expense, Net of Tax..................             520
     Gain on Sale of Property, Plant and Equipment..........          (1,809)
     Provision for Uncollectible Accounts Receivable........             457
     Change in Assets and Liabilities:
       Accounts Receivable..................................         (26,020)
       Inventories..........................................           7,223
       Other Current Assets.................................           7,146
       Accounts Payable.....................................           2,578
       Other Current Liabilities............................          (7,465)
       Other................................................             941
                                                                    --------
       Net Cash Provided by Operating Activities............          28,263
                                                                    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions of Businesses, Net of Cash Acquired..........         (39,056)
  Capital Expenditures for Property, Plant and Equipment....         (85,093)
  Proceeds from Sales of Property, Plant and Equipment......           6,149
  Proceeds from Sale and Leaseback of Equipment.............          60,069
                                                                    --------
          Net Cash Used in Investing Activities.............         (57,931)
                                                                    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on Debt, Net...................................          10,457
  Repayments to Weatherford, Net............................          (5,158)
                                                                    --------
          Net Cash Provided by Financing Activities.........           5,299
                                                                    --------

NET DECREASE IN CASH AND CASH EQUIVALENTS...................         (24,369)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............          29,189
                                                                    --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................        $  4,820
                                                                    ========

SUPPLEMENTAL CASH FLOW INFORMATION:
     Interest Paid..........................................        $    888
     Taxes Paid.............................................        $  2,484

  The accompanying notes are an integral part of these consolidated financial statements.

                          ENTERRA COMPRESSION COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

GENERAL

     Prior to the merger discussed in Note 13, Enterra Compression Company was an indirect wholly owned subsidiary of Weatherford International, Inc. ("Weatherford") and incorporated in the state of Delaware. These consolidated financial statements of Enterra Compression Company include the accounts of Enterra Compression Company and all its majority-owned subsidiaries and joint venture (the "Company"). Weatherford contributed its predecessor compression businesses to the Company and in February 1999 formed a joint venture with GE Capital Corporation ("GE").

JOINT VENTURE

     Prior to the acquisition of GE's minority interest discussed in Note 13, the Company primarily operated a joint venture with GE where the Company owned 64% and GE owned 36%. The joint venture, which combined Weatherford's Compression Services division and GE's Global Compression Services operations, was the world's second largest provider of natural gas contract compression services and owned and managed approximately 4,000 compressor units worldwide having nearly one million horsepower.

     During the formation of the joint venture Weatherford contributed all of its compression businesses, including those investments held in the legal entities of Weatherford Canada Ltd., Weatherford Venezuela S.A., Weatherford Australia Pty Ltd., Weatherford de Peru S.R.L., Weatherford Industria e Comercio Ltda. and Weatherford Enterra S.A., to the joint venture. The compression businesses of these entities became indirect wholly-owned subsidiaries of the Company, with the exception of the Canadian operations. The Canadian operations are a majority-owned subsidiary of the Company. In connection with the formation of the joint venture, Weatherford contributed non-cash capital through the forgiveness of certain long-term payables due to Weatherford.

NATURE OF OPERATIONS

     The Company is engaged in the business of renting, selling and servicing natural gas compressor packages used in the oil and gas industry. Factors influencing compressor rental operations include the number and age of gas producing wells, the ownership of these properties and natural gas prices. The Company is headquartered in Houston, Texas, and has service and rental operations throughout the United States. The Company also has service and rental operations in Canada and rental contract management and service operations in Argentina, Venezuela, Brazil, Peru, the Middle East, Thailand, Singapore, Indonesia, Australia and the Netherlands.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include all accounts of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

CASH FLOW INFORMATION

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

     During the year ended December 31, 2000, the Company had non-cash investing activities of $1.3 million, relating to the assumption of certain capital leases.

     The following summarizes investing activities relating to acquisitions integrated into the Company's operations (in thousands):

                                                                 YEAR ENDED
                                                              DECEMBER 31, 2000
                                                              -----------------
Fair value of assets, net of cash acquired..................      $ 37,025
Goodwill....................................................        22,716
Total liabilities...........................................       (20,685)
                                                                  --------
          Cash consideration, net of cash acquired..........      $ 39,056
                                                                  ========

INVENTORIES

     Inventories are valued at the lower of cost or market. Cost is determined using the moving average cost method for parts inventories or by using standards which approximate moving average cost.

     Inventories by category are summarized as follows (in thousands):

                                                              DECEMBER 31,
                                                                  2000
                                                              ------------
Raw materials...............................................    $46,676
Work in process.............................................     18,791
Finished goods..............................................     13,388
                                                                -------
                                                                $78,855
                                                                =======

     Work in process includes the costs of materials, labor and overhead.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is carried at cost. Maintenance and repairs are expensed as incurred. The costs of refurbishment (i.e. renewals, replacements and betterments) are capitalized. Depreciation on fixed assets is computed using the straight-line method over the estimated useful lives for the respective categories. The useful lives of the major classes of property, plant and equipment are as follows:

                                                          USEFUL LIVES
                                                          -------------
Buildings and leasehold improvements....................   10-40 years
Rental and service equipment............................    5-15 years
Machinery and other equipment...........................     3-7 years

     Depreciation expense for the year ended December 31, 2000 was $31.3 million.

     When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts. Any resulting gain or loss is included in the consolidated statement of operations with the exception of deferred gains related to the sale and leaseback arrangements (See Note 10).

GOODWILL

     The Company's goodwill represents the excess of the aggregate price paid by the Company in acquisitions accounted for as purchases over the fair market value of the net assets acquired. Goodwill is being amortized on a straight-line basis over the lesser of the estimated useful life or 40 years. The

Company periodically evaluates goodwill, net of accumulated amortization, for impairment based on the undiscounted cash flows associated with the asset compared to the carrying amounts of that asset. In 2000, complying with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", the Company wrote-down the goodwill related to Gas Services International Limited ("GSI") by $10 million due to an impairment resulting from Weatherford's decision to dispose of GSI's assets (See Note 4). Management believes that there have been no other events or circumstances which warrant revision to the remaining useful life or which affect the recoverability of goodwill. Amortization expense for goodwill for the year ended December 31, 2000 was $7.4 million. Accumulated amortization related to goodwill was $33.5 million as of December 31, 2000.

EQUIPMENT HELD FOR LEASE

     The Company leases certain equipment to customers under agreements that contain an option to purchase the equipment at any time. The option amount is computed based on the original purchase price, less payments received, plus interest and insurance covering the period from the inception of the lease to the date the option is exercised. The lease payments are generally computed to payout the original purchase price plus interest over approximately 36 months. Leases with noncancelable lease terms greater than 18 months are considered sales-type leases because the option price is expected to be lower than the equipment's fair market value by the end of the original lease term.

EQUIPMENT UNDER OPERATING LEASES

     Equipment leased to third parties under agreements with noncancelable lease terms of less than 18 months and those which do not include a purchase option are accounted for as operating leases and included in property, plant and equipment. This equipment had a net book value of $248.3 million at December 31, 2000. Rental fleet depreciation expense totaled approximately $26.1 million for the year ended December 31, 2000.

ACCOUNTING FOR INCOME TAXES

     Under SFAS No. 109, "Accounting for Income Taxes", deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

FOREIGN CURRENCY TRANSLATION

     The functional currency for most of the Company's international operations is the applicable local currency. Results of operations for foreign subsidiaries for which the functional currencies are the applicable foreign currencies are translated using average exchange rates during the period. Assets and liabilities of these foreign subsidiaries are translated using the exchange rates in effect at the balance sheet date, and the resulting translation adjustments are included as accumulated other comprehensive loss, a separate component of stockholders' equity. Currency transaction gains and losses are reflected in income for the period.

CONCENTRATION OF CREDIT RISK

     The Company sells, leases and rents gas compression to customers in the oil and gas industry. The Company generally does not require collateral. However, cash prepayments and security deposits are required for accounts with indicated credit risks. The Company maintains reserves for potential losses, and credit losses have historically been within management's expectations.

REVENUE RECOGNITION

     Revenues are recognized as rental equipment is provided, as services are performed, or as parts or equipment deliveries are made. Most rental contracts have an initial contract term of six to twelve months and then continue on a month-to-month basis. The Company provides a limited warranty on certain equipment and services. The warranty period varies depending on the equipment sold or service performed. A liability for performance under warranty obligations is accrued based upon the nature of the warranty and historical experience. The warranty expense for the year ended December 31, 2000 was $1.2 million.

     The Company provides management services under various gas compressor system fleet rental agency agreements with four limited partnerships and four Subchapter S corporations. During the year ended December 31, 2000, management fee income of $0.5 million was recognized under the agency agreements.

MINORITY INTEREST

     The Company records minority interest expense that reflects the portion of earnings of majority-owned operations that are applicable to the minority interest partner of the joint venture (See Note 1).

NEW REPORTING REQUIREMENTS

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB No. 101"), "Revenue Recognition in Financial Statements", to provide guidance on the recognition, presentation and disclosure of revenue in financial statements. In March 2000, the SEC issued SAB No. 101A, which delayed the implementation date of SAB No. 101 until the second quarter after December 15, 1999 for companies with fiscal years beginning between December 16, 1999 and March 15, 2000. The SEC staff issuance of SAB No. 101B on June 26, 2000 further extended the compliance requirement until the fourth quarter of fiscal years beginning after December 15, 1999, with an effective date of January 1, 2000. The Company has reviewed its revenue recognition policies and has concluded that it is in compliance with GAAP and the related interpretive guidance set forth in SAB No. 101.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS No. 133", amending the effective date of SFAS No. 133 to years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", amending accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. The Company has adopted SFAS No. 133 and SFAS No. 138. The application of these statements did not have an impact on its financial position or results of operations.

3. ACQUISITIONS

     On July 17, 2000, the Company acquired the Canadian compression parts and services division of Cooper Cameron Limited ("Cooper") for approximately $10.8 million cash. The acquisition expands the Company's range of capabilities to provide field gas production solutions to the Canadian marketplace. Cooper's aftermarket services division is dedicated to providing customers with maximum equipment availability at the lowest possible operating cost, along with being a single source for genuine replacement parts.

     The Company acquired GSI on January 12, 2000 for a total of approximately $20.2 million cash. The acquisition is intended to expand this division's platform of full service capabilities in the Asia Pacific and Middle Eastern markets. GSI's main business units include compressor package rental, maintenance and service, and floating production storage and offloading platforms. GSI has service locations in Singapore, Indonesia and the United Arab Emirates.

     The Company also effected various other smaller acquisitions during the year ended December 31, 2000 for total consideration of approximately $7.4 million.

     The acquisitions discussed above were accounted for using the purchase method of accounting. Results of operations for acquisitions accounted for as purchases are included in the accompanying consolidated financial statements since the date of acquisition. The purchase price was allocated to the net assets acquired based upon their estimated fair market values at the date of acquisition. The balances included in the Consolidated Balance Sheet related to the current year acquisitions are based upon preliminary information and are subject to change when final asset liability valuations are obtained. With the exception of the impairment charge incurred in connection with the planned disposal of GSI as discussed in Note 4, material changes in the preliminary allocations are not anticipated by management.

4. IMPAIRMENT OF ASSETS AND OTHER CHARGES

     During the fourth quarter of 2000, Weatherford entered into an agreement to sell the stock of the Company (See Note 13). The Company will retain approximately $40 million of assets of the Company including GSI and $10 million in accounts receivable. Due to Weatherford's sale of the Company's stock, Weatherford determined that the GSI assets no longer remain a strategic component of the core businesses provided by Weatherford to its customers. In the fourth quarter of 2000, Weatherford decided to divest of these assets. Accordingly, the assets of GSI are held for sale as of December 31, 2000, and disposition of the assets is expected to be completed during 2001. Based on undiscounted cash flow projections for the GSI assets through the date of sale and anticipated proceeds from the sale, Weatherford has determined that the fair market value, less costs to sell GSI, is less than the net book value of the GSI assets by $10.0 million. As a result, the Company has recorded an impairment charge in accordance with SFAS No. 121 for that amount. Also included in this charge is $3.8 million related to severance, taxes and transaction costs and a $2.5 million write-down of certain assets of the Company. The severance costs related to an executive of the Company who was terminated in connection with the anticipated merger with Universal Compression Holdings, Inc. ("Universal") (See
Note 13). All amounts related to severance were paid as of December 31, 2000.

5. ACCRUED LIABILITIES

     Accrued liabilities are summarized as follows (in thousands):

                                                              DECEMBER 31,
                                                                  2000
                                                              ------------
Other taxes.................................................    $ 1,850
Customer deposits...........................................      4,309
Wages and benefits..........................................      8,397
Lease obligations...........................................      2,450
Accrued warranty............................................        405
Other.......................................................      7,340
                                                                -------
                                                                $24,751
                                                                =======

6. SHORT-TERM DEBT

     In July 2000, the Company put into place a $25.0 million uncommitted line of credit. Interest rates are at LIBOR plus 1.75% or the "Quoted Rate," defined as any rate of interest mutually agreed upon by the two parties. As of December 31, 2000, $13.1 million was available under this line of credit. The Company's weighted average cost of borrowings under this facility for 2000 was 8.18%.

7. LONG-TERM DEBT

     The Company had long-term debt obligations at December 31, 2000 as follows (in thousands):

Capital lease obligations under various agreements.........  $ 1,920
Bonds......................................................    1,185
                                                             -------
                                                               3,105
Less: amounts due in one year..............................   (1,273)
                                                             -------
Long-term debt.............................................  $ 1,832
                                                             =======

     The Industrial Development Corporation of Port of Corpus Christi Variable/Fixed Rate Demand Industrial Development Revenue Refunding Bonds, Series 2002 (Lantana Corporation Project) ("Bonds") require annual payment of principal and interest with the final payment due in July 2002. The Bonds are secured by letters of credit outstanding of $1.2 million as of December 31, 2000. Interest is variable and determined to be the lowest rate which will permit the Bonds to be sold at par. The rate at December 31, 2000 was 4.85%. Accordingly, the estimated fair value of the Bonds approximates book value.

     Maturities of the Company's long-term debt at December 31, 2000 are as follows (in thousands):

2001........................................................  $1,273
2002........................................................   1,272
2003........................................................     428
2004........................................................     132
2005........................................................      --
                                                              ------
                                                              $3,105
                                                              ======

8. STOCKHOLDERS' EQUITY

COMMON STOCK

     The Company has authorized and issued 2,000 shares of common stock, $1.00 par value as of December 31, 2000 to WEUS Holding, Inc., which is a wholly owned subsidiary of Weatherford.

CAPITAL IN EXCESS OF PAR VALUE

     In December 2000, Weatherford acquired a compression business for $1.6 million and contributed it to the Company.

ACCUMULATED COMPREHENSIVE LOSS

     Accumulated Comprehensive Loss is composed of cumulative foreign currency translation adjustments.

9. INCOME TAXES

     The domestic and foreign components of Loss before Taxes and Minority Interest for the year ended December 31, 2000, consisted of the following (in thousands):

Domestic..................................................  $(25,909)
Foreign...................................................     7,337
                                                            --------
                                                            $(18,572)
                                                            ========

     The Company's Income Tax Benefit for the year ended December 31, 2000, consisted of the following (in thousands):

Current
  U.S. Federal and State..................................  $(12,324)
  Foreign.................................................     3,961
                                                            --------
                                                            $ (8,363)
                                                            --------
Deferred
  U.S. Federal and State..................................  $  6,488
  Foreign.................................................      (890)
                                                            --------
                                                               5,598
                                                            --------
                                                            $ (2,765)
                                                            ========

     The difference between the tax benefit at the statutory federal income tax rate and the tax benefit attributable to loss before taxes and minority interest, for the year ended December 31, 2000, is analyzed below (in thousands):

Tax provision at statutory rate............................  $(6,500)
Increase in taxes resulting from:
  Domestic Nondeductible Expenses..........................      712
  Incremental Effect of Foreign Operations.................      509
  Non-Deductible Write-Down of Assets......................    3,500
  Other....................................................     (986)
                                                             -------
                                                             $(2,765)
                                                             =======

     Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. The measurement of deferred tax assets and liabilities is based on enacted tax laws and rates currently in effect in each of the jurisdictions in which the Company has operations.

     Deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related asset or liability for financial reporting. The components of the net deferred tax asset (liability) were as follows (in thousands):

                                                          DECEMBER 31,
                                                              2000
                                                          ------------
Net deferred tax assets:
  Receivables...........................................    $    696
  Inventory.............................................       2,056
  Other accrued expenses................................       1,942
  Foreign operating losses..............................         579
  Valuation allowance...................................        (297)
                                                            --------
                                                            $  4,976
                                                            --------
Net deferred tax liabilities:
  Property, plant and equipment.........................    $(42,542)
  Goodwill..............................................      (3,165)
                                                            --------
                                                            $(45,707)
                                                            --------
Net deferred tax liability..............................    $(40,731)
                                                            ========

     The valuation allowance in 2000 primarily relates to tax assets associated with acquisitions made during the year. Management's assessment is that the character and nature of future taxable income may not allow the Company to realize certain tax benefits of net operating losses and tax credits within the prescribed carryforward period. Accordingly, an appropriate valuation allowance has been made.

10. COMMITMENTS AND CONTINGENCIES

SALES-TYPE LEASE RECEIVABLES

     The Company provides a capital lease financing option to its customers. Future minimum lease payments receivable resulting from the sale of compression packages under sales-type leases are due as follows (in thousands):

                                                              DECEMBER 31,
                                                                  2000
                                                              ------------
2001........................................................     $3,460
2002........................................................      1,286
2003........................................................        507
                                                                 ------
                                                                 $5,253
                                                                 ======

SALE AND LEASEBACK OF EQUIPMENT

     The Company has entered into various sale and leaseback arrangements where it has sold $299.9 million of compression units as of December 31, 2000 and has a right to sell up to another $50.1 million of compression units. Under these arrangements, legal title to the compression units is sold to third-parties and leased back to the Company under a five-year operating lease with a market-based purchase option.

     During the year ended December 31, 2000, the Company sold compressors for which it received cash equal to the appraised value of $60.1 million. The sales resulted in a pretax deferred gain of approximately $17.3 million, classified as Unearned Income on the accompanying Consolidated Balance Sheet, which may be deferred until the end of the lease. Total lease expense incurred under these arrangements was approximately $21.3 million for the year ended December 31, 2000.

     Of the proceeds received by the Company from the sale and leaseback of the compressor units $65.4 million was distributed to GE as part of the joint venture in 1999. The remaining proceeds of these sale and leaseback agreements were utilized by the Company for internal corporate purposes and growth. Weatherford has guaranteed certain of the obligations of the Company with respect to the sale of $200.0 million of the compression units, completed by Weatherford prior to the formation of the joint venture. Weatherford has guaranteed a minimum residual value of the leased equipment at the end of the lease. The Company has similarly agreed to guarantee a portion of the residual value of all of the leased equipment under these leases. Subsequent to December 31, 2000, and in connection with the transaction discussed in Note 13, the sale and leaseback arrangements were terminated.

OPERATING LEASES PAYABLE

     The Company leases certain buildings and service equipment under noncancelable operating leases. Aggregate minimum rental commitments under non-cancelable operating leases with lease terms in excess of one year are as follows (in thousands):

                                                              DECEMBER 31,
                                                                  2000
                                                              ------------
2001........................................................      3,665
2002........................................................      2,103
2003........................................................      1,604
2004........................................................      1,229
2005........................................................        948
Thereafter..................................................      3,353
                                                                -------
                                                                $12,902
                                                                =======

     Total rent expense incurred under operating leases was approximately $4.6 million for the year ended December 31, 2000.

OTHER COMMITMENTS

     The compressors marketed by the Company were historically manufactured by the Company at its facility located in Corpus Christi, Texas or purchased from third parties. In 1999, the Company sold its manufacturing facility in Corpus Christi to GE Power Systems. Under terms of the sale, the Company has agreed to make purchases from GE Power Systems for approximately $38.0 million for products over a five-year period and $3.0 million for parts over a three-year period. As of December 31, 2000, the Company had purchased $14.4 million in parts and products from the facility.

CLAIMS AND LITIGATION

     The Company defends various claims and litigation arising in the normal course of business. In the opinion of management, uninsured losses, if any, resulting from these matters will not have a material adverse effect on the Company's results of operations or financial position.

11. RELATED PARTY TRANSACTIONS

OVERHEAD ALLOCATION

     Weatherford provides certain administrative services for the Company, primarily including 1) management information systems services, 2) payroll services and 3) certain regional accounting services. The Company expensed approximately $1.3 million in overhead charges related to these services for the year ended December 31, 2000. Transactions with Weatherford are based on time devoted to and direct costs associated with services provided to the Company.

INSURANCE

     The Company participates with Weatherford for the partial self-insurance of its general, product, property, and workers' compensation liabilities. The Company expensed approximately $1.8 million related to such self-insurance during the year ended December 31, 2000.

BENEFIT PLANS

     The Company participates in Weatherford's 401(k) plan. The Company expensed $0.7 million related to the 401(k) plan during the year ended December 31, 2000.

LONG-TERM PAYABLE DUE TO WEATHERFORD

     Weatherford regularly transacts with and provides funding for certain activities of the Company. In accordance with a shared service agreement, certain current expenses are paid by the Company to Weatherford. Payment of the remaining liability historically occurs when surplus cash is available. Amounts due to Weatherford are payable on demand and accrue interest, based on average balances, at a rate of 10.0% as of, and for the year ended, December 31, 2000.

12. SEGMENT INFORMATION

FOREIGN OPERATIONS

     Financial information by geographic segment for the year ended December 31, 2000 is summarized below. Revenues are attributable to countries based on the location of the entity selling the products or performing the services. Long-lived assets are long-term assets, excluding deferred tax assets of $0.6 million.

                                      UNITED                        LATIN     ASIA
                                      STATES    CANADA    EUROPE   AMERICA   PACIFIC    TOTAL
                                     --------   -------   ------   -------   -------   --------
Revenues from unaffiliated
  customers........................  $155,262   $47,380   $4,576   $22,969   $42,454   $272,641
Long-lived assets..................   368,896    41,702    1,448    73,660    48,094    533,800

13. SUBSEQUENT EVENT

     On February 9, 2001, Weatherford completed the merger of the Company with and into a subsidiary of Universal in exchange for 13.75 million restricted shares of Universal common stock representing approximately 48% of Universal's total outstanding shares. Weatherford retained approximately $40 million of the assets of the Company, including GSI and $10 million of accounts receivable. Concurrent with the transaction, Weatherford paid GE $206.5 million for its 36% ownership in the joint venture through which the Company operated. In connection with the merger, Weatherford entered into a Transitional Services Agreement to provide certain corporate and administrative services to the Company for a fee and reimbursement of costs and expenses for up to 120 days following the merger. Upon the closing of the transaction, Universal repaid and terminated the Company's sale and leaseback arrangements and the Company's credit facility. Additionally, Weatherford eliminated the long-term payable balance outstanding as of the date of the transaction through a contribution of capital.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Weatherford International, Inc.:

     We have audited the accompanying consolidated balance sheet of Enterra Compression Company (a Delaware corporation and indirect wholly-owned subsidiary of Weatherford International, Inc.) and subsidiaries as of December 31, 1999, and the related consolidated statement of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Enterra Compression Company and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                            ARTHUR ANDERSEN LLP

Houston, Texas
November 17, 2000

                          ENTERRA COMPRESSION COMPANY

                           CONSOLIDATED BALANCE SHEET
                 (IN THOUSANDS EXCEPT SHARE DATA AND PAR VALUE)

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
                                  ASSETS

CURRENT ASSETS:
  Cash and Cash Equivalents.................................    $ 29,189
  Accounts Receivable, Net of Allowance for Uncollectible
     Accounts of $979.......................................      31,276
  Inventories...............................................      78,803
  Current Deferred Tax Asset................................       2,414
  Other Current Assets......................................       9,669
                                                                --------
                                                                 151,351
                                                                --------
PROPERTY, PLANT AND EQUIPMENT, AT COST:
  Land......................................................       3,323
  Buildings and Leasehold Improvements......................      14,927
  Rental and Service Equipment..............................     275,107
  Machinery and Other Equipment.............................      43,651
                                                                --------
                                                                 337,008
          Less: Accumulated Depreciation....................     (57,537)
                                                                --------
                                                                 279,471
                                                                --------
GOODWILL, NET...............................................     224,941
OTHER ASSETS................................................      10,267
                                                                --------
                                                                $666,030
                                                                ========

                   LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short-Term Borrowings and Current Portion of Long-Term
     Debt...................................................    $    982
  Accounts Payable..........................................      18,837
  Accrued Liabilities.......................................      20,718
                                                                --------
                                                                  40,537
                                                                --------
LONG-TERM DEBT..............................................       2,157
UNEARNED INCOME.............................................      77,350
DEFERRED INCOME TAXES AND OTHER.............................      32,218
MINORITY INTEREST LIABILITY.................................     197,111
LONG-TERM PAYABLE DUE TO WEATHERFORD........................      99,033
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common Stock, $1 Par Value, 2,000 Shares Authorized,
     Issued and Outstanding.................................           2
  Capital in Excess of Par Value............................     198,221
  Retained Earnings.........................................      19,777
  Accumulated Other Comprehensive Loss......................        (376)
                                                                --------
                                                                 217,624
                                                                --------
                                                                $666,030
                                                                ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          ENTERRA COMPRESSION COMPANY

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
REVENUES:
  Products..................................................      $ 73,183
  Services and Rentals......................................       152,734
                                                                  --------
                                                                   225,917
                                                                  --------
COSTS AND EXPENSES:
  Cost of Products..........................................        70,439
  Cost of Services and Rentals..............................        97,963
  Selling, General and Administrative.......................        35,941
                                                                  --------
                                                                   204,343
                                                                  --------
OPERATING INCOME............................................        21,574
                                                                  --------
OTHER INCOME (EXPENSE):
  Interest Income...........................................           882
  Interest Expense..........................................          (304)
  Interest Expense from Weatherford.........................        (6,757)
  Other, Net................................................         1,306
                                                                  --------
INCOME BEFORE INCOME TAXES AND MINORITY INTEREST............        16,701
INCOME TAX PROVISION........................................        (7,539)
                                                                  --------
INCOME BEFORE MINORITY INTEREST.............................         9,162
MINORITY INTEREST EXPENSE, NET OF TAX.......................        (4,623)
                                                                  --------
NET INCOME..................................................      $  4,539
                                                                  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          ENTERRA COMPRESSION COMPANY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                          (IN THOUSANDS EXCEPT SHARES)

                                         COMMON STOCK      CAPITAL IN               ACCUMULATED        TOTAL
                                      ------------------   EXCESS OF    RETAINED   COMPREHENSIVE   STOCKHOLDERS'
                                      SHARES   PAR VALUE   PAR VALUE    EARNINGS   INCOME (LOSS)      EQUITY
                                      ------   ---------   ----------   --------   -------------   -------------
Balance at January 1, 1999..........  2,000       $2        $173,609    $15,238       $(1,767)       $187,082
                                      -----       --        --------    -------       -------        --------
Comprehensive Income................     --       --              --      4,539         1,391           5,930
                                      -----       --        --------    -------       -------        --------
Contribution from Weatherford.......     --       --          24,612         --            --          24,612
                                      -----       --        --------    -------       -------        --------
Balance at December 31, 1999........  2,000        2         198,221     19,777          (376)        217,624
                                      =====       ==        ========    =======       =======        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          ENTERRA COMPRESSION COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income................................................    $  4,539
  Adjustments to Reconcile Net Income to Net Cash Provided
     by Operating Activities:
     Depreciation and Amortization..........................      33,125
     Deferred Income Tax Provision..........................       6,819
     Minority Interest Expense, Net of Tax..................       4,623
     Gain on Sale of Property, Plant and Equipment..........      (4,474)
     Provision for Uncollectible Accounts Receivable........         772
     Change in Assets and Liabilities:
       Accounts Receivable..................................         186
       Inventories..........................................     (18,241)
       Other Current Assets.................................      (4,342)
       Accounts Payable.....................................        (561)
       Other Current Liabilities............................        (769)
       Other................................................     (15,098)
                                                                --------
          Net Cash Provided by Operating Activities.........       6,579
                                                                --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions of Businesses, Net of Cash Acquired..........       1,354
  Capital Expenditures for Property, Plant and Equipment....     (94,755)
  Proceeds from Sales of Property, Plant and Equipment......       8,898
  Proceeds from Sale and Leaseback of Equipment.............     139,815
  Proceeds from Sale of Business............................      14,620
                                                                --------
          Net Cash Provided by Investing Activities.........      69,932
                                                                --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments on Debt, Net...................................        (910)
  Borrowings from Weatherford, Net..........................      18,908
  Repayments to GE Capital..................................     (65,350)
                                                                --------
          Net Cash Used in Financing Activities.............     (47,352)
                                                                --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................      29,159
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............          30
                                                                --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................    $ 29,189
                                                                ========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest Paid.............................................    $    303
  Taxes Refunded............................................    $   (307)

  The accompanying notes are an integral part of these consolidated financial statements.

                          ENTERRA COMPRESSION COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

  General

     Enterra Compression Company is an indirect wholly-owned subsidiary of Weatherford International, Inc. ("Weatherford") and is incorporated in the state of Delaware. These financial statements of Enterra Compression Company include the accounts of Enterra Compression Company and all its majority-owned subsidiaries (the "Company"). Weatherford contributed its predecessor compression businesses to the Company and in February 1999 formed a joint venture with GE Capital Corporation ("GE").

  Joint Venture

     The Company primarily is held and operates in a joint venture with GE where the Company owns 64% and GE owns 36% (See Note 4). The joint venture, which combined Weatherford's Compression Services division and GE's Global Compression Services operations, is the world's second largest provider of natural gas contract compression services and owns and manages over 4,000 compressor units worldwide having more than one million horsepower.

     During the formation of the joint venture Weatherford contributed all of its compression businesses, including those investments held in the legal entities of Weatherford Canada Ltd., Weatherford Venezuela S.A., Weatherford Australia Pty Ltd., Weatherford de Peru S.R.L., Weatherford Industria e Comercio Ltda. and Weatherford Enterra S.A., to the joint venture. The compression businesses of these entities became indirect wholly-owned subsidiaries of the Company, with the exception of the Canadian operations. The Canadian operations are a majority-owned subsidiary of the Company. In connection with the formation of the joint venture, Weatherford contributed non-cash capital through the forgiveness of certain long-term payables due to Weatherford.

  Nature of Operations

     The Company is engaged in the business of renting, selling and servicing natural gas compressor packages used in the oil and gas industry. Factors influencing compressor rental operations include the number and age of gas producing wells, the ownership of these properties and natural gas prices. The Company is headquartered in Houston, Texas. The Company also has service and rental operations in Canada, and rental contract management and service operations in Argentina, Venezuela, Brazil, Peru, Thailand, Singapore and Australia.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include all accounts of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Cash Flow Information

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

                          ENTERRA COMPRESSION COMPANY

     During the year ended December 31, 1999, the Company had noncash investing activities of $1.5 million relating to the assumption of certain capital leases.

     The following summarizes investing activities relating to acquisitions integrated into the Company's operations:

                                                                  YEAR
                                                                 ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Fair value of assets, net of cash acquired..................   $ 224,662
Goodwill....................................................      52,197
Total liabilities...........................................    (278,213)
                                                               ---------
          Cash consideration, net of cash acquired..........   $  (1,354)
                                                               =========

  Inventories

     Inventories are valued at the lower of cost or market. Cost is determined using the moving average cost method for parts inventories or by using standards which approximate moving average cost.

     Inventories by category are summarized as follows (in thousands):

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Raw materials...............................................    $51,493
Work in process.............................................     15,897
Finished goods..............................................     11,413
                                                                -------
                                                                $78,803
                                                                =======

     Work in process includes the costs of materials, labor and overhead.

  Property, Plant and Equipment

     Property, plant and equipment is carried at cost. Maintenance and repairs are expensed as incurred. The costs of refurbishment (i.e. renewals, replacements and betterments) are capitalized. Depreciation on fixed assets is computed using the straight-line method over the estimated useful lives for the respective categories. The useful lives of the major classes of property, plant and equipment are as follows:

                                                          USEFUL LIVES
                                                          ------------
Buildings and leasehold improvements...................   10-40 years
Rental and service equipment...........................    5-15 years
Machinery and other equipment..........................     3-7 years

     Depreciation expense for the year ended December 31, 1999 was $27.0 million.

     When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statements of operations with the exception of gains related to the sale and leaseback arrangements (See Note 8).

  Goodwill

     The Company's goodwill represents the excess of the aggregate price paid by the Company in acquisitions accounted for as purchases over the fair market value of the net assets acquired. Goodwill is

                          ENTERRA COMPRESSION COMPANY
being amortized on a straight-line basis over the lesser of the estimated useful life or 40 years. The Company periodically evaluates goodwill, net of accumulated amortization, for impairment based on the undiscounted cash flows associated with the asset compared to the carrying amounts of that asset. Management believes that there have been no events or circumstances which warrant revision to the remaining useful life or which affect the recoverability of goodwill. Amortization expense for goodwill for the year ended December 31, 1999 was $6.2 million. Accumulated amortization related to goodwill was $26.1 million as of December 31, 1999.

  Equipment Held for Lease

     The Company leases certain equipment to customers under agreements that contain an option to purchase the equipment at any time. The option amount is computed based on the original purchase price, less payments received, plus interest and insurance covering the period from the inception of the lease to the date the option is exercised. The lease payments are generally computed to payout the original purchase price plus interest over approximately 36 months. Leases with noncancelable lease terms greater than 18 months are considered sales-type leases, because by the end of the original lease term, the option price is expected to be lower than the equipment's fair market value.

  Equipment Under Operating Leases

     Equipment leased under agreements with noncancelable lease terms of less than 18 months and those which do not include a purchase option are accounted for as operating leases and included in property, plant and equipment. This equipment had a net book value of $221.8 million at December 31, 1999. Rental fleet depreciation expense totaled approximately $23.0 million for the year ended December 31, 1999.

  Accounting for Income Taxes

     Under Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

  Foreign Currency Translation

     The functional currency for most of the Company's international operations is the applicable local currency. Results of operations for foreign subsidiaries for which the functional currencies are the applicable foreign currencies are translated using average exchange rates during the period. Assets and liabilities of these foreign subsidiaries are translated using the exchange rates in effect at the balance sheet date, and the resulting translation adjustments are included as accumulated other comprehensive income (loss), a separate component of stockholders' equity. Currency transaction gains and losses are reflected in income for the period.

  Concentration of Credit Risk

     The Company sells, leases and rents gas compressors to customers in the oil and gas industry. The Company generally does not require collateral. However, cash prepayments and security deposits are required for accounts with indicated credit risks. The Company maintains reserves for potential losses, and credit losses have historically been within management's expectations.

                          ENTERRA COMPRESSION COMPANY

  Revenue Recognition

     Revenues are recognized as rental equipment is provided, as services are performed, or as parts or equipment deliveries are made. Most rental contracts have an initial contract term of six to twelve months and then continue on a month-to-month basis. The Company provides a limited warranty on certain equipment and services. The warranty period varies depending on the equipment sold or service performed. A liability for performance under warranty obligations is accrued based upon the nature of the warranty and historical experience. The warranty expense for the year ended December 31, 1999 was $1.3 million.

     The Company provides management services under various gas compressor system fleet rental agency agreements with four limited partnerships and four Subchapter S corporations. During the year ended December 31, 1999, management fee income of $0.7 million was recognized under the agency agreements.

  Minority Interest

     The Company records minority interest expense which reflects the portion of earnings of majority-owned operations which are applicable to the minority interest partner.

  New Reporting Requirements

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements," to provide guidance on the recognition, presentation and disclosure of revenue in financial statements. In March 2000, the SEC issued SAB 101A, which delayed the implementation date of SAB 101 until the second quarter after December 15, 1999 for companies with fiscal years beginning between December 16, 1999 and March 15, 2000. The SEC staff issuance of SAB 101B on June 26, 2000 further extends the compliance requirement until the fourth quarter of fiscal years beginning after December 15, 1999, with an effective date of January 1, 2000. The Company has reviewed its revenue recognition policies and believes that they are in compliance with GAAP and the related interpretive guidance set forth in SAB 101 with the exception of its classification in the Consolidated Statements of Operations of certain pass-through costs. The application of this bulletin is not expected to have a material impact on its financial position or results of operations.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS No. 133, amending the effective date of SFAS No. 133 to years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, amending accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. The Company is evaluating the impact of SFAS No. 133 and SFAS No. 138 on its consolidated financial statements and does not anticipate that application of these statements will have a material impact on its financial position or results of operations.

3. ACQUISITIONS AND SALE OF BUSINESS

     On February 2, 1999, the Company completed a joint venture with GE in which the Company's operations were combined with GE's Global Compression Services operations. The joint venture is known as Weatherford Global Compression Services. The Company owns 64% of the joint venture and GE owns 36%. The Company has the right to acquire GE's interest at anytime at a price equal to a third party market-determined value that is not less than book value. GE also has the right to require the Company to

                          ENTERRA COMPRESSION COMPANY
purchase its interest at anytime after February 2001 at a market-determined third party valuation as well as request a public offering of its interest after that date, if the Company has not purchased its interest by that time.

     There were no acquisitions, other than the formation of the joint venture with GE, during the twelve months ended December 31, 1999.

     The acquisitions discussed above were accounted for using the purchase method of accounting. Results of operations for acquisitions accounted for as purchases are included in the accompanying consolidated financial statements since the date of acquisition. The purchase price was allocated to the net assets acquired based upon their estimated fair market values at the date of acquisition. The balances included in the Consolidated Balance Sheets related to the current year acquisitions are based upon preliminary information and are subject to change when final asset and liability valuations are obtained. Material changes in the preliminary allocations are not anticipated by management.

     The following presents the consolidated financial information for the Company on a pro forma basis assuming the joint venture with GE had occurred on January 1, 1999. All 2000 acquisitions are not material individually nor in the aggregate, therefore, pro forma information is not presented. The pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had such transactions been consummated as of January 1, 1998, or that may be achieved in the future.

                                                         YEAR ENDED          YEAR ENDED
                                                      DECEMBER 31, 1999   DECEMBER 31, 1998
                                                      -----------------   -----------------
                                                                   (UNAUDITED)
Revenues............................................      $232,014            $254,824
Net income (loss)...................................         3,357              (4,528)

     The compressors marketed by the Company were historically manufactured by the Company at its facility located in Corpus Christi, Texas or purchased from third parties. In the fourth quarter of 1999, the Company sold its manufacturing facility in Corpus Christi to GE Power Systems for a total of $14.6 million and recorded a gain of $0.8 million. Under terms of the sale, the Company has agreed to make purchases from that facility for approximately $38.0 million for products over a five-year period and $3.0 million for parts over a three-year period.

4. ACCRUED LIABILITIES

     Accrued liabilities are summarized as follows (in thousands):

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Other taxes.................................................    $   944
Customer deposits...........................................      2,215
Wages and benefits..........................................      5,559
Lease obligations...........................................      2,843
Accrued warranty............................................      2,388
Other.......................................................      6,769
                                                                -------
                                                                $20,718
                                                                =======

                          ENTERRA COMPRESSION COMPANY

5. LONG-TERM DEBT

     The Company had long-term debt obligations at December 31, 1999 as follows (in thousands):

Capital lease obligations under various agreements..........  $1,454
Bonds.......................................................   1,685
                                                              ------
                                                               3,139
Less: amounts due in one year...............................    (982)
                                                              ------
Long-term debt..............................................  $2,157
                                                              ======

     The Industrial Development Corporation of Port of Corpus Christi Variable/Fixed Rate Demand Industrial Development Revenue Refunding Bonds, Series 2002 (Lantana Corporation Project) (the "Bonds") require annual payment of principal and interest with the final payment due on July, 2002. The Bonds are secured by letters of credit outstanding of $1.7 million as of December 31, 1999. Interest is variable and determined to be the lowest rate which will permit the Bonds to be sold at par. The rate at December 31, 1999 was 3.5%. Accordingly, the estimated fair value of the Bonds approximates book value.

     Maturities of the Company's long-term debt at December 31, 1999 are as follows (in thousands):

2000........................................................  $  982
2001........................................................     885
2002........................................................     920
2003........................................................     310
2004........................................................      42
                                                              ------
                                                              $3,139
                                                              ======

6. STOCKHOLDERS' EQUITY

  Common Stock

     The Company has authorized and issued 2,000 shares of common stock, $1.00 par value as of December 31, 1999 to WEUS Holding Inc., which is a wholly-owned subsidiary of Weatherford.

7. INCOME TAXES

     The domestic and foreign components of Income before Taxes and Minority Interest consisted of the following for the year ended December 31, 1999 (in thousands):

Domestic..................................................   $ 5,858
Foreign...................................................    10,843
                                                             -------
                                                             $16,701
                                                             =======

                          ENTERRA COMPRESSION COMPANY

     The Company's provision (benefit) for income taxes for the year ended December 31, 1999, consisted of the following (in thousands):

Current
  U.S. Federal and State..................................   $(2,728)
  Foreign.................................................     3,448
                                                             -------
                                                             $   720
                                                             =======
Deferred
  U.S. Federal and State..................................   $ 6,057
  Foreign.................................................       762
                                                             -------
                                                               6,819
                                                             -------
                                                             $ 7,539
                                                             =======

     The difference between the tax provision at the statutory federal income tax rate and the tax provision attributable to income before income taxes for the year ended December 31, 1999 is analyzed below (in thousands).

Tax provision at statutory rate............................   $5,845
Increase in taxes resulting from:
  Nondeductible goodwill...................................    1,174
  Foreign tax rates greater than statutory rate............      415
  Other....................................................      105
                                                              ------
                                                              $7,539
                                                              ======

     Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. The measurement of deferred tax assets and liabilities is based on enacted tax laws and rates currently in effect in each of the jurisdictions in which the Company has operations.

     Deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related asset or liability for financial reporting. The components of the net deferred tax liability were as follows (in thousands):

                                                          DECEMBER 31,
                                                              1999
                                                          ------------
Net Current Deferred Tax Asset:
  Receivables...........................................    $    640
  Inventory.............................................       1,248
  Other accrued expenses................................         526
                                                            --------
                                                               2,414
                                                            --------
Net Noncurrent Deferred Tax Liability:
  Property, plant and equipment.........................     (29,172)
  Goodwill..............................................      (3,046)
                                                            --------
                                                             (32,218)
                                                            --------
Net Deferred Tax Liability..............................    $(29,804)
                                                            ========

                          ENTERRA COMPRESSION COMPANY

8. COMMITMENTS AND CONTINGENCIES

  Sales-Type Lease Receivables

     The Company provides a capital lease financing option to its customers. Future minimum lease payments receivable resulting from the sale of compression packages under sales-type leases are due as follows (in thousands):

                                                          DECEMBER 31,
                                                              1999
                                                          ------------
2000....................................................     $  839
2001....................................................        756
2002....................................................        811
2003....................................................        309
                                                             ------
                                                             $2,715
                                                             ======

  Sale and Leaseback of Equipment

     The Company has entered into various sale and leaseback arrangements where it has sold $239.8 million of compression units through December 31, 1999 and has a right to sell up to another $110.2 million of compression units. Under these arrangements, legal title to the compression units are sold to third-parties and leased back to the Company under a five-year operating lease with a market-based purchase option.

     During the twelve months ended December 31, 1999, the Company sold compressors having an appraised value of $120.2 million and received cash of $139.8 million, of which $19.6 million related to 1998 sales. The sale and leaseback arrangements resulted in a pretax deferred gain of approximately $34.6 million, classified as Unearned Income on the accompanying Consolidated Balance Sheets, which may be deferred until the end of the lease. As of December 31, 1998 the Company had sold compressors under these arrangements having an appraised value of $119.6 million, and received cash of $100.0 million and a receivable of $19.6 million. The net book value of the equipment sold was approximately $77.4 million, resulting in a pre-tax gain of $42.8 million. Weatherford has provided for a residual value guarantee at the end of the term of the lease for the assets sold prior to the formation of the joint venture.

     Of the proceeds received by the Company from the sale and leaseback of the compressor units $65.4 million was distributed to GE as part of the joint venture. The remaining proceeds from these sale and leaseback agreements were utilized by the Company for internal corporate purposes and growth. Weatherford has guaranteed certain of the obligations of the Company with respect to the sale of $200.0 million of the compression units, completed by Weatherford prior to the formation of the Company. Weatherford has guaranteed a minimum residual value of the leased equipment at the end of the lease. The Company has similarly agreed to guarantee a portion of the residual value of all of the leased equipment under these leases. The remaining sales by the Company were done on a non-recourse basis to Weatherford and the recourse is limited solely to the assets of the Company.

                          ENTERRA COMPRESSION COMPANY

     The lease agreement calls for quarterly rental payments. The following table provides future minimum lease payments (in thousands) under the aforementioned lease exclusive of any guarantee payments:

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
2000........................................................    $16,856
2001........................................................     16,856
2002........................................................     16,856
2003........................................................     16,156
2004........................................................      4,193
Thereafter..................................................         --
                                                                -------
                                                                $70,917
                                                                =======

  Operating Leases Payable

     The Company leases certain buildings and service equipment under noncancelable operating leases. Aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year are as follows (in thousands):

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
2000........................................................     $1,719
2001........................................................      1,632
2002........................................................      1,227
2003........................................................      1,082
2004........................................................        710
Thereafter..................................................      3,182
                                                                 ------
                                                                 $9,552
                                                                 ======

     Total rent expense incurred under operating leases was approximately $2.3 million for the year ended December 31, 1999.

  Claims and Litigation

     The Company is defending various claims and litigation arising in the normal course of business. In the opinion of management, uninsured losses, if any, resulting from these matters will not have a material adverse effect on the Company's results of operations, financial position or liquidity.

9. RELATED PARTY TRANSACTIONS

  Overhead Allocation

     Weatherford provides certain administrative services for the Company, primarily including 1) management information systems services, 2) payroll services and 3) certain regional accounting services. The Company expensed approximately $0.6 million in overhead charges related to these services for the year ended December 31, 1999. Transactions with Weatherford are based on time devoted to and direct costs associated with services provided to the Company.

                          ENTERRA COMPRESSION COMPANY

  Insurance

     The Company participates with Weatherford for the partial self-insurance of its general, product, property, and workers' compensation liabilities. The Company expensed approximately $1.8 million related to such self-insurance during the year ended December 31, 1999.

  Benefit Plans

     The Company participates in Weatherford's 401(k) plan. The Company expensed $0.5 million related to the 401(k) plan in the year ended December 31, 1999.

  Long-term Payable Due to Weatherford

     Weatherford regularly transacts with and provides funding of certain activities of the Company. In accordance with a shared service agreement, certain current expenses are paid by the Company to Weatherford. Payment of the remaining liability occurs only when surplus cash is available. Amounts due to Weatherford are payable on demand and accrue interest, based on average balances, at a rate of 8.0% as of December 31, 1999.

10. SEGMENT INFORMATION

  Foreign Operations

     Financial information by geographic segment for the year ended December 31, 1999 is summarized below. Revenues are attributable to countries based on the location of the entity selling the products or performing the services. Long-lived assets are long-term assets.

                                       UNITED               LATIN     ASIA-
                                       STATES    CANADA    AMERICA   PACIFIC    TOTAL
                                      --------   -------   -------   -------   --------
Revenues from unaffiliated
  customers.........................  $169,554   $41,001   $14,539   $  823    $225,917
Long-lived assets...................   423,759    28,643    60,209    2,068     514,679

11. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following sets forth unaudited quarterly financial data for 1999.

                                1ST         2ND         3RD         4TH
                              QUARTER     QUARTER     QUARTER     QUARTER      TOTAL
                              -------     -------     -------     -------     --------
Revenues....................  $42,583     $55,950     $67,931     $59,453     $225,917
Gross profit................   12,750      13,294      17,454      14,017       57,515
Net income..................      832         813       1,425       1,469        4,539

12. SUBSEQUENT EVENT (UNAUDITED)

     On October 24, 2000, Weatherford announced the proposed acquisition of
13.75 million shares of common stock (a 48% interest) of Universal Compression Holdings, Inc. ("Universal") in exchange for the contribution of substantially all of the assets of the Company into a subsidiary of Universal. Weatherford will retain approximately $40 million of the assets of the Company, including Singapore-based GSI and the Company's Asia Pacific compressor rental operations, other than those in Thailand and Australia. Weatherford will, however, continue to operate compressor rentals in those regions either alone or in conjunction with Universal. Weatherford will value the transaction based on the stock price of Universal as of the closing date of the transaction. Closing of the transaction is conditioned upon the average closing price of Universal's common stock during the 20 consecutive trading days prior to the transaction being not less than $25 per share.

                          ENTERRA COMPRESSION COMPANY

     In connection with this investment Weatherford has entered into an agreement to purchase GE Capital's 36% interest in the joint venture in which its Compression Division is operated for $206.5 million, subject to the concurrent closing of our investment in Universal. The transactions are subject to various conditions, including governmental approvals, approval of Universal's stockholders, and the refinancing of its joint venture's and Universal's debt and compressor sale leaseback arrangements. Although there can be no assurance the merger and purchase will close, Weatherford anticipates that the transactions will be consummated early in the first quarter of 2001.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Weatherford International, Inc.:

     We have audited the accompanying combined balance sheet of Weatherford Compression as of December 31, 1998, and the related combined statements of operations, equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Weatherford Compression as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                            ARTHUR ANDERSEN LLP

Houston, Texas
November 17, 2000

                            WEATHERFORD COMPRESSION

                             COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
                                  ASSETS

CURRENT ASSETS:
  Cash......................................................    $     36
  Accounts Receivable, Net of Allowance for Uncollectible
     Accounts of $207.......................................      22,514
  Inventories, Net..........................................      56,054
  Lease Receivable..........................................      19,608
  Deferred Tax Asset........................................       1,361
  Other Current Assets......................................       4,319
                                                                --------
                                                                 103,892
                                                                --------
PROPERTY, PLANT AND EQUIPMENT, AT COST:
  Land......................................................       2,284
  Buildings and Leasehold Improvements......................      11,245
  Rental and Service Equipment..............................      85,606
  Machinery and Other Equipment.............................      46,178
                                                                --------
                                                                 145,313
          Less: Accumulated Depreciation....................      39,539
                                                                --------
                                                                 105,774
                                                                --------
GOODWILL, NET...............................................     178,553
OTHER ASSETS................................................         943
                                                                --------
                                                                $389,162
                                                                ========

                     LIABILITIES AND COMBINED EQUITY

CURRENT LIABILITIES:
  Current Portion of Long-Term Debt.........................    $    764
  Accounts Payable..........................................      11,525
  Accrued Liabilities.......................................       6,591
                                                                --------
                                                                  18,880
                                                                --------
LONG-TERM DEBT..............................................       1,831
UNEARNED INCOME.............................................      42,249
DEFERRED INCOME TAXES.......................................      27,457
LONG-TERM PAYABLE DUE TO PARENT COMPANY.....................     105,765
COMMITMENTS AND CONTINGENCIES
COMBINED EQUITY, Includes Accumulated Other Comprehensive
  Loss of $3,337............................................     192,980
                                                                --------
                                                                $389,162
                                                                ========

    The accompanying notes are an integral part of these combined financial statements.

                            WEATHERFORD COMPRESSION

                        COMBINED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
REVENUES:
  Products..................................................    $ 86,982
  Services and Rentals......................................      94,344
                                                                --------
                                                                 181,326
                                                                --------
COSTS AND EXPENSES:
  Cost of Products..........................................      83,305
  Cost of Services and Rentals..............................      56,338
  Selling, General and Administrative.......................      22,208
  Non-Recurring Charge......................................       1,500
                                                                --------
                                                                 163,351
                                                                --------
OPERATING INCOME............................................      17,975
                                                                --------
OTHER INCOME (EXPENSE):
  Interest Expense from Parent Company......................     (13,276)
  Interest Expense..........................................         (76)
  Other, Net................................................        (750)
                                                                --------
INCOME BEFORE INCOME TAXES..................................       3,873
INCOME TAX PROVISION........................................       2,289
                                                                --------
          NET INCOME........................................    $  1,584
                                                                ========

    The accompanying notes are an integral part of these combined financial statements.

                            WEATHERFORD COMPRESSION

                          COMBINED STATEMENT OF EQUITY
                                 (IN THOUSANDS)

Balance at December 31, 1997................................  $185,010
Comprehensive Income (Loss):
  Net Income................................................     1,584
  Cumulative Translation Adjustment.........................    (1,468)
                                                              --------
  Total Comprehensive Income................................       116
Contribution From Parent Company (see Note 3)...............     7,854
                                                              --------
Balance at December 31, 1998................................  $192,980
                                                              ========

    The accompanying notes are an integral part of these combined financial statements.

                            WEATHERFORD COMPRESSION

                        COMBINED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income................................................    $  1,584
  Adjustments to Reconcile Net Income to Net Cash Provided
     by Operating Activities:
     Depreciation and Amortization..........................      23,256
     Deferred Income Tax Provision..........................       3,403
     Gain on Sale of Property, Plant and Equipment..........        (478)
     Provision for Uncollectible Accounts Receivable........          11
     Change in Assets and Liabilities:
       Accounts Receivable..................................       6,244
       Inventories..........................................       3,275
       Other Current Assets.................................      (2,596)
       Accounts Payable.....................................      (2,558)
       Other Current Liabilities............................      (4,298)
       Other Assets.........................................      (2,780)
                                                                --------
          Net Cash Provided by Operating Activities.........      25,063
                                                                --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital Expenditures for Property, Plant and Equipment....     (30,780)
  Proceeds from Sales of Property, Plant and Equipment......       2,019
  Proceeds from Sale and Leaseback of Equipment.............     100,000
                                                                --------
          Net Cash Provided by Investing Activities.........      71,239
                                                                --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments on Debt........................................      (1,054)
  Repayments to Parent Company, Net.........................     (95,212)
                                                                --------
          Net Cash Used by Financing Activities.............     (96,266)
                                                                --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................          36
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............          --
                                                                --------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................    $     36
                                                                ========
INTEREST PAID...............................................    $    150
INCOME TAXES PAID...........................................    $  1,348

    The accompanying notes are an integral part of these combined financial statements.

                            WEATHERFORD COMPRESSION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

     The accompanying combined financial statements of Weatherford Compression (the "Company") include the accounts of Enterra Compression Company, Weatherford Compression Canada Ltd., as well as accounts related to compression product lines of Weatherford Canada Ltd., EVI Oil Tools Canada, Weatherford Venezuela S.A., Weatherford Australia Pty Ltd. and Weatherford Enterra S.A. These seven companies are wholly owned subsidiaries of Weatherford International, Inc. (the "Parent Company").

     The Company is engaged in the business of renting, fabricating, selling and servicing natural gas compressor packages used in the oil and gas industry. The Company is headquartered in Corpus Christi, Texas, and maintains approximately 15 service and sales offices in the surrounding four-state area. U.S. manufacturing is completed primarily in Texas. The Company also has fabrication, service, and rental operations in Canada, and rental operations in Argentina, Australia, and Venezuela. Compression equipment is utilized in the production and transportation of natural gas. Factors influencing compressor rental operations include the number and age of producing gas wells, the ownership of these properties and natural gas prices.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Combination

     The financial statements are presented on a combined basis because their business activities are performed as one entity. All significant intercompany accounts and transactions have been eliminated in combination.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

  Inventories

     Inventories are valued at the lower of cost or market. Cost is determined using the moving average method for parts inventories or by using standards which approximates moving average.

     Inventories at December 31, 1998, are summarized as follows (in thousands):

Raw materials..............................................  $20,332
Work in process............................................   10,497
Finished goods.............................................   25,225
                                                             -------
                                                             $56,054
                                                             =======

     Work in process includes the costs of materials, labor and overhead.

  Property, Plant and Equipment

     Property, plant and equipment is carried at cost. Maintenance and repairs are expensed as incurred. The costs of refurbishment (i.e. renewals, replacements and betterments) are capitalized. Depreciation on

                            WEATHERFORD COMPRESSION
fixed assets is computed using the straight-line method over the estimated useful lives for the respective categories. The useful lives of the major classes of property, plant and equipment are as follows:

                                                          USEFUL LIVES
                                                          ------------
Buildings and leasehold improvements....................  10-40 years
Rental and service equipment............................   5-15 years
Machinery and other equipment...........................    3-7 years

     When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the combined statement of operations, with the exception of gains related to the sale and leaseback arrangements (see Note 8). The depreciation expense for the year ended December 31, 1998 was $17.9 million.

  Goodwill

     The Company's goodwill represents the excess of the aggregate price paid by the Company in acquisitions accounted for as purchases over the fair market value of the net assets acquired. Goodwill is being amortized on a straight-line basis over the lesser of the estimated useful life or 40 years. The Company periodically evaluates goodwill and other intangible assets, net of accumulated amortization, for impairment based on the undiscounted cash flows associated with the asset compared to the carrying amount of that asset. Management believes that there have been no events or circumstances which warrant revision to the remaining useful life or which affect the recoverability of goodwill. Amortization expense for goodwill for the twelve months ended December 31, 1998 was $5.3 million. Accumulated amortization related to goodwill was $20.2 million at December 31, 1998.

  Equipment Held for Lease

     The Company leases certain equipment to customers under agreements that contain an option to purchase the equipment at any time. The option amount is computed based on the original purchase price, less payments received, plus interest and insurance covering the period from the inception of the lease to the date the option is exercised. The lease payments are generally computed to payout the original purchase price plus interest over approximately 36 months. Leases with noncancelable lease terms greater than 18 months are considered sales-type leases because, by the end of the original lease term, the option price is expected to be lower than the equipment's fair market value.

  Equipment Under Operating Leases

     The Company also leases equipment under agreements with noncancelable lease terms of less than 18 months and those which do not include a purchase option. These types of leases are accounted for as operating leases and included in property, plant and equipment. This equipment has a net book value of $81.7 million at December 31, 1998. Rental fleet depreciation expense totaled $15.0 million in 1998.

  Accounting for Income Taxes

     Under Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), Accounting for Income Taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     The Parent Company filed consolidated federal tax returns for the years through December 31, 1998 and separate and consolidated state returns depending on the state in question for the Parent Company and each of its subsidiaries. The accompanying financial statements have been prepared in accordance with

                            WEATHERFORD COMPRESSION
the separate return methods of SFAS No. 109, whereby the allocation of tax expense is based on what the Company's current and deferred tax expense would have been had the Company filed a federal income tax return outside its consolidated group.

  Foreign Currency Translation

     The functional currency for most of the Company's international operations is the applicable local currency. Results of operations for foreign subsidiaries for which functional currencies are the applicable foreign currency are translated using average exchange rates during the period. Assets and liabilities of these foreign subsidiaries are translated using the exchange rates in effect at the balance sheet date and the resulting translation adjustments are included in accumulated other comprehensive income (loss), a separate component of combined equity. Currency transaction gains and losses are reflected in income for the period.

  Concentration of Credit Risk

     The Company sells, leases and rents gas compressors to customers in the oil and gas industry. The Company generally does not require collateral. However, cash prepayments and security deposits are required for accounts with indicated credit risks. The Company also bills for progress payments from time to time on large dollar, long-term construction projects. The Company maintains reserves for potential losses, and credit losses have been within management's expectations.

  Revenue Recognition

     Revenues are recognized as rental equipment is provided, as services are performed, or as parts or equipment deliveries are made. Most rental contracts have an initial contract term of six to twelve months and then continue on a month-to-month basis. The Company provides a limited warranty on certain equipment and services. The warranty period varies depending on the equipment sold or service performed. A liability for performance under warranty obligations is accrued based upon the nature of the warranty and historical experience.

     The Company provides management services under various gas compressor system fleet rental agency agreements with four limited partnerships and two Subchapter S corporations. During the year ended December 31, 1998, management fee income of $0.6 million was recognized under the agency agreements.

  New Reporting Requirements

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), Reporting Comprehensive Income. SFAS No. 130 establishes standards for the reporting of comprehensive income and its components in a full set of general-purpose financial statements and is effective for years beginning after December 15, 1997. The Company presents total comprehensive income in the accompanying Combined Statement of Stockholder's Equity. Comprehensive income as defined by SFAS No. 130 is net income plus direct adjustments to stockholder's equity. The cumulative translation adjustment of certain foreign entities is the only such direct adjustment applicable to the Company.

3. ACQUISITIONS

     In January 1998, the Parent Company acquired Taro Industries Limited ("Taro"). Taro was a Canadian provider of well automation, gas compression, and drilling equipment distribution. The compression division of Taro was contributed to the Company and the results of operations included in the accompanying Combined Statement of Operations from the date of acquisition.

                            WEATHERFORD COMPRESSION

     The acquisition discussed above was accounted for using the purchase method of accounting. Results of operations for acquisitions accounted for as purchases are included in the accompanying combined financial statements since the date of acquisition. The purchase price was allocated to the net assets acquired based upon their estimated fair market values at the date of acquisition.

4. ACCRUED LIABILITIES

     Accrued liabilities as of December 31, 1998 are summarized as follows (in thousands):

Other taxes.................................................  $1,127
Customer deposits...........................................   1,262
Wages and benefits..........................................   2,043
Accrued warranty............................................     580
Other.......................................................   1,579
                                                              ------
                                                              $6,591
                                                              ======

5. DEBT

     The components of debt as of December 31, 1998 are summarized as follows (in thousands):

Bonds.......................................................  $2,595
                                                              ------
                                                               2,595
Less: amounts due in one year...............................    (764)
                                                              ------
          Long-term debt....................................  $1,831
                                                              ======

     The Industrial Development Corporation of Port of Corpus Christi Variable/Fixed Rate Demand Industrial Development Revenue Refunding Bonds, Series 2002 (Lantana Corporation Project) (the "Bonds") require annual payment of principal and interest with the final payment due on July, 2002. The Bonds are secured by a letter of credit. Interest is variable and determined to be the lowest rate which will permit the Bonds to be sold at par. The rate was 4.1% at December 31, 1998. Accordingly, the estimated fair value of the Bonds approximates book value.

     Maturities of the Company's long-term debt at December 31, 1998 are as follows (in thousands):

1999........................................................  $  764
2000........................................................     646
2001........................................................     575
2002........................................................     610
                                                              ------
                                                              $2,595
                                                              ======

6. COMBINED EQUITY

     Combined equity caption on the accompanying financial statements represents the Parent Company's interest in the Company. Changes represent net income
(loss) of the Company, net contributions from/to the Parent Company and accumulated other comprehensive income (loss). During 1998, the Parent Company contributed the compression division of Taro (see Note 3).

                            WEATHERFORD COMPRESSION

7. INCOME TAXES

     The domestic and foreign components of Income before Income Taxes consisted of the following for the year ended December 31, 1998 (in thousands):

Domestic....................................................  $  890
Foreign.....................................................   2,983
                                                              ------
                                                              $3,873
                                                              ======

     The Company's provision (benefit) for income taxes for the year ended December 31, 1998, consisted of (in thousands):

Current
  U.S. Federal and State...................................  $(1,814)
  Foreign..................................................      700
                                                             -------
                                                              (1,114)
                                                             -------
Deferred
  U.S. Federal and State...................................    2,831
  Foreign..................................................      572
                                                             -------
                                                               3,403
                                                             -------
                                                             $ 2,289
                                                             =======

     The actual income tax provision for the year ended December 31, 1998, differed from the income tax provision calculated using the statutory federal income rate of 35%, as follows (in thousands):

Tax provision at statutory rate.............................  $1,356
Increase (reduction) in taxes resulting from:
  Nondeductible goodwill....................................   1,188
  Other.....................................................    (255)
                                                              ------
                                                              $2,289
                                                              ======

     Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. The measurement of deferred tax assets and liabilities is based on enacted tax laws and rates currently in effect in each of the jurisdictions in which the Company has operations.

                            WEATHERFORD COMPRESSION

     Generally, deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related asset or liability for financial reporting. The components of the net deferred tax (asset) liability were as follows as of December 31, 1998 (in thousands):

Net Current Deferred Tax Asset:
  Inventories..............................................  $  (801)
  Other....................................................     (560)
                                                             -------
                                                             $(1,361)
                                                             =======
Net Noncurrent Deferred Tax Liability (Asset):
  Property, plant and equipment............................  $21,842
  Goodwill.................................................    5,627
  Other....................................................      (12)
                                                             -------
                                                             $27,457
                                                             =======

8. COMMITMENTS AND CONTINGENCIES

  Sales-Type Lease Receivables

     The Company provides a capital lease financing option to its customers. Future minimum lease payments receivable resulting from the sale of compression packages under sales-type leases are due as follows (in thousands):

1999........................................................  $302
2000........................................................   165
                                                              ----
                                                              $467
                                                              ====

  Sale and Leaseback of Equipment

     The Company entered into a sale and leaseback arrangement in December 1998 where it was provided with the right to sell up to $200.0 million of compression units through December 1999 and lease them back over a five year period under an operating lease. Payments under the lease are calculated based on a rate of return on the purchase price and an agreed valuation of the leased compressors. Under the terms of the lease, the Company may repurchase the equipment for fair market value at any time. The Parent Company has provided for a residual value guarantee at the end of the term of the lease equal to approximately 85.5% of the appraised value of the compression units under lease.

     As of December 31, 1998, the Company had sold compressors under this arrangement, having an appraised value of $119.6 million, and received cash of $100.0 million and a receivable of $19.6 million, which is due on demand. The net book value of the equipment sold was approximately $77.4 million, resulting in a pre-tax gain of $42.2 million, which may be deferred until the end of the lease.

     This arrangement calls for quarterly rental payments. The following table provides future minimum lease payments (in thousands) under the aforementioned lease exclusive of any guarantee payments:

1999.......................................................  $ 7,491
2000.......................................................    7,491
2001.......................................................    7,491
2002.......................................................    7,491
2003.......................................................    6,867
                                                             -------
                                                             $36,831
                                                             =======

                            WEATHERFORD COMPRESSION

  Operating Leases Payable

     The Company leases certain buildings and service equipment under noncancelable operating leases. Aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year as of December 31, 1998 are as follows (in thousands):

1999........................................................  $277
2000........................................................   252
2001........................................................   193
2002........................................................   151
2003........................................................    92
                                                              ----
                                                              $965
                                                              ====

     Rental expenses for operating leases were $0.4 million for the year ended December 31, 1998.

  Savings and Retirement Plan

     Weatherford Enterra Compression Company, L.P. Savings and Retirement Plan is a defined contribution benefit plan. Effective October 16, 1995, the plan was frozen and no additional contributions were made. When the plan was frozen participants had the option to cash out their accounts and receive payment over five years. As of December 31, 1998 all payments had been made.

  Claims and Litigation

     The Company is defending various claims and litigation arising in the normal course of business. In the opinion of management, uninsured losses, if any, resulting from these matters will not have a material adverse effect on the Company's results of operations, financial position or liquidity.

9. RELATED PARTY TRANSACTIONS

  Overhead Allocation

     The Parent Company provides certain administrative services for the Company, primarily including 1) state, federal and property tax preparation and management, 2) legal services, 3) administration of employee benefit plans and risk management programs and 4) marketing services. The Parent Company determines the overhead allocation by multiplying the consolidated direct and indirect costs of providing these services to its subsidiaries by each subsidiary's percentage of consolidated revenues. For the year ended December 31, 1998, the Company expensed approximately $0.7 million related to these overhead charges.

  Insurance

     The Company participates with the Parent Company for the partial self-insurance of its general, product, property, and workers' compensation liabilities. During the year ended December 31, 1998, the Company expensed approximately $1.5 million related to such self-insurance.

  Benefit Plans

     The Company participates in the Parent Company's 401(k) and partial self-insured health and welfare plan. The Company expensed $0.5 million and $2.2 million related to the 401(k) and health and welfare plans, respectively, in 1998.

                            WEATHERFORD COMPRESSION

  Due to Parent Company

     The Parent Company provides funding of certain activities of the Company. Payment of the resulting liability occurs only when surplus cash is available. The balance accrues interest, based on average balances, at a variable rate based on prime, approximately 6% at December 31, 1998.

10. NON-RECURRING CHARGE

     The 1998 non-recurring charge of $1.5 million, caused by a downturn in market conditions, relates to the write-down of specific assets which are held for sale.

11. SEGMENT INFORMATION

  Foreign Operations

     Financial information by geographic segment for the year ended December 31, 1998 is summarized below. Revenues are attributable to countries based on the location of the entity selling the products or performing the services. Long-lived assets are long-term assets.

                                        UNITED               LATIN     ASIA
                                        STATES    CANADA    AMERICA   PACIFIC    TOTAL
                                       --------   -------   -------   -------   --------
Revenues from Unaffiliated
  Customers..........................  $132,897   $46,225   $2,141    $   63    $181,326
Long-lived Assets....................   251,358    23,125    7,531     3,256     285,270

12. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following sets forth unaudited quarterly financial data for 1998.

                                        1ST       2ND       3RD       4TH
                                      QUARTER   QUARTER   QUARTER   QUARTER    TOTAL
                                      -------   -------   -------   -------   --------
Revenues............................  $45,894   $47,948   $42,641   $44,843   $181,326
Gross Profit........................   11,577    10,280    10,232     9,594     41,683
Net Income (Loss)...................    1,148       378       307      (249)     1,584

13. SUBSEQUENT EVENTS (UNAUDITED)

     In February 1999, the Parent Company formed a joint venture with GE Capital Corporation ("GE Capital") in which the Company's compression services operations were combined with GE Capital's Global Compression's Services operations. The joint venture is known as Weatherford Global Compression. The Parent Company owns 64% of the joint venture and GE Capital owns 36%. The Company has the right to acquire GE Capital's interest at anytime at a price equal to the greater of a market determined third party valuation or book value. GE Capital also has the right to require the Company to purchase its interest anytime after February 2001 at a market determined third party valuation as well as request a public offering of its interest after that date, if the Parent Company has not purchased its interest by that date.

     On October 24, 2000, the Parent Company announced the proposed acquisition of 13.75 million shares of common stock (a 48% interest) of Universal Compression Holdings, Inc. ("Universal") in exchange for the contribution of substantially all of the Company into a subsidiary of Universal. The Parent Company will retain approximately $40 million of the assets of the Company, including Singapore-based GSI and its Asia-Pacific compressor rental operations, other than those in Thailand and Australia. The Parent Company will, however, continue to operate compressor rentals in those regions either alone or in conjunction with Universal. The Parent Company will value the transaction based on the stock price of Universal as of the closing date of the transaction. Closing of the transaction is conditioned upon the

                            WEATHERFORD COMPRESSION
average closing price of Universal's common stock during the 20 consecutive trading days prior to the transaction being not less than $25 per share.

     In connection with this investment the Parent Company has entered into an agreement to purchase GE Capital's 36% interest in the joint venture in which the Company operates for $206.5 million, subject to the concurrent closing of our investment in Universal. The transactions are subject to various conditions, including governmental approvals, approval of Universal's stockholders, and the refinancing of its joint venture's and Universal's debt and compressor sale leaseback arrangements. Although there can be no assurance the merger and purchase will close, the Parent Company anticipates that the transactions will be consummated early in the first quarter of 2001.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Global Compression Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of Global Compression Holdings, Inc. and subsidiaries as of February 2, 1999, and December 31, 1998 and 1997 and the related consolidated statements of operations, stockholder's equity and cash flows for the period January 1, 1999 through February 2, 1999 and years ended December 31, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Compression Holdings, Inc. and subsidiaries as of February 2, 1999, and December 31, 1998 and 1997 and the results of their operations and their cash flows for the period January 1, 1999 through February 2, 1999 and years ended December 31, 1998 and 1997 in conformity with accounting principles generally accepted in the United States of America.

                                            /s/  KPMG LLP

Dallas, Texas
April 2, 1999

                       GLOBAL COMPRESSION HOLDINGS, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                FEBRUARY 2, 1999, AND DECEMBER 31, 1998 AND 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                1999       1998       1997
                                                              --------   --------   --------
                                           ASSETS

Current assets:
  Cash......................................................  $  1,538   $    578   $    256
  Trade accounts receivable, net of allowance of $3,810 in
     1999, $4,194 in 1998 and $2,526 in 1997................    12,363     16,581     11,732
  Other current assets......................................     1,261      1,161      1,323
                                                              --------   --------   --------
          Total current assets..............................    15,162     18,320     13,311
Property, plant and equipment, net (note 5).................   228,787    227,417    219,156
Goodwill and other intangibles, net.........................    30,426     30,581     33,459
Other assets................................................     3,608      3,604      2,093
                                                              --------   --------   --------
                                                              $277,983   $279,922   $268,019
                                                              ========   ========   ========

                            LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Trade accounts payable....................................  $  4,262   $  3,565   $  9,555
  Accrued liabilities.......................................     6,025      5,109      5,624
  Deferred revenue..........................................     4,866      4,907      4,059
                                                              --------   --------   --------
          Total current liabilities.........................    15,153     13,581     19,238
Due to Parent (note 6)......................................   201,525    204,309    191,362
Deferred income taxes (note 7)..............................    25,797     25,444     20,647
                                                              --------   --------   --------
          Total liabilities.................................   242,475    243,334    231,247
                                                              --------   --------   --------
Stockholder's equity:
  Common stock: $.01 par value. Authorized, issued and
     outstanding, 1,000 shares..............................        --         --         --
  Additional paid-in capital................................    70,518     69,871     62,020
  Accumulated other comprehensive income....................       286        299         --
  Accumulated deficit.......................................   (35,296)   (33,582)   (25,248)
                                                              --------   --------   --------
          Total stockholder's equity........................    35,508     36,588     36,772
Commitments (note 8)........................................
                                                              --------   --------   --------
                                                              $277,983   $279,922   $268,019
                                                              ========   ========   ========

          See accompanying notes to consolidated financial statements.

                       GLOBAL COMPRESSION HOLDINGS, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                   YEARS ENDED
                                                           PERIOD JANUARY 1,      DECEMBER 31,
                                                             1999 THROUGH      -------------------
                                                           FEBRUARY 2, 1999      1998       1997
                                                           -----------------   --------   --------
Revenues:
  Equipment rentals and services.........................       $ 4,491        $ 61,008   $ 46,168
  Unit sales.............................................         1,606          12,490     10,531
                                                                -------        --------   --------
          Total revenues.................................         6,097          73,498     56,699
                                                                -------        --------   --------
Costs and expenses:
  Cost of equipment rentals and services.................         2,060          27,378     21,813
  Cost of unit sales.....................................         1,220          10,909     11,005
  Depreciation and amortization..........................         1,686          19,916     15,910
  Selling, general and administrative expenses (note
     10).................................................         2,852          16,058     15,292
                                                                -------        --------   --------
          Total costs and expenses.......................         7,818          74,261     64,020
                                                                -------        --------   --------
          Loss from operations...........................        (1,721)           (763)    (7,321)
Interest expense (note 6)................................        (1,072)        (12,424)   (10,817)
                                                                -------        --------   --------
          Loss before income taxes.......................        (2,793)        (13,187)   (18,138)
Income tax benefit (note 7)..............................         1,079           4,853      6,737
                                                                -------        --------   --------
          Net loss.......................................       $(1,714)       $ (8,334)  $(11,401)
                                                                =======        ========   ========

          See accompanying notes to consolidated financial statements.

                       GLOBAL COMPRESSION HOLDINGS, INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1998
            AND PERIOD FROM JANUARY 1, 1999 THROUGH FEBRUARY 2, 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                             ACCUMULATED
                                                                OTHER
                              COMMON STOCK     ADDITIONAL   COMPREHENSIVE
                             ---------------    PAID-IN        INCOME        ACCUMULATED               COMPREHENSIVE
                             SHARES   AMOUNT    CAPITAL        (LOSS)          DEFICIT       TOTAL     INCOME (LOSS)
                             ------   ------   ----------   -------------   -------------   --------   -------------
BALANCE, JANUARY 1, 1997...  1,000     $--      $55,494          $ --         $(13,847)     $ 41,647     $     --
Capital contribution --
  forgiveness of accrued
  interest, net of tax
  benefit ($4,291)(note
  6).......................     --      --        6,526            --               --         6,526           --
Net loss...................     --      --           --            --          (11,401)      (11,401)     (11,401)
                             -----     ---      -------          ----         --------      --------     --------
BALANCE, DECEMBER 31,
  1997.....................  1,000      --       62,020            --          (25,248)       36,772      (11,401)
Capital contribution --
  forgiveness of accrued
  interest, net of tax
  benefit ($4,989)(note
  6).......................     --      --        7,435            --               --         7,435           --
Capital
  contribution -- GECC
  payment of certain
  employee severance costs,
  net of tax benefit
  ($273)(note 9)...........     --      --          416            --               --           416           --
Net loss...................     --      --           --            --           (8,334)       (8,334)      (8,334)
Foreign currency
  translation adjustment...     --      --           --           299               --           299          299
                             -----     ---      -------          ----         --------      --------     --------
BALANCE, DECEMBER 31,
  1998.....................  1,000      --       69,871           299          (33,582)       36,588       (8,035)
Capital contribution --
  forgiveness of accrued
  interest, net of tax
  benefit ($425)(note 6)...     --      --          647            --               --           647           --
Net loss...................     --      --           --            --           (1,714)       (1,714)      (1,714)
Foreign currency
  translation adjustment...     --      --           --           (13)              --           (13)         (13)
                             -----     ---      -------          ----         --------      --------     --------
BALANCE, FEBRUARY 2,
  1999.....................  1,000     $--      $70,518          $286         $(35,296)     $ 35,508     $ (1,727)
                             =====     ===      =======          ====         ========      ========     ========

          See accompanying notes to consolidated financial statements.

                       GLOBAL COMPRESSION HOLDINGS, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                           PERIOD JANUARY 1,       YEARS ENDED
                                                             1999 THROUGH         DECEMBER 31,
                                                              FEBRUARY 2,      -------------------
                                                                 1999            1998       1997
                                                           -----------------   --------   --------
Cash flows from operating activities:
  Net loss...............................................       $(1,714)       $ (8,334)  $(11,401)
  Adjustments to reconcile net loss to cash provided by
     operating activities:
     Depreciation and amortization.......................         1,686          19,916     15,910
     Deferred income taxes...............................           353           4,797      9,857
     Change in operating assets and liabilities:
       (Increase) decrease in accounts receivable........         4,218          (4,849)    (2,882)
       (Increase) decrease in other assets...............          (104)         (1,349)    (2,267)
       Increase (decrease) in accounts payable and
          accrued liabilities............................         1,613          (6,505)     5,676
       Increase (decrease) in deferred revenue...........           (41)            848        430
                                                                -------        --------   --------
          Net cash provided by operating activities......         6,011           4,524     15,323
Cash flows from investing activities -- net additions to
  property, plant and equipment..........................        (2,901)        (25,299)   (84,410)
Cash flows from financing activities -- net change in due
  to parent..............................................        (2,150)         21,097     69,094
                                                                -------        --------   --------
Net increase in cash.....................................           960             322          7
Cash at beginning of period..............................           578             256        249
                                                                -------        --------   --------
Cash at end of period....................................       $ 1,538        $    578   $    256
                                                                =======        ========   ========
Supplemental disclosure of noncash activities:
  Forgiveness of accrued interest (net of tax benefit)
     reflected as capital contribution...................       $   647        $  7,435   $  6,526
                                                                =======        ========   ========
  Payment of severance costs (net of tax benefit)
     reflected as capital contribution...................       $    --        $    416   $     --
                                                                =======        ========   ========

          See accompanying notes to consolidated financial statements.

                       GLOBAL COMPRESSION HOLDINGS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FEBRUARY 2, 1999, AND DECEMBER 31, 1998 AND 1997
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

(1) GENERAL INFORMATION

     Global Compression Holdings, Inc. (the "Company") is a wholly owned subsidiary of General Electric Capital Corporation ("GECC" or "Parent"). The Company's primary business is the purchase, fabrication, sale, lease and maintenance of natural gas compressor units and related oil field equipment. Natural gas compressor units are leased at fixed monthly rentals over varying periods (see notes 5 and 8). The Company is headquartered in Dallas, Texas and primarily operates in North America, Argentina and Thailand.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation

     The consolidated financial statements include the accounts of Global Compression Holdings, Inc., its wholly-owned subsidiaries and the related compression business of GE Capital Thailand Ltd., a wholly-owned subsidiary of GECC. All significant intercompany balances and transactions have been eliminated in consolidation.

  (b) Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At February 2, 1999, and December 31, 1998 and 1997, the Company had no cash equivalents.

  (c) Property, Plant, and Equipment

     Property, plant, and equipment is depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

                                                             ESTIMATED
                                                            USEFUL LIVES
                                                            ------------
Buildings and improvements................................    5-40
Rental equipment..........................................    5-15
Machinery and equipment...................................    3-10
Office equipment..........................................    3-10
Vehicles..................................................     3

     Expenditures for major additions and improvements are capitalized while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in operations.

  (d) Goodwill and Other Intangibles

     Goodwill represents the excess of the aggregate price paid by the Company for acquisitions accounted for as purchases over the fair value of the net assets acquired. Goodwill is amortized on a straight-line basis over a period of 20 years.

     Amortization of goodwill and other intangible assets totaled $155, $2,877 and $2,541 for the period January 1, 1999 through February 2, 1999 and years ended December 31, 1998 and 1997, respectively.

                       GLOBAL COMPRESSION HOLDINGS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Accumulated amortization was $9,390, $9,235, and $6,358 at February 2, 1999, and December 31, 1998, and December 31, 1997, respectively.

  (e) Impairment of Long-Lived Assets

     The Company evaluates potential impairment of property, plant and equipment and goodwill on an ongoing basis as necessary whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated by the assets or acquired business. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

     In April 1998, the Company closed a manufacturing and warehouse facility in Houston, Texas. The facility ($1,900 carrying value at February 2, 1999) is for sale and is currently being used for storage of certain inventory items. Based on a recent appraisal of the facility, the Company does not consider the facility to be impaired.

  (f) Income Taxes

     The Company is included in the consolidated federal income tax return of GECC. Under the tax sharing arrangement, GECC pays the Company for net operating losses utilized by GECC. The benefit is computed using enacted tax rates and is reflected as a reduction in due to Parent.

     The Company applies the asset and liability method of accounting for income taxes. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

  (g) Revenue Recognition

     Lease billings in advance of services are recorded as deferred revenue in the accompanying consolidated balance sheets. Unit sales are recognized when the compressor is shipped to the customer.

  (h) Comprehensive Income

     On January 1, 1998, the Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net loss and foreign currency translation adjustments and is presented in the consolidated statements of stockholder's equity.

  (i) Foreign Currency Translation

     The functional currency for the Company's international operations in Argentina and Thailand is the applicable local currency. Results of these foreign operations are translated from the functional currency to the U.S. Dollar using average exchange rates during the period. Assets and liabilities of these foreign subsidiaries are translated using the exchange rates in effect at the balance sheet dates, and the resulting translation adjustments are included in accumulated other comprehensive income (loss), a component of stockholder's equity.

                       GLOBAL COMPRESSION HOLDINGS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (j) Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

(3) CONCENTRATION OF CREDIT RISK

     The Company grants credit to its customers, which are primarily in the oil and gas industry. Credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising the Company's customer base. During the period January 1, 1999 through February 2, 1999, one customer accounted for approximately 25% of total revenues. During 1998, two customers in the aggregate accounted for approximately 11% of total revenues, and during 1997 three customers in the aggregate accounted for approximately 14% of total revenues. At February 2, 1999, four customers in the aggregate accounted for approximately 18% of gross trade receivables. At both December 31, 1998 and 1997, four customers in the aggregate accounted for approximately 31% of gross trade receivables.

     The accompanying consolidated statements of operations include $-0-, $1,785, and $1,945 for bad debt expenses for the period January 1, 1999 through February 2, 1999 and years ended December 31, 1998 and 1997, respectively.

(4) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of due to Parent cannot be determined without incurring excessive costs due to the related party nature of the instrument.

(5) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                                        DECEMBER 31,
                                                       FEBRUARY 2,   -------------------
                                                          1999         1998       1997
                                                       -----------   --------   --------
Land.................................................   $    425     $    425   $    425
Buildings and improvements...........................      4,837        4,837      4,650
Rental equipment.....................................    224,446      223,171    195,285
Machinery and equipment..............................        775          775      1,190
Office equipment.....................................      6,024        6,028      5,679
Vehicles.............................................        524          549        946
Equipment and parts inventory........................     41,475       39,260     43,138
Reserve for obsolescence.............................     (4,738)      (4,319)    (3,802)
                                                        --------     --------   --------
                                                         273,768      270,726    247,511
Accumulated depreciation.............................    (44,981)     (43,309)   (28,355)
                                                        --------     --------   --------
                                                        $228,787     $227,417   $219,156
                                                        ========     ========   ========

     Rental equipment consists of natural gas compressor units which are generally leased under short-term operating leases ranging over periods from 6 to 60 months (see note 8). Equipment and parts inventory is primarily used in the construction and refurbishment of rental equipment.

                       GLOBAL COMPRESSION HOLDINGS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(6) DUE TO PARENT

     Due to Parent represents advances from GECC. Advances bear interest at varying rates based on current market rates and GECC's cost of capital (5.24%, 5.41%, and 5.88% at February 2, 1999, and December 31, 1998 and December 31, 1997, respectively). Repayments are made only to the extent of excess operating cash flows (as defined) and no payments are required through February 2, 2000. Accordingly, amounts Due to Parent are reflected as a noncurrent liability in the accompanying consolidated balance sheets. Interest expense related to advances from GECC totaled $1,072, $12,424 and $10,817 for the period January 1, 1999 through February 2, 1999 and years ended December 31, 1998 and 1997, respectively. Accrued interest resulting from this liability is forgiven on an annual basis by GECC and reflected as capital contributions, net of related tax benefits, in the accompanying consolidated statements of stockholder's equity.

(7) INCOME TAXES

     Income tax expense (benefit) consists of the following for the period January 1, 1999 through February 2, 1999 and years ended December 31, 1998 and 1997:

                                                          CURRENT    DEFERRED    TOTAL
                                                          --------   --------   -------
1999
U.S. federal............................................  $ (1,263)   $  311    $  (952)
State and local.........................................      (169)       42       (127)
                                                          --------    ------    -------
                                                          $ (1,432)   $  353    $(1,079)
                                                          ========    ======    =======
1998
U.S. federal............................................  $ (8,514)   $4,232    $(4,282)
State and local.........................................    (1,136)      565       (571)
                                                          --------    ------    -------
                                                          $ (9,650)   $4,797    $(4,853)
                                                          ========    ======    =======
1997
U.S. federal............................................  $(14,641)   $8,697    $(5,944)
State and local.........................................    (1,953)    1,160       (793)
                                                          --------    ------    -------
                                                          $(16,594)   $9,857    $(6,737)
                                                          ========    ======    =======

     Income tax benefit differed from the amount computed by applying the U.S. federal income tax rate of 35 percent to loss before income taxes as a result of the following:

                                                           PERIOD
                                                         JANUARY 1,       YEARS ENDED
                                                        1999 THROUGH     DECEMBER 31,
                                                        FEBRUARY 2,    -----------------
                                                            1999        1998      1997
                                                        ------------   -------   -------
Computed "expected" tax benefit.......................    $  (977)     $(4,615)  $(6,348)
State tax benefit.....................................        (82)        (371)     (515)
Other.................................................        (20)         133       126
                                                          -------      -------   -------
                                                          $(1,079)     $(4,853)  $(6,737)
                                                          =======      =======   =======

                       GLOBAL COMPRESSION HOLDINGS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

                                                                         DECEMBER 31,
                                                         FEBRUARY 2,   -----------------
                                                            1999        1998      1997
                                                         -----------   -------   -------
Deferred tax assets:
  Allowance for doubtful accounts......................    $ 1,824     $ 1,976   $ 1,002
  Noncompete agreement.................................        813         799       619
  Other................................................      1,026         859       492
                                                           -------     -------   -------
          Gross deferred tax assets....................      3,663       3,634     2,113
                                                           -------     -------   -------
Deferred tax liabilities:
  Property, plant and equipment........................     27,832      27,461    22,338
  Other................................................      1,628       1,617       422
                                                           -------     -------   -------
          Gross deferred tax liabilities...............     29,460      29,078    22,760
                                                           -------     -------   -------
          Net deferred tax liability...................    $25,797     $25,444   $20,647
                                                           =======     =======   =======

(8) RENTAL COMMITMENTS

  As Lessee:

     The Company has noncancelable operating leases, primarily for warehouse and office space, that expire over the next 5 years. These leases generally contain renewal options for periods ranging from one to five years. Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of February 2, 1999 are as follows:

Period from February 3, 1999 through December 31, 1999......  $1,275
Year ending December 31:
  2000......................................................   1,027
  2001......................................................     459
  2002......................................................      30
                                                              ------
                                                              $2,791
                                                              ======

     Operating lease expense for the period January 1, 1999 through February 2, 1999 and years ended December 31, 1998 and 1997 was $328, $2,080 and $1,773,
respectively.

                       GLOBAL COMPRESSION HOLDINGS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  As Lessor:

     The Company leases compressor units to customers under agreements with varying terms. Typically, such leases are accounted for as operating leases. The lessee pays taxes, licenses, and insurance on such equipment. Future minimum lease rentals under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of February 2, 1999 are as follows:

Period from February 3, 1999 through December 31, 1999.....  $26,457
Year ending December 31:
  2000.....................................................   12,249
  2001.....................................................    8,152
  2002.....................................................    5,558
  2003.....................................................    1,236
  2004 and thereafter......................................    1,053
                                                             -------
                                                             $54,705
                                                             =======

(9) RELATED PARTY TRANSACTIONS

     Certain administrative services are provided to the Company by GECC. The accompanying consolidated statements of operations include $231, $2,169 and $1,452 for administrative services provided by GECC for the period January 1, 1999 through February 2, 1999 and years ended December 31, 1998 and 1997, respectively.

     The Company closed its Houston facility in April 1998. The accompanying 1998 consolidated statement of operations includes $1,195 for closing costs that were charged to operations and paid during 1998. Of this amount, GECC paid $416 (increase to additional paid in capital, net of tax benefit) on behalf of the Company related to severance costs associated with termination of 48 employees at the Houston facility.

(10) JOINT VENTURE AGREEMENT

     On February 2, 1999, GECC and the Company formed a joint venture with Weatherford International, Inc., in which the Company's compression services operations were combined with Weatherford's International Inc.'s compression services operations. The joint venture is known as Weatherford Global Compression. GECC owns 36% of the joint venture and Weatherford International, Inc. owns 64%. Weatherford International, Inc. has the right to acquire GECC's interest at any time at a price equal to the greater of a market value determined by a third party valuation or book value. GECC also has the right to require Weatherford International, Inc. to purchase its interest at any time after February 2001 based on a third party valuation or can request a public offering of its interest after that date, if Weatherford International, Inc. has not purchased the Company's interest by that date.

     Accrued liabilities on the accompanying consolidated balance sheet at February 2, 1999 includes a provision of $2,414 for transaction costs including investment banking fees, legal, accounting and other costs related to formation of the joint venture. The Company charged $1,750 and $880 of transaction costs to selling, general and administrative expenses for the period January 1, 1999 through February 2, 1999 and the year ended December 31, 1998, respectively.

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
BRL Universal Equipment 2001 A, L.P.:

     We have audited the accompanying consolidated balance sheet of BRL Universal Equipment 2001 A, L.P. (the "Partnership") and subsidiary as of January 31, 2001. This financial statement is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of the Partnership and subsidiary as of January 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                            DELOITTE & TOUCHE LLP

Dallas, Texas
February 5, 2001

                      BRL UNIVERSAL EQUIPMENT 2001 A, L.P.

                           CONSOLIDATED BALANCE SHEET
                                JANUARY 31, 2001

                               ASSETS

Cash........................................................  $21,000
          Total.............................................  $21,000
                                                              =======

                  LIABILITIES AND PARTNERS' CAPITAL

General Partner -- BRL Universal Equipment Management,
  Inc.......................................................  $20,000
Limited Partner.............................................    1,000
                                                              -------
          Total.............................................  $21,000
                                                              =======

                    See notes to consolidated balance sheet.

                      BRL UNIVERSAL EQUIPMENT 2001 A, L.P.

                       NOTE TO CONSOLIDATED BALANCE SHEET
                                JANUARY 31, 2001

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     Organization -- BRL Universal Equipment 2001 A, L.P. (the "Partnership") was formed on January 18, 2001. The Partnership and its wholly owned subsidiary, BRL Universal Equipment Corp., were formed to purchase $427 million of gas compression equipment. The purchase will be financed by the issuance of $350 million of Senior Secured Notes due 2008, coupled with bank borrowings and additional equity funding. The Partnership will then lease the domestic gas compression equipment to Universal Compression, Inc. for a seven-year term under an operating lease. The lease payments will be an amount at least equal to the interest accrued on the Senior Secured Notes, interest accrued on the bank borrowings and a return on partnership equity. In addition, Universal Compression, Inc. is obligated to pay supplemental rent, costs, taxes and indemnities and other amounts owing to the Partnership under the lease. At the end of the lease term, Universal Compression, Inc. may (a) elect to purchase the equipment, (b) return the equipment to the Partnership subject to certain conditions or (c) subject to certain provisions, renew the lease.

     Net income or loss is to be allocated to the partners in accordance with the terms of the partnership agreement.

     The Partnership has had no operations during the period from January 18, 2001 (date of inception) through January 31, 2001. It is anticipated that affiliates of the Partnership will provide various general and administrative services to the Partnership.

     Principles of Consolidation -- The consolidated balance sheet includes the accounts of the Partnership and BRL Universal Equipment Corp., its wholly owned subsidiary. All material intercompany transactions and account balances have been eliminated in consolidation.

2. SUBSEQUENT EVENT (UNAUDITED)

     On February 9, 2001, the Partnership purchased equipment for $427 million from Universal Compression, Inc. ("UCI"), Enterra Compression Holdings, Inc. and their previous lessors, and then leased that equipment to UCI for a seven-year term under an operating lease. The purchase was financed with the proceeds from $350 million 8 7/8% senior secured notes due 2008, a $64 million term loan and approximately $13 million in equity.

                                                                           ANNEX
A
American Appraisal Associates
411 East Wisconsin Avenue
Suite 1900
Milwaukee, Wisconsin 53201

February 6, 2001

BRL Universal Equipment 2001 A, L.P.
2911 Turtle Creek Boulevard
Suite 1240
Dallas, Texas 75219

     In accordance with your recent request, on behalf of you and your co-clients, this summarization letter is being provided regarding a valuation made by American Appraisal Associates, Inc. ("AAA") under AAA's contract number 045370, of certain natural gas compressors (the "Equipment"), which upon execution of the lease referred to below and the consummation of related transactions will be owned by BRL Universal Equipment 2001 A, L.P. ("BRL") and leased to Universal Compression, Inc. ("Universal").

     The equipment is currently in service within the fleets of Universal and Weatherford Global Compression Services, L.P. ("WGC"), installed along natural gas gathering pipelines, as well as wellhead locations, located throughout various states or located at one of Universal's or WGC's facilities, ready to be installed. This type of equipment serves to increase the pressure of the natural gas to move the product farther along the pipeline to distribution points for customer use.

     You and your co-clients have confirmed to AAA that BRL intends to include this summarization letter as an attachment to the Offering Memorandum dated February 6, 2001, relating to a seven-year synthetic lease which is expected to commence on February 9, 2001 and terminate on February 15, 2008.

     The Equipment was not inspected by AAA for the appraisal; however, certain units owned by Universal were inspected by AAA during the past calendar year. The Equipment consists of 2,412 natural gas compressors, with horsepower ("hp") ratings ranging from 10 hp. to 3,400 hp., with an average of 274 hp. A detailed listing of the Equipment was supplied by Universal.

     For purposes of the valuation, fair market value has been defined as the estimated amount at which a property might be expected to exchange between a willing buyer and a willing seller, neither being under compulsion, each having reasonable knowledge of all relevant facts. When fair market value is established on the premise of continued use, it is assumed the buyer and the seller would be contemplating retention of the property at its present location for continuation as part of the current operations. An estimate of fair market value arrived at on the premise of continued use does not represent the amount that might be realized from piecemeal disposition of the property in the open market or from an alternative use of the property.

     Further, Economic useful life is defined as the estimated period of time over which it is anticipated an asset may be profitably used for the purpose for which it was intended. This time span may be limited by changing economic conditions, factors of obsolescence, or physical life. And, Residual value is defined as the estimated fair market value in continued use as of a future date with consideration given to the effects of inflation or deflation as measured from the appraisal date; assuming the property is in good condition and will continue to be maintained in good operating condition with normal preventive maintenance; and assuming the market for used equipment of this nature at the future date will not reflect unusual conditions of supply and demand.

     The appraisal report states that it is AAA's opinion, as of February 9, 2001, that, based on the investigation and analyses outlined in the report and on the appraisal techniques employed, the conclusions reached are as follows:

          The economic useful life of the Equipment is estimated to be at least the normal life of 20 to 25 years, which is greater than 134% of the Lease Term.

          As of the Lease Commencement Date, the fair market value in continued use of the Equipment is reasonably represented by the amount of $427,000,000.

          As of the Lease Termination Date, the residual value installed of the Equipment, taking into account the effects of inflation at the rate of 2.0% per year, is reasonably represented by the amount of $429,200,000, or approximately 100.52% of the fair market value installed of the Equipment as of the Lease Commencement Date.

          At the end of the Lease Term, the Equipment will not be limited-use property as that term is defined in the relevant Revenue Procedures.

     The extensive predictive/preventive maintenance policy employed by Universal greatly increases the economic useful life such that a properly maintained unit is expected to have a useful life of 40 years of more.

     The Equipment included in this appraisal is a fair representative sample of the domestic fleet of Universal, after giving effect to the acquisition of WGC.

     THIS SUMMARIZATION LETTER HAS NO STANDING AS AN APPRAISAL AS DEFINED BY THE UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE, AND IT IS IMPORTANT TO NOTE THAT TO FULLY UNDERSTAND THE OPINION REACHED BY AAA IN THIS SUMMARIZATION LETTER, A READER MUST READ THE ACTUAL APPRAISAL REPORT, WHICH IS INTENDED TO COMPLY WITH THE PURPOSE AND REPORTING REQUIREMENTS SET FORTH BY THE UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE. All terms and conditions, definitions, assumptions, and limitations as contained in the appraisal report shall apply to the value conclusions disclosed in this letter.

                                            Very truly yours,

                                            AMERICAN APPRAISAL ASSOCIATES, INC.

================================================================================
    UNTIL AUGUST 14, 2001, ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.
    WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING TO YOU OTHER THAN THE INFORMATION CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION OR REPRESENTATIONS.
    THIS PROSPECTUS DOES NOT OFFER TO SELL OR ASK FOR OFFERS TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL, WHERE THE PERSON MAKING THE OFFER IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON WHO CANNOT LEGALLY BE OFFERED THE SECURITIES.
    THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF THE DATE ON ITS COVER, AND MAY CHANGE AFTER THAT DATE. FOR ANY TIME AFTER THE COVER DATE OF THIS PROSPECTUS, WE DO NOT REPRESENT THAT OUR AFFAIRS ARE THE SAME AS DESCRIBED OR THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT -- NOR DO WE IMPLY THOSE THINGS BY DELIVERING THIS PROSPECTUS OR SELLING SECURITIES TO YOU.

                             ---------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
About This Prospectus......................    i
Where You Can Find More Information........    i
Market Data................................   ii
Summary....................................    1
Risk Factors...............................   14
Disclosure Regarding Forward-Looking
  Statements...............................   27
Use of Proceeds............................   28
Capitalization of UCH......................   29
Capitalization of BRL......................   30
Selected Historical and Pro Forma Financial
  Data.....................................   31
The Exchange Offer.........................   45
Description of Other Financings............   55
Description of the Notes...................   61
Description of the Lease Obligations and
  the Lease Guarantee......................   96
The Equipment..............................  103
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations of UCH........................  104
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations of Enterra....................  114
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations of BRL........................  117
Industry...................................  118
Business of UCH............................  121
Business of BRL and BRL Corp...............  133
Management of Universal....................  134
Management of BRL..........................  141
Security Ownership of UCH..................  142
Security Ownership of BRL..................  144
Certain Relationships and Related Party
  Transactions.............................  145
Registration Rights........................  148
Book-Entry; Delivery and Form..............  150
Plan of Distribution.......................  153
Certain U.S. Federal Tax Consequences......  154
Legal Matters..............................  158
Experts....................................  158
Index to Financial Statements..............  F-1
Equipment Appraisal Summary................  A-1

================================================================================

================================================================================

                               OFFER TO EXCHANGE

                             8 7/8% SENIOR SECURED
                                 NOTES DUE 2008
                                       OF

                                 BRL UNIVERSAL
                             EQUIPMENT 2001 A, L.P.
                                      AND

                                 BRL UNIVERSAL
                                EQUIPMENT CORP.

                           THAT HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933
                                      FOR
                          ALL OUTSTANDING UNREGISTERED
                          8 7/8% SENIOR SECURED NOTES
                                    DUE 2008

                         PAYABLE FROM LEASE OBLIGATIONS
                                       OF

                          UNIVERSAL COMPRESSION, INC.,
                          WHICH LEASE OBLIGATIONS ARE
                                 GUARANTEED BY

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                          [UNIVERSAL COMPRESSION LOGO]

                             ---------------------
                                    PROSPECTUS
                             ---------------------


                                  May 15, 2001

================================================================================

                                    PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to some statutory limitations, the liability of directors to a corporation or its shareholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

     BRL Corp. is a Delaware corporation. BRL Corp.'s certificate of incorporation and bylaws provide that BRL Corp. shall indemnify, to the fullest extent of the DGCL, any and all of its directors and officers, or former directors and officers or any person who may have served at BRL Corp.'s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise and shall, to the fullest extent of the DGCL, pay in advance all expenses (including attorneys' fees) incurred by any such indemnified director, officer or person in defending any civil, criminal, administrative or investigative action, suit or proceeding, subject to repayment of such amounts by such director, officer or person in the event it is ultimately determined that such director, officer or person is not entitled to indemnification by BRL Corp. In addition, BRL Corp.'s certificate of incorporation provides that a director or former director shall not, to the fullest extent of the DGCL, be personally liable to BRL Corp. or its stockholders for monetary damages for breach of fiduciary duty as a director.

     UCH is a Delaware corporation. UCH's restated certificate of incorporation provides that the personal liability of directors of UCH is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

     Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision.

     UCH's bylaws provide that UCH will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director or officer of UCH, or is or was serving at the request of UCH as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. The bylaws further permit UCH to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of UCH, or is or was serving at the request of UCH as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not UCH would have the power to indemnify such person against such liability under the DGCL. UCH currently maintains directors' and officers' liability insurance. In addition, UCH has entered into indemnification agreements with each of its officers and directors, as well as officers of UCI. The form of these indemnification agreements is incorporated by reference to
Exhibit 10.33 to UCH's Registration Statement on Form S-1, File No. 333-34090.

     UCI is a Texas corporation. UCI is empowered by Art. 2.02-1 of the Texas Business Corporation Act, subject to the procedures and limitations stated therein, to indemnify any person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director or officer against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys' fees) actually incurred by the person in connection with the proceeding. UCI is required by Art. 2.02-1 to indemnify a director or officer against reasonable expenses (including court costs and attorneys' fees) incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. The articles and bylaws of UCI do not provide for indemnification by UCI of its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following Exhibits are filed as part of this Registration Statement:

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          2.1            -- Agreement and Plan of Merger dated as of October 23, 2000 by and among Universal Compression Holdings, Inc.,
                            Universal Compression, Inc., Weatherford International,
                            Inc., WEUS Holding, Inc. and Enterra Compression Company
                            (incorporated by reference to Exhibit 10.1 of Universal
                            Compression Holdings, Inc.'s Current Report on Form 8-K
                            filed with the Securities and Exchange Commission on
                            October 28, 2000).
          3.1*           -- Certificate of Limited Partnership of BRL Universal
                            Equipment 2001 A, L.P.
          3.2*           -- Certificate of Incorporation of BRL Universal Equipment
                            Corp.
          3.3*           -- First Amended and Restated Agreement of Limited
                            Partnership of BRL Universal Equipment 2001 A, L.P.
          3.4*           -- Bylaws of BRL Universal Equipment Corp.
          4.1            -- Indenture, dated as of February 20, 1998, between
                            Universal Compression, Inc. and the United States Trust
                            Company of New York, as Trustee, with respect to the
                            9 7/8% Senior Discount Notes (incorporated by reference
                            to Exhibit 4.3 to Universal Compression, Inc.'s
                            Registration Statement on Form S-4 dated March 19, 1998
                            (File No. 333-48279).
          4.2            -- First Supplemental Indenture, dated May 9, 2000, between
                            Universal Compression, Inc. and United States Trust
                            Company of New York, as Trustee, with respect to the
                            9 7/8% Senior Discount Notes (incorporated by reference
                            to Exhibit 4.7 of Amendment No. 2 dated May 22, 2000 to
                            Universal Compression Holdings, Inc.'s Registration
                            Statement on Form S-1 (File No. 333-34090)).
          4.3            -- Second Supplemental Indenture, dated as of May 30, 2000, by and among Universal Compression, Inc., Universal
                            Compression Holdings, Inc. and United States Trust
                            Company of New York, as trustee (incorporated by
                            reference to Exhibit 4.3 of Universal Compression
                            Holdings, Inc.'s Quarterly Report on Form 10-Q for the
                            quarter ended September 30, 2000).
          4.4            -- Third Supplemental Indenture, dated as of October 15,
                            2000, by and among Universal Compression, Inc., Gas
                            Compression Finance Corporation, G.C.S. Distributing
                            L.L.C., Gas Compression Realty L.L.C. and United States
                            Trust Company of New York, as trustee (incorporated by
                            reference to Exhibit 4.4 of Universal Compression
                            Holdings, Inc.'s Quarterly Report on Form 10-Q for the
                            quarter ended September 30, 2000).
          4.5            -- Specimen of Universal Compression, Inc.'s 9 7/8% Senior
                            Discount Notes due 2008 (incorporated by reference to
                            Exhibit 4.2 to Universal Compression, Inc.'s Registration
                            Statement on Form S-4 dated March 19, 1998 (File No.
                            333-48279).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          4.6            -- Voting Agreement dated as of February 9, 2001 by and
                            among Weatherford International, Inc., WEUS Holdings,
                            Inc. and Universal Compression Holdings, Inc.
                            (incorporated by reference to Exhibit 4.1 to Universal
                            Compression Holdings, Inc.'s Quarterly Report on Form
                            10-Q for the quarter ended December 31, 2000).
          4.7            -- Registration Rights Agreement with respect to the 8 7/8%
                            Senior Secured Notes due 2008, dated as of February 9,
                            2001, among BRL Universal Equipment 2001 A, L.P., BRL
                            Universal Equipment Corp., Universal Compression
                            Holdings, Inc., Universal Compression, Inc., Deutsche
                            Banc Alex. Brown Inc., First Union Securities, Inc.,
                            Goldman Sachs & Co., Banc One Capital Markets, Inc. and
                            Scotia Capital (USA), Inc. (incorporated by reference to
                            Exhibit 4.2 to Universal Compression Holdings, Inc.'s
                            Quarterly Report on Form 10-Q for the quarter ended
                            December 31, 2000).
          4.8            -- Registration Rights Agreement dated as of February 9,
                            2001 by and among WEUS Holding, Inc. and Universal
                            Compression Holdings, Inc. (incorporated by reference to
                            Exhibit 4.3 to Universal Compression Holdings, Inc.'s
                            Quarterly Report on Form 10-Q for the quarter ended
                            December 31, 2000).
          4.9            -- Indenture with respect to the 8 7/8% Senior Secured Notes due 2008, dated as of February 9, 2001, among BRL
                            Universal Equipment 2001 A, L.P. and BRL Universal
                            Equipment Corp., as Issuers, and The Bank of New York, as
                            Indenture Trustee (incorporated by reference to Exhibit
                            10.4 of Universal Compression Holdings, Inc.'s Quarterly
                            Report on Form 10-Q for the quarter ended December 31,
                            2000).
          4.10*          -- Indenture, dated as of February 9, 2001, between BRL
                            Universal Compression Funding I, L.P., Issuer, and Wells
                            Fargo Bank Minnesota, National Association, Indenture
                            Trustee, with respect to the ABS operating lease
                            facility.
          4.11*          -- Series 2001-1 Supplement, dated as of February 9, 2001, to Indenture dated as of February 9, 2001, between BRL
                            Universal Compression Funding I, L.P., Issuer, and Wells
                            Fargo Bank Minnesota, National Association, Indenture
                            Trustee, with respect to the ABS operating lease
                            facility, including the Form of Note as an exhibit
                            thereto.
          5.1*           -- Opinion of Robert R. Veach, Jr.
          5.2*           -- Opinion of Gardere Wynne Sewell LLP.
         10.1            -- Transitional Services Agreement dated as of February 9,
                            2001 by and among Weatherford International, Inc. and
                            Weatherford Global Compression Services, L.P.
                            (incorporated by reference to Exhibit 10.1 to Universal
                            Compression Holdings, Inc.'s Quarterly Report on Form
                            10-Q for the quarter ended December 31, 2000).
         10.2*           -- Equipment Lease Agreement with respect to the senior
                            secured notes operating lease facility, dated as of
                            February 9, 2001, between BRL Universal Equipment 2001 A,
                            L.P., as Lessor, and Universal Compression, Inc., as
                            Lessee.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         10.3*           -- Participation Agreement, dated as of February 9, 2001,
                            among Universal Compression, Inc., as Lessee, Universal
                            Compression Holdings, Inc., as Guarantor, BRL Universal
                            Equipment 2001 A, L.P., as Lessor, Bankers Trust Company
                            and the other financial institutions listed on the
                            signature pages thereto as Tranche B Lenders, The Bank of
                            New York, not in its individual capacity but as Indenture
                            Trustee, Paying Agent, Transfer Agent and Registrar for
                            the Tranche A Noteholders, BRL Universal Equipment
                            Management, Inc., as Lessor General Partner, Bankers
                            Trust Company, as Administrative Agent and Collateral
                            Agent for Tranche B Lenders and Indenture Trustee on
                            behalf of the Tranche A Noteholders, Deutsche Banc Alex.
                            Brown Inc., as Arranger, The Bank of Nova Scotia, as
                            Syndicate Agent for Tranche B Lenders, Bank One, N.A., as
                            Documentation Agent for Tranche B Lenders, and First
                            Union National Bank, as Managing Agent.
         10.4*           -- First Amendment to Participation Agreement dated as of
                            March 20, 2001 by and among Universal Compression, Inc.,
                            as Lessee, Universal Compression Holdings, Inc., as
                            Guarantor, BRL Universal Equipment 2001 A, L.P., as
                            Lessor, Bankers Trust Company and the other financial
                            institutions listed on the signature pages thereto as
                            Tranche B Lenders, BRL Universal Equipment Management,
                            Inc., as Lessor General Partner, Bankers Trust Company,
                            as Administrative Agent for Tranche B Lenders and
                            Indenture Trustee acting on behalf of the Tranche A
                            Noteholders, and Bankers Trust Company, as Collateral
                            Agent for Tranche B Lenders and Indenture Trustee acting
                            on behalf of the Tranche A Noteholders.
         10.5*           -- Tranche B Loan Agreement, dated as of February 9, 2001, among BRL Universal Equipment 2001 A, L.P., as Borrower,
                            Bankers Trust Company, as Administrative Agent and
                            Collateral Agent, and The Tranche B Lenders.
         10.6*           -- Master Equipment Lease Agreement, with respect to the ABS operating lease facility, dated as of February 9, 2001,
                            between BRL Universal Compression Funding I, L.P., as
                            Head Lessor and UCO Compression LLC, as Head Lessee.
         10.7*           -- Senior Secured Revolving Credit Agreement, dated as of
                            February 9, 2001, among Universal Compression, Inc., as
                            Borrower, First Union National Bank, as Administrative
                            Agent, Bank One, N.A., as Syndication Agent, and the
                            lenders signatory thereto.
         10.8            -- Guaranty and Collateral Agreement made by Universal
                            Compression Holdings, Inc. and Universal Compression,
                            Inc. and in favor of First Union National Bank, as
                            Administrative Agent, dated as of February 9, 2001
                            (incorporated by reference to Exhibit 10.8 to Universal
                            Compression Holdings, Inc.'s Quarterly Report on Form
                            10-Q for the quarter ended December 31, 2000).
         10.9            -- Security Agreement (Pledge and Assignment), dated as of
                            February 9, 2001, between Universal Compression
                            International, Inc. and First Union National Bank, as
                            Administrative Agent (incorporated by reference to
                            Exhibit 10.9 to Universal Compression Holdings, Inc.'s
                            Quarterly Report on Form 10-Q for the quarter ended
                            December 31, 2000).
         10.10           -- Engagement and Indemnity Letter, dated February 9, 2001, among Universal Compression, Inc., Universal Compression
                            Holdings, Inc., Deutsche Banc Alex. Brown Inc., First
                            Union Securities, Inc., Goldman Sachs & Co., Banc One
                            Capital Markets, Inc., Scotia Capital (USA), Inc., BRL
                            Universal Equipment 2001 A, L.P., and BRL Universal
                            Equipment Corp (incorporated by reference to Exhibit
                            10.12 to Universal Compression Holdings, Inc.'s Quarterly
                            Report on Form 10-Q for the quarter ended December 31,
                            2000).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         10.11*          -- Management Agreement dated February 9, 2001, among
                            Universal Compression, Inc., UCO Compression LLC and BRL
                            Universal Compression Funding I, L.P.
         10.12*          -- Guaranty made by Universal Compression Holdings, Inc. for the benefit of UCO Compression LLC, BRL Universal
                            Compression Funding I, L.P. and Wells Fargo Bank National
                            Association, dated as of February 9, 2001.
         10.13*          -- Amendment No. 1 to Management Agreement dated as of April
                            30, 2001 among Universal Compression, Inc., UCO
                            Compression LLC and BRL Universal Compression Funding I,
                            L.P.
         12.1**          -- Computation of Ratio of Earnings to Fixed Charges for
                            UCH.
         21.1*           -- List of Subsidiaries of BRL Universal Equipment 2001 A,
                            L.P. and BRL Universal Equipment Corp.
         23.1*           -- Consent of Robert R. Veach, Jr. (included as part of his opinion filed as Exhibit 5.1).
         23.2*           -- Consent of Gardere Wynne Sewell LLP (included as part of its opinion filed as Exhibit 5.2).
         23.3**          -- Consent of Arthur Andersen LLP.
         23.4**          -- Consent of Deloitte & Touche LLP (as to BRL and BRL
                            Corp.)
         23.5**          -- Consent of Deloitte & Touche LLP (as to UCH, UCI and
                            Tidewater).
         23.6**          -- Consent of KPMG LLP.
         23.7**          -- Consent of American Appraisal Associates, Inc.
         23.8**          -- Consent of King & Spalding.
         25.1*           -- Statement of Eligibility of Trustee on Form T-1.
         99.1*           -- Form of Letter of Transmittal for 8 7/8% Senior Secured
                            Notes due 2008.
         99.2*           -- Form of Notice of Guaranteed Delivery of 8 7/8% Senior
                            Secured Notes due 2008.
         99.3*           -- Guidelines for Certification of Taxpayer Identification
                            Number on Form W-9.
         99.4*           -- Power of Attorney of Edmund P. Segner, III.
         99.5*           -- Appraisal Report dated as of February 9, 2001 covering
                            High-Yield Synthetic Lease Portfolio Natural Gas
                            Compressors prepared by American Appraisal Associates for
                            Deutsche Banc Alex. Brown, First Union Securities, Inc.,
                            Universal Compression, Inc. and BRL Universal Equipment
                            2001 A, L.P.


---------------

 *  Previously filed.

**  Filed herewith.

ITEM 22. UNDERTAKINGS.

     (1) The undersigned registrants hereby undertake:

          (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

          (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of the registration statement through the date of responding to the request.

     (4) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 3 to be signed on its behalf by the undersigned, thereunto duly authorized in Dallas, Texas, on May 15, 2001.


                                        BRL UNIVERSAL EQUIPMENT 2001 A, L.P.
                                             By: BRL Universal Equipment
                                                 Management, Inc.,
                                                  Its General Partner

                                        By: /s/ GREGORY C. GREENE
                                           -------------------------------------
                                                   Gregory C. Greene
                                                       President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 has been signed by the following persons in the capacities indicated on May 15, 2001.


                        NAME                                                TITLE
                        ----                                                -----
                /s/ GREGORY C. GREENE                   President and Sole Director (Principal
-----------------------------------------------------     Executive Officer)
                  Gregory C. Greene

                  /s/ LUCY BURGOON                      Vice President, Controller and Assistant
-----------------------------------------------------     Secretary (Principal Financial and
                    Lucy Burgoon                          Accounting Officer)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 3 to be signed on its behalf by the undersigned, thereunto duly authorized in Dallas, Texas, on May 15, 2001.


                                            BRL UNIVERSAL EQUIPMENT CORP.

                                            By: /s/ GREGORY C. GREENE
                                              ----------------------------------
                                                     Gregory C. Greene
                                                         President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 has been signed by the following persons in the capacities indicated on May 15, 2001.


NAME                                                                TITLE
----                                                                -----

            /s/ GREGORY C. GREENE               President and Sole Director (Principal
---------------------------------------------     Executive Officer)
              Gregory C. Greene

              /s/ LUCY BURGOON                  Vice President, Controller and Assistant
---------------------------------------------     Secretary (Principal Financial and
                Lucy Burgoon                      Accounting Officer)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 3 to be signed on its behalf by the undersigned, thereunto duly authorized in Houston, Texas, on May 15, 2001.


                                            UNIVERSAL COMPRESSION, INC.

                                            By:    /s/ STEPHEN A. SNIDER
                                              ----------------------------------
                                                       Stephen A. Snider
                                                 President and Chief Executive
                                                          Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 has been signed by the following persons in the capacities indicated on May 15, 2001.


                        NAME                                                TITLE
                        ----                                                -----

                /s/ STEPHEN A. SNIDER                    President and Director (Principal Executive
-----------------------------------------------------      Officer)
                  Stephen A. Snider

              /s/ RICHARD W. FITZGERALD                  Senior Vice President and Chief Financial
-----------------------------------------------------      Officer (Principal Financial and
                Richard W. FitzGerald                      Accounting Officer)

                 /s/ ERNIE L. DANNER                     Executive Vice President and Director
-----------------------------------------------------
                   Ernie L. Danner

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 3 to be signed on its behalf by the undersigned, thereunto duly authorized in Houston, Texas, on May 15, 2001.


                                            UNIVERSAL COMPRESSION HOLDINGS, INC.

                                            By:    /s/ STEPHEN A. SNIDER
                                              ----------------------------------
                                                      Stephen A. Snider
                                                President and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 has been signed by the following persons in the capacities indicated on May 15, 2001.


                        NAME                                                TITLE
                        ----                                                -----

                /s/ STEPHEN A. SNIDER                   President, Chief Executive Officer and
-----------------------------------------------------     Director (Principal Executive Officer)
                  Stephen A. Snider

              /s/ RICHARD W. FITZGERALD                 Senior Vice President and Chief Financial
-----------------------------------------------------     Officer (Principal Financial and Accounting
                Richard W. FitzGerald                     Officer)

                          *                             Director
-----------------------------------------------------
                   Thomas C. Case

                          *                             Director
-----------------------------------------------------
                   John K. Castle

                 /s/ ERNIE L. DANNER                    Executive Vice President and Director
-----------------------------------------------------
                   Ernie L. Danner

                          *                             Director
-----------------------------------------------------
               Bernard J. Duroc-Danner

                          *                             Director
-----------------------------------------------------
                   Uriel E. Dutton

                          *                             Director
-----------------------------------------------------
                   Curtis W. Huff

                          *                             Director
-----------------------------------------------------
                     C. Kent May

                          *                             Director
-----------------------------------------------------
                William M. Pruellage

                        NAME                                                TITLE
                        ----                                                -----


                          *                             Director
-----------------------------------------------------
                  Edmund P. Segner

                          *                             Director
-----------------------------------------------------
                    Samuel Urcis

             *By: /s/ STEPHEN A. SNIDER
  ------------------------------------------------
                  Stephen A. Snider
                  Attorney-in-fact

                               INDEX TO EXHIBITS

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          2.1            -- Agreement and Plan of Merger dated as of October 23, 2000 by and among Universal Compression Holdings, Inc.,
                            Universal Compression, Inc., Weatherford International,
                            Inc., WEUS Holding, Inc. and Enterra Compression Company
                            (incorporated by reference to Exhibit 10.1 to Universal
                            Compression Holdings, Inc.'s Current Report on Form 8-K
                            filed with the Securities and Exchange Commission on
                            October 28, 2000).
          3.1*           -- Certificate of Limited Partnership of BRL Universal
                            Equipment 2001 A, L.P.
          3.2*           -- Certificate of Incorporation of BRL Universal Equipment
                            Corp.
          3.3*           -- First Amended and Restated Agreement of Limited
                            Partnership of BRL Universal Equipment 2001 A, L.P.
          3.4*           -- Bylaws of BRL Universal Equipment Corp.
          4.1            -- Indenture, dated as of February 20, 1998, between
                            Universal Compression, Inc. and the United States Trust
                            Company of New York, as Trustee, with respect to the
                            9 7/8% Senior Discount Notes (incorporated by reference
                            to Exhibit 4.3 to Universal Compression, Inc.'s
                            Registration Statement on Form S-4 dated March 19, 1998
                            (File No. 333-48279).
          4.2            -- First Supplemental Indenture, dated May 9, 2000, between
                            Universal Compression, Inc. and United States Trust
                            Company of New York, as Trustee, with respect to the
                            9 7/8% Senior Discount Notes (incorporated by reference
                            to Exhibit 4.7 of Amendment No. 2 dated May 22, 2000 to
                            Universal Compression Holdings, Inc.'s Registration
                            Statement on Form S-1 (File No. 333-34090)).
          4.3            -- Second Supplemental Indenture, dated as of May 30, 2000, by and among Universal Compression, Inc., Universal
                            Compression Holdings, Inc. and United States Trust
                            Company of New York, as trustee (incorporated by
                            reference to Exhibit 4.3 of Universal Compression
                            Holdings, Inc.'s Quarterly Report on Form 10-Q for the
                            quarter ended September 30, 2000).
          4.4            -- Third Supplemental Indenture, dated as of October 15,
                            2000, by and among Universal Compression, Inc., Gas
                            Compression Finance Corporation, G.C.S. Distributing
                            L.L.C., Gas Compression Realty L.L.C. and United States
                            Trust Company of New York, as trustee (incorporated by
                            reference to Exhibit 4.4 of Universal Compression
                            Holdings, Inc.'s Quarterly Report on Form 10-Q for the
                            quarter ended September 30, 2000).
          4.5            -- Specimen of Universal Compression, Inc.'s 9 7/8% Senior
                            Discount Notes due 2008 (incorporated by reference to
                            Exhibit 4.2 to Universal Compression, Inc.'s Registration
                            Statement on Form S-4 dated March 19, 1998 (File No.
                            333-48279).
          4.6            -- Voting Agreement dated as of February 9, 2001 by and
                            among Weatherford International, Inc., WEUS Holdings,
                            Inc. and Universal Compression Holdings, Inc.
                            (incorporated by reference to Exhibit 4.1 to Universal
                            Compression Holdings, Inc.'s Quarterly Report on Form
                            10-Q for the quarter ended December 31, 2000).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          4.7            -- Registration Rights Agreement with respect to the 8 7/8%
                            Senior Secured Notes due 2008, dated as of February 9,
                            2001, among BRL Universal Equipment 2001 A, L.P., BRL
                            Universal Equipment Corp., Universal Compression
                            Holdings, Inc., Universal Compression, Inc., Deutsche
                            Banc Alex. Brown Inc., First Union Securities, Inc.,
                            Goldman Sachs & Co., Banc One Capital Markets, Inc. and
                            Scotia Capital (USA), Inc. (incorporated by reference to
                            Exhibit 4.2 to Universal Compression Holdings, Inc.'s
                            Quarterly Report on Form 10-Q for the quarter ended
                            December 31, 2000).
          4.8            -- Registration Rights Agreement dated as of February 9,
                            2001 by and among WEUS Holding, Inc. and Universal
                            Compression Holdings, Inc. (incorporated by reference to
                            Exhibit 4.3 to Universal Compression Holdings, Inc.'s
                            Quarterly Report on Form 10-Q for the quarter ended
                            December 31, 2000).
          4.9            -- Indenture with respect to the 8 7/8% Senior Secured Notes due 2008, dated as of February 9, 2001, among BRL
                            Universal Equipment 2001 A, L.P. and BRL Universal
                            Equipment Corp., as Issuers, and The Bank of New York, as
                            Indenture Trustee (incorporated by reference to Exhibit
                            10.4 of Universal Compression Holdings, Inc.'s Quarterly
                            Report on Form 10-Q for the quarter ended December 31,
                            2000).
          4.10*          -- Indenture, dated as of February 9, 2001, between BRL
                            Universal Compression Funding I, L.P., Issuer, and Wells
                            Fargo Bank Minnesota, National Association, Indenture
                            Trustee, with respect to the ABS operating lease
                            facility.
          4.11*          -- Series 2001-1 Supplement, dated as of February 9, 2001, to Indenture dated as of February 9, 2001, between BRL
                            Universal Compression Funding I, L.P., Issuer, and Wells
                            Fargo Bank Minnesota, National Association, Indenture
                            Trustee, with respect to the ABS operating lease
                            facility, including the Form of Note as an exhibit
                            thereto.
          5.1*           -- Opinion of Robert R. Veach, Jr.
          5.2*           -- Opinion of Gardere Wynne Sewell LLP.
         10.1            -- Transitional Services Agreement dated as of February 9,
                            2001 by and among Weatherford International, Inc. and
                            Weatherford Global Compression Services, L.P.
                            (incorporated by reference to Exhibit 10.1 to Universal
                            Compression Holdings, Inc.'s Quarterly Report on Form
                            10-Q for the quarter ended December 31, 2000).
         10.2*           -- Equipment Lease Agreement with respect to the senior
                            secured notes operating lease facility, dated as of
                            February 9, 2001, between BRL Universal Equipment 2001 A,
                            L.P., as Lessor, and Universal Compression, Inc., as
                            Lessee.
         10.3*           -- Participation Agreement, dated as of February 9, 2001,
                            among Universal Compression, Inc., as Lessee, Universal
                            Compression Holdings, Inc., as Guarantor, BRL Universal
                            Equipment 2001 A, L.P., as Lessor, Bankers Trust Company
                            and the other financial institutions listed on the
                            signature pages thereto as Tranche B Lenders, The Bank of
                            New York, not in its individual capacity but as Indenture
                            Trustee, Paying Agent, Transfer Agent and Registrar for
                            the Tranche A Noteholders, BRL Universal Equipment
                            Management, Inc., as Lessor General Partner, Bankers
                            Trust Company, as Administrative Agent and Collateral
                            Agent for Tranche B Lenders and Indenture Trustee on
                            behalf of the Tranche A Noteholders, Deutsche Banc Alex.
                            Brown Inc., as Arranger, The Bank of Nova Scotia, as
                            Syndicate Agent for Tranche B Lenders, Bank One, N.A., as
                            Documentation Agent for Tranche B Lenders, and First
                            Union National Bank, as Managing Agent.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         10.4*           -- First Amendment to Participation Agreement dated as of
                            March 20, 2001 by and among Universal Compression, Inc.,
                            as Lessee, Universal Compression Holdings, Inc., as
                            Guarantor, BRL Universal Equipment 2001 A, L.P., as
                            Lessor, Bankers Trust Company and the other financial
                            institutions listed on the signature pages thereto as
                            Tranche B Lenders, BRL Universal Equipment Management,
                            Inc., as Lessor General Partner, Bankers Trust Company,
                            as Administrative Agent for Tranche B Lenders and
                            Indenture Trustee acting on behalf of the Tranche A
                            Noteholders, and Bankers Trust Company, as Collateral
                            Agent for Tranche B Lenders and Indenture Trustee acting
                            on behalf of the Tranche A Noteholders.
         10.5*           -- Tranche B Loan Agreement, dated as of February 9, 2001, among BRL Universal Equipment 2001 A, L.P., as Borrower,
                            Bankers Trust Company, as Administrative Agent and
                            Collateral Agent, and The Tranche B Lenders.
         10.6*           -- Master Equipment Lease Agreement, with respect to the ABS operating lease facility, dated as of February 9, 2001,
                            between BRL Universal Compression Funding I, L.P., as
                            Head Lessor and UCO Compression LLC, as Head Lessee.
         10.7*           -- Senior Secured Revolving Credit Agreement, dated as of
                            February 9, 2001, among Universal Compression, Inc., as
                            Borrower, First Union National Bank, as Administrative
                            Agent, Bank One, N.A., as Syndication Agent, and the
                            lenders signatory hereto.
         10.8            -- Guaranty and Collateral Agreement made by Universal
                            Compression Holdings, Inc. and Universal Compression,
                            Inc. and in favor of First Union National Bank, as
                            Administrative Agent, dated as of February 9, 2001
                            (incorporated by reference to Exhibit 10.8 to Universal
                            Compression Holdings, Inc.'s Quarterly Report on Form
                            10-Q for the quarter ended December 31, 2000).
         10.9            -- Security Agreement (Pledge and Assignment), dated as of
                            February 9, 2001, between Universal Compression
                            International, Inc. and First Union National Bank, as
                            Administrative Agent (incorporated by reference to
                            Exhibit 10.9 to Universal Compression Holdings, Inc.'s
                            Quarterly Report on Form 10-Q for the quarter ended
                            December 31, 2000).
         10.10           -- Engagement and Indemnity Letter, dated February 9, 2001, among Universal Compression, Inc., Universal Compression
                            Holdings, Inc., Deutsche Banc Alex. Brown Inc., First
                            Union Securities, Inc., Goldman Sachs & Co., Banc One
                            Capital Markets, Inc., Scotia Capital (USA), Inc., BRL
                            Universal Equipment 2001 A, L.P., and BRL Universal
                            Equipment Corp (incorporated by reference to Exhibit
                            10.12 to Universal Compression Holdings, Inc.'s Quarterly
                            Report on Form 10-Q for the quarter ended December 31,
                            2000).
         10.11*          -- Management Agreement dated February 9, 2001, among
                            Universal Compression, Inc., UCO Compression LLC and BRL
                            Universal Compression Funding I, L.P.
         10.12*          -- Guaranty made by Universal Compression Holdings, Inc. for the benefit of UCO Compression LLC, BRL Universal
                            Compression Funding I, L.P. and Wells Fargo Bank,
                            National Association, dated as of February 9, 2001.
         10.13*          -- Amendment No. 1 to Management Agreement dated as of April
                            30, 2001 among Universal Compression, Inc., UCO
                            Compression LLC and BRL Universal Compression Funding I,
                            L.P.
         12.1**          -- Computation of Ratio of Earnings to Fixed Charges for
                            UCH.
         21.1*           -- List of Subsidiaries of BRL Universal Equipment 2001 A,
                            L.P. and BRL Universal Equipment Corp.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         23.1*           -- Consent of Robert R. Veach, Jr. (included as part of his opinion filed as Exhibit 5.1).
         23.2*           -- Consent of Gardere Wynne Sewell LLP (included as part of its opinion filed as Exhibit 5.2).
         23.3**          -- Consent of Arthur Andersen LLP.
         23.4**          -- Consent of Deloitte & Touche LLP (as to BRL and BRL
                            Corp.).
         23.5**          -- Consent of Deloitte & Touche LLP (as to UCH, UCI and
                            Tidewater).
         23.6**          -- Consent of KPMG LLP.
         23.7**          -- Consent of American Appraisal Associates, Inc.
         23.8**          -- Consent of King & Spalding.
         25.1*           -- Statement of Eligibility of Trustee on Form T-1.
         99.1*           -- Form of Letter of Transmittal for 8 7/8% Senior Secured
                            Notes due 2008.
         99.2*           -- Form of Notice of Guaranteed Delivery of 8 7/8% Senior
                            Secured Notes due 2008.
         99.3*           -- Guidelines for Certification of Taxpayer Identification
                            Number on Form W-9.
         99.4*           -- Power of Attorney of Edmund P. Segner, III.
         99.5*           -- Appraisal Report dated as of February 9, 2001 covering
                            High-Yield Synthetic Lease Portfolio Natural Gas
                            Compressors prepared by American Appraisal Associates for
                            Deutsche Banc Alex. Brown, First Union Securities, Inc.,
                            Universal Compression, Inc. and BRL Universal Equipment
                            2001 A, L.P.


---------------

 *  Previously filed.

**  Filed herewith.